                                                                    EXHIBIT 10.1


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                           SECOND RESTATED AND AMENDED
                               AGREEMENT OF LEASE



                                     between

                      1285 ASSOCIATES LIMITED PARTNERSHIP,
                                    Landlord
                                       and
                            PAINEWEBBER INCORPORATED,
                                     Tenant





                                    Premises:

                            THE PAINEWEBBER BUILDING
                           1285 Avenue of the Americas
                            New York, New York 10019




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                                TABLE OF CONTENTS
                                                                          PAGE

DEFINITIONS..................................................................2

ARTICLE 1 - DEMISE, PREMISES, TERM, RENT....................................23

ARTICLE 2 - USE AND OCCUPANCY...............................................27

ARTICLE 3 - ALTERATIONS.....................................................30

ARTICLE 4 - REPAIRS--FLOOR LOAD.............................................38

ARTICLE 5 - WINDOW CLEANING.................................................41

ARTICLE 6 - REQUIREMENTS OF LAW.............................................42

ARTICLE 7 - SUBORDINATION...................................................44

ARTICLE 8 - RULES AND REGULATIONS AND BUILDING RULES AND STANDARDS..........46

ARTICLE 9 - PROPERTY LOSS OR DAMAGE, REIMBURSEMENT..........................47

ARTICLE 10 - DESTRUCTION--FIRE OR OTHER CAUSE...............................51

ARTICLE 11 - EMINENT DOMAIN.................................................56

ARTICLE 12 - ASSIGNMENT; SUBLETTING; MORTGAGE; ETC..........................59

ARTICLE 13 - ELECTRICITY....................................................84

ARTICLE 14 - ACCESS TO PREMISES.............................................87

ARTICLE 15 - CERTIFICATE OF OCCUPANCY.......................................91

ARTICLE 16 - DEFAULT........................................................93

ARTICLE 17 - REMEDIES AND DAMAGES...........................................95

ARTICLE 18 - FEES AND EXPENSES..............................................97

ARTICLE 19 - NO REPRESENTATIONS BY LANDLORD................................100

ARTICLE 20 - END OF TERM...................................................100

ARTICLE 21 - QUIET ENJOYMENT...............................................101

ARTICLE 22 - DIRECTORY.....................................................102

ARTICLE 23 - NO WAIVER.....................................................102

ARTICLE 24 - WAIVER OF TRIAL BY JURY.......................................103


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ARTICLE 25 - INABILITY TO PERFORM..........................................104

ARTICLE 26 - BILLS AND NOTICES.............................................105

ARTICLE 27 - ESCALATION....................................................106

ARTICLE 28 - SERVICES......................................................122

ARTICLE 29 - INTENTIONALLY OMITTED.........................................133

ARTICLE 30 - VAULT SPACE...................................................133

ARTICLE 31 - PARTIES BOUND.................................................133

ARTICLE 32 - CAPTIONS......................................................134

ARTICLE 33 - BUILDING NAME.................................................134

ARTICLE 34 - PARTIES BOUND.................................................136

ARTICLE 35 - BROKER........................................................136

ARTICLE 36 - INDEMNITY.....................................................137

ARTICLE 37 - ADJACENT EXCAVATION--SHORING..................................139

ARTICLE 38 - MISCELLANEOUS.................................................139

ARTICLE 39 - RENT CONTROL..................................................143

ARTICLE 40 - CONCOURSE B SPACE.............................................143

ARTICLE 41 - RENEWAL TERM..................................................145

ARTICLE 42 - EXPANSION SPACE...............................................152

ARTICLE 43 - 2ND FLOOR SPACE/38TH FLOOR SPACE..............................162

ARTICLE 44 - CONTRACTION SPACE.............................................165

ARTICLE 45 - OFFER SPACE...................................................167

ARTICLE 46 - LOBBY RIGHTS..................................................173

ARTICLE 47 - ARBITRATION...................................................176

ARTICLE 48 - ROOF RIGHTS...................................................177

ARTICLE 49 - SHAFT SPACE...................................................182


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ARTICLE 50 - HAZARDOUS MATERIALS...........................................183

ARTICLE 51 - GOVERNMENTAL INCENTIVES.......................................185



Schedule A   -   Rules and Regulations
Schedule B-1 -   HVAC Specifications for the Office Space
Schedule B-2 -   HVAC Specification for the Storage and Service Space
Schedule C   -   Cleaning Specifications
Schedule D   -   Elevator Specifications
Schedule E   -   Charges
Schedule F   -   Building Rules and Standards
Schedule G   -   Omitted
Schedule H   -   2nd Floor Space Fixed Rent
Exhibit A    -   Property Description
Exhibit B-1  -   Bank Vault Space
Exhibit B-2  -   Concourse A Space
Exhibit B-3  -   Concourse B Space
Exhibit B-4  -   18th Floor Space
Exhibit B-5  -   Omitted
Exhibit B-6  -   Partial 8th Floor Space
Exhibit B-7  -   Omitted
Exhibit B-8  -   16th Floor Setback Space
Exhibit B-9  -   Subconcourse Space
Exhibit B-10 -   39th Floor Space
Exhibit B-11 -   39th Floor Storage Space
Exhibit B-12 -   18th Floor Remainder Space
Exhibit B-13 -   2nd Floor Space
Exhibit C    -   Omitted
Exhibit D    -   Rentable Square Footage
Exhibit E    -   Approved Contractors, Subcontractors and Mechanics
Exhibit F-1  -   Form of Mortgagee Nondisturbance Agreement
Exhibit F-2  -   Form of Lessor Nondisturbance Agreement
Exhibit G    -   Schedule for Fixed Rent Calculations
Exhibit H    -   Omitted
Exhibit I    -   Omitted
Exhibit J    -   Certificate of Occupancy
Exhibit K    -   Form of Operating Statement
Exhibit L    -   Omitted
Exhibit M    -   Landlord's Contribution Procedures
Exhibit N    -   Roof Space
Exhibit O    -   Form of Subtenant Nondisturbance Agreement
Exhibit P    -   Omitted
Exhibit Q    -   Chilled Water System Space
Exhibit R    -   Designated Core and Shaft Space

Exhibit S    -   Omitted
Exhibit T    -   Omitted
Exhibit U    -   Omitted
Exhibit V    -   Art Areas/Tenant's Lobby Desk Area/Closed-Off Lobby Areas
Exhibit W    -   Omitted
Exhibit X    -   Omitted
Exhibit Y    -   Omitted
Exhibit Z    -   Supplemental Rent Credit
Exhibit AA   -   Option Provisions Affecting the Expansion Space and the 2nd
                 Floor Space


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            THIS SECOND RESTATED AND AMENDED AGREEMENT OF LEASE, made as of the
1st day of May, 1996, between 1285 ASSOCIATES, LIMITED PARTNERSHIP, a New York limited partnership, having an office c/o Equitable Real Estate Investment Management, Inc., 101 Park Avenue, New York, New York 10178 ("Landlord"), and PAINEWEBBER INCORPORATED, a Delaware corporation, having an office at 1285 Avenue of the Americas, New York, New York 10019 ("Tenant").

            WHEREAS, The Equitable Life Assurance Society of the United States ("Equitable"), the predecessor-in-interest to Landlord, and Tenant entered into a certain lease, dated as of November 22, 1983 (the "Original Lease"), pursuant to which Landlord leased to Tenant certain premises in the Building (as hereinafter defined), all as more particularly described in the Original Lease; and

            WHEREAS, Equitable and Tenant entered into that certain Restated and Amended Agreement of Lease, dated as of January 1, 1989 (the "First Restated Lease"), pursuant to which Landlord and Tenant amended and restated the Original Lease, as theretofore amended, in its entirety, all as more particularly described in the First Restated Lease; and

            WHEREAS, pursuant to that certain Assignment and Assumption of Lease dated October 26, 1989 between The Equitable Life Assurance Society of the United States, as assignor and Landlord, as assignee, Landlord succeeded to the interest of Equitable; and

            WHEREAS, the First Restated Lease was amended by Landlord and Tenant pursuant to (i) that certain Amendment of Lease, dated as of May 30, 1990 (the "First Amendment"), (ii) that certain Second Amendment to Lease, dated as of May __, 1992 (the "Second Amendment"), and (iii) that certain 18th Floor Additional Space Agreement (Third Lease Amendment), dated as of January 10, 1995 (the "Third Amendment;" the First Amendment, the Second Amendment and the Third Amendment are collectively referred to herein as the "Lease Amendments"); and

            WHEREAS, (i) Equitable and Tenant entered into that certain license agreement, dated as of June 9, 1986 (the "Roof License"), (ii) Equitable and Tenant entered into that certain letter agreement, dated as of January 1, 1989 (the "Kiosk Letter"), (iii) Landlord and Tenant entered into that certain letter agreement, dated as of January 29, 1991 (the "Dining Room Letter"), and (iv) Landlord's managing agent delivered to Tenant a certain letter dated August 16, 1993 (the "Alterations Letter;" the Roof License, the Kiosk Letter, the Dining Room Letter and the Alterations Letter are collectively referred to herein as the "Supplemental Agreements"); and


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            WHEREAS, Landlord and Tenant mutually desire to restate, amend and supersede the First Restated Lease, as modified by the Lease Amendments, and the Supplemental Agreements in their entirety.

            NOW, THEREFORE, the parties hereto, in consideration of the mutual agreements herein contained, hereby restate and amend the First Restated Lease, as modified by the Lease Amendments, and the Supplemental Agreements in their entirety upon the agreements, terms, covenants and conditions hereinafter set forth; and the parties hereby agree to forever waive and release each other from any and all claims and liabilities which accrued or may accrue under the First Restated Lease as modified by the Lease Amendments and Supplemental Agreements (except with respect to the obligations of (i) Landlord to refund all (x) fixed rental payments made by Tenant pursuant to Article 1 of the First Restated Lease (as modified by the Lease Amendments) for periods from and after May 1, 1996, and (y) overpayments made by Tenant pursuant to Article 27 of the First Restated Lease (as modified by the Lease Amendments) on account of reductions in Taxes for the 1995 Operating Year (and all prior Operating Years) as set forth in the First Restated Lease (as modified by the Lease Amendments), (ii) Tenant to pay Landlord amounts owed Landlord on account of services, utilities and supplies furnished to Tenant during the period commencing January 1, 1995 and ending April 30, 1996 as set forth in the First Restated Lease (as modified by the Lease Amendments), and (iii) either party under Article 27 of the First Restated Lease (as modified by the Lease Amendments) to pay or refund amounts on account of adjustments required to be made with respect to any differences between actual and estimated Operating Expenses for January, February, March and April,
1996).

                              W I T N E S S E T H :

            The parties hereto, for themselves, their legal representatives, successors and assigns, hereby covenant as follows.



                                   DEFINITIONS

            For the purpose of this Lease and all agreements supplemental hereto, the following terms shall have the meanings specified herein:

         "AAA" shall have the meaning set forth in Section 41.3 hereof.

         "Actual Amount" shall have the meaning set forth in Section 1.2 hereof.

         "Adjusted Expenses" shall have the meaning set forth in Section 1.2 hereof.


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            "Affiliate" shall mean, with respect to a corporation or other entity, a corporation or other entity which shall (1) control, (2) be under the control of, or (3) be under common control with, such corporation or other entity. As used herein, the term "control" shall have the meaning ascribed to it in the definition of Related Entity.

            "Alteration Fee" shall have the meaning set forth in Section 3.2 hereof.

            "Alterations" shall mean alterations, installations, improvements, additions or other physical changes (other than decorations such as painting, carpeting, wall coverings and the like) made by Tenant in or about the Premises.

            "Alterations Letter" shall have the meaning set forth in the fifth Whereas clause hereof.

            "Anticipated Offer Space Commencement Date" shall have the meaning set forth in Section 45.1 hereof.

            "Applicable Rate" shall mean the lesser of (x) two percentage points (2%) per annum above the then current Base Rate, and (y) the maximum rate permitted by applicable law.

            "Art Areas" shall have the meaning set forth in Section 46.2 hereof.

            "Assessed Valuation" shall have the meaning set forth in Section 27.1(A) hereof.

            "Assignment Proceeds" shall have the meaning set forth in Section
12.9 hereof.

            "Assignment Profit" shall have the meaning set forth in Section 12.2 hereof.

            "Assignment Statement" shall have the meaning set forth in Section 12.8(B) hereof.

            "Bank Vault Space" shall mean the portion of the subconcourse of the Building indicated by the hatching on the floor plan annexed hereto as Exhibit B-1.

            "Bankruptcy Code" shall mean 11 U.S.C. ss. 101 et seq.

            "Base Building HVAC" shall have the meaning set forth in Section
13.1 hereof.

            "Base Capacity" shall have the meaning set forth in Section 13.1 hereof.


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


            "Base Index" shall mean the Consumer Price Index in effect for the month of January, 1997, for all purposes under this Lease except with respect to
Article 28 hereof, in which event Base Index shall mean the consumer price index in effect for the month in which this Lease commences.

            "Base Operating Expenses" shall have the meaning set forth in
Section 27.1(B) hereof.

            "Base Operating Year" shall have the meaning set forth in Section 27.1(C) hereof.

            "Base Rate" shall mean the rate of interest publicly announced from time to time by Citibank, N.A., or its successor, as its "base rate" (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its "base rate").

            "Base Taxes" shall have the meaning set forth in Section 27.1(D) hereof.

            "BBDO" shall mean BBDO Worldwide Inc.

            "BBDO Space" shall have the meaning set forth in Section 43.1 hereof.

            "Block" shall have the meaning set forth in Section 12.6(G) hereof.

            "Brokers" shall have the meaning set forth in Section 35.1 hereof.

            "Building" shall mean all the buildings, equipment and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed upon the land described on Exhibit A attached hereto and made a part hereof and any and all alterations and replacements thereof, additions thereto and substitutions therefor, known as, and subject to Article 33 hereof, to be known as, The PaineWebber Building, and by the street address 1285 Avenue of the Americas, New York, New York.

            "Building common areas" shall have the meaning set forth in Section
1.3 hereof.

            "Building Rules and Standards" shall mean Landlord's "Building Rules and Standards" annexed hereto and made a part hereof as Schedule F, as the same may be reasonably amended by Landlord from time to time on reasonable notice by Landlord to Tenant, subject to Tenant's rights to dispute the reasonableness thereof (giving due regard to Tenant's rights and obligations under this Lease) as provided in Article 8 hereof. Notwithstanding anything herein contained to the contrary, any amendment to the Building Rules and Standards by Landlord prior to the completion of the Initial Alterations which adversely affects

Tenant's performance of the Initial Alterations (unless such amendment is required by Requirements or becomes necessary for the safe operation of the Building), shall not be applicable to Tenant's performance or completion of the Initial Alterations.

            "Building Standard" shall have the meaning set forth in Section 2.5 hereof.

            "Building Systems" shall mean, to the extent in existence in or serving the Building, the mechanical, electrical (including, without limitation, the buss duct distribution equipment up to and including the transformers which are part of the original Building installation, or which replaced the original Building installation), sanitary, heating, steam, air conditioning, ventilating, elevator, escalator, plumbing, sprinkler, emergency generation, Class E and life-safety (to the point of connection) and other service systems of the Building (excluding the distribution portions of such systems within the Premises or installed by Tenant).

            "Business Days" shall mean all days excluding Saturdays, Sundays, and days observed as the holiday with respect to New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas, provided that with respect to the furnishing of cleaning services, "Business Days" shall mean all days excluding Saturdays, Sundays and all days observed by the applicable labor union representing the employees of the Building's Cleaning Contractor (as hereinafter defined), as holidays.

            "Business Hours" shall have the meaning set forth in Section 28.1(B) hereof.

            "Casualty Rent Commencement Date" shall have the meaning set forth in Section 10.1 hereof.

            "Chilled Water System" shall have the meaning set forth in Section 28.2(C) hereof.

            "Cleaning Contractor" shall mean the Building's then cleaning contractor.

            "Cleaning Contractor Default" shall have the meaning set forth in
Section 28.4(B) hereof

            "Closed-Off Lobby Areas" shall have the meaning set forth in Section
46.4 hereof.

            "Communications Equipment" shall have the meaning set forth in
Section 48.1 hereof.

            "Compass" shall mean Compass Management and Leasing, Inc.


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            "Concourse A Space" shall mean that portion of the concourse floor of the Building indicated by hatching on the floor plan annexed hereto as Exhibit B-2.

            "Concourse B Space" shall mean that portion of the concourse floor of the Building indicated by hatching on the floor plan annexed hereto as Exhibit B-3.

            "Concourse B Space Commencement Date" shall be the date of this Lease.

            "Condenser Water System" shall mean the existing condenser water system installed, maintained and operated by Tenant to exclusively serve Tenant's supplemental HVAC units in the Premises that is located in the 15th Floor Mechanical Space and the 16th Floor Setback Space (including, without limitation, the cooling tower, pumps, piping, electrical facilities and wiring and all other existing equipment necessary to operate and maintain such condenser water system and all equipment necessary to hook-up such condenser water system to Tenant's supplemental HVAC units), as such condenser water system may be replaced, supplemented and/or expanded in accordance with the terms of this Lease during the Term in accordance with the provisions of this Lease, including, without limitation, Articles 3 and 6 hereof.

            "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, N.Y. - Northeastern N.J. Area, All Items (1982-84=100), or any successor index thereto, appropriately adjusted. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as Landlord and Tenant shall agree upon in writing shall be substituted for the Consumer Price Index. If Landlord and Tenant are unable to agree as to such substituted index, such matter shall be submitted for arbitration in accordance with Article 47.

            "Contraction Exercise Date" shall have the meaning set forth in
Section 44.1 hereof.

            "Contraction Space" shall have the meaning set forth in Section 44.1 hereof.

            "Contraction Space Notice" shall have the meaning set forth in
Section 44.1 hereof.


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


            "Contraction Space Option" shall have the meaning set forth in
Section 44.1 hereof.

            "Contraction Space Termination Date" shall have the meaning set forth in Section 44.2 hereof.

            "Control" or "control" shall have the meaning set forth in Section 12.4(A) hereof.

            "Controlled Percentage" shall have the meaning set forth in Section 12.4(A) hereof.

            "Current Year" shall have the meaning set forth in Section 27.4(D) hereof.

            "Cushman" shall mean Cushman Realty Corporation.

            "Deemed Amount" shall have the meaning set forth in Section 27.7 hereof.

            "Deficiency" shall have the meaning set forth in Section 17.2(A) hereof.

            "Definitive Agreement" shall have the meaning set forth in Section
41.1 hereof.

            "Delay Notice" shall have the meaning set forth in the definition of "Landlord Delay."

            "Dining Facilities" shall have the meaning set forth in Section 2.3 hereof.

            "Dining Room Letter" shall have the meaning set forth in the fifth Whereas clause hereof.

            "18th Floor Remainder Space" shall mean the portion of the eighteenth (18th) floor of the Building indicated by hatching on the floor plan annexed hereto as Exhibit B-12.

            "18th Floor Space" shall mean the portion of the eighteenth (18th) floor of the Building indicated by hatching on the floor plan annexed hereto as Exhibit B-4.

            "8th Floor Space" shall mean the entire rentable portion of the eighth (8th) floor of the Building.

            "Electricity Additional Rent" shall have the meaning set forth in
Section 13.2(A) hereof.


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


            "11th Floor Space" shall mean the entire rentable portion of the eleventh (11th) floor of the Building.

            "Environmental Laws" shall mean all applicable federal, state and local environmental, health or safety statutes, laws, rules, ordinances and codes (whether now existing or hereafter enacted or promulgated) of all Governmental Authorities and all judicial and administrative and regulatory decrees, judgments and orders that are applicable to the Real Property, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Safe Water Drinking Act, 42 U.S.C. ss. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. ss. 641 et seq., Local Laws 76 and 80 of The City of New York and the New York Industrial Waste Management Act, ECL ss. 27-0900 et seq.

            "Equitable " shall have the meaning set forth in Recitals hereof.

            "Ernst & Young" shall mean Ernst & Young U.S. LLP.

            "Escalation Rent" shall mean either individually or collectively, as the case may be, the Tax Payment and the Operating Payment.

            "Estoppel Certificate" shall have the meaning set forth in Section
7.5 hereof.

            "Event of Default" shall have the meaning set forth in Section 16.1 hereof.

            "Excusable Interruption" shall have the meaning set forth in Section 14.3(A) hereof.

            "Expansion Cancellation Date" shall have the meaning set forth in
Section 42.4(A) hereof.

            "Expansion Expiration Date(s)" shall have the meaning set forth in
Section 42.1 hereof.

            "Expansion Notice" shall have the meaning set forth in Section 42.2 hereof.

            "Expansion Option" shall have the meaning set forth in Section 42.3(E) hereof.

            "Expansion Rental Period" shall have the meaning set forth in
Section 42.1 hereof.

            "Expansion Space" shall have the meaning set forth in Section 42.1 hereof.

            "Expansion Space Commencement Date" shall have the meaning set forth in Section 42.1 hereof.

            "Expiration Date" shall mean the Fixed Expiration Date or such earlier or later date on which the Term shall sooner or later end pursuant to any of the terms, conditions or covenants of this Lease or pursuant to law.

            "Fair Market Rent" shall have the meaning set forth in Article 12 hereof for purposes of said Article 12, Article 41 hereof for purposes of said
Article 41, the meaning set forth in Article 42 hereof for purposes of said
Article 42 and the meaning set forth in Article 45 hereof for the purposes of said Article 45.

            "fair market rental value" shall have the meaning set forth in
Article 41 hereof for purposes of said Article 41, the meaning set forth in
Article 42 hereof for purposes of said Article 42 and the meaning set forth in
Article 45 hereof for the purposes of said Article 45.

            "15th Floor Mechanical Space" shall mean the portion of the fifteenth (15th) floor of the Building indicated by hatching on the floor plan annexed hereto as Exhibit Q.

            "15th Floor Space" shall mean the entire rentable portion of the fifteenth (15th) floor of the Building.

            "15 Month Date" shall have the meaning set forth in Section 10.3(A) hereof.

            "First Amendment" shall have the meaning set forth in the fourth Whereas clause hereof.

            "First Exercise Date" shall have the meaning set forth in Section
41.1 hereof.

            "First 5-Year Renewal Term" shall have the meaning set forth in
Section 41.1 hereof.

            "First Restated Lease" shall have the meaning set forth in the second Whereas clause hereof.

            "5-Year Renewal Terms" shall have the meaning set forth in Section
41.1 hereof.

            "Fixed Expiration Date" shall mean December 31, 2015.

            "Fixed Rent" shall have the meaning set forth in Section 1.1 hereof.

            "14th Floor Space" shall mean the entire rentable portion of the fourteenth (14th) floor of the Building.

            "Free Sublet Space" shall mean, at any one time, up to 100,000 (in the aggregate) rentable square feet of the Premises, as to which Tenant is entitled to certain rights more particularly described in Article 12 hereof. Notwithstanding the foregoing, if Tenant sublets space which constitutes Free Sublet Space, then the number of rentable square feet comprising such space shall once again constitute Free Sublet Space upon the subleasing by Tenant of the same or other space comprised of the same or less rentable square feet following the expiration or termination of such prior sublease.

            "Gap Fraction" shall have the meaning set forth in Section 27.7 hereof.

            "Gap Period" shall have the meaning set forth in Section 27.2(A) hereof.

            "Goldman" shall mean Goldman, Sachs & Co.

            "Governmental Authorities" shall mean any agency, department, commission, board, bureau, instrumentality or political subdivision of the United States of America, the State of New York or The City of New York, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.

            "Government Package" shall have the meaning set forth in Article 51 hereof.

            "Hazardous Materials" shall mean any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, material, wastes, constituents, forces, agents or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, refrigerants, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by or may form the basis of liability under, any Environmental Laws, but expressly excluding materials and supplies used in connection with the Operation of the Property and the Premises (provided the same are used and stored in commercially reasonable quantities in accordance with all applicable Environmental Laws).

            "Holdover Amount" shall have the meaning set forth in Section 20.2 hereof.

            "Holdover Costs" shall mean all out-of-pocket costs and expenses incurred by Landlord in connection with the commencement and prosecution of holdover or other similar proceedings and/or the collection of holdover rent (including, without limitation, reasonable attorneys' fees and disbursements).

            "HVAC" shall mean heat, ventilation and air-conditioning.

            "HVAC System" shall mean the Building Systems providing HVAC.

            "Indemnified Liabilities" shall have the meaning set forth in
Section 36.1 hereof.

            "indemnified party and indemnifying party" shall have the meaning set forth in Section 36.2 hereof.

            "Independent Party" shall have the meaning set forth in Section 10.3(A) hereof.

            "Initial Alterations" shall mean the Alterations to be made by Tenant to initially renovate and refurbish the Premises after the date hereof for Tenant's continued occupancy (it being acknowledged that the current schedule for such Alterations contemplates a 3 year construction period).

            "Initial Estimate" shall have the meaning set forth in Section 10.3(A) hereof.

            "Kiosk Letter" shall have the meaning set forth in the fifth Whereas clause hereof.

            "Landlord", on the date as of which this Lease is made, shall mean 1285 Associates, Limited Partnership, a New York limited partnership having an office c/o Equitable Real Estate Investment Management, Inc., 101 Park Avenue, New York, New York 10178, but thereafter "Landlord" shall mean only the fee owner of the Real Property or, if there shall exist a Superior Lease, the tenant thereunder.

            "Landlord Default" shall have the meaning set forth in Section 18.4 hereof.

            "Landlord Delay" shall mean any actual delay which Tenant encounters in the completion of the Initial Alterations in or with respect to the Premises (or applicable portion thereof) or Alterations performed in Expansion Space, Offer Space, 2nd Floor Space or Concourse B Space in connection with Tenant's initial occupancy thereof or in its rearrangement or restacking of the Premises in connection with the Initial Alterations, which is caused by any act or omission of Landlord, its agents, servants, employees or contractors unless such act or omission does not constitute a breach of the terms of this Lease on Landlord's part to observe or perform and such act or omission is consistent with the operation of a comparable first-class office building and the equitable treatment of tenants therein, by a reasonably prudent owner (excluding delays caused by Landlord's Violations which shall be governed by Section 3.5); provided that no such act or omission or condition shall be deemed a "Landlord Delay" until Tenant shall have delivered to Landlord written notice (the "Delay Notice") (promptly after Tenant's knowledge of the act or omission or condition in question) of any such act, omission or condition that would cause or has caused such delay and a reasonably detailed description of the delay being experienced by Tenant and Landlord fails to remedy such delay within one (1) Business Day after notice therefor from Tenant (such one (1) Business Day being subject to extensions due to delays caused by the acts of Tenant, Tenant's Indemnitees or Permitted Occupants). Notwithstanding the foregoing, Landlord's cure period shall not apply in the event a Landlord Delay is caused by a Landlord Default or any negligent act or omission of Landlord or its agents, servants, employees or contractors, and Landlord shall only be entitled to such one (1) Business Day cure period once in any sixty (60) day period. In the event of such Landlord Delay, the delay shall be deemed to have commenced upon the expiration of the one (1) Business Day cure period, if applicable, otherwise the date of receipt by Landlord of the Delay Notice. Notwithstanding anything contained in this Lease to the contrary, a Delay Notice may be sent by facsimile, provided receipt is confirmed.

            "Landlord's Appraiser" shall have the meaning set forth in Section 41.3(B) hereof.

            "Landlord's Contribution" shall have the meaning set forth in Exhibit M hereof.

            "Landlord's Determination" shall have the meaning set forth in
Section 41.3(B) hereof.

            "Landlord's Expansion Space Contribution" shall have the meaning set forth in Section 42.3(A) hereof.

            "Landlord's Indemnitees" shall mean Landlord, the Persons comprising Landlord, and its and their respective shareholders, officers, directors, employees, agents (including, without limitation, leasing and managing agents), contractors, Mortgagees and Superior Lessors the names and addresses of which Landlord shall have provided to Tenant.

            "Landlord's 19th Floor Contribution" shall have the meaning set forth in Section 42.3(A) hereof.

            "Landlord's Notice" shall have the meaning set forth in Section 41.3(B) hereof.

            "Landlord's 20th Floor Contribution" shall have the meaning set forth in Section 42.3(A) hereof.

            "Landlord's Violations" shall have the meaning set forth in Section
3.5 hereof.

            "Lease Amendments" shall have the meaning set forth in the fourth Whereas clause hereof.

            "Lessor" shall mean the lessor under any Superior Lease.

            "Lobby Kiosk" shall have the meaning set forth in Section 46.1 hereof.

            "Long Lead Work" shall mean any item of a repair to Tenant's Alterations to be made by Landlord pursuant to Section 10.1 hereof which is not a stock item and must be specially manufactured, fabricated or installed (thereby creating a substantial risk that there will be a delay in its manufacture, fabrication, delivery or installation of such item) so that in the judgment of the Independent Party (as reflected in the Initial Estimate) the item in question cannot be completed when the standard items are completed even though the item of Long Lead Work in question is (1) ordered together with the other items required for the repair and (2) installed or performed (after the manufacture or fabrication thereof) in the order and sequence that such Long Lead Work and other items of repair are normally installed or performed in accordance with good construction practice, provided that non-completion of the same does not interfere with Tenant's use of the Premises or the performance by Tenant of any Specialty Alterations therein. In addition, "Long Lead Work" shall include any standard item which in accordance with good construction practice should be completed after the completion of any item of work in the nature of the items described in the immediately preceding sentence, provided that non-completion of the same does not interfere with Tenant's use of the Premises or the performance by Tenant of any Specialty Alterations therein.

            "Major Business Event" shall have the meaning set forth in Section
45.5 hereof.

            "Material Alteration" shall have the meaning set forth in Section
3.1 hereof.

            "Materially Revised Estimate" shall have the meaning set forth in
Section 10.3(A) hereof.

            "Monthly Rent" shall have the meaning set forth in Section 1.1 hereof.

            "Mortgage(s)" shall mean every trust indenture and mortgage which may hereafter affect the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto and substitutions therefor.

            "Mortgagee" shall mean the holder of any Mortgage.

            "Mutual Determination" shall have the meaning set forth in Section 41.3(B) hereof.

            "19th Floor Space" shall mean the entire rentable portion of the nineteenth (19th) floor of the Building.

            "9th Floor Space" shall mean the entire rentable portion of the ninth (9th) floor of the Building.

            "Non-Control Entity" shall have the meaning set forth in Section 12.4(A) hereof.

            "Nondisturbance Agreement" shall have the meaning set forth in
Section 7.1(A) hereof.

            "Non-Material Alteration" shall have the meaning set forth in
Section 3.1 hereof.

            "Offer Cancellation Date" shall have the meaning set forth in
Section 45.3 hereof.

            "Offer Excess" shall have the meaning set forth in Section 45.3 hereof.

            "Offer Space" shall have the meaning set forth in Section 45.1 hereof.

            "Offer Space Commencement Date" shall have the meaning set forth in
Section 45.1.

            "Offer Space Holdover Amount" shall have the meaning set forth in
Section 45.3 hereof.

            "Offer Space Notice" shall have the meaning set forth in Section
45.1.

            "Offer Space Rental Period" shall have the meaning set forth in
Section 45.1.

            "Office(s)" shall mean any above-grade premises other than premises used as a store or stores for the sale or display, at any time, of goods, wares or merchandise, of any kind (it being understood that stocks, bonds, securities or any other investment or banking products shall not be deemed to be goods, wares or merchandise), or as a restaurant, shop, booth, bootblack or other stand, barber shop, or for other similar purposes or for manufacturing.

            "Office Space" shall mean the 9th Floor Space, the 10th Floor Space, the 11th Floor Space, the 12th Floor Space, the 13th Floor Space, the 14th Floor Space, the 15th Floor Space, the 16th Floor Space, the 17th Floor Space, the 18th Floor Space, the 38th Floor Space and the 39th Floor Space, as same may be increased or decreased pursuant to the terms hereof.

            "Operating Expenses" shall have the meaning set forth in Section 27.1(E) hereof.

            "Operating Payment" shall have the meaning set forth in Section 1.1(F) hereof.

            "Operating Statement" shall have the meaning set forth in Section 27.1(F) hereof.

            "Operating Year" shall have the meaning set forth in Section 27.1(G) hereof.

            "Operation of the Property" shall mean the operation, maintenance, repair, replacement, protection, improvement and management of the Real Property or the Building and the curbs, sidewalks, plazas and areas adjacent thereto.

            "Original Lease" shall have the meaning set forth in the first Whereas clause hereof.

            "Overtime Periods" shall have the meaning set forth in Section 28.3(A) hereof.

            "Parties" shall have the meaning set forth in Section 38.2 hereof.

            "Partner" or "partner" shall mean any partner of Tenant for as long as Tenant shall be a partnership, and any shareholder of Tenant if Tenant shall become a professional corporation, or any member of Tenant if Tenant shall become a limited liability company, any employee of a professional corporation or limited liability company who is a shareholder or a member of such professional corporation or limited liability company, as the case may be, and which professional corporation or limited liability company is a partner or shareholder or member, as the case may be, of Tenant.

            "Paul Weiss" shall mean Paul, Weiss, Rifkind, Wharton & Garrison.

            "Permitted Function" shall mean, in connection with any use of the Building or the Premises, any corporate, business, promotional, charitable or community (and not exclusively social) function or event in accordance with the terms of this Lease.

            "Permitted Occupant" or "Permitted Occupants" shall have the meaning set forth in Section 12.13 hereof.

            "Person(s) or person(s)" shall mean any natural person or persons, a partnership, a corporation and any other form of business or legal association or entity.

            "Premises" shall mean (i) the Office Space, subject to Tenant's early cancellation option with respect to the Contraction Space pursuant to
Article 44, (ii) the Storage and Service Space, (iii) on the Concourse B Space Commencement Date, the Concourse B Space, and (iv) the 2nd Floor Space, as of the 2nd Floor Commencement Date, (y) any or all of the Expansion Space, as of the applicable Expansion Space Commencement Date, and (z) any or all of the Offer Space, as of the applicable Offer Space Commencement Date, subject to change as expressly provided herein and subject further to all other terms and conditions of this Lease.

            "Prevailing Rate" shall have the meaning set forth in Section 12.6(A) hereof.

            "Qualified Building Service Interruption" shall have the meaning set forth in Section 14.3(A) hereof.

            "Real Property" shall mean the Building together with the plot of land, described in Exhibit A annexed hereto, upon which it stands.

            "Recapture Assignment Profit" shall have the meaning set forth in
Section 12.7(B) hereof.

            "Recapture Rent" shall have the meaning set forth in Section 12.6(C) hereof.

            "Recapture Right" shall have the meaning set forth in Section 12.6(B) hereof.

            "Recapture Space" shall have the meaning set forth in Section 12.6(B) hereof.

            "Recapture Sublease" shall have the meaning set forth in Section 12.6(C) hereof.

            "Recapture Sublease Profit" shall have the meaning set forth in
Section 12.7(B) hereof.

            "Recapture Sublet Right" shall have the meaning set forth in Section 12.6(B) hereof.

            "Recapture Termination Right" shall have the meaning set forth in
Section 12.6(B) hereof.

            "Related Entity" shall have the meaning set forth in Section 12.4(A) hereof.

            "Renewal Notice" shall have the meaning set forth in Section 41.1 hereof.

            "Renewal Option" shall have the meaning set forth in Section 41.1 hereof.

            "Renewal Terms" shall have the meaning set forth in Section 41.1 hereof.

            "Rent Abatement" shall have the meaning set forth in Section 1.2 hereof.

            "Rentable Square Foot" for each floor of the Premises shall be as shown on Exhibit D attached hereto and made a part hereof (it being agreed that the rentable square footage of any partial floor demised to Tenant hereunder shall equal an equitable pro-ration of the total rentable square footage for such floor set forth on Exhibit D hereto and there shall be no inequitable allocation of the square footage of any common or public areas on any such floor).

            "Rental" shall mean and be deemed to include Fixed Rent, Escalation Rent, all additional rent and any other sums payable by Tenant hereunder.

            "Rent Notice" shall have the meaning set forth in Section 41.3(B) hereof.

            "Rent Per Square Foot" shall have the meaning set forth in Section 12.7(B) hereof.

            "Requirements" shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary as well as ordinary, of all Governmental Authorities now existing or hereafter created, and of any and all of their departments and bureaus, and of any applicable fire rating bureau, or other body exercising similar functions, affecting the Real Property or any portion thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, or requiring removal of any encroachment, or affecting the Operation of the Property or the use or occupation of the Real Property or any portion thereof.

            "Revised Estimate" shall have the meaning set forth in Section 10.3(A) hereof.

            "Roof License" shall have the meaning set forth in the fifth Whereas clause hereof.

            "Roof Space" shall have the meaning set forth in Section 48.1 hereof.

            "Rules and Regulations" shall mean the rules and regulations annexed hereto as Schedule A, and such other and further reasonable rules and regulations as Landlord or Landlord's agents may from time to time adopt on such notice to be given as Landlord may elect, subject to Tenant's right to dispute the reasonableness thereof as provided in Article 8 hereof.

            "Second Amendment" shall have the meaning set forth in the fourth Whereas clause hereof.

            "Second Exercise Date" shall have the meaning set forth in Section
41.1 hereof.

            "Second 5-Year Renewal Term" shall have the meaning set forth in
Section 41.1 hereof.

            "2nd Floor Commencement Date" shall have the meaning set forth in
Section 43.1 hereof.

            "2nd Floor Space" shall mean the portion of the second (2nd) floor of the Building indicated by hatching on the floor plan annexed hereto as Exhibit B-13.

            "Setback Charge" shall have the meaning set forth in Section 1.1(F) hereof.

            "17th Floor Space" shall mean the entire rentable portion of the seventeenth (17th) floor of the Building.

            "16th Floor Setback Space" shall mean the portion of the sixteenth
(16th) floor setback of the Building indicated by hatching on the floor plan annexed hereto as Exhibit B-8 (as same may be expanded pursuant to the terms of this Lease).

            "16th Floor Space" shall mean the entire rentable portion of the sixteenth (16th) floor of the Building.

            "Special Event of Default" shall have the meaning set forth in
Section 12.6(A) hereof.

            "Specialty Alterations" shall mean all Alterations consisting of trading floors, kitchens, kitchen equipment, computer/data centers, vaults, elevators, escalators, emergency generators, computer and communications wiring, the Condenser Water System, Chilled Water System (if applicable) and the Communications Equipment located on the Roof Space and all related equipment, facilities and wiring in connection therewith, in each case, which have been installed by or for the benefit of Tenant.

            "Specialty Removal Alterations" shall mean all Alterations (and equipment and facilities ancillary thereto) consisting of kitchens, kitchen equipment, vaults, elevators, escalators, internal stairs, Communications Equipment, and emergency generators installed by or for the benefit of Tenant.

            "Storage and Service Space" shall mean the Subconcourse Space, the Concourse A Space, the Bank Vault Space and the 39th Floor Storage Space.

            "Subconcourse Space" shall mean that portion of the subcellar in the Building indicated by hatching on the floor plan annexed hereto as Exhibit B-9.

            "Sublease Expenses" shall have the meaning set forth in Section 12.7(B) hereof.

            "Sublease Profit" shall have the meaning set forth in Section 12.7(B) hereof.

            "Sublease Rent" shall have the meaning set forth in Section 12.7(B) hereof.

            "Sublease Rent Per Square Foot" shall have the meaning set forth in
Section 12.7(B) hereof.

            "Sublease Statement" shall have the meaning set forth in Section 12.6(B) hereof.

            "Substantial Completion" or "Substantially Completed" or words of similar import shall, subject to the inspection by and reasonable approval of Tenant, mean that work to be performed by Landlord has been substantially completed, it being agreed that work to be performed by Landlord shall be deemed substantially complete notwithstanding the fact that (a) minor or insubstantial details of construction and/or mechanical adjustment and/or decorative items remain to be performed or completed

(provided that the noncompletion of the same does not unreasonably interfere with Tenant's use of the Premises or with the performance by Tenant of Alterations within the Premises), and (b) in the case of a casualty (as described in Article 10 hereof), Long Lead Work remains to be performed.

            "Successor-in-interest" or "successor-in-interest" shall mean, as part of a bona-fide business transaction, an entity that results from the merger or consolidation with the then Tenant hereunder or an entity which acquires all or substantially all of the then Tenant hereunder's assets and liabilities (including this Lease), or all or substantially all of the assets and liabilities (including this Lease) of the then Tenant hereunder's stock brokerage operations, provided the stock brokerage operations constitute the primary business of the then Tenant hereunder at the time.

            "Superior Lease" shall mean all ground or underlying leases of the Real Property or the Building heretofore or hereafter made, and all extensions, supplements, amendments and modifications thereof.

            "Supplemental Agreements" shall have the meaning set forth in the fifth Whereas clause hereof.

            "Supplemental Rent Credit" shall mean the rent credits set forth on Exhibit Z that are provided to Tenant by Landlord in connection with the exercise of the Renewal Options, the leasing of Offer Space and the leasing of Additional Space, which rent credits shall be applied against payments of Rental due under this Lease as more particularly set forth in this Lease.

            "Tax Payment" shall have the meaning set forth in Section 27.2(A) hereof.

            "Tax Rate" shall have the meaning set forth in Section 27.1(J) hereof.

            "Tax Statement" shall have the meaning set forth in Section 27.1(I) hereof.

            "Taxes" shall have the meaning set forth in Section 27.1(H) hereof.

            "Tax Year" shall mean the period July 1 through June 30 (or such other period as hereafter may be duly adopted by The City of New York as its fiscal year for real estate tax purposes), to the extent such period occurs during the Term.

            "10-Year Renewal Term" shall have the meaning set forth in Section
41.1 hereof.

            "Tenant" on the date as of which this Lease is made, shall mean PaineWebber Incorporated, a Delaware corporation, having an office at 1285 Avenue of the Americas, New York, New York 10019, but thereafter, subject to the provisions of

Section 12.1 hereof, "Tenant" shall mean only the tenant under this Lease at the time in question.

            "Tenant Named Herein" shall mean PaineWebber Incorporated or any Successor-in-interest to Paine Webber Incorporated or any such Successor-in-interest (provided, however, the rights of a Successor-in-interest are subject to the express limitations contained in this Lease).

            "Tenant's Appraiser" shall have the meaning set forth in Section 41.3(B) hereof.

            "Tenant's Determination" shall have the meaning set forth in Section 41.3(B) hereof.

            "Tenant's Holdover Payment" shall have the meaning set forth in
Section 42.4(A) hereof.

            "Tenant's Indemnitees" shall mean Tenant, the shareholders, managers, agents and contractors of Tenant, and its and their partners, members, managers, shareholders, officers, directors, employees, agents and contractors.

            "Tenant's Lobby Desk" shall have the meaning set forth in Section
46.3 hereof.

            "Tenant's Offer Notice" shall have the meaning set forth in Section
45.1 hereof.

            "Tenant's Notice" shall have the meaning set forth in Section 41.3(B) hereof.

            "Tenant's Operating Share" as of the date hereof shall mean 34.2428%, as the same may be increased or decreased pursuant to the terms hereof (including, without limitation, Section 43.4 hereof). For purposes of calculating Tenant's Operating Share only (and in no way a representation of the actual square foot area of the Building or the Premises), the parties agree that the rentable area of the entire Building (less retail space) shall be deemed to be 1,478,672 rentable square feet, (it being agreed that only the Office Space shall be used in calculating Tenant's Operating Share).

            "Tenant's Property" shall mean movable fixtures, equipment, furniture, furnishings or other personal property owned by Tenant.

            "Tenant's Tax Share" as of the date hereof shall mean 33.9415%, as the same may be increased or decreased pursuant to the terms hereof (including, without limitation. Section 43.4 hereof). For purposes of calculating Tenant's Tax Share only

(and in no way a representation of the actual square foot area of the Premises or the Building), the parties agree that the rentable area of the entire Building shall be deemed to be 1,491,800 rentable square feet (it being agreed that only the Office Space shall be used in the numerator in calculating Tenant's Tax Share provided, however, if Tenant subsequently leases retail space, then such space shall be used in calculating adjustments to Tenant's Tax Share).

            "Tentative Monthly Escalation Charge" shall have the meaning set forth in Section 27.4(D) hereof.

            "10th Floor Space" shall mean the entire rentable portion of the tenth (10th) floor of the Building.

            "Term" shall mean a term which has commenced and which shall expire on the Expiration Date, subject to extension as provided in Article 42 hereof.

            "Third Amendment" shall have the meaning set forth in the fourth Whereas clause hereof.

            "Third Appraiser" shall have the meaning set forth in Section 41.3(B) hereof.

            "Third Party Recapture Right" shall have the meaning set forth in
Section 12.12 hereof.

            "Third Party Recapture Space" shall have the meaning set forth in
Section 12.12(A) hereof.

            "13th Floor Space" shall mean the entire rentable portion of the thirteenth (13th) floor of the Building.

            "38th Floor Space" shall mean the entire rentable portion of the thirty-eighth (38th) floor of the Building.

            "38th Floor Surrender Date" shall have the meaning set forth in
Section 43.4 hereof.

            "38th Floor Termination Date" shall have the meaning set forth in
Section 43.4 hereof.

            "39th Floor Space" shall mean the portion of the thirty-ninth (39th) floor of the Building indicated by hatching on the floor plan annexed hereto as Exhibit B-10.

            "39th Floor Storage Space" shall mean the portion of the thirty-ninth (39th) floor of the Building indicated by hatching on the floor plan annexed hereto as Exhibit B-11.

            "Total Holdover Amount" shall have the meaning set forth in Section
45.3 hereof.

            "Total Offer Holdover Amount" shall have the meaning set forth in
Section 42.4(A) hereof.

            "12th Floor Space" shall mean the entire rentable portion of the twelfth (12th) floor of the Building.
            "20th Floor Space" shall mean the entire rentable portion of the twentieth (20th) floor of the Building.

            "21st Floor Space" shall mean the entire rentable portion of the twenty-first (21st) floor of the Building.

            "Unavoidable Delays" shall have the meaning set forth in Article 25 hereof.

            "Waiver Lease" shall have the meaning set forth in Section 42.7 hereof.

            "WSR" shall mean Wall Street Realty.


                                    ARTICLE 1
                          DEMISE, PREMISES, TERM, RENT

            Section 1.1 Landlord has leased to Tenant and Tenant has hired from Landlord the Premises, for the Term which has commenced and which shall end on the Expiration Date, at an annual rent (the "Fixed Rent") of:

            (A) for the period commencing on the date hereof and ending on June 30, 1997:

                        (1) with respect to the Subconcourse Space, Two Hundred
            Forty-Five Thousand Dollars ($245,000) ($20,416.67 per month),

                        (2) with respect to the 39th Floor Space, One Hundred
            Sixty-Nine Thousand Four Hundred Six and 16/100 Dollars ($169,406.16) ($14,117.18 per month),

                        (3) with respect to the 39th Floor Storage Space,
            Forty-Eight Thousand Six Hundred Twenty-Five Dollars ($48,625) ($4,052.08 per month),

                        (4) with respect to the Concourse A Space, Twenty-Two
            Thousand One Hundred Twenty Dollars ($22,120) ($1,843.33 per month),

                        (5) with respect to the Bank Vault Space, One Hundred
            Eight Thousand Six Hundred Dollars ($108,600) ($9,050 per month),

                        (6) with respect to the 38th Floor Space, One Million
            Four Hundred Eighty-Five Thousand Dollars ($1,485,000) ($123,750 per month),

                        (7) with respect to the 10th Floor Space, Three Million
            Two Hundred Seventy-Five Thousand Six Hundred Fifty Dollars ($3,275,650) ($272,970.83 per month),

                        (8) with respect to Tenant's permitted use of the Roof
            Space, Seventy-Five Thousand Dollars ($75,000) ($6,250 per month), and

                        (9) with respect to the 9th Floor Space, the 11th Floor
            Space, the 12th Floor Space, the 13th Floor Space, the 14th Floor Space, the 15th Floor Space, the 16th Floor Space, the 17th Floor Space, and the 18th Floor Space, Twenty Million Forty-Eight Thousand Three Hundred Fifty Dollars ($20,048,350) ($1,670,695.83 per month),

            (B)(i) for the period commencing on July 1, 1997 and ending on June 30, 2002:

                        (1) with respect to the Storage and Service Space, Two
            Hundred Ninety-Nine Thousand Five Hundred Fifty-Six Dollars ($299,556.00) ($24,963 per month), and

                        (2) with respect to the Office Space, Twenty Million
            Three Hundred Seventy-Four Thousand Four Hundred Fifty-Seven and 50/100 Dollars ($20,374,457.50) ($1,697,871.46 per month), and

               (ii) for the period commencing on July 1, 1997 and ending on December 31, 1997 with respect to the 38th Floor Space, One Million One Hundred Forty Seven Thousand Five Hundred Dollars ($1,147,500) ($95,625 per month),

            (C) for the period commencing on July 1, 2002 and ending on June 30, 2007:

                        (1) with respect to the Storage and Service Space, Three
            Hundred Forty-Nine Thousand Four Hundred Eighty-Two Dollars ($349,482) ($29,123.50 per month), and

                        (2) with respect to the Office Space, Twenty-Two Million
            Fifty-Two Thousand Three Hundred Fifty-Four Dollars ($22,052,354) ($1,837,696.17 per month),

            (D) for the period commencing on July 1, 2007 and ending on June 30, 2012:

                        (1) with respect to the Storage and Service Space, Three
            Hundred Ninety-Nine Thousand Four Hundred Eight Dollars ($399,408) ($33,284 per month), and

                        (2) with respect to the Office Space Twenty-Three
            Million Nine Hundred Sixty-Nine Thousand Nine Hundred Fifty Dollars ($23,969,950) ($1,997,495.83 per month),

            (E) for the period commencing on July 1, 2012 and ending on the Fixed Expiration Date:

                        (1) with respect to the Storage and Service Space, Four
            Hundred Forty-Nine Thousand Three Hundred Thirty-Four Dollars ($449,334) ($37,444.50 per month), and

                        (2) with respect to the Office Space, Twenty-Five
            Million Four Hundred Eight Thousand One Hundred Forty-Seven Dollars ($25,408,147) ($2,117,345.58 per month),

            (F) With respect to Tenant's permitted use of the 15th Floor Mechanical Space and the 16th Floor Setback Space, Seventy Thousand Dollars ($70,000) ($5,833.33 per month) (the "Setback Charge") for the period commencing on the date hereof and ending on the Fixed Expiration Date. The Setback Charge shall be increased every five years commencing January 1, 2001 (and continuing on each fifth anniversary thereafter), by the percentage increase in the Consumer Price Index in effect on the applicable January 1st over the Base Index,

            (G) With respect to the 2nd Floor Space and the Concourse B Space, as set forth in Articles 40 and 43 respectively,

which Tenant agrees to pay in lawful money of the United States (and if by check, drawn on a reputable commercial bank branch in New York City or New Jersey) which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments in advance, on the first (1st) day of each calendar month during the Term (except as hereinafter otherwise provided) at the office of Landlord or such other place as Landlord may designate, without any set-off, offset, abatement or deduction whatsoever (except as otherwise specifically provided in this Lease). Landlord, at Landlord's option, may require Tenant to wire transfer Fixed Rent and monthly installments of the Operating Payment, electricity (and other charges billed with the Fixed Rent) ("Monthly Rent") in the event Tenant pays at any time or from time to time Monthly Rent after the 1st of the month in which same is due on two (2) consecutive occasions or on three (3) occasions in any twelve (12) month period, until Tenant has paid Monthly Rent by the 1st of the month in which same is due for twelve (12) consecutive months thereafter.

            Section 1.2 Notwithstanding anything to the contrary contained in this Lease, Tenant shall receive a total rent abatement with respect to the Fixed Rent payable for the Premises initially demised hereunder, in the amount of $14,883,915.00 (collectively, the "Rent Abatement") to be applied against the payments of Fixed Rent due under this Lease as follows: (i) $12,483,915.00 against the first accruing installments of Fixed Rent payable from and after the date hereof, (ii) $1,200,000 against the first accruing installments of Fixed Rent payable from and after November 1, 1996, and (iii) $1,200,000 against the first accruing installments of Fixed Rent payable from and after November 1, 1997; until all such amounts comprising the Rent Abatement have been fully credited.

            Section 1.3 The leasing of the Premises by Tenant shall include (a) the right of Tenant to use the Building common areas in common with other tenants in the Building and (b) all fixtures, improvements and betterments owned or leased by Landlord which, at any time during the Term, are attached to or installed in the Premises, in accordance with the terms, covenants and conditions of this Lease, the Rules and Regulations and all Requirements. In addition, subject to the terms of this Lease, Tenant shall have, as appurtenant to the Premises, the exclusive right to construct, use, operate, maintain and dismantle internal staircases connecting contiguous floors of the Premises in accordance with the terms, covenants and conditions of this Lease, the Rules and Regulations and all Requirements. The term "Building common areas" means all of the common facilities in or around the Real Property designed and intended for use by tenants in the Building in common with Landlord and each other, including, without limitation, hallways on floors not occupied or used exclusively by any tenant or occupant or Landlord, elevators, fire stairs, telephone and electrical closets which are not allocated exclusively to Landlord or any tenant or occupant, aisles, walkways, truck docks, plazas, courts, restrooms on floors not occupied or used exclusively by Landlord or any tenant or occupant, service areas, lobbies, landscaped areas and all other common and service areas of the Building designed and intended to be used in common by Building tenants.

                                    ARTICLE 2
                                USE AND OCCUPANCY

            Section 2.1 Tenant shall use and occupy the Premises only as general, executive and administrative offices, and uses incidental or ancillary thereto and such use and occupancy shall always be consistent with the operation of a first-class office building in midtown Manhattan.

            Section 2.2 Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (1) for the business of photographic, multilith or multigraph reproductions or offset printing, except in connection with, either directly or indirectly, Tenant's (and its Affiliates' and permitted subtenants') own business and/or activities, (2) for a banking, trust company, depository, guarantee or safe deposit business, if (in each case) open to the general public for off-the-street transactions, (3) as a savings bank, savings and loan association or loan company, if (in each case) open to the general public for off-the-street transactions, (4) for the sale of travelers checks, money orders, drafts, foreign exchange or letters of credit to the general public for off-the-street transactions, (5) for the preparation, dispensing or consumption of food or beverages in any manner whatsoever, except for consumption by Tenant's (and its Affiliates' and permitted subtenants') officers, employees and business guests and guests permitted pursuant to Section 2.4, (6) as an employment agency or similar enterprise (other than an executive search firm), travel agency (except solely for use by officers and employees and business guests of Tenant) labor union, school or vocational training center (except for the training of employees of Tenant (and its Affiliates' and permitted subtenants')), (7) as a barber shop or beauty salon, or (8) by any agency or department of the United States government or the county, city or state of New York or any foreign government or agency thereof.

            Section 2.3 In connection with and ancillary to Tenant's use of the Premises for general, executive and administrative offices as provided in this
Article 2, Tenant, at Tenant's sole cost and expense, and upon compliance with all applicable Requirements, Rules and Regulations and the terms of this Lease, may use certain portions of the Premises: (a) for the storage and preparation of food necessary to service the dining rooms and other food service facilities in the Premises, which shall include, without limitation, the existing kitchen in the 39th Floor Space and the existing dining rooms in the 38th Floor Space and other areas of the Premises not located at the time when installed directly above another tenant, which are reasonably practicable for such kitchen facility based on Tenant's ability to connect to the steam riser (if required by Tenant or applicable Requirements) and install an appropriate duct and exhaust system, as mutually reasonably determined by Tenant and Landlord in cooperation with each other (all such facilities described in this clause (a) are collectively referred to herein as the "Dining Facilities"), (b) as a messenger and mail room facility for Tenant's and its

Affiliates' and permitted subtenants' own business requirements, any such messenger facility to be located on the concourse level, (c) as a reproduction and copying facility for Tenant's and its Affiliates' and permitted subtenants' business requirements, (d) for the operation of a trading floor or floors and trading support systems, (e) as a securities trading and sales facility, other than a sales facility open to the general public for off-the-street transactions, (f) a word processing center, (g) a computer and communication system center, (h) employee lounges, (i) executive, employee and guest dining rooms, (j) libraries, (k) file rooms, (l) pantries, (m) meeting and conference centers and rooms, and (n) all other business facilities which Tenant considers necessary or desirable for the conduct of its (or its Affiliates' or permitted subtenants') business. Notwithstanding the foregoing, Tenant may use up to three (3) floors of the Office Space as a retail securities trading and sales facility as long as the principal method of the conduct of business of such facility shall be by telephone, mail, facsimile, telex or other method of communication not requiring face-to-face contact with the public and not resulting in an unreasonable volume of off-the-street customers or clients. Tenant may install vending machines in the Premises for the exclusive use of the officers, employees and business guests of Tenant, its Affiliates and its permitted subtenants provided same are properly installed and maintained and, if any such machine dispenses beverages or other liquids, it shall have a waterproof pan thereunder (or other similar device) or be connected to a drain. Provided Tenant obtains all necessary permits and approvals for the installation of a kitchen duct and exhaust system in the Building from the New York City Buildings Department and such kitchen or dining use does not otherwise violate the Certificate of Occupancy of the Building, and any applicable Requirements, and is not at the time when installed on a floor directly above another tenant's premises, then Tenant may operate a kitchen facility in the Premises in a manner that will prevent odors and smoke from escaping into areas of the Building outside the Premises, and shall, at its expense (i) in accordance with the provisions of Article 3 hereof, install (to the extent not already performed) and maintain (a) an appropriate vertical exhaust flue and duct in the existing location or if not in the existing location, then a location reasonably approved by Landlord, and (b) appropriate filters and grease traps to prevent accumulation of grease in any duct, stack or flue used to exhaust fumes and vapors resulting from such food preparation and to prevent clogging of the sewerage ejecting system of the Building, if any, (ii) keep all range hoods and ducts therefrom, if any, clean and free of grease at all times so as to avoid fire hazard, and (iii) clean out the vertical exhaust flue and duct, at least once a year, or more frequently as conditions or Requirements require. The discharge of any fumes, vapors and odors, which, by Requirements, must be discharged into a separate stack or flue, will not be permitted unless Tenant, at its expense, shall provide for such discharge in the manner required by Requirements. Tenant shall be responsible for the maintenance and repair of the flue pursuant to Article 4 hereof as if the same were an Alteration of Tenant.

            Section 2.4 Notwithstanding anything to the contrary contained herein, Tenant and its Affiliates shall have the right to use, in compliance with all Requirements and the terms and provisions of this Lease, the Dining Facilities for any Permitted Function at such times and on such days as Tenant may elect, upon reasonable prior notice to Landlord and subject to compliance with the following terms. Tenant shall obtain required permits and approvals, if any, prior to the Permitted Function and deliver same to Landlord. If Tenant shall use the Dining Facilities for any Permitted Function other than during Business Hours on Business Days, Tenant shall provide at least five (5) Business Days notice to Landlord, and if Landlord shall reasonably require any additional security or lobby personnel for such Permitted Function, Landlord shall notify Tenant within two (2) Business Days thereafter. If Landlord requires additional security, Tenant shall have the right to either provide such additional security (using a contractor reasonably approved by Landlord) or lobby personnel or to have Landlord provide same, the reasonable out of pocket costs of Landlord to be paid by Tenant. Tenant shall reimburse Landlord within thirty (30) days after submission of a bill therefor for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with the Permitted Function and/or the use of such Dining Facilities other than during Business Hours on Business Days. If Tenant shall fail to notify Landlord that Tenant shall be providing such additional security or lobby personnel within two (2) Business Days after Landlord notifies Tenant of the requirement for such personnel, Landlord shall provide such personnel at Tenant's cost as provided above. Tenant shall not advertise in any public media or otherwise publicly list the availability of the Dining Facilities for any Permitted Function.

            Section 2.5 Landlord shall maintain and operate the Building in a manner which is in keeping with comparable first-class office buildings in midtown Manhattan that are used in whole or material part as the corporate headquarters of a major public company (the "Building Standard"). Without limiting the foregoing, and for as long as Tenant maintains art exhibits in the lobby of the Building in accordance with the Building Standard and Section 46.2 hereof, Landlord shall not change (except to a de minimis extent) the current character or configuration of the lobby of the Building without Tenant's prior consent (which shall not be unreasonably withheld or delayed provided such change is in keeping with the Building Standard). If Tenant fails to maintain the art exhibit, as aforesaid (other than for reasonable periods of time when exhibits are being changed or substituted), then during such time as Tenant fails to so maintain such an art exhibit, Landlord may change the lobby without restriction, provided such change is in keeping with the Building Standard and such change does not substantially change the character and configuration of the lobby. Nothing contained herein shall be deemed to prevent Landlord from making minor changes or replacements to the lobby in accordance with the Building Standard from time to time throughout the Term. During the Term, Landlord shall not lease, license or grant any other occupancy rights to any ground floor or other retail space in the Building, or consent to any assignment of a lease or any sublease of any tier of any ground floor or other retail space in the Building, to any other stock brokerage or investment banking firm, provided that Tenant and its Related Entities (except second tier Non-Control Entity subtenants) are then in occupancy of at least 100,000 rentable square feet of Office Space for the conduct of their stock brokerage and/or investment banking business and Tenant is then leasing at least 250,000 rentable square feet of Office Space (it being agreed that the foregoing shall not be deemed to prohibit Landlord from leasing, licensing or granting any other occupancy rights in or to any such retail space to any Person who uses a non-material portion of such space for retail stock brokerage or investment banking operations provided that stock brokerage or investment banking operations is ancillary to such Person's main business (e.g., a commercial bank)).

            Section 2.6 Landlord shall not lease, license, grant occupancy rights, nor to the extent permitted in the applicable agreements, consent to assignments of leases and subleases of any tier, in each case affecting any portion of the Building, to a Person not in keeping with the Building Standard and the current character or profile of the Building.


                                    ARTICLE 3
                                   ALTERATIONS

            Section 3.1 (A) (1) Subject to the provisions of this Article 3, Tenant shall not make any Material Alterations without Landlord's prior consent and all Alterations permitted hereunder must be performed in compliance with all applicable Requirements, the Rules and Regulations, the Building Rules and Standards and the terms and conditions of this Article 3. Landlord agrees not to unreasonably withhold its consent to any proposed Material Alterations. The term "Material Alteration" as used in this Lease shall mean the Initial Alterations and any Alteration that (i) affects any part of the Building other than the Premises (except to a de minimis extent, as reasonably determined by Landlord), or requires any alterations to be performed by Landlord at Landlord's expense in, or made to, any portion of the Building or the Real Property other than the Premises, (ii) affects the Building Systems (except to a de minimis extent, as reasonably determined by Landlord), (iii) subject to the provisions of Article 15 hereof, affects or violates the certificate of occupancy for the Building or the Premises, or (iv) affects any structural components of the Building (except to a de minimis extent, as reasonably determined by Landlord). Tenant hereby acknowledges that if Landlord withholds consent to a proposed Alteration that adversely affects a Building System, Landlord shall be deemed to be reasonable in withholding such consent.

            (2) Anything contained in this Lease to the contrary notwithstanding, Landlord's consent shall not be required with respect to any Alteration that is not a Material Alteration (herein referred to as a "Non-Material Alteration"). Notwithstanding the foregoing, at least ten (10) Business Days prior to making any Non-Material Alteration, Tenant shall submit to Landlord the plans and specifications or schematics or drawings (sealed, signed and otherwise ready for filing if the same are required to be filed pursuant to applicable Requirements) for the Non-Material Alteration (but only to the extent that Tenant has prepared such plans and specifications or schematics or drawings or is required to do so by Requirements), and any Non-Material Alteration shall otherwise be performed in compliance with all applicable Requirements, the Rules and Regulations, the Building Rules and Standards and with the provisions of this Article 3, including without limitation, Section
(B)(1)(iii) and (iv) below. In the event that Landlord reasonably determines that Tenant's proposed Non-Material Alteration is a Material Alteration, Landlord must notify Tenant in writing (including reasonable detail for Landlord's determination) within ten (10) Business Days after Landlord's receipt of Tenant's plans and specifications or schematics or drawings therefor (subject to the notification requirements set forth in subsection (B)(2) below) or such Alteration shall be deemed to be a Non-Material Alteration. Landlord hereby agrees that it shall review and respond to said plans and specifications as expeditiously as reasonably practicable. Any disputes as to whether an Alteration is a Material Alteration or a Non-Material Alteration shall be determined by arbitration pursuant to Article 47 below.

            (B) (1) Prior to making any Material Alteration, Tenant shall (i) submit to Landlord detailed plans and specifications (including layout, architectural, mechanical, electrical and structural drawings) and all other information reasonably requested by Landlord for each proposed Material Alteration and shall not commence any such Material Alteration without first obtaining Landlord's approval of such plans and specifications, which approval shall not be unreasonably withheld (it being agreed that once such approval is obtained Tenant may commence such Material Alteration in accordance with this
Article 3 without first obtaining Landlord's approval of any shop drawings, provided that the foregoing shall not preclude Landlord from requesting shop drawings thereafter), (ii) supply such additional information regarding the Material Alteration as Landlord shall reasonably request, (iii) at Tenant's expense, obtain all permits, approvals and certificates required by any Governmental Authorities, and (iv) furnish to Landlord duplicate original policies, or certificates thereof of worker's compensation in statutory limits (covering all persons to be employed by Tenant, and Tenant's contractors and subcontractors and all persons to be employed by Tenant's contractors and subcontractors, in connection with such Material Alteration); and comprehensive public liability (including property damage coverage) insurance in customary form, with companies that satisfy the requirements set forth in Article 9 hereof, for the period in which such Material Alteration is being performed, in commercially reasonable amounts taking into consideration the size of the project (it being agreed that Landlord shall be reasonable in considering requests by Tenant for insurance limits which are lower than those set forth in the Building Rules and Standards taking into account the limits of such insurance carried by reputable construction managers, contractors or subcontractors performing work similar to the type of work being performed by the relevant construction managers, contractors or subcontractors in comparable first class office buildings), and naming Landlord and its agents, any Lessor and any Mortgagee, as additional insureds. Upon completion of an Alteration, Tenant, at Tenant's expense, shall obtain certificates of final approval of such Alteration required by any Governmental Authority and shall furnish Landlord with copies thereof, together with shop drawings thereof marked to show field conditions for such Alteration. All Alterations shall be made and performed in a good and workerlike manner and substantially in accordance with the plans and specifications therefor as approved by Landlord (if required) and in compliance with all Requirements, the Rules and Regulations and the Building Rules and Standards (provided the Building Rules and Standards are, to the extent applicable, uniformly enforced by Landlord (it being agreed that in the event of any conflict between this Lease and such Building Rules and Standards, this Lease shall control)). All materials and equipment to be incorporated in the Premises as a result of any Alterations or a part thereof shall be first quality and no such materials or equipment (other than Tenant's Property) shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement, except that Tenant may lease, or finance purchases of, Tenant's Property (except affixed leasehold improvements) and Tenant's systems and equipment. If, as a result of any Alterations performed by Tenant, any alterations are required to be performed in or made to any portion of the Building or the Real Property or Building Systems other than the Premises in order to comply with any Requirement(s), or necessary for the proper operation or safety of the Building, which Alterations would not otherwise have had to be performed or made pursuant to the applicable Requirement(s), at such time, Landlord, at Tenant's reasonable cost and expense, may perform or make such alterations and take such action as Landlord shall deem reasonably necessary, provided that Landlord shall have notified Tenant of the need for such alteration(s) and action(s) and the estimated cost thereof at the time of Landlord's review of Tenant's plans and specifications for the Alteration or promptly after Landlord becoming aware of the same. All Material Alterations shall be performed only under the supervision of an independent licensed architect and/or engineer reasonably satisfactory to Landlord (and for purposes of the Initial Alterations, Gensler & Associates, Gwathmey Siegel & Associates and Jaros, Baum & Bolles are deemed approved), and all filings with respect to the Initial Alterations shall be performed by Brookbridge Consultants. Landlord acknowledges that Tenant may use Jerome S. Gillman Consulting Architects, as a consultant to work with Brookbridge Consultants in connection with certain Initial Alteration filings.

            (2) If Landlord shall fail to disapprove Tenant's final plans and specifications for any Material Alteration within fifteen (15) Business Days with respect to base floors (i.e. floors below the 16th floor) and within ten
(10) Business Days with respect to tower floors (i.e. floors above the 15th floor), and within five (5) (unless such revisions materially change the scope of work depicted on the approved plans originally submitted to Landlord, then within ten (10)) Business Days with respect to any resubmissions or revisions of plans (it being agreed that Landlord shall reserve and respond to such plans and specifications and resubmissions as expeditiously as reasonably possible) after Landlord's receipt thereof and all other information reasonably requested by Landlord with respect to such Alteration, Landlord shall be deemed to have approved such plans and specifications. The time periods set forth above are based on Tenant submitting final plans and specifications for not more than two
(2) full floors during any consecutive ten (10) Business Day period. If Tenant submits plans and specifications for space in excess of two (2) full floors during such ten (10) Business Day period, then Landlord's time periods to respond shall be equitably increased as to an additional floor, but in no event more than an additional 10 Business Days per two (2) additional floors. The aforesaid time periods (to the extent reasonably required by Landlord) shall be extended for a reasonable period of time in connection with the review of plans and specifications depicting alterations of a complex nature or non-standard office type alterations. Any disapproval given by Landlord shall be accompanied by a statement setting forth in reasonable detail the reasons for such disapproval. Landlord reserves the right to disapprove any plans and specifications in whole or in part (but, if practicable, Landlord shall disapprove plans in part rather than in whole), to reserve approval of items shown thereon pending its review and approval of other plans and specifications pertaining directly to work for which Landlord's consent is requested, and to condition its approval upon Tenant making revisions to the plans and specifications or supplying additional information, in each case, as reasonably requested by Landlord. Any review or approval by Landlord of any plans and/or specifications or preparation of any plans by an architect or engineer designated by Landlord with respect to any Alteration is solely for Landlord's benefit, and without any representation or warranty whatsoever to Tenant or any other Person with respect to the compliance thereof with any Requirements, the adequacy, correctness or efficiency thereof or otherwise.

            (C) (1) Tenant shall be permitted to perform Alterations during such hours as Tenant may elect, provided that if any such work unreasonably interferes (i.e., more than a de minimis amount) with or unreasonably interrupts the operation and maintenance of the Building or the performance by Landlord of repairs, alterations or other work in the Building, or unreasonably interferes with or unreasonably interrupts the use and occupancy of the Building by other tenants of space in the Building, then such work shall be performed at Tenant's expense and at such times and in such manner as Landlord may from time to time reasonably designate in a manner consistent with the custom and practice followed in other comparable first-class office buildings; it being expressly understood and agreed that all chopping, coring and any other similar work affecting the slab shall be performed after 6:00 p.m. and before 8:00 a.m. or on non-Business Days, unless otherwise permitted by Landlord.

            (2) All Tenant's Property installed by Tenant, and all Alterations and Specialty Alterations in and to the Premises which are made by Tenant at its own cost and expense prior to and during the Term, upon the Expiration Date may be (but shall not be required to be, except with respect to Tenant's Property and except as otherwise expressly set forth below) removed from the Premises by Tenant at Tenant's option, provided, however, that Tenant shall repair and restore in a good and workerlike manner to a condition which is customary and reasonable for such removal and in keeping with the Building Standard (provided that Tenant shall not be required to repair or restore any such damage to any portion of the Premises Landlord intends to demolish as determined by Landlord in its good faith discretion) any damage to the Premises or the Building caused by such removal. All Alterations in and to the Premises whether made at Tenant's cost and expense or Landlord's cost and expense, at any time during the Term shall (if not previously removed by Tenant) become the property of Landlord upon the expiration of the Term; provided, however, that Tenant shall be responsible for insuring all Specialty Alterations and Tenant's Property in accordance with the provisions of Section 9.2 below, and repairing and replacing any Specialty Alterations and Tenant's Property damaged by fire or other casualty in accordance with Section 10.1 below. Notwithstanding the foregoing, however, Landlord, upon notice given to Tenant at least one hundred eighty (180) days prior to the Fixed Expiration Date or upon such shorter notice as is reasonable under the circumstances upon the earlier expiration of the Term, may require Tenant to remove any Specialty Removal Alterations and to repair and restore in a good and workerlike manner any damage to the Premises or the Building caused by such removal.

            (D) (1) All Alterations shall be in keeping with the Building Standard and performed by reputable contractor(s), subcontractors or mechanics approved by Landlord (acting reasonably and promptly and if Landlord fails to respond to a request for approval of such contractors, subcontractors or mechanics within ten (10) Business Days after notice, such approval shall be deemed given), using labor which will ensure harmony with existing labor in the Building, at Tenant's expense. Prior to making each Alteration, at Tenant's request, Landlord shall furnish Tenant with a list of not less than three (3) third party contractors, subcontractors and mechanics per trade who may perform Alterations to the Premises on behalf of Tenant, except only one (1) contractor will be provided for the Class E proprietary system. If Tenant engages any contractor set forth on the list, Tenant shall not be required to obtain Landlord's consent for such contractor (and Tenant shall have no obligations under the second (2nd) and fourth (4th) sentences of Section 3.1(E) hereof with respect to such contractor except to the extent such labor disharmony results from any action by Tenant or its agents, employees, or contractors (other than such contractor)) unless, prior to the earlier of (a) entering into a contract with such contractor, (b) the commencement of work by the contractor and (c) the bidding of the Alteration work by Tenant, Landlord shall notify Tenant that such contractor has been removed from the list and shall advise Tenant of a substitute for the contractor who shall have been removed from the list, if applicable.

            (2) Notwithstanding the foregoing, with respect to the final tie-in of any Alteration to any Building System, Tenant shall select a contractor from Exhibit E attached hereto and made a part hereof or from a list of approved contractors furnished by Landlord to Tenant (containing at least three (3) contractors per trade, except with respect to the Class E proprietary system in the Building, in which case Landlord shall notify Tenant of the contractor/servicer required to perform that portion of such Alteration relating to such system), provided that in the event that the approved contractors designated by Landlord do not charge commercially competitive rates (as determined by Landlord and Tenant acting reasonably) and Tenant notifies Landlord prior to the commencement of any such Alteration that in Tenant's reasonable determination said contractors' rates are not competitive, Landlord shall use reasonable efforts to cause such contractor to charge commercially competitive rates. In the event Landlord is unsuccessful in its efforts to cause such contractor to reduce its rates, the terms and conditions of this Lease shall be unaffected thereby.

            (3) With respect to the Initial Alterations, Landlord hereby approves as of the date hereof the contractors, subcontractors and mechanics set forth on Exhibit E hereto, subject to Landlord's right to add to or, subject to
Section 3.1(D), subtract from said list.

            (E) Any mechanic's lien filed against the Premises or the Real Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged, removed or bonded by Tenant (unless the same shall have been caused by any act or omission of Landlord) within forty-five (45) days after Tenant shall have received notice thereof, at Tenant's expense (which discharge is not required to be of record within such forty-five (45) day period). Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if such employment would interfere or cause any labor conflict or dispute with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord or Tenant or, other than in connection with the Initial Alterations, any other occupant of the Building. Landlord and Tenant shall attempt (and shall cause all affected parties to attempt) to promptly resolve any labor disputes in a commercially reasonable manner. In the event of any such conflict and the failure of the parties to resolve the same pursuant to the immediately preceding sentence, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the

Building promptly or shall take such other action as may be necessary to end such conflict and preserve labor harmony in the Building; provided, however, to the extent that such interference or conflict is the result of labor affiliation or non-affiliation, and if Landlord shall have theretofore approved Tenant's contractors, mechanics or laborers, as the case may be, and such approval was given (or deemed given) prior to the approval of any other contractors, mechanics or laborers which are the cause of the interference or conflict, Tenant's contractors, mechanics or laborers, as the case may be, may remain at the Building. Landlord represents and warrants to Tenant that it will only employ contractors, mechanics and laborers in the Building which are compatible with other approved contractors, subcontractors, mechanics and laborers performing work in the Building.

            Section 3.2 Tenant shall pay to Landlord, within thirty (30) days of demand and as additional rent, in connection with any Alteration, a fee equal to the amount of Landlord's reasonable out-of-pocket costs and expenses to unrelated third parties incurred to review the plans and specifications therefor (the "Alteration Fee"). Notwithstanding the foregoing, Landlord shall use in-house personnel (at no charge to Tenant) to review the plans and specifications for any Alteration to the greatest extent practical, as reasonably determined by Landlord.

            Section 3.3 Landlord, upon the request of Tenant, shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the provisions of the applicable Requirement shall require that Landlord join in such application) and shall otherwise cooperate with Tenant in connection therewith (even though plans for such Alteration may not have been approved by Landlord (it being agreed that Tenant may file such plans with the New York City Building Department and any other applicable Governmental Authority prior to Landlord's approval of the same)), provided that such plans have not been disapproved and further provided Landlord shall not be obligated to incur any out-of-pocket cost or expense including, without limitation, attorneys' fees and disbursements, unless Tenant shall pay such reasonable cost or expense.

            Section 3.4 Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to use the loading docks and freight elevators to transport materials and personnel in connection with the performance of the Initial Alterations and Tenant's rearrangement and restacking of the Premises, in accordance with the conditions contained in Article 28 hereof and in connection therewith Tenant shall not be required to pay for the first 600 hours of overtime freight elevator and loading dock use on an aggregated basis.

            Section 3.5 (A) If, in connection with the performance of any Alterations, plans for which have been approved or deemed approved by Landlord or for which approval is not required, there is any violation of Requirements, the compliance with which is the responsibility of Landlord in accordance with the terms of this Lease and is not the responsibility of Tenant ("Landlord's Violations"), which shall actually delay Tenant in completing such Alterations and in occupying such portion of the Premises (which affected portion must exceed 5,000 rentable square feet) for the conduct of its business (whether by reason of delays in obtaining required permits or approvals (including any amendment to the certificate of occupancy for the Building requested by Tenant and approved by Landlord, in accordance with Article 15 hereof in connection with its Initial Alterations or required by Tenant to perform such Initial Alterations), or delays in construction or otherwise based on a customary non-overtime commercially prudent construction schedule, provided if Tenant accelerates such schedule to mitigate such delays then it shall be entitled to be reimbursed by Landlord for the additional costs incurred by Tenant in connection with such acceleration, not to exceed the rent abatement Tenant would have otherwise been entitled to had it not so accelerated such schedule) then, provided that Landlord is not delayed or prevented from complying with any such Requirements by reason of any acts or omissions of Tenant, its agents, servants, employees, contractors, subtenants, Permitted Occupants or licensees, and further provided that Tenant shall have delivered to Landlord notice of the nature of such delay promptly after the occurrence of the same (including a reasonably detailed description of the delay being experienced by Tenant) and Landlord fails within thirty (30) days after the receipt of said notice to remedy such condition, the Fixed Rent and Escalation Rent allocable to such portion of the Premises shall be abated from the expiration of such cure period to the date that Tenant is no longer delayed in performing or completing such Alterations or in occupying such portion of the Premises, as the case may be, by reason of the existence of such Landlord Violation. Landlord shall diligently pursue the cure of such Landlord Violation after notice thereof from Tenant. Tenant shall use good faith efforts to minimize the effect of any such Landlord Violation. The provisions of this
Section 3.5 shall not be applicable to the performance of any Alterations (other than the Initial Alterations) relating to a change in the certificate of occupancy for the Building. However, Landlord covenants to use due diligence to promptly remove any Landlord's Violation which adversely affects the performance of any Alterations by Tenant (including, without limitation, any Alteration requiring a change in the certificate of occupancy for the Building).

                  (B) In the event that Tenant discovers the existence of asbestos in the Premises during the performance of any Alterations required to be removed in order for Tenant to perform such Alterations, and in the further event that both (i) such asbestos prevents the completion of work in not less than 5,000 rentable square feet of the Premises and (ii) such asbestos is not removed by Landlord in accordance with all applicable Requirements within five
(5) Business Days following receipt of notice from Tenant as to the existence thereof (provided Landlord is given prompt access to the affected area upon request (which may be oral)), then the existence of such asbestos shall be deemed a Landlord's Violation for purposes of Section 3.5(A) (but Landlord shall not be entitled to any additional time to cure such violation prior to Tenant's receipt of the rent abatement set forth in Section 3.5(A) above).

                  (C) In addition to Tenant's rights and remedies set forth in Sections 3.5(A) and (B) and to the extent not covered by Sections 3.5(A) and
(B), if there occurs any Landlord Delay (other than as a result of a Landlord's Violation which shall be governed by Section 3.5(A) hereof) during the performance of the Initial Alterations to unoccupied space, then the Fixed Rent and Escalation Rent allocable to the portion of the Premises in which such Initial Alterations are actually delayed in being completed shall be abated one
(1) day for each day of the Landlord Delay. Landlord hereby covenants and agrees not to cause any Landlord Delay, to the extent within Landlord's reasonable control.

                  (D) Provided Landlord complies with all of its obligations under this Section 3.5, any abatement of Fixed Rent and Escalation Rent to which Tenant shall be entitled pursuant to this Section 3.5, together with Tenant's right to seek injunctive relief, shall be Tenant's sole remedy with respect to such Landlord's Violation and/or Landlord Delay and Landlord shall not be subject to any additional liability by reason thereof.

                  (E) The provisions of Article 25 hereof shall not be applicable with respect to Landlord's obligations under this Section 3.5.

                  Section 3.6 In the event Tenant fails to spend at least $14,883,915.00 on "hard" construction costs in connection with the performance of the Initial Alterations by the third (3rd) anniversary of the date hereof, as such date shall be extended by reason of Landlord Delays, Landlord's Violations and Unavoidable Delay, (reasonable proof of which shall be provided by Tenant's architect to Landlord upon completion or during performance of the Initial Alterations), Tenant shall pay to Landlord with the next monthly installment of Fixed Rent due under the Lease after substantial completion of the Initial Alterations or the third (3rd) anniversary of the date hereof (as such date shall be extended as provided above) whichever occurs earlier, the difference between $14,883,915.00 and the "hard" construction costs incurred by Tenant in connection with the performance of the Initial Alterations.


                                    ARTICLE 4
                               REPAIRS--FLOOR LOAD

            Section 4.1 Landlord shall operate, maintain and make all necessary repairs and replacements (both structural and non-structural, ordinary and extraordinary, foreseen and unforeseen) to the Building Systems (excluding maintenance, repairs and replacements necessitated by Tenant's Alterations (including the Initial Alterations), whether presently existing or installed by Tenant, all of which shall be the responsibility of Tenant to maintain and repair), and the structural (including structural repairs to the Premises) and public portions of the Building, both exterior and interior (including, without limitation, the roof, exterior Building walls, windows, site paving, curbs, walks, landscaping, lighting, all core areas, common areas, lobbies (excluding those in the Premises), hallways (excluding those in the Premises), core restrooms including those located on the full floors of the Premises (excluding private toilet rooms installed by Tenant and existing private toilet rooms in the Premises), elevators and all related items, in conformance with the Building Standard. Tenant, at Tenant's sole cost and expense, shall take good care of the Premises and the fixtures, equipment and appurtenances therein and make all (i) nonstructural repairs thereto and (ii) structural repairs to any structural Alteration made by Tenant, in any such case as and when needed to preserve them in good working order and condition, except for obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Article 10 hereof. Notwithstanding the foregoing, but subject to the release and waivers contained in Section 10.5 hereof, all damage or injury to any part of the Building (other than the Premises), or to the Building's fixtures, equipment and appurtenances (whether requiring structural or nonstructural repairs), caused by or resulting from the negligence or willful misconduct of Tenant, or its agents, employees, subtenants, licensees or contractors, or Alterations made by or on behalf of, Tenant, Tenant's agents, contractors, employees, subtenants or licensees, shall be repaired at Tenant's sole cost and expense, by Landlord, (or at Landlord's option, by Tenant to the reasonable satisfaction of Landlord). Tenant shall also repair all damage to the Building and the Premises caused by the moving of Tenant's Property by Tenant. All the aforesaid repairs by Landlord and Tenant shall be of first quality and class consistent with first class office building work or construction and shall be made in accordance with all applicable Requirements and the provisions of Article 3 hereof and shall be performed with reasonable diligence. Tenant shall give Landlord prompt notice of any defective condition in the Premises and/or any Building System, located in, servicing or passing through the Premises promptly after Tenant becomes aware of the same. The design and decoration of the elevator access and public corridors of any floor of the Premises, a portion of which is occupied by a third party which is not a subtenant, Permitted Occupant or licensee of Tenant, shall be subject to Landlord's approval, which shall not be unreasonably withheld or delayed (and if Landlord fails to respond to a request for consent within ten (10) Business Days after submission of plans and specifications in connection therewith, such consent shall be deemed given).

            Section 4.2 Tenant shall not place a load upon any floor of the Premises exceeding (a) in the 38th Floor Space, the 39th Floor Space and the 39th Floor Storage

Space, 120 pounds per square foot "live load", (b) in the Subconcourse Space, 500 pounds per square foot "live load", (c) in the Concourse A Space, the Concourse B Space and the Bank Vault Space, 150 pounds per square foot "live load", and (d) in each other floor in the Premises, 100 pounds per square foot "live load", unless Tenant shall have reinforced such floor in a satisfactory manner determined by Tenant and Landlord acting reasonably and otherwise in accordance with the provisions of this Lease, including, without limitation,
Article 3 hereof then not in excess of such reinforced capacity. Landlord reserves the right, acting reasonably, to prescribe the weight and position of all safes, heavy business machines and heavy equipment and installations to the extent the same would adversely affect the Building Systems, the structure of the Building, or the reasonable use and occupancy of the Building by other tenants or occupants (now or hereafter), in each case other than to a de minimis extent. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient in Landlord's reasonable judgment to absorb and prevent unreasonable vibration, noise and annoyance.

            Section 4.3 Except as expressly provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment thereof.

            Section 4.4 Landlord shall use its reasonable efforts to minimize interference with Tenant's access and use and occupancy of the Premises in making any repairs, alterations, additions or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs or expenses whatsoever, except that Landlord, at its expense, shall employ contractors or labor at so-called overtime or other premium pay rates (subject to recoupment pursuant to Article 27 below) if necessary to make any repair or remedy any condition required to be made by Landlord, at Landlord's expense, hereunder that either (i) results in a denial of access to the Premises, (ii) immediately or imminently threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant's ability to conduct its business in a material portion of the Premises. In all other cases, upon Tenant's reasonable prior written request, Landlord shall employ contractors or labor at so-called overtime or other premium pay rates and incur any other overtime costs or expenses in making any repairs, alterations, additions or improvements, provided Tenant shall pay to Landlord, as additional rent, within thirty (30) days after demand, an amount equal to the difference between (i) the overtime or other premium pay rates, including all fringe benefits and other elements of such pay rates, and (ii) the regular pay rates for such labor, including all fringe benefits and other elements of such pay rates. In making any repairs, alterations, additions or improvements, Landlord shall use all reasonable efforts to cause its contractors or labor to cover and secure such repair areas and equipment in such a manner to minimize interference with Tenant's business operations during its daytime business hours. If more than one occupant of the Building, including Tenant, is chargeable by Landlord for the same overtime costs and expenses relating to the same work for which Tenant is chargeable, then Tenant shall only be charged for a proportionate share of such overtime costs and expenses, which apportionment shall be based on the amount of overtime work requested by such parties and the scope of the repair project for each party. Subject to the release and waivers contained in Section 10.5 hereof, and the other applicable limitations and conditions contained in this Lease, Landlord shall indemnify and hold Tenant harmless from and against any and all damage to Tenant's Property or from any and all other damage, fine, suit, loss, claim, liability, cost or expense of any kind or nature (including, without limitation, reasonable attorneys' fees and disbursements), arising out of the negligent performance or willful misconduct by Landlord, or Landlord's employees, agents or contractors of repairs required to be performed by Landlord hereunder. Tenant shall have the right to designate, by written notice to Landlord, a reasonable number of areas within the Office Space (including, without limitation, any area containing a safe or any computer or telephone equipment) as secure areas to which Landlord shall not have access without being accompanied by a representative of Tenant (except in the case of an emergency or if necessary to comply with any Requirement). Landlord shall have no responsibility or obligation to perform repairs or provide services to such secure areas required of it hereunder (including, without limitation, cleaning) unless Landlord or its agents, employees or contractors are provided reasonable access to such secure areas to the extent access is needed to perform such obligation.

            Section 4.5 In the case of damage by fire or other casualty, the provisions of Article 10 hereof shall govern in the case of any conflict with the provisions of this Article 4.


                                    ARTICLE 5
                                 WINDOW CLEANING

            Tenant shall not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned from the outside in violation of Section 202 of the Labor Law, or any other applicable law, or of the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction, provided, however, that Tenant shall not be responsible for the manner in which Landlord, its agents, contractors or employees clean such windows and Landlord shall cause such windows to be cleaned in accordance with Schedule C attached hereto and made a part hereof.

                                    ARTICLE 6
                               REQUIREMENTS OF LAW

            Section 6.1 (A) Subject to those other provisions of this Lease that expressly require Landlord's compliance with applicable Requirements with respect to the Premises, Tenant, at its sole expense, shall comply with all Requirements applicable to the use or occupancy of the Premises, and in connection with Tenant's particular manner of use of areas outside the Premises in accordance with the terms of this Lease, such areas of the Building, or the making of Alterations therein or the installation of Tenant's signage in, on or about the Building, or result from or arise out of the making thereof, or those applicable by reason of the nature or type of business conducted by Tenant in the Premises (whether imposed upon Landlord or Tenant). Notwithstanding the foregoing, Tenant shall not be required to comply with Requirements of general applicability to all the office tenants of the Building (i.e., not arising out of Tenant's particular manner of use or occupancy of the Premises), to the extent compliance requires the making of structural Alterations within the Premises and/or the Building. Tenant shall, at Tenant's expense, cause all areas within the Premises (including, without limitation, bathrooms and elevator call buttons) to comply with the Americans with Disabilities Act of 1990, Public Law 101-336, 42 U.S.C. ss.ss.12101 et seq. at such times and to the extent required to do so by applicable Requirements. Tenant shall not do or permit to be done any act or thing upon the Premises which is not permitted hereunder or which is not in keeping with the Building Standard or which will invalidate or be in conflict with a standard Insurance Services Office all-risk insurance policy, provided such insurance policy does not prohibit any of the permitted uses under
Article 2 hereof; and shall not do, or permit anything to be done in or upon the Premises, or bring or keep anything therein, except as now or hereafter permitted by the New York City Fire Department, New York Board of Fire Underwriters, the Insurance Services Office or other authority having jurisdiction and then only in such quantity and manner of storage as not to increase the rate for fire insurance applicable to the Building, or use the Premises in a manner other than as permitted hereunder which specifically because of such use shall increase the rate of fire insurance on the Building or on property located therein, over the rate that would otherwise then be in effect (unless Tenant reimburses Landlord for the increased fire insurance premiums resulting therefrom, as provided below). Landlord represents and warrants to Tenant that the use and occupancy of the Premises for the permitted uses under Article 2 hereof shall not cause an increase in the rate for fire insurance applicable to the Building for which Tenant shall be responsible. If solely by reason of Tenant's failure to comply with the provisions of this Article (prior to the expiration of any applicable notice or cure period), the fire insurance rate shall be higher than it otherwise would be, then upon notice from Landlord, Tenant shall desist from doing or permitting to be done any such act or thing and shall reimburse Landlord, as additional rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant, and shall make such reimbursement within thirty (30) days after demand by Landlord. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or "make up" of rates for the Building or the Premises issued by the Insurance Services Office, or other body fixing such fire insurance rates, shall be presumptive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to the Building. Landlord shall use reasonable efforts to prevent any such increase in the fire insurance rate.

                  (B) Landlord, at its sole cost and expense (but subject to recoupment to the extent provided in Article 27 hereof), shall comply, or cause compliance, with all other Requirements applicable to the Premises and the Building, other than those Requirements which Tenant shall be required to comply with pursuant to the terms of this Lease, subject to Landlord's right to contest the applicability or legality thereof in accordance with the provisions of
Section 6.2 hereinbelow.

            Section 6.2 (A) Tenant, at its sole cost and expense and after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Requirement with which Tenant is required to comply under the terms of the Lease provided that (a) Landlord (or any Landlord's Indemnitees) shall not be subject to imprisonment or to prosecution for a crime, nor shall the Real Property or any part thereof be subject to being condemned or vacated, nor shall the certificate of occupancy for the Premises or the Building be suspended or threatened to be suspended by reason of such noncompliance or by reason of such contest; (b) before the commencement of such contest, if Landlord or any Landlord's Indemnitees may be subject to any civil fines or economic penalties or other criminal penalties or if Landlord may be liable to any independent third party as a result of such noncompliance, Tenant shall indemnify Landlord (and any Landlord's Indemnitees) against the cost of such noncompliance and liability resulting from or incurred in connection with such contest or noncompliance; and (c) Tenant shall keep Landlord regularly advised as to the status of such proceedings.

                  (B) Landlord, at its sole cost and expense, may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Requirement with which Landlord is required to comply under the terms of the Lease provided that (a) Tenant (or any Tenant's Indemnitees) shall not be subject to imprisonment or to prosecution for a crime, nor shall the Premises or any part thereof be subject to being condemned or vacated, nor shall the certificate of occupancy for the Building be suspended or threatened to be suspended by reason of such noncompliance or by reason of such contest;
(b) before the commencement of such contest, if Tenant or any Tenant's Indemnitees may be subject to any civil fines or economic penalties or other criminal penalties or if Tenant may be liable to any independent third party as a result of such noncompliance, Landlord shall indemnify Tenant (and any Tenant's Indemnitees) against the cost of such noncompliance and liability resulting from or incurred in connection with such contest or noncompliance. At Tenant's request, Landlord shall advise Tenant as to the status of such proceedings.

            Section 6.3 In the case of damage by fire or other casualty, the provisions of Article 10 hereof shall govern in the case of any conflict with the provisions of this Article 6.


                                    ARTICLE 7
                                  SUBORDINATION

            Section 7.1 (A) This Lease shall be superior to each and every Superior Lease and Mortgage hereafter affecting the Real Property and the Building, and to any renewals, modifications, replacements consolidations, substitutions, supplements, or extensions thereof, provided that, at Landlord's election, this Lease shall be made subject and subordinate to any such Superior Lease or Mortgage, as the case may be, and to all renewals, modifications, replacements, consolidations, substitutions, supplements and extensions thereof, provided that, and for so long as, (i) the Mortgagee or Lessor, as the case may be, shall have entered into a nondisturbance agreement with Tenant in substantially the form attached hereto as Exhibit F-1 or F-2, respectively, and made a part hereof (a "Nondisturbance Agreement") provided such agreement may contain other customary terms and conditions reasonably required by such Mortgagee or Superior Lessor or be on Mortgagee's or Lessor's form if substantially the same in substance (provided, in each case, the same do not materially increase the obligations of Tenant, adversely affect the rights of Tenant or decrease the obligations of Landlord hereunder) and (ii) such Nondisturbance Agreement continues to be in full force and effect.

                  (B) Landlord hereby represents to Tenant that as of the date hereof there are no Mortgages or Superior Leases affecting the Real Property or the Building.

                  (C) Tenant hereby irrevocably waives any and all right(s) it may have in connection with any zoning lot merger or transfer of development rights with respect to the Real Property including, without limitation, any rights it may have to be a party to, to contest, or to execute, any Declaration of Restrictions (as such term is defined in Section 12-10 of the Zoning Resolution of The City of New York effective December 15, 1961, as amended) with respect to the Real Property, which would cause the Premises to be merged with or unmerged from any other zoning lot pursuant to such Zoning Resolution or any document of a similar nature and purpose, and this Lease shall be subject and subordinate to any Declaration of Restrictions or any other document of similar nature and purpose now or hereafter affecting the Real Property. This clause shall be self-operative and no further instrument of subordination or waiver shall be required. In confirmation, however, of such subordination and waiver, Tenant shall execute and deliver promptly any certificate or instrument that Landlord reasonably may request.

            Section 7.2 If at any time prior to the expiration of the Term, any Superior Lease shall terminate or be terminated for any reason, or any Mortgagee comes into possession of the Real Property or the Building or the estate created by any Superior Lease by receiver or otherwise, Tenant agrees, provided such party shall have executed and delivered a Nondisturbance Agreement, at the election and upon demand of any owner of the Real Property or the Building, or of the Lessor, or of any Mortgagee in possession of the Real Property or the Building, to attorn, subject to and in accordance with the terms of the Nondisturbance Agreement, from time to time, to any such owner, Lessor or Mortgagee or any person acquiring the interest of Landlord as a result of any such termination, or as a result of a foreclosure of the Mortgage or the granting of a deed in lieu of foreclosure, upon the then executory terms and conditions of this Lease, subject to the provisions of Section 7.1 hereof and this Section 7.2, for the remainder of the Term, provided that such owner, Lessor or Mortgagee, as the case may be, or receiver caused to be appointed by any of the foregoing, shall then be entitled to possession of the Premises and provided further that such owner, Lessor or Mortgagee, as the case may be, or anyone claiming by, through or under such owner, Lessor or Mortgagee, as the case may be, including a purchaser at a foreclosure sale, shall have agreed to assume the obligations of Landlord hereunder (subject to the terms hereof and the provisions of the Non-Disturbance Agreement). Tenant, upon demand of any such owner, Lessor or Mortgagee shall execute from time to time, instruments in confirmation of the provisions hereof and acknowledging such attornment and setting forth the conditions of the tenancy, if applicable, provided such instruments are in form reasonably satisfactory to Tenant.

            Section 7.3 Notwithstanding the foregoing, this Lease shall not terminate solely by reason of the termination of any Superior Lease hereafter affecting the Real Property and the Building subject to the terms of the applicable Non-Disturbance Agreement. The provisions of this Section 7.3 shall inure to the benefit of any such owner, Lessor or Mortgagee, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease, and shall be self-operative, and no further instrument shall be required to give effect to said provisions.

            Section 7.4 If requested by any Mortgagee, any Lessor or Landlord, Tenant agrees to promptly execute and deliver at its own cost and expense a Nondisturbance Agreement.

            Section 7.5 (A) From time to time, within ten (10) days after request therefor by Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord, such Mortgagee or such Lessor a written statement (an "Estoppel Certificate") executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, Tenant and such Mortgagee or such Lessor, (l) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (2) setting forth the date to which the Fixed Rent and Escalation Rent have been paid and the current amounts thereof, (3) stating whether or not, to the best knowledge of Tenant, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, and (4) as to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 7.5(A) may be relied upon by any purchaser or owner of the Real Property or the Building, or Landlord's interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or by an assignee of any Mortgagee, or by any Lessor, and that Tenant may be estopped by reason of such statement, provided Tenant shall have no liability to any of the foregoing parties for misrepresentation as a result of any unintentional misstatement contained in any such Estoppel Certificate. As long as any Superior Lease or Mortgage shall exist, then, subject to the terms of the Non-Disturbance Agreement, Tenant shall not seek to terminate this Lease by reason of an act or omission of Landlord until Tenant shall have given written notice of such act or omission to all Lessors or Mortgagees at such address as shall have been furnished to Tenant, and if any such Lessor or Mortgagee shall notify Tenant within ten (10) Business Days following the receipt of such notice that such Lessor or Mortgagee intends to cure or remedy such act or omission, then prior to the expiration of a reasonable period of time following receipt of such notice by such Lessor or Mortgagee (not to exceed thirty (30) days after Landlord's right to cure has elapsed), such Lessor or Mortgagee shall have the right but not the obligation to cure such act or omission.

                  (B) From time to time, within ten (10) days after request therefor by Tenant, Landlord shall deliver to Tenant a written statement made by Landlord, in form reasonably satisfactory to Landlord and Tenant, which includes substantially the same information, mutatis mutandis, as the Estoppel Certificate. Landlord acknowledges that any statement delivered pursuant to this
Section 7.5(B) may be relied upon by any assignee or subtenant of Tenant and that Landlord may be estopped by reason of such statement, provided Landlord shall have no liability to any of the foregoing parties for misrepresentations as a result of any unintentional misstatement contained in any such statement.


                                    ARTICLE 8
             RULES AND REGULATIONS AND BUILDING RULES AND STANDARDS

            Tenant and Tenant's contractors, employees, agents and licensees shall comply with the Rules and Regulations and the Building Rules and Standards. If Tenant disputes the reasonableness of any additional Rule or Regulation or Building Rule and Standard hereafter adopted by Landlord, the dispute shall be determined by arbitration in accordance with Article 47, and pending such determination, Tenant shall comply with such contested Rule or Regulation or Building Rule or Standard. Any such determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional Rule or Regulation or Building Rule or Standard upon Tenant's part shall be deemed waived unless the same shall be asserted by service of a notice upon Landlord within sixty (60) days after the later of (i) receipt by Tenant of notice of the adoption of any such additional Rule or Regulation or Building Rule or Standard and (ii) the commencement of the enforcement of such Rule or Regulation or Building Rule or Standard by Landlord with respect to a Rule or Regulation or Building Rule or Standard not then applicable to Tenant's use or occupancy of the Premises, otherwise such notice shall be given to Landlord within sixty (60) days after receipt by Tenant of the adoption of such additional Rule or Regulation or Building rule or Standard. Provided Landlord complies with clause
(iv) of the penultimate sentence of this paragraph, Landlord shall not be liable to Tenant for violation of any Rule or Regulation or any Building Rule or Standard by any other tenants, their employees, agents, visitors or licensees. Landlord shall not enforce any Rule or Regulation or any Building Rule or Standard against Tenant in a discriminatory manner in comparison to Landlord's treatment of other office tenants in the Building. In addition, Landlord shall
(i) not adopt any new Rules and Regulations or Building Rules and Standards which are applicable against only Tenant (unless reasonably required under the circumstances), (ii) not unreasonably withhold or delay its consent to any approval required under the Rules and Regulations or Building Rules and Standards, (iii) exercise its judgment in good faith in any instance providing for the exercise of its judgment in the Rules and Regulations and Building Rules and Standards, and (iv) use all reasonable efforts to enforce the Rules and Regulations and Building Rules and Standards against other tenants and occupants if Tenant is being adversely affected by reason of any breach thereof. In case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations or Building Rules and Standards the provisions of this Lease shall control.


                                    ARTICLE 9
                     PROPERTY LOSS OR DAMAGE, REIMBURSEMENT

            Section 9.1 Except as otherwise expressly provided herein, neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others nor for the loss of any property of Tenant (including artwork) by theft or otherwise. Except as otherwise expressly provided herein, neither Landlord nor its agents shall be liable for injury or damage to persons or property, or interruption of Tenant's business, resulting from fire or other casualty, nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work, nor shall Landlord be liable for any latent defect in the Premises or in the Building (except to the extent Landlord shall be required to repair same pursuant to Article 4 hereof). Anything in this
Article 9 to the contrary notwithstanding, except as otherwise set forth in Articles 4, 10, 13, 28 and 36 of this Lease and otherwise as expressly provided herein, Landlord shall not be relieved from responsibility directly to Tenant for any loss or damage caused directly to Tenant wholly or in part by the willful or negligent acts or omissions of Landlord, Landlord's agents, employees, servants, contractors or licensees. Nothing in the foregoing shall affect any right of Landlord or Tenant to the indemnity to which either shall be entitled under Article 36 hereof in order to recoup for payments made in connection with third party claims. If at any time a limited number of windows of the Premises are temporarily closed, darkened or bricked-up due to any Requirement (i.e, for one (1) year or less) or by reason of required repairs, maintenance, alterations or improvements to the Building, (i.e., for sixty (60) days or less) and not by reason of any default by Landlord hereunder, Landlord shall not be liable for any damage Tenant may sustain thereby. If at any time the windows of the Premises are temporarily closed, darkened or bricked-up, as aforesaid, Landlord shall perform such repairs, maintenance, alterations or improvements and comply with the applicable Requirements with all reasonable diligence and otherwise take such action as may be reasonably necessary to minimize the period during which such windows are temporarily closed, darkened, or bricked-up. Tenant shall immediately notify Landlord of any fire, smoke condition or accident in the Premises, promptly upon becoming aware of same.

            Section 9.2 Tenant shall obtain and keep in full force and effect
(i) an "all risk" insurance policy for Tenant's Initial Alterations (but only prior to the substantial completion of the Initial Alterations), Specialty Alterations and Tenant's Property at the Premises which shall insure against the full replacement cost thereof, and (ii) a policy of commercial general liability insurance (covering bodily injury and property damage) on an occurrence basis with a broad form contractual liability endorsement. Such policies shall provide that Tenant is named as the insured. Landlord, Landlord's managing agent and any Lessors and any Mortgagees (whose names shall have been furnished to Tenant) shall be added as additional insureds (but not as a loss payee), as their respective interests may appear, with respect to the insurance required to be carried pursuant to clause (ii) above. Such policy with respect to clause (ii) above shall include a provision under which the insurer agrees to indemnify and hold Landlord, Landlord's managing agent, and such Lessors and Mortgagees harmless from and against, subject to the limits of liability set forth in this
Section 9.2, all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages mentioned in Article 36 to the extent the same relate to bodily injury, death or property damage. In addition, the policy required to be carried pursuant to clause (ii) above shall contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained and that the policy shall be non-cancelable and non-modifiable with respect to Landlord, such managing agent, and such Lessors and Mortgagees (whose names and addresses shall have been furnished to Tenant) unless thirty (30) days' written notice shall have been given to Landlord by certified mail, return receipt requested, which notice shall contain the policy number and the names of the insured and additional insureds. All such insurance shall be (i) written as "occurrence policies", (ii) written as "primary policy coverage" and not contributing with or in excess of any coverage which Landlord may carry, and (iii) effected under valid and enforceable policies. In addition, upon receipt by Tenant of any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under such policy of insurance (except to a de minimis extent), Tenant shall, within five (5) Business Days thereafter, deliver to Landlord and any other additional insureds thereunder a copy of such notice. The minimum limits of liability under the policy of insurance required to be carried pursuant to clause (ii) above shall, including any umbrella coverage permitted to be maintained by Tenant hereunder, be a combined single limit with respect to each occurrence in an amount of not less than Ten Million Dollars ($10,000,000) for injury or death to persons and damage to property, which amount shall be increased from time to time (but not more frequently than once every three (3) years) to that amount of insurance which is then being customarily required by prudent landlords of comparable first-class office buildings in Midtown Manhattan taking into consideration the size and use by Tenant of the Premises. All insurance required to be carried by Tenant pursuant to the terms of this Lease may be effected pursuant to blanket policies covering other locations (provided the limits of liability required to be maintained by Tenant are always available with respect to the Premises and will not be reduced by a loss at another location covered by such policy) and shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York, and rated in Best's Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation), as having a general policyholder rating of "A-" and a financial rating of at least "X."

            Section 9.3 Landlord shall obtain and keep in full force and effect
(i) insurance against loss or damage by fire and other casualty to the Building, including, Tenant's Alterations and, after substantial completion of Tenant's Initial Alterations, Tenant's Initial Alterations (exclusive of Specialty Alterations and Tenant's Property), as may be insurable under then available standard forms of "all-risk" insurance policies, in an amount equal to one hundred percent (100%) of the replacement value thereof (with a deductible in an amount not to exceed $50,000) or in such lesser amount as will avoid co-insurance (including a replacement cost and "agreed amount" endorsement),
(ii) a policy of commercial general liability insurance (covering bodily injury and property damage) on an occurrence basis, with a broad form contractual liability endorsement (with a deductible in an amount not to exceed $50,000), and (iii) rental loss insurance in an amount equal to not less than eighteen (18) months fixed rent and additional rent payable to Landlord from all tenants and occupants of the Building. Notwithstanding the foregoing, Landlord shall not be liable to Tenant for any failure to insure, replace or restore any Alterations unless Tenant shall have delivered to Landlord plans and specifications of such Alterations to the extent required pursuant to Article 3 hereof or otherwise notified Landlord in reasonable detail of such Alterations, and shall maintain adequate records with respect to such Alterations to facilitate the adjustment of any insurance claims with respect thereto. Tenant shall reasonably cooperate with Landlord and Landlord's insurance companies in the adjustment of any claims for any damage to the Building or such Alterations. The policy described in clause (ii) above shall include a provision under which the insurer agrees to insure Landlord with respect to any cost, expense or liability arising out of, or based upon, any and all claims, accidents, injuries and damages for which Landlord is required to indemnify Tenant under the provisions of Article 36. In addition, such policy shall contain a provision that no act or omission of Landlord shall affect or limit the obligation of the insurer to pay the amount of any loss sustained and the policy shall be non-cancelable and non-modifiable with respect to Tenant unless thirty (30) days' prior written notice shall have been given to Tenant by certified mail, return receipt requested, which notice shall contain the policy number and the names of the insured and additional insureds. All such insurance shall be (i) written as "occurrence policies", (ii) written as "primary policy coverage" and not contributing with or in excess of any coverage which Tenant may carry, and (iii) effected under valid and enforceable policies. In addition, upon receipt by Landlord of any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under such policy of insurance (except to a de minimis extent), Landlord shall, within five (5) Business Days thereafter, deliver to Tenant a copy of such notice. The minimum amounts of liability under the policy of insurance required to be carried pursuant to clause (ii) above shall be a combined single limit with respect to each occurrence in an amount of $50,000,000 for injury or death to persons, which amount shall be increased from time to time (but not more frequently than once every three (3) years), if applicable, to that amount of insurance which is then being customarily carried by prudent landlords of comparable first class office buildings in midtown Manhattan. All insurance required to be carried by Landlord pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York and rated in Best's Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation), as having a general policyholder rating of "A-" and a financial rating of at least "X". All insurance required to be maintained by Landlord hereunder may be effected pursuant to blanket policies covering other locations, provided that such blanket policies (i) provide that the amount of insurance allocable to the Building shall at all times not be less than the amounts set forth above, and that such amounts will not be reduced by any loss at any other location, and (ii) shall comply with the provisions of this

Section 9.3. Notwithstanding anything herein contained to the contrary, in no event shall Landlord carry separate or additional insurance, concurrent in form or contributing in the event of any loss or damage, with any insurance required to be maintained hereunder with respect to Tenant's Specialty Alterations and Tenant's Property.

            Section 9.4 Each party shall deliver to the other party appropriate certificates evidencing such insurance, including evidence of waivers of subrogation required pursuant to Section 10.5, required to be carried by each party pursuant to this Article 9 within ten (10) days after the date hereof. Evidence of each renewal or replacement of a policy shall be delivered by each party to the other at least ten (10) days prior to the expiration of such policy, and a copy of such renewal or replacement certificate shall be delivered by each party to the other upon request.


                                   ARTICLE 10
                        DESTRUCTION--FIRE OR OTHER CAUSE

            Section 10.1 (A) If the Premises (including Alterations (and after substantial completion of the Initial Alterations, Tenant's Initial Alterations), other than Specialty Alterations and Tenant's Property) or the Building (in such a manner that materially interferes with Tenant's use of the Premises or reasonable access to the Premises) shall be damaged by fire or other casualty, and, in the case of the Premises, if Tenant shall give prompt notice thereof to Landlord, the damages shall be diligently repaired by and at the expense of Landlord, with reasonable dispatch, to substantially the condition prior to the damage, with such modifications as shall be required in order to comply with Requirements. At the written request of Tenant, Landlord shall, from time to time (but not more frequently than once in every thirty (30) day period), inform Tenant of the progress of Landlord's restoration work and of the estimated date of Substantial Completion of the same. Until the earlier of (herein referred to as the "Casualty Rent Commencement Date") (i) the date which is one hundred twenty (120) days after such repairs which are required to be performed by Landlord shall be Substantially Completed (of which Substantial Completion Landlord shall promptly notify Tenant) and (ii) the date on which Tenant shall move into such portion of the Premises for the conduct of its business, the Fixed Rent and Escalation Rent shall be reduced in the proportion which the Rentable Square Foot area of the part of the Premises which is not usable or reasonably accessible by Tenant for the conduct of its business and is not so used by Tenant (it being agreed that if any portion of the Premises then being used by Tenant as its computer/data center or as a network hub room is not reasonably usable by Tenant and is not so used by Tenant, then, the portion of the Premises served by each affected network hub room or computer data center, as the case may be, shall be deemed to be unusable by Tenant for the conduct of its business, but only if, and for so long as, Tenant shall be unable to and actually ceases to operate its business in such portion of the Premises served by the affected network hub room or computer/data center), bears to the total Rentable Square Foot area of the Premises (giving due regard to the fact that the Fixed Rent for the Premises has been calculated using different rates of Fixed Rent for certain floors of the Premises and the fact that Escalation Rent is payable only with respect to the Office Space). Upon the substantial completion of such repairs, Landlord shall diligently prosecute to completion, within sixty (60) days (provided such time period is reasonable under the circumstances in connection with good construction practice) after the date of Substantial Completion, any agreed upon items of repair work not completed (i.e. "punchlist" items) and any items of Long Lead Work remaining to be completed. Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to repair any damage to, or to replace, any Specialty Alterations or Tenant's Property. Landlord shall use its reasonable efforts to minimize interference with Tenant's use and occupancy in making any repairs pursuant to this Section.

                  (B) At the earliest practical time (as determined by Landlord acting reasonably) prior to the Substantial Completion of any such repair, Landlord shall provide Tenant and Tenant's contractor, subcontractors and materialmen access to the Premises to perform Specialty Alterations (or Initial Alterations, if the Premises shall be damaged at any time prior to the substantial completion of the Initial Alternations) on the following terms and conditions (but not to occupy the same for the conduct of business):

                        (1) Tenant shall not commence work in any portion of the Premises until the date specified in a notice from Landlord to Tenant stating that the repairs required to be made by Landlord have been or will be completed to the extent reasonably necessary, in Landlord's reasonable discretion, to permit the commencement of the Specialty Alterations (or Initial Alterations, if the Premises shall be damaged at any time prior to the substantial completion of the Initial Alterations) then prudent to be performed in accordance with good construction practice in the portion in question without unreasonable interference with, and consistent with the performance of, the repairs remaining to be performed;

                        (2) Such access by Tenant shall be deemed to be subject to all of the applicable provisions of this Lease, except that there shall be no obligation on the part of Tenant solely because of such access to pay any Fixed Rent, Escalation Rent or Electricity Additional Rent, with respect to the affected portion of the Premises for any period prior to the Casualty Rent Commencement Date; and

                        (3) It is expressly understood that if Landlord shall be prevented from Substantially Completing the repairs due to any act or omission of Tenant, its agents, servants, employees or contractors, including without limitation by reason of the performance of any Specialty Alteration (or Initial Alterations, if the Premises shall be damaged at any time prior to the substantial completion of the Initial Alterations), or by reason of Tenant's failure or refusal to comply or to cause its architects, engineers, designers and contractors to comply with any of Tenant's obligations described or referred to in this Lease, or, subject to the provisions of this Lease, if such repairs are not completed, because under good construction scheduling practice such repairs should be performed after completion of any Specialty Alteration (or Initial Alterations, if the Premises shall be damaged at any time prior to the substantial completion of the Initial Alterations), then such work shall be deemed Substantially Complete on the date when the work would have been Substantially Complete but for such delay or delays and the expiration of the abatement of the Tenant's obligations hereunder shall not be postponed by reason of such delay. Landlord shall provide Tenant with written notice of delays caused by Tenant promptly after knowledge thereof by Landlord.

                  (C) It is expressly understood that if Tenant shall be actually delayed from substantially completing the repairs to the Specialty Alterations (or Initial Alterations, if the Premises shall be damaged at any time prior to the substantial completion of the Initial Alterations) due to any act or omission of Landlord, its agents, servants, employees or contractors (unless Landlord is acting in accordance with the terms of this Lease, and otherwise in a manner consistent with the operation of a comparable first-class office building and equitable treatment of tenants therein by a reasonably prudent owner), including, without limitation by reason of Landlord's failure or refusal to comply or to cause its architects, engineers, designers and contractors to comply with any of Landlord's obligations described or referred to in this Lease, then the one hundred twenty (120) day period (or such earlier date on which Tenant shall reoccupy the Premises for the conduct of its business) referred to in Section 10.1(A) hereof shall be postponed by the number of days of such actual delay in completion of the Specialty Alterations (or Initial Alterations, if applicable) performed by Tenant. Tenant shall provide Landlord with written notice of delays caused by Landlord promptly after knowledge thereof by Tenant.

            Section 10.2 Anything contained in Section 10.1 to the contrary notwithstanding, if the Building shall be so damaged by fire or other casualty (i.e., for this purpose, damage which costs more than seventy-five percent (75%) (or fifty percent (50%) in the event Landlord elects to demolish the Building and terminate all the other office tenants' leases in the Building) of the replacement cost of the Building to repair) that, in Landlord's reasonable opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged or rendered untenantable), then Landlord, at Landlord's option, may, not later than sixty (60) days following the damage, give Tenant a notice in writing terminating this Lease, provided that Landlord may not terminate this Lease unless it shall elect to terminate leases (including this Lease) affecting at least seventy-five percent (75%) of the remaining office space in the Building. If Landlord elects to terminate this Lease, the Term shall expire upon a date set by Landlord, but not sooner than the thirtieth (30th) day after such notice is given or, if the Premises shall not be substantially damaged and rendered substantially untenantable and the same are usable for the conduct of business, the twelve (12) month anniversary of the date on which such notice is given or such shorter period as specified by Tenant in a notice to Landlord, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 20 hereof. Upon the termination of this Lease under the conditions provided for in this Section 10.2, Tenant's liability for Fixed Rent, Escalation Rent and all other items of Rental shall thereupon cease and any prepaid portion of Fixed Rent, Escalation Rent and all other items of Rental for any period after such date shall be refunded by Landlord to Tenant.

            Section 10.3 (A) Within forty-five (45) days after notice to Landlord of any damage described in Section 10.1 hereof, Landlord shall deliver to Tenant a statement (the "Initial Estimate") prepared by a reputable independent third party licensed engineer or architect selected by Landlord having at least ten (10) years' experience in such matters (the "Independent Party") setting forth its estimate as to the time required to repair such damage, exclusive of time required to repair any Specialty Alterations (which are Tenant's obligation to repair) or to perform Long Lead Work. If the estimated time period exceeds the date (the "15 Month Date") which is fifteen
(15) months from the date of such fire or other casualty then Tenant may elect to terminate this Lease by notice to Landlord not later than thirty (30) days following receipt of the Initial Estimate. If Tenant makes such election, the Term shall expire upon the thirtieth (30th) day after notice of such election is given, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 20 hereof. If this Lease shall not have been terminated pursuant to this Article 10, the damages required to be repaired by Landlord shall be diligently repaired by and at the expense of Landlord as set forth in Section 10.1 hereof. Notwithstanding anything in this
Section 10.3(A) to the contrary, if (i) Tenant shall not have elected to terminate this Lease pursuant to this Section 10.3(A), or (ii) Tenant shall not have had the right to terminate the Lease pursuant to this Section 10.3(A), Tenant may from time to time (but in no event more often than once in any sixty
(60) day period) request in writing from Landlord that Landlord deliver to Tenant updated estimates with respect to the anticipated Substantial Completion date of the repair work, or Landlord, at Landlord's initiative, may send to Tenant such updated estimates (but in no event more often than once in any sixty
(60) day period) (each of such updated estimates, a "Revised Estimate"). All Revised Estimates shall contain the Independent Party's good faith estimate of the Substantial Completion date of the repair work, excluding the time to repair any Specialty Alterations, Tenants Property, or to perform Long Lead Work. A "Materially Revised Estimate" shall be a Revised Estimate with an anticipated Substantial Completion date of such repair work later than the later of (i) the 15 Month Date, subject to extensions (not to exceed ninety (90) days in the aggregate) by reason of Unavoidable Delays and (ii) sixty (60) days after the estimate of the Substantial Completion date set forth in the immediately preceding Revised Estimate. In the event that Tenant (at Tenant's request or at Landlord's initiative) shall have received a Materially Revised Estimate, Tenant shall have a further right to terminate this Lease upon written notice to Landlord given not later than thirty (30) days following Tenant's receipt of such Materially Revised Estimate, and such termination shall be effective on the date which is thirty (30) days next following the date Landlord receives Tenant's notice. In the event Tenant shall not elect to terminate this Lease within the thirty (30) day period set forth above, Tenant also shall not thereafter have a right to terminate this Lease under this Section 10.3 with respect to the casualty in question unless and until Tenant (at Tenant's request or at Landlord's initiative) shall receive another Materially Revised Estimate. Anything to the contrary notwithstanding, Tenant also shall have the right contained herein to terminate this Lease upon written notice to Landlord if (i) Landlord shall fail to deliver to Tenant a Revised Estimate which contains the Independent Party's good faith estimate of the Substantial Completion date of the repair work within thirty (30) days after Tenant's request therefor provided such request states that Tenant may terminate this Lease in the event Landlord fails to deliver a Revised Estimate with the Independent Party's estimate of the date of Substantial Completion of Landlord's repair work, and (ii) Tenant provides Landlord with a Materially Revised Estimate and notice of termination within thirty (30) days after Landlord's failure to provide a Revised Estimate, as aforesaid. Such termination shall be effective on the date which is thirty
(30) days next following the date on which Landlord receives Tenant's termination notice.

                  (B) Notwithstanding the foregoing, if the Premises shall be substantially damaged during the last two (2) years of the Term (as the same may be extended pursuant to Article 41 hereof), Landlord or Tenant may elect by notice, given within thirty (30) days after the occurrence of such damage, to terminate this Lease and if either party makes such election, the Term shall expire upon the thirtieth (30th) day after notice of such election is given by such party and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 20 hereof. Except as set forth in this Section 10.3, Tenant shall have no other options to cancel this Lease under this Article 10. Subject to Landlord's right to terminate this Lease set forth in Section 10.2 hereinabove, if Landlord has elected to terminate this Lease as provided in this Section 10.3(B), such election shall be deemed void and of no force and effect if Tenant shall, within thirty (30) days after receipt of Landlord's notice of termination, elect to exercise a Renewal Option pursuant to Article 41 hereof.

            Section 10.4 This Article 10 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force shall have no application in any such case.

            Section 10.5 The parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises, the Building and personal property, fixtures and equipment located thereon or therein and any rent insurance carried by Landlord and business interruption insurance carried by Tenant, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery. Provided that its right of full recovery under its insurance policies is not adversely affected thereby, the parties hereto hereby release and will not make any claim against or seek to recover from the other for any loss or damage to its property resulting from fire or other hazards to the extent covered by such fire and extended coverage insurance that each party is required hereunder to maintain (or to the extent the same would have been covered if the parties hereunder were carrying all insurance required hereunder); provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery. The waivers of subrogation, waivers of recovery and release of claims provided in this Section 10.5 shall extend to both Landlord's Indemnitees and Tenant's Indemnitees. If the payment of an additional premium is required for the inclusion of such waiver of subrogation provision, each party shall advise the other of the amount of any such additional premiums and the other party at its own election may, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium, the first party shall not be required to obtain such waiver of subrogation provision. Notwithstanding anything to the contrary contained herein, Tenant acknowledges that Landlord shall not carry insurance on and shall not be responsible for damage to, Tenant's Property or Specialty Alterations or any other Alterations prior to the completion of the Initial Alterations, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant's business, except as otherwise expressly provided herein.


                                   ARTICLE 11
                                 EMINENT DOMAIN

            Section 11.1 If the whole of the Real Property, the Building or the Premises shall be acquired or condemned by a Governmental Authority for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title with the same effect as if said date were the Expiration Date. If only a part of the Real Property and not the entire Premises shall be so acquired or condemned then,

(1) except as hereinafter provided in this Section 11.1, this Lease and the Term shall continue in force and effect but, if a part of the Premises is included in the part of the Real Property so acquired or condemned, from and after the date of the vesting of title, the Fixed Rent shall be reduced in the proportion which the Rentable Square Foot area of the part of the Premises so acquired or condemned bears to the total Rentable Square Foot area of the Premises immediately prior to such acquisition or condemnation and Tenant's Operating Share and Tenant's Tax Share shall be redetermined based upon the proportion in which the ratio between the Rentable Square Foot area of the Office Space remaining after such acquisition or condemnation bears to the Rentable Square Foot area of the Building remaining after such acquisition or condemnation (giving due regard to the fact that the Fixed Rent for the Premises has been calculated using different rates of Fixed Rent for certain floors of the Premises and the fact that Escalation Rent is payable only with respect to the Office Space); (2) whether or not the Premises shall be affected thereby, Landlord, at Landlord's option, may give to Tenant, within sixty (60) days next following the date upon which Landlord shall have received notice of vesting of title, a thirty (30) days' notice of termination of this Lease, provided that, if the Premises shall not be substantially affected or rendered substantially untenantable by reason of such taking, Landlord may not terminate this Lease unless Landlord shall elect to terminate leases (including this Lease) affecting at least seventy-five percent (75%) of the remaining office space in the Building; and (3) if the part of the Real Property so acquired or condemned shall contain more than fifteen percent (15%) of the total Rentable Square Foot area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, or if the portion of the Premises containing Tenant's computer/data center or any network hub rooms is not reasonably usable by Tenant and by reason thereof Tenant shall be unable to operate its business in substantially the entire remaining Premises, Tenant, at Tenant's option, may give to Landlord, within sixty (60) days next following the date upon which Tenant shall have received notice of vesting of title, not less than thirty (30) nor more than one hundred eighty (180) days' notice of termination of this Lease. If any such notice of termination is given, by Landlord or Tenant, this Lease and the Term shall come to an end and expire upon the expiration of (i) with respect to Landlord, said thirty (30) days (or, if the Premises were not substantially affected and rendered substantially untenantable and the same are usable for the conduct of business, the six (6) month anniversary of the date on which such notice is given or such shorter period (if permitted by applicable Requirements) as specified by Tenant in a notice to Landlord), or (ii) with respect to Tenant, the number of days set forth in Tenant's notice, in each case, with the same effect as if such date of expiration were the Expiration Date hereunder. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated pursuant to the foregoing provisions of this Section 11.1, Landlord, at Landlord's expense, shall restore that part of the Premises not so acquired or condemned to a self-contained rental unit inclusive of Tenant's Alterations

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

(other than Specialty Alterations and Tenant's Property) to substantially the condition as existed as of the date hereof with such modifications as shall be required in order to comply with Requirements. In the event of any termination of this Lease and the Term pursuant to the provisions of this Section 11.1, the Fixed Rent, Escalation Rent and all other items of Rental shall be apportioned as of the date of sooner termination and any prepaid portion of Fixed Rent, Escalation Rent and all other items of Rental for any period after such date shall be refunded by Landlord to Tenant, which obligation shall survive the Expiration Date.

            Section 11.2 In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation, Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section
11.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant's Property included in such taking, and for any moving expenses, and for Tenant's improvements, Alterations and additions which are not the property of Landlord pursuant to the terms of this Lease and provided such claim does not reduce Landlord's claims against the condemning authority. If Tenant shall not be permitted to make a separate claim in such proceeding, Landlord shall prosecute all claims in such proceeding on behalf of both Landlord and Tenant in which event Tenant may, if it so elects, join with Landlord in such proceeding, retain co-counsel, attend hearings, present arguments, and generally participate in the conduct of the proceeding.

            Section 11.3 If the whole or any part of the Premises shall be temporarily acquired or condemned by a Governmental Authority during the Term for any public or quasi-public use or purpose, this Lease shall continue in full force and effect; provided that all items of Rental payable by Tenant hereunder shall be abated as to the portion of the Premises so taken for the period of such taking giving due regard to the different rental rates for different space included in the Premises. The Rentable Square Foot area of the Office Space for purposes of calculating Tenant's Operating Share and Tenant's Tax Share shall be reduced by the area of the part of the Office Space so taken. Notwithstanding the foregoing, if the temporary use or occupancy is for a period of greater than one (1) year, and either the (i) the portion of the Premises so taken shall contain more than fifteen percent (15%) of the total Rentable Square Foot area of the Premises immediately prior to such acquisition, or (ii) if a portion of the Premises containing Tenant's computer/data center or any network hub room shall not be reasonably usable by Tenant and rendered substantially untenantable and by reason thereof Tenant shall be unable to operate its business in substantially the entire remaining Premises, then Tenant, at Tenant's option, may give to Landlord, within thirty (30) days next following the date upon which Tenant shall have received notice of such taking, a


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

notice of termination of this Lease as of a date set forth in such notice, which date shall not be less than thirty (30) nor more than one hundred eighty (180) days from the date of such notice. If Tenant shall give such notice of termination, this Lease and the Term shall come to an end and expire upon the termination date set forth in such notice as if such termination date were the date originally set forth in this Lease as the Expiration Date. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated pursuant to this Section 11.3, Landlord, at Landlord's expense, shall restore that part of the Premises not so acquired or condemned to a self-contained rental unit inclusive of Tenant's Alterations (other than Specialty Alterations and Tenant's Property). In the event of any termination of this Lease and the Term pursuant to the provisions of this Section 11.3, the Fixed Rent, Escalation Rent and all other items of Rental shall be apportioned as of the date of sooner termination and any prepaid portion of Fixed Rent, Escalation Rent and all other items of Rental for any period after such date shall be refunded by Landlord to Tenant, which obligation shall survive the Expiration Date.


                                   ARTICLE 12
                     ASSIGNMENT; SUBLETTING; MORTGAGE; ETC.

            Section 12.1 Except as expressly permitted herein, Tenant, without the prior consent of Landlord in each instance in accordance with this Article 12, shall not (a) assign its rights or delegate its duties under this Lease (whether by operation of law, transfers of interests in Tenant or otherwise), mortgage or encumber its interest in this Lease, in whole or in part, (b) sublet, or permit the subletting of, the Premises or any part thereof, or (c) permit the Premises or any part thereof to be occupied, or used for desk space, mailing privileges or otherwise, by any person other than Tenant, except as otherwise expressly provided herein.

            Section 12.2 (A) If Tenant's interest in this Lease is assigned in violation of the provisions of this Article 12, such assignment shall be void and of no force and effect against Landlord; provided, however, that Landlord may, in addition to all the other rights and remedies provided to Landlord hereunder, at law or in equity, collect an amount equal to the then Fixed Rent plus any other item of Rental from the assignee as a fee for its use and occupancy, and shall apply the amount collected to the Fixed Rent and other items of Rental reserved in this Lease. If the Premises or any part thereof are sublet to, or occupied by, or used by, any person other than Tenant, whether or not in violation of this Article 12, Landlord, after default by Tenant under this Lease beyond the expiration of any applicable notice and grace period, may collect any item of Rental or other sums paid by the subtenant, user or occupant as a fee for its use and occupancy, and shall apply the net amount collected to the Fixed Rent and other items of Rental reserved in this Lease. No such assignment, subletting, occupancy or use, whether with or without


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

Landlord's prior consent, nor any such collection or application of Rental or fee for use and occupancy, shall be deemed a waiver by Landlord of any term, covenant or condition of this Lease or, if Landlord has consented to the same, the acceptance by Landlord of such assignee, subtenant, occupant or user as tenant hereunder. The consent by Landlord to any assignment, subletting, occupancy or use shall not relieve Tenant from its obligation to obtain the express prior consent of Landlord to any further assignment, subletting, occupancy or use to the extent required hereunder.

                  (B) Tenant shall pay to Landlord the reasonable attorneys' fees and disbursements incurred by or on behalf of Landlord in connection with any proposed assignment of Tenant's interest in this Lease or any proposed subletting of the Premises or any part thereof. If Landlord and Tenant shall disagree as to the reasonableness of such fees or disbursements, Landlord shall nevertheless grant or deny its consent to such proposed assignment or subletting provided such disputed fees and/or disbursements had been paid by Tenant and either Landlord or Tenant may submit the dispute to arbitration, as provided in
Article 47 hereof.

                  (C) Neither any assignment of Tenant's interest in this Lease nor any subletting, occupancy or use of the Premises or any part thereof by any person other than Tenant, nor any collection of Rental by Landlord from any person other than Tenant as provided in this Section 12.2, nor any application of any such Rental as provided in this Section 12.2 shall, in any circumstances, except as otherwise expressly provided herein, relieve Tenant of its obligations under this Lease on Tenant's part to be observed and performed. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall execute and deliver to Landlord upon demand an instrument confirming such assumption. Except as expressly provided herein, no assignment of this Lease shall relieve Tenant of its obligations hereunder and, subsequent to any assignment, Tenant's liability hereunder shall continue in accordance with the terms of this Lease at the time the same is assigned notwithstanding any subsequent modification or amendment hereof or the release of any subsequent tenant hereunder from any liability by Landlord, to all of which Tenant hereby consents in advance (except that Tenant shall be liable for all the obligations under (i) any such subsequent modifications and amendments entered into by a Related Entity having a 100% control relationship to Tenant (i.e., a wholly owned subsidiary or parent entity) and (ii) Section 12.12, and Articles 41, 42, and 45 hereof in the event any subsequent Tenant exercises any of the rights or options described in said Section or Articles in accordance therewith); provided, however, that no such modification, amendment or release shall diminish or impair Tenant's rights or remedies in any respect against any assignee.

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

                  (D) If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 50% of all Assignment Proceeds (as hereinafter defined) paid to Tenant in connection with such assignment shall be paid or delivered to Landlord less the allocable portion of the Assignment Profit attributable to Free Sublet Space, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting Landlord's property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

                  (E) If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any Person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption. Such notice shall set forth (a) the name and address of such Person, and (b) all of the terms and conditions of such offer. Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person, less any brokerage commissions which would otherwise be payable by Tenant out of the consideration to be paid by such Person in connection with the assignment of this Lease and which are not payable by Tenant in connection with such assignment to Landlord.

            Section 12.3 In the event of an assignment of this Lease (other than to a Related Entity or Successor-in-interest or pursuant to the provisions of the Bankruptcy Code), then prior to a termination of this Lease by Landlord (a) Landlord shall send copies of all "default notices" given to an assignee of the Lease to the Tenant Named Herein at the address herein stated or at any subsequent address furnished to Landlord, (b) the Tenant Named Herein shall have the right to cure any such defaults of such defaulting assignee which cure rights shall be concurrent with the rights of the assignee, and (c) the Tenant Named Herein shall have an additional ten (10) days to cure such default if the same is a monetary default and an additional twenty (20) days to cure such default if the same is a non-monetary default (commencing, in each case, on the day immediately succeeding the expiration of such defaulting assignee's grace period). Landlord may not terminate this Lease for a default of an assignee (other than a Related Entity of the Tenant Named Herein) until the Tenant Named Herein is given copies of such "default notices" and the ten (10) day or thirty
(30) day cure period, as applicable, to cure such default as provided hereinabove has expired. The provisions of this Section 12.3 shall survive the termination of this Lease after an Event of Default hereunder.

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

            Section 12.4 (A) Tenant shall have the right, subject to the terms and conditions hereinafter set forth, without the consent of Landlord but subject to Tenant's satisfaction of conditions set forth in clauses (1), (2),
(3) and (4) of Section 12.8(A) hereof, to assign its entire interest in this Lease (i) to a Successor-in-interest or (ii) to a Person which shall (1) Control, (2) be under the Control of, or (3) be under common Control with Tenant (any such Person referred to in clauses (i) and (ii) being a "Related Entity"). The terms "Control" or "control" shall mean ownership of more than twenty percent (20%) (the "Control Percentage") of the outstanding voting stock of a corporation or other equity interest if not a corporation or the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract. Notwithstanding the foregoing, in the event of an assignment of this lease or subletting of space by Tenant or a Related Entity to an entity (the "Non-Control Entity") that (i) is not a Successor-in-interest, and (ii) does not have at least a 50% control relationship to its assignor or sublessor, then with respect to all future sublettings and/or assignments by or through such Non-Control Entity the Control Percentage shall be deemed to be fifty (50%) percent or more in order to qualify as a Related Entity for purposes of this Section 12.4. Tenant also shall have the right, subject to the terms and conditions hereinafter set forth, without the consent of Landlord but subject to Tenant's satisfaction of conditions set forth in clauses (2), (3), (4), (5), (6), (7) and (8) of Section 12.6(A) to
sublease or license all or any portion of the Premises to a Related Entity. Any assignment or subletting or licensing described above may only be made upon the condition that (a) any such assignee or subtenant or licensee shall use the Premises only for the purposes permitted hereunder, (b) the principal purpose of such assignment or sublease or license is not to circumvent the provisions of
Section 12.1 of this Article, (c) any such assignee shall assume in writing all terms, covenants and conditions of this Lease on Tenant's part to be observed or performed from and after the effective date of such assignment, (d) Tenant shall deliver to Landlord within thirty (30) days after such assignment or sublease either (x) a copy of the proposed instrument of assignment and assumption, or
(y) a copy of the sublease or license in order to permit Landlord to determine that such assignment or sublease complies with the provisions of this Section 12.4(A), and (e) with respect to clause (i) above in the first sentence of this paragraph, such assignee shall have a net worth of at least equal to the lesser of (i) assignor's net worth immediately prior to the assignment, (ii) seventy-five percent (75%) of Tenant's net worth as of the date hereof, and
(iii) $500,000,000 (which amount would appear on the consolidated balance sheet of such assignee and its subsidiaries as "consolidated stockholders equity" determined in accordance with generally accepted accounting principles). Notwithstanding the foregoing, Sections 12.7 and 12.9 shall apply to assignments and sublettings by Tenant to Related Entities having less than a fifty percent (50%) control relationship to Tenant provided that neither the assignment of this Lease


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

nor the subletting of all or any portion of the Premises to a Successor-in-interest shall be subject to either Section 12.7 or Section 12.9.

                  (B) If Tenant hereafter becomes a partnership, limited partnership, limited liability company or a limited liability partnership pursuant to the terms of this Lease, the admission, withdrawal, retirement, death, incompetency or bankruptcy of any Partner, or the reallocation of partnership interests among the Partners, shall not constitute an assignment of this Lease, provided that the principal purpose of any of the foregoing is not to circumvent the restrictions on assignment set forth in the provisions of this
Article 12. The reorganization of Tenant into a limited or general partnership or a professional corporation or a limited liability company or a limited liability partnership, shall not constitute an assignment of this Lease provided that the principal purpose of the foregoing is not to circumvent the restrictions on assignment set forth in this Article 12.

                  (C) Except as set forth above, either a transfer (whether directly or indirectly) of a majority of the total interest in Tenant (if Tenant is any type of partnership or limited liability company) or a transfer (including the issuance of treasury stock or the creation and issuance of new stock) of a controlling interest in the shares of Tenant (if Tenant is any type of corporation or trust) at any one time or over a period of one year or less through related series of transfers, shall be deemed an assignment of this Lease and shall be subject to all of the provisions of this Article 12, including, without limitation, the requirement that Tenant obtain Landlord's prior consent thereto. The transfer of shares of Tenant (if Tenant is a corporation or trust) for purposes of this Section 12.4 shall not include the sale of shares effected through any recognized "over-the-counter market" or through any recognized stock exchange. Notwithstanding anything to the contrary contained in this Lease, (i) no consent of Landlord shall be required for the transfer of any interest or interests of any kind in the Tenant Named Herein and (ii) no transfer of an interest or interests of any kind in the Tenant Named Herein shall constitute or be deemed to constitute an assignment of this Lease or a subletting of all or any portion of the Demised Premises.

            Section 12.5 If, at any time after Tenant may have assigned Tenant's interest in this Lease, this Lease shall be disaffirmed or rejected in any proceeding of the types described in Section 16.1(B) hereof, or in any similar proceeding, or in the event of termination of this Lease by reason of any such proceeding or by reason of lapse of time following notice of termination given pursuant to said Article 16 based upon any of the Events of Default set forth in such paragraph, Tenant, upon request of Landlord given within sixty (60) days next following any such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (l) pay to Landlord all Fixed Rent, Escalation Rent and other items of Rental due and owing by the assignee to


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Landlord under this Lease and cure all outstanding defaults by Tenant under this
Lease to and including the date of such disaffirmance, rejection or termination (it being agreed that Landlord shall thereupon assign to Tenant all of Landlord's rights and claims therefor against the assignee) and (2) as "tenant", enter into a new lease with Landlord of the Premises for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Fixed Expiration Date, unless sooner terminated as in such lease provided, at the same Fixed Rent and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (a) Tenant's rights under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any person claiming through or under such assignee or by virtue of any statute or of any order of any court (it being agreed that Landlord shall, at the direction of Tenant and at Tenant's expense, use all reasonable efforts to obtain possession of the Premises for Tenant), and
(b) such new lease shall require that all defaults existing under this Lease (that are susceptible of being cured) be cured by Tenant with due diligence, and
(c) such new lease shall require Tenant to pay all Escalation Rent reserved in this Lease which, had this Lease not been so disaffirmed, rejected or terminated, would have accrued under the provisions of Article 27 hereof after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant shall default in its obligation to enter into said new lease for a period of thirty (30) days next following Landlord's request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or at equity, Landlord shall have the same rights and remedies against Tenant as if Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant's default thereunder. Notwithstanding the foregoing, in no event shall the liability of Tenant pursuant to this Section 12.5 exceed the liability Tenant would otherwise have pursuant to Section 12.2(C).

            Section 12.6 (A) Notwithstanding the provisions of Section 12.1 hereof, if Landlord is not entitled, or has elected not, to exercise its rights pursuant to paragraph (B) of this Section 12.6, then Landlord shall not unreasonably withhold its consent to any subletting (and, such consent shall be deemed granted if not denied within (i) ten (10) Business Days for sublettings of less than a full floor and (ii) fifteen (15) Business Days for sublettings of a full floor or more, after request therefor and receipt of all other information reasonably required and requested by Landlord in order to grant or withhold consent to such subletting in accordance with this Section 12.6, including the name and address of the proposed subtenant and its intended use of the Premises (or portion thereof) and a description of its business; any such denial to be accompanied by a statement of Landlord setting forth in reasonable detail the reasons for such denial), provided that:

                        (1) The Premises shall not, without Landlord's prior consent, have been advertised in the public media (i.e., newspapers, journals or magazines) or publicly listed with brokers or real estate agents or sales persons for



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      subletting at a rental rate less than the prevailing rental rate then being asked by Landlord for comparable space in the Building (and Landlord shall upon request of Tenant, notify Tenant of Landlord's good faith determination of said prevailing rate (the "Prevailing Rate")).

                        (2) No Event of Default with respect to (i) the payment of Fixed Rent or Escalation Rent, (ii) other sums or charges in excess of $25,000 as such amount shall be increased on January 1st of each calendar year during the Term by the percentage increase in the Consumer Price Index on each such January 1st over the Base Index, and (iii) material non-monetary obligations (a "Special Event of Default") shall have occurred and be continuing.

                        (3) The proposed subtenant shall be of a character, be engaged in a business and propose to use the Premises in a manner consistent with the Building Standard.

                        (4) The character of the business to be conducted or the proposed use of the Premises by the proposed subtenant shall not require any Alterations to be performed by Landlord, at Landlord's expense, in, or made to, any portion of the Building or the Real Property (unless Tenant shall pay the reasonable cost thereof).

                        (5) The subletting shall be expressly subject and subordinate to this Lease and to all of the terms, covenants, conditions and obligations on Tenant's part to be observed and performed under this Lease (including, without limitation, this Article 12); and the further condition and restriction that the sublease shall not be assigned, encumbered or otherwise transferred or the subleased premises further sublet by the subtenant in whole or in part, or any part hereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance, provided, however, that, subject to Landlord's recapture rights set forth in this Section 12.6, subtenants under permitted subleases of Tenant Named Herein of 5,000 Rentable Square Feet or more of space or any permitted subsubtenant of 12,500 Rentable Square Feet or more of space, for a term of not less than two (2) years, shall have the same rights to assign such subtenant's sublease or sublet such subtenant's subleased premises as Tenant has with respect to this Lease and the Premises, subject to the provisions hereof.

                        (6) The subletting shall end no later than one (1) day before the Expiration Date and shall not be for a term of less than one
      (1) year unless it commences less than one (1) year before the Expiration Date.

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

                        (7) At no time shall there be more than four (4) occupants per floor, including Tenant, in the Premises.

                        (8) Such sublease shall expressly provide that in the event of termination, re-entry or dispossess of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not
      (i) be liable for any act or omission of or default by Tenant or any prior sublandlord under such sublease, except to the extent such act, omission or default is continued by Landlord and accrues during or is otherwise applicable to the period after the date that Tenant's interest in such sublease shall have been transferred to Landlord; (ii) be subject, except to the extent expressly provided in such sublease, to any credits, claims, setoffs or defenses which such subtenant might have against Tenant or any prior sublandlord as a result of any acts or omissions of Tenant or any prior sublandlord; (iii) be, subject to clause (vi) hereinbelow, bound by any fixed rent, basic rent, additional rent or other amounts which such subtenant may have paid to Tenant more than thirty (30) days in advance of the month to which such payments relate, and all such prepaid rent and additional rent shall remain due and owing without regard to such prepayment, except for payment of the first month's fixed rent or basic rent upon the execution of such sublease and prepayments of additional rent made on account of operating expenses and real estate taxes in accordance with the terms of such sublease; (iv) be bound by any amendment, modification or cancellation of such sublease or surrender of such subleased premises made without Landlord's prior written consent (and provided that communications between Tenant and such subtenant of an administrative nature relating to the ordinary course of operation or tenancy of the subleased premises that do not purport to be amendments or modifications of such sublease and do not materially affect the rights of Tenant or Landlord shall not be deemed amendments or modifications for purposes of the foregoing); (v) be responsible for the making of repairs in or to the Real Property in the case of damage or destruction of the Real Property or any part thereof due to fire or other casualty occurring prior to the date Landlord succeeds to the interest of Tenant under such sublease or by reason of a condemnation occurring prior to the date Landlord succeeds to the interest of Tenant under such sublease unless Landlord shall be obligated under the Lease to make such repairs; (vi) be obligated to make any payment to such subtenant required to be made by Tenant except for (x) the timely return of any security deposit actually received by Landlord and (y) the credit or refund to such subtenant as provided in such sublease of any prepayment of rent or other charges paid by subtenant if such prepayment is actually received by Landlord; and
      (vii) be responsible for any obligation of Sublessor to perform


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

      any improvement in the space affected by the sublease in order to prepare the same for sublessee's occupancy thereof (subject to the provisions of clause (ii) above and any set off expressly provided in such sublease therefor).

                        (9) The proposed subtenant or assignee is not then a party which dealt with Landlord or Landlord's agent (directly or through a broker) with respect to space of comparable size in the Building, during the three (3) months immediately preceding Tenant's request for Landlord's consent. Solely for purposes of this subdivision (9) "dealt" shall mean any instance where Landlord and the proposed subtenant or assignee have within such three (3) month period entered into a non-binding letter of intent with respect to such comparable space or Landlord has forwarded to such proposed subtenant or assignee a first draft of a lease for such comparable space reflecting terms agreed to by Landlord and such proposed subtenant or assignee.

                        (10) The proposed subtenant or assignee is not then an occupant of any part of the Building, if Landlord has available for direct leasing comparable space in the Building. For purposes of this Article 12, comparable space must be substantially of the same size, be available for substantially the same term and either be in the same elevator bank as the space that Tenant proposes to sublease to such occupant or be in the same elevator bank as other space in the Building then occupied by such occupant.

                  (B) If Tenant desires to sublet (other than to a Related Entity) one (1) full floor or more of the Premises, at least (i) thirty (30) days with respect to proposed subleases of less than 50,000 Rentable Square Feet, (ii) sixty (60) days with respect to proposed subleases of between 50,000 and 100,000 Rentable Square Feet, and (iii) ninety (90) days with respect to proposed subleases over 100,000 Rentable Square Feet, prior to the commencement date of the proposed sublease, Tenant shall submit a statement to Landlord (a "Sublease Statement") containing the following information: (a) a description of the portion of the Premises available to be sublet (the "Recapture Space"), (b) the exact term such space is available for subleasing, (c) Tenant's determination of the fair market sublet value (based on an "as is" sublease transaction for the term proposed by Tenant with no work allowance or free rent and for the term set forth in the Sublet Statement) for such portion of the Premises, taking into consideration all relevant factors, including without limitation, the fact that no work allowance or free rent is given, and no brokerage commission is being incurred by Tenant, and (d) any other information that Landlord may reasonably request. Landlord shall have the right, except with respect to Free Sublet Space unless subleased in conjunction with space that is not Free Sublet Space, exercisable within (i) thirty (30) days for proposed subleases of less than 50,000 Rentable Square Feet, (ii) sixty (60) days for proposed subleases of between 50,000 and 100,000 Rentable Square Feet, and (iii) ninety (90) days for proposed subleases of over 100,000


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

Rentable Square Feet, after Landlord's receipt of the Sublease Statement, to either (i) sublet (in its own name or that of its designee or replacement subtenant) the Recapture Space from Tenant on the terms and conditions set forth in the Sublease Statement, subject to the further provisions of Section 12.6(D) (which Recapture Sublet Right may be exercised under any circumstance with respect to the Recapture Space) (the "Recapture Sublet Right"), or (ii) terminate this Lease if the proposed subletting is for all or substantially all of the Premises for a term with an expiration date occurring within the 180-day period immediately preceding the Expiration Date (the "Recapture Termination Right") (the Recapture Sublet Right and Recapture Termination Right are herein sometimes collectively referred to as the "Recapture Right"). If Landlord shall elect not to exercise the Recapture Right, or if Landlord shall fail to notify Tenant within the aforesaid time periods (i.e., 30, 60, and 90 days, as the case may be) of Landlord's intention to exercise its rights pursuant to this Section
12.6 hereof, then, subject to the terms and conditions of Section 12.6(A) and to the other terms and conditions of this Lease, Tenant shall be free to sublease that portion of the Premises to a proposed subtenant for a term that commences within fifteen (15) months of the term set forth in the Sublease Statement subject to Landlord's consent to such sublease, as set forth in Section 12.6(A). If Tenant shall not enter into such sublease within fifteen (15) months after the receipt by Tenant of Landlord's response to the Sublease Statement, then the provisions of Section 12.1 and this Section 12.6 shall again be applicable. If Tenant shall enter into such sublease within fifteen (15) months, as aforesaid, Tenant shall deliver a true, complete and fully executed counterpart of such sublease to Landlord for consent within thirty (30) days after the full execution thereof.

                  (C) (1) If Landlord exercises its Recapture Sublet Right to sublet the Recapture Space, such sublease to Landlord or its designee or replacement subtenant (each, a "Recapture Sublease") shall:

                              (a) be in a form reasonably satisfactory to both
            Landlord and Tenant and be upon the same terms and conditions as those contained in this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 12.6(C);

                              (b) provide that the fixed rent and the escalation
            rent ("Recapture Rent") payable for the term of the Recapture Sublease be upon the terms contained in the Sublease Statement (subject to Landlord's right to dispute such terms pursuant to Section 12.14 below);

                              (c) give the subtenant the unqualified and
            unrestricted right, without Tenant's permission, to assign such sublease and to further sublet the Recapture Space or any part thereof to any assignee or


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

            sublessee of a character, engaged in a business and proposing to use the Recapture Space in a manner consistent with the Building Standard and to make any and all changes, alterations, and improvements in the Recapture Space (it being agreed that Tenant shall not be responsible for any act or omission of such subtenant or any other subtenant or occupant of or through Landlord (or its designee) of the Recapture Space);

                              (d) provide in substance that any such changes,
            alterations, and improvements made in the Recapture Space may be removed, in whole or in part, prior to or upon the expiration or other termination of the Recapture Sublease, provided that any damage and injury caused thereby shall be repaired by Landlord;

                              (e) provide that (i) the parties to such sublease
            expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) prior to the commencement of the term of the Recapture Sublease, Tenant, at its expense (unless the Sublease Statement provides otherwise), shall make such alterations as may be required or reasonably deemed necessary by the subtenant to physically separate the Recapture Space from the balance of the Premises and to provide appropriate means of ingress to and egress thereto and to the public portions of the balance of the floor such as lavatories, janitor's closets, telephone and electrical closets, fire stairs, elevator lobbies, etc., and (iii) at the expiration of the term of such sublease, (x) if the term of such sublease was for five (5) years or less and not expiring within the last year of the Term as same may be extended pursuant to Article 41 below, Landlord shall deliver vacant broom-clean possession of the Recapture Space to Tenant in substantially the same condition that existed prior to the commencement of the term of such sublease (subject to reasonable wear and tear and any non-material and decorative modifications made to the Recapture Space), (y) if the term of such sublease was for more than five (5) years, and not expiring within the last year of the Term as same may be extended pursuant to Article 41 below, Tenant


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

            will accept the Recapture Space in its then existing condition, vacant and broom clean provided same is reasonably usable for general office use (with, if required by Tenant, the removal of Specialty Removal Alterations therefrom, which were installed by Landlord or its designee or subtenant or any party claiming through them and the repair and restoration in a good and workerlike manner of any damage caused by such removal to a condition which is customary and reasonable with respect to such removal and in keeping with the Building Standard), and (z) if expiring within the last year of the Term as same may be extended pursuant to Article 41 below, Tenant will accept the Recapture Space in its then existing condition, vacant and broom clean; and

                              (f) provide that the subtenant or occupant shall
            use and occupy the Recapture Space for any of the permitted uses hereunder.

            (2) Performance by Landlord, or its designee or any replacement subtenant, under a Recapture Sublease shall be deemed performance by Tenant of any similar obligation under this Lease and Tenant shall not be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of Landlord, its designee or the subtenant under the Recapture Sublease or is occasioned by or arises from any act or omission of any occupant under the Recapture Sublease. Tenant shall, upon prior notice to Landlord, have the right to offset against Rental due under this Lease any amounts payable to Tenant by Landlord under a Recapture Sublease that are not paid by Landlord within five (5) business days after notice that same are past due.

            (3) If Landlord is unable to give Tenant possession of the Recapture Space at the expiration of the term of the Recapture Sublease by reason of the holding over or retention of possession of any tenant or other occupant, then
(w) during the holdover period Landlord shall pay to Tenant, as rental, the Recapture Holdover Amount (as defined below) and Landlord shall comply with all other obligations, under the Recapture Sublease until the date upon which Landlord shall give Tenant possession of such Recapture Space free of occupancies, (x) neither the Expiration Date nor the validity of this Lease shall be affected, (y) Tenant waives any rights under Section 223-a of the Real Property Law of New York, or any successor statute of similar import, to rescind this Lease and further waives the right to recover any damages from Landlord which may result from the failure of Landlord to deliver possession of the Recapture Space at the end of the term of the Recapture Sublease, and (z) Landlord, at Landlord's expense, shall use all reasonable efforts to deliver possession of such Recapture Space to Tenant and in connection therewith shall, to the extent reasonably required, institute, and diligently and in good faith prosecute, holdover and any other appropriate proceedings against the occupant of such Recapture Space. The Recapture Holdover Amount payable during each month of the holdover shall be the same percentages set forth in Section 20.2 below comprising the Holdover Amount, as such percentages are applied to the rent payable by Landlord to Tenant for the Recapture Space.

            (D) If Landlord exercises its Recapture Termination Right, then:

                        (1) this Lease shall terminate as of the date set forth in the Sublease Statement as the commencement date of the proposed subletting as if said date were the Expiration Date hereunder and the terms and conditions of Article 20


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

      hereof shall apply to the Recapture Space and neither party shall have any further obligation to the other except as otherwise expressly provided in this Lease;

                        (2) notwithstanding anything contained in this Lease to the contrary, Tenant shall be released from all liabilities accruing under this Lease from and after the date of such termination; and

                        (3) Landlord shall pay to Tenant fifty percent (50%) of the Recapture Sublease Profit with respect to the Recapture Space, if any.

                  (E) (1) If Landlord exercises the Recapture Sublet Right, then Landlord shall deduct from the Recapture Rent, fifty percent (50%) of any Recapture Sublease Profit with respect to the Recapture Space (it being the intention of the parties that Recapture Rent shall be treated as Sublease Rent for purposes hereof) except for that portion of the Recapture Sublease Profit attributable to the Free Sublet Space.

                  (2) Notwithstanding anything herein contained to the contrary, if Landlord exercises a Recapture Right with respect to any Recapture Space which also covers Free Sublet Space, then the Recapture Sublease Profit shall be equitably prorated so that Tenant receives the benefit of 100% of the Recapture Sublease Profit allocable to the Free Sublet Space. Recapture Sublease Profit shall be calculated on an annualized basis and shall be deducted by Landlord, as aforesaid, as and when Recapture Rent is due and payable.

                  (F) The failure by Landlord to exercise its Recapture Right with respect to any proposed subletting shall not be deemed a waiver of such Recapture Right (to the extent exercisable under this Section 12.6) with respect to any extension of such subletting (other than any extension(s) expressly set forth in such sublease) or any subsequent subletting of the premises affected thereby.

                  (G) Within ten (10) Business Days after request therefor Landlord shall execute and deliver a nondisturbance agreement in the form attached hereto as Exhibit O to any subtenants under approved subleases (except in connection with subleases to Related Entities) of one (1) full floor or more of space in the Premises, provided that:

                        (a) either (i) the fixed rent and escalation rent under any such sublease is at least equal to the Fixed Rent and Escalation Rent payable under this Lease with respect to the portion of the Premises to be sublet for the applicable portion of the term or (ii) as a condition to Landlord's agreeing not to disturb such tenancy, the subtenant under such sublease agrees to pay at the time of such attornment a fixed rent and escalation rent under such sublease at least equal to the Fixed Rent and Escalation


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

Rent payable under this Lease with respect to the portion of the Premises to be sublet for the remainder of the term of such sublease;

                        (b) the sublessee attorns to Landlord either upon, at Landlord's election, (a) all of the terms and conditions of this Lease (modified to reflect the space covered by sublease) or (b) upon all the terms and conditions set forth in such sublease;

                        (c) Landlord shall be reimbursed for its reasonable out of pocket expenses, including reasonable legal fees, in connection therewith;

                        (d) the sublessee is not a Related Entity of Tenant and has gross revenues equal to at least ten (10) times the aggregate annual Fixed Rent and Escalation Rent payable under this Lease if the sublease is for the entire Premises, or such proportionately lower gross revenues in the event the area to be sublet is less than the entire Premises, for the year immediately preceding the year in which the non-disturbance agreement is executed (or other reasonably satisfactory financial condition when taking into consideration the security deposit and/or guaranties to be provided in connection therewith), reasonably adequate proof of which (which must consist of certified financial statements for the prior three (3) years) shall be furnished to Landlord;

                        (e) has an original term of five (5) years or more; and

                        (f) provides for the demise of either (i) an entire "end floor" (that is, the then highest or lowest floor of the largest block of contiguous floors of the Premises as constituted at the time in question (the "Block")) together with any portion of the Premises on any one or more floors which are contiguous to such "end floor", or (ii) any entire floor (together with any portion of the Premises on any one or more floors contiguous thereto) which is contiguous to an "end floor" which is the subject of a sublease with respect to which Landlord previously gave a non-disturbance and attornment agreement to a subtenant not then in default beyond any applicable notice and grace period provided in its sublease, or (iii) any entire floor of the Premises not contiguous to any other floor of the Premises located within the Block, and if leased together with such entire floor, all of the Premises on any one or more partial floors contiguous to such entire floor.

                  Such non-disturbance agreement shall provide that Landlord shall not (i) be liable for any act or omission of or default by Tenant or any prior sublandlord under such sublease, except to the extent such act, omission or default is continued by Landlord and accrues during or is otherwise applicable to the period after the date that Tenant's interest in such sublease shall have been transferred to Landlord; (ii) be subject to any credits, claims, setoffs or defenses which such subtenant might have against


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

Tenant or any prior sublandlord as a result of any acts or omissions of Tenant or any prior sublandlord (except to the extent that (1) same are expressly set forth in the sublease, (2) the terms of such sublease conform to a fair market sublease transaction at the time, and (3) the rental payable to Landlord by the subtenant (taking into consideration such credits, claims, setoffs and defenses) is not less than the rental payable by Tenant under this Lease on a per Rentable Square Foot basis for the balance of the term of the sublease from and after such attornment); (iii) subject to clause (vi) hereinbelow, be bound by any fixed rent, basic rent, additional rent or other amounts which such subtenant may have paid to Tenant more than thirty (30) days in advance of the month to which such payments relate, and all such prepaid rent and additional rent shall remain due and owing without regard to such prepayment, except for payment of the first month's fixed rent or basic rent upon the execution of such sublease and prepayments of additional rent made on account of operating expenses and real estate taxes in accordance with the terms of such sublease; (iv) be bound by any amendment, modification or cancellation of such sublease or surrender of such subleased premises made without Landlord's prior written consent (and provided that communications between Tenant and such subtenant of an administrative nature relating to the ordinary course of operation or tenancy of the subleased premises that do not purport to be amendments or modifications of such sublease and do not materially affect the rights of Tenant or Landlord shall not be deemed amendments or modifications for purposes of the foregoing);
(v) be responsible for the making of repairs in or to the Real Property in the case of damage or destruction of the Real Property or any part thereof due to fire or other casualty occurring prior to the date Landlord succeeds to the interest of Tenant under such sublease or by reason of a condemnation occurring prior to the date Landlord succeeds to the interest of Tenant under such sublease unless Landlord shall be obligated under the Lease to make such repairs; (vi) be obligated to make any payment to such subtenant required to be made by Tenant except for (x) the timely return of any security deposit actually received by Landlord and (y) the credit or refund to such subtenant as provided in such sublease of any prepayment of rent or other charges paid by subtenant if such prepayment is actually received by Landlord; and (vii) be responsible for any obligation of sublessor to perform any improvement in the space affected by the sublease in order to prepare the same for sublessee's occupancy thereof (subject to the provisions of clause (ii) above and any set-off expressly provided in such sublease therefor).

                  The obligations of Landlord with respect to any such non-disturbance agreement may be conditioned upon the existence of any one or more of the following circumstances at the time of the termination of the Lease:

                  (1) any such sublessee shall not be in default in the observance or performance of any of the monetary or material non-monetary covenants of the sublease on the part of such sublessee to be observed or performed beyond the applicable notice and grace periods provided therein for the curing of such default; and

                  (2) any such sublessee shall have furnished to Landlord a statement, in writing, as to the above circumstance (1) within thirty (30) days after Landlord shall have made written demand for such statement.

            Section 12.7 (A) In connection with any subletting of all or any portion of the Premises (other than sublettings (i) pursuant to a Recapture Sublease, (ii) to Related Entities which are not Non-Control Entities or (iii) to a Successor-in-interest) in excess of the Free Sublet Space, Landlord shall be entitled to, and Tenant shall pay to Landlord, a sum equal to fifty percent (50%) of any Sublease Profit derived therefrom. All sums payable hereunder by Tenant shall be calculated on an annualized basis, but shall be paid to Landlord, as additional rent, within ten (10) days after receipt thereof by Tenant. Notwithstanding anything to the contrary contained in this Article 12, in the event that Tenant enters into a sublease which covers both Free Sublet Space and space that is not Free Sublet Space or Tenant assigns this Lease, then the Sublease Profit or Assignment Profit, as the case may be, shall be equitably prorated so that Tenant receives the benefit of 100% of the Sublease Profit or Assignment Profit allocable to the Free Sublet Space.

                  (B) For purposes of this Lease:

                        (1) "Rent Per Square Foot" shall mean the sum of the then Fixed Rent (calculated as set forth on Exhibit G or as otherwise determined pursuant to the terms of this Lease), Escalation Rent and Electricity Additional Rent and other Rental, if any, for services or other benefits allocable (on a pro rata basis) to the portion of the Premises sublet by Tenant divided by the number of Rentable Square Feet constituting the portion of the Premises sublet by Tenant.

                        (2) "Sublease Profit" shall mean the product of (x) the Sublease Rent Per Square Foot less the Rent Per Square Foot, and (y) the number of Rentable Square Feet constituting the portion of the Premises sublet by Tenant.

                        (3) "Sublease Rent" shall mean any rent or other consideration paid to Tenant directly or indirectly, by any subtenant, or any other amount received by Tenant from or in connection with any subletting (including, but not limited to sums paid for the sale or rental, or consideration received on account of any contribution, of Alterations, Specialty Alterations or Tenant's Property or sums paid in connection with the supply of electricity or HVAC) after first deducting therefrom the following sublease expenses (the "Sublease Expenses"): (i) the reasonable out-of-pocket cost and expenses of Tenant in making such sublease, such as brokers' fees, attorneys' fees and advertising fees paid to unrelated third parties, (ii) any sums paid to Landlord pursuant to
      Section 12.2(B) hereof, (iii) the cost of improvements or alterations made by Tenant for the purpose of preparing that part of the Premises for the initial occupancy of such subtenancy, (iv) the amount of rent concessions,
      (v) any moving expenses of the subtenant paid for by Tenant, (vi) any "takeover" expenses incurred by Tenant in connection with such subtenant's then existing leases, (vii) any payments required to be, and actually made, by Tenant in connection with such sublease pursuant to Article 31-B of the Tax Law of the State of New York or any real property transfer tax of the United States or the City or State of New York (other than any income tax), and (viii) the amount of Rental attributable to the period ("Down Time"), if any, commencing on the sixtieth (60th) day that such portion of the Premises has been vacated and is unused by Tenant for any purpose and not sublet and continuing until the day immediately preceding the rent commencement date of the sublease, provided Tenant uses reasonable efforts to market and sublease such portion of the Premises.

                        (4) "Sublease Rent Per Square Foot" shall mean the Sublease Rent divided by the Rentable Square Feet of space to be demised under a sublease.

                        (5) Sublease Profit shall be recalculated from time to time to reflect any corrections in the prior calculation thereof due to
      (i) subsequent payments received or made by Tenant, (ii) the final adjustment of payments to be made by or to Tenant or (iii) mistake. Promptly upon the making or receipt of any such discovery of any such mistake, Tenant shall submit to Landlord a recalculation of the Sublease Profit as the case may be, and an adjustment shall be made between Landlord and Tenant, if applicable with respect thereto on account of prior payments made or credits received pursuant to this Section 12.7.

                        (6) "Recapture Sublease Profit" shall mean the Sublease Profit Tenant would have received if it consummated the transaction set forth in the Sublease Statement, subject to Landlord's right to dispute the terms of the Sublease Statement pursuant to Section 12.14 below.

                        (7) "Recapture Assignment Profit" shall mean the Assignment Proceeds Tenant would have received if it consummated the transaction set forth in the Assignment Statement, subject to Landlord's right to dispute the terms of the Assignment Statement pursuant to Section
      12.14 below.

            (C) In the event that there shall then be any subleases in effect during the Term, the Tenant shall deliver to the Landlord a statement within sixty (60) days after the end of each calendar year in which any part of the term of this Lease occurs specifying as to such calendar year, and within (60) days after the expiration or earlier termination of the term of this Lease specifying with respect to the elapsed portion of the calendar year in which such expiration or termination occurs, each sublease (or further sublease, if applicable) in effect during the period covered by such statement and, as to all such subleases (or further subleases, if applicable), the term thereof and, with respect to any subletting (or further subletting, if applicable) for which Tenant is obligated to make payments to Landlord pursuant to Section 12.7(A), a computation in reasonable detail showing whether or not anything is payable by the Tenant to the Landlord pursuant thereto with respect to such subleases (or further subleases, if applicable) for the period covered by such statement.

            Section 12.8 (A) Notwithstanding the provisions of Section 12.1 hereof, if Landlord shall not exercise its rights pursuant to paragraph (B) (1) of this Section 12.8, Landlord shall not unreasonably withhold its consent to an assignment of this Lease in its entirety (and such consent shall be deemed granted if not denied within fifteen (15) Business Days after request therefor; any such denial to be accompanied by a statement of Landlord setting forth in reasonable detail the reasons for such denial), provided that:

                        (1) no Special Event of Default shall have occurred and be continuing;

                        (2) the proposed assignee shall be of a character, and be engaged in a business and propose to use the Premises in a manner consistent with the Building Standard;

                        (3) the character of the business to be conducted or the proposed use of the Premises by the proposed assignee shall not require any Alterations to be performed by Landlord, at Landlord's expense, in, or made to, any portion of the Building or the Real Property (unless Tenant shall pay the reasonable cost thereof).

                        (4) the assignee shall agree in writing to assume all of the obligations of Tenant under this Lease arising from and after the effective date of the assignment; and

                        (5) the Premises shall not, without Landlord's prior consent, have been advertised in the public media (i.e., newspapers, journals or magazines) or publicly listed with brokers or real estate agents or sales persons for assignment at a rental rate less than the Prevailing Rate then being asked by Landlord for comparable space in the Building (and Landlord shall upon request of Tenant, notify Tenant of Landlord's determination of said Prevailing Rate.

                  (B) (1) If Tenant desires to assign this Lease in its entirety (other than to a Related Entity), at least one hundred (100) days prior to the effective date of the proposed assignment, Tenant shall submit a written notice to Landlord (the

"Assignment Statement") of Tenant's desire to assign this Lease in its entirety for the remaining balance of the Term hereof, together with Tenant's determination of the fair market assignment value of this Lease (based on an "as-is" transaction with no work allowance or free rent and taking into account any rights pursuant to this Lease which are not transferable to the assignee and all other relevant factors), and any other information Landlord may reasonably request. Landlord shall have the right exercisable within ninety (90) days after Landlord's receipt of the Assignment Statement, to either terminate the lease effective as of the effective date of the assignment or take an assignment of this Lease (either in its own name or that of its designee or replacement tenant), the form of which shall be reasonably satisfactory to both Landlord and Tenant. Landlord shall pay to Tenant a sum equal to fifty percent (50%) of the Recapture Assignment Profit, if any, based on the Assignment Statement, (but subject to Landlord's right to dispute same pursuant to Section 12.14 below ) (which sums shall be calculated on an annualized basis) and same shall be paid to Tenant as and when same would have been received by Tenant. Notwithstanding anything contained in this Lease to the contrary, Tenant shall be released from all obligations accruing under this Lease from and after the date of such assignment or termination.

                        (2) If Landlord shall elect not to take an assignment of this Lease or, if, within said ninety (90) day period, Landlord shall fail to notify Tenant of Landlord's intention to exercise its rights pursuant to Section 12.8(B)(1), Tenant shall be free to assign this Lease, subject to the terms and conditions of this Section 12.8 and the terms and conditions of this Lease, including Landlord's right to consent. If Tenant shall not deliver such assignment within fifteen (15) months after the receipt by Tenant of Landlord's response to the Assignment Statement, then the provisions of this Section 12.8 shall again be applicable in their entirety to any proposed assignment.

                        (3) The failure by Landlord to exercise its option under
Section 12.8(B)(1) with respect to an assignment of this Lease shall not be deemed a waiver of such option with respect to any further or subsequent assignment of this Lease.

                  (C) If Tenant assigns this Lease pursuant to this Section 12.8, Tenant shall deliver to Landlord for consent a true copy of the executed assignment agreement (which agreement shall contain the assumption required pursuant to Section 12.8(A)(4)) within thirty (30) days of the date of execution and delivery thereof.

            Section 12.9 If Tenant assigns this Lease in its entirety (other than (i) to a Related Entity which is not a Non-Control Entity or (ii) to a Successor-in-interest) and Landlord cannot or has elected not to terminate or take an assignment of this Lease pursuant to Section 12.8(B)(1) hereof, Tenant shall pay to Landlord, upon receipt thereof, fifty percent (50%) of all Assignment Proceeds. For purposes of this Section 12.9, "Assignment Proceeds" shall mean all consideration payable to Tenant, directly or


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

indirectly, by any assignee, or any other amount received by Tenant from or in connection with any assignment (including, but not limited to, sums paid for the sale or rental or consideration received on account of any contribution of the Alterations, Specialty Alterations or Tenant's Property) after first deducting therefrom: (a) the reasonable out-of-pocket costs and expenses of Tenant in making such assignment, such as brokers' fees, attorneys' fees, and advertising fees paid to unrelated third parties, (b) any payments required to be made by Tenant in connection with the assignment of its interest in this Lease pursuant to Article 31-B of the Tax Law of the State of New York or any real property transfer tax of the United States or the City or State of New York (other than any income tax), (c) any sums paid by Tenant to Landlord pursuant to Section 12.2(B) hereof, (d) the cost of improvements or alterations made by Tenant for the purpose of preparing the Premises for such assignment, or cash allowances in lieu thereof, (e) any reasonable moving expenses of the assignee paid for by Tenant, (f) any "takeover" expenses incurred by Tenant in connection with such assignee's then existing lease, (g) the amount of Rental attributable to the Downtime, if any, commencing on the sixtieth (60th) day that such portion of the Premises has been vacated and is unused by Tenant for any purpose and continuing until the day immediately preceding the effective date of the approved assignment, provided that Tenant uses reasonable efforts to market and dispose of the Premises.

            Section 12.10 Notwithstanding anything contained herein or in any other lease of space in the Building to the contrary, in the event that Tenant elects to sublease all or a portion of the Premises or assign this Lease in its entirety to any tenant of the Building under a direct lease of space with Landlord of not less than 10,000 rentable square feet of office space in the Building, the provisions of Section 12.6(A)(3), (4) and (9) and Sections 12.8(A)(2) and (3) of this Article 12 shall not apply and Landlord's consent thereto shall not be required if the conditions set forth in Sections 12.6(A)(1), (2), (5), (6), (7), (8) and (10) and/or Sections 12.8(A)(1), (4) and
(5), as applicable, shall be satisfied.

            Section 12.11 Landlord shall have the right, upon at least ten (10) days' prior notice, to examine the Tenant's books and records relating to Assignment Proceeds and Sublease Profits to determine the accuracy of the determinations. If, after such examination, Landlord still disputes any determination of Assignment Proceeds or Sublease Profits, Landlord may elect to have the decision of the issues raised determined by arbitration pursuant to
Article 47 hereof.

            Section 12.12 (A) Subject to Landlord's recapture rights, if any, pursuant to another tenant's lease (a "Third Party Recapture Right"), and in compliance with the applicable terms of such lease, nothing contained in this Lease (or in any other lease with another tenant in the Building) shall be deemed to prohibit Tenant from subleasing any portion of the Building from another tenant of the Building, or from taking any


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

assignment of such tenant's lease and Landlord shall promptly consent to, and not otherwise intentionally interfere with, such subletting or assignment, provided an Event of Default hereunder is not continuing. In the event that Landlord exercises a Third Party Recapture Right with respect to a proposed subletting or assignment by another tenant in the Building to Tenant, then Landlord agrees that it will offer to lease such recaptured space to Tenant at 100% of the Fair Market Rent thereof for the remaining term (the "Third Party Recapture Term") of this Lease commencing on the effective date of such recapture. Landlord's offer shall be made to Tenant within thirty (30) days after Landlord's exercise of the Third Party Recapture Right and such offer shall set forth Landlord's determination of Fair Market Rent. Tenant shall have ten (10) days from receipt of Landlord's notice within which to elect to lease such space from Landlord (time being of the essence with respect to Tenant's election).

            (B) Provided that Tenant timely elects to lease such space, as aforesaid, then on the commencement of the Third Party Recapture Term: (i) the Third Party Recapture Space so leased shall be added to and be deemed part of, the Premises, for all purposes of this Lease; (ii) the Fixed Rent shall be recalculated and increased so as to include the Third Party Recapture Space so leased, provided that the Fixed Rent with respect to such space so leased shall be at 100% of the "fair market rental value" (as defined and described herein);
(iii) if the Third Party Recapture Space is not located on the Subconcourse Level or Concourse Level, Tenant's Operating Share and Tenant's Tax Share shall be increased to include the Third Party Recapture Space so leased; (iv) Tenant shall receive the Supplemental Rent Credit (if applicable) in the amount and during the period of time set forth on Exhibit Z; (v) Landlord shall provide electricity to the Third Party Recapture Space so leased in accordance with
Section 13.1, such electricity to be measured by submeters measuring only Tenant's consumption of electricity in the Third Party Recapture Space so leased, (vi) the Third Party Recapture Space so leased shall be delivered to Tenant by Landlord in compliance with all Requirements (for unoccupied space) and in broom-clean condition (it being agreed that, on or prior to the first day of the Third Party Recapture Term, Landlord shall deliver to Tenant such number of original ACP-5 Certificates (provided that Tenant has delivered to Landlord such documentation and information as Landlord may reasonably require to deliver said ACP-5 Certificates) applicable to the Third Party Recapture Space in question as required to be filed by Tenant in order to permit Tenant to perform its initial Alterations therein and thereafter to occupy each floor of the Third Party Recapture Space, together with all other documents and certificates required by any Governmental Authority to cause the performance of any Alterations therein to be referred to as a so-called "non-asbestos" project (it being understood that if Tenant shall fail to deliver such documentation and information to Landlord, Landlord's obligation to deliver such ACP-5 Certificates shall not be affected other than Landlord shall not be obligated to deliver such ACP-5 Certificates until Tenant shall deliver such documentation and information)), but otherwise in its "as is" condition


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

and Landlord shall not be obligated to perform any other work with respect thereto; and (vii) Tenant shall not be entitled to any allowance or contribution with respect thereto.

                  (C) The Fair Market Rent for such space shall be determined as follows:

                  (1) The Fair Market Rent shall be determined as if the Third Party Recapture Space were available in the then rental market for comparable first-class office buildings in midtown Manhattan and assuming that Landlord has had a reasonable time to locate a tenant not a tenant of the Building who rents with the knowledge of the uses to which the Third Party Recapture Space can be adapted under the terms hereof, and that neither Landlord nor the prospective tenant is under any compulsion to rent, taking into account:

                        (i) the term Fair Market Rent shall mean the annual fair
            market rental value of the Third Party Recapture Space as of the date Landlord exercises such recapture right;

                        (ii) the Base Operating Year shall be the Base Operating
            Year set forth in Section 27.1(B);

                        (iii) Base Taxes shall mean the Base Taxes set forth in
            Section 27.1(D);

                        (iv) Landlord shall be required to deliver the Third
            Party Recapture Space in compliance with all Requirements (for vacant space only), broom-clean and with ACP-5 Certificates, but otherwise in "as is" condition and the fact that Tenant shall not be entitled to any allowance or contribution, with respect thereto;

                        (v) the fact that Tenant shall not be entitled to any
            rent abatement or rent credit against the Fixed Rent or any other concessions (except the Supplemental Rent Credit, if applicable) and taking into account rent abatements or rent credits then customarily being offered by landlords in comparable transactions;

                        (vi) the actual brokerage commission payable by
            Landlord, if any, with respect to such space;

                        (vii) the fact that Landlord and Tenant will be
            incurring legal fees that are less than the legal fees which would be incurred in connection with a new lease with a new tenant;

                        (viii) the length of the Third Party Recapture Term;

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

                        (ix) the existing condition of the Third Party Recapture
            Space;

                        (x) rent then being charged by owners of comparable
            first class office buildings in midtown Manhattan for comparable space; and

                        (xi) all other factors deemed relevant by either party
            not inconsistent with the foregoing.

                  (2) For purposes of determining the Fair Market Rent pursuant to this Section 12.12, the following procedures shall apply:

                        (i) The Fair Market Rent shall be determined as of the
            date Landlord exercises such recapture right, taking into account the applicable factors described in Section (C)(1) above on the basis of the uses of the Third Party Recapture Space permitted hereunder and assuming that the Third Party Recapture Space is free and clear of all leases and tenancies (including this Lease) and taking into account that the Third Party Recapture Space is leased by a single tenant.

                        (ii) The provisions of paragraphs (3), (4) and (5) of
            Section 41.3(B) shall apply to the determination of Fair Market Rent for the Third Party Recapture Space, as if expressly stated in this
            Section 12.12(B), however all references to "sixty (60)" in paragraphs (3) and (4) thereof shall be "thirty (30)" for purposes of this Section 12.12.

                        (iii) It is expressly understood that any determination
            of the Fair Market Rent pursuant to this Section 12.12 shall be based on the criteria stated in Sections 12.12(B) and (C) above.

                        (D) After a determination has been made of the Fair Market Rent, the parties shall execute and deliver to each other an instrument setting forth the Fixed Rent hereinabove determined for the Third Party Recapture Space.

                        (E) If the final determination of the Fair Market Rent shall not be made on or before the first day of the Third Party Recapture Term, pending such final determination Tenant shall pay, as the Fixed Rent for such Third Party Recapture Term, an amount equal to the average of Landlord's Determination and Tenant's Determination. If, based upon the final determination hereunder of the Fair Market Rent, the payments made by Tenant on account of the Fixed Rent for such portion of the Third Party Recapture Term were (i) less than the Fixed Rent payable for the applicable Third Party Recapture Term, Tenant shall pay to Landlord the amount of such deficiency within


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

ten (10) days after demand therefor together with interest thereon at the Base Rate or (ii) greater than the Fixed Rent payable for the applicable Third Party Recapture Term, Landlord promptly shall refund to Tenant the amount of such excess together with interest thereon at the Base Rate.

                        (F) If Landlord is unable to deliver possession of the Third Party Recapture Space so leased on the commencement of the Third Party Recapture Term because of the holding over or retention of possession of any tenant, undertenant or occupant in the Third Party Recapture Space so leased or otherwise or for any other cause outside Landlord's reasonable control, subject to compliance with the provisions of this Section 12.12(F), (i) Landlord shall not be subject to any liability for failure to give possession on said date,
(ii) Tenant waives the right to recover any damages which may result from the failure of Landlord to deliver possession of the Third Party Recapture Space so leased and agrees that the provisions of this Section shall constitute an "express provision to the contrary" within the meaning of Section 223(a) of the New York Real Property Law, (iii) the Fixed Rent and other items of Rental payable with respect to the Third Party Recapture Space so leased shall be abated and the commencement of the Third Party Recapture Term shall be postponed until the Third Party Recapture Space so leased is, in fact, available for Tenant's occupancy and (iv) Landlord, at Landlord's expense, shall use all reasonable efforts to timely deliver possession of the Third Party Recapture Space to Tenant, and, in connection therewith, if necessary, shall institute and diligently and in good faith prosecute holdover and any other appropriate proceedings against the occupant of such space. Notwithstanding the foregoing, if Landlord shall be unable to timely deliver possession of the Third Party Recapture Space Landlord shall deliver to Tenant at least fifteen (15) days prior notice of the commencement of the Third Party Recapture Term. If Landlord shall fail to deliver possession of such Third Party Recapture Space within ninety (90) days after the effective date of the recapture in question (the "Recapture Cancellation Date"), Tenant shall have the right, in addition to its other rights at law or in equity, to elect to cancel its leasing of the Third Party Recapture Space in question by delivering a notice of termination to Landlord within fifteen (15) days thereafter (time being of the essence with respect to the giving of such notice). If Tenant shall not timely deliver a notice of its election to cancel its leasing of the Third Party Recapture Space in question to Landlord following the expiration of such ninety (90) day period, Tenant shall have waived its right to cancel the leasing of the Third Party Recapture Space in question pursuant to this Section 12.12 for the next sixty
(60) day period (and each sixty (60) day period thereafter, if applicable), in which event the Recapture Cancellation Date shall be deemed to be the expiration of such applicable sixty (60) day period; provided, however, Landlord shall pay to Tenant, within thirty (30) days after receiving same, all amounts payable by the tenant(s) or occupant(s) of such space so holding over for such holdover period (the "Total Recapture Holdover Amount"), in excess of the Fixed Rent and Escalation Rent that would be payable by


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

Tenant for such Third Party Recapture Space ("Recapture Space Rent") pursuant to the terms of this Section 12.12 (without taking into account any free rent period or rent abatement that Tenant would be entitled to upon the leasing of such Third Party Recapture Space) ("Recapture Space Holdover Amount") less Holdover Costs with respect thereto; with respect to the 61st through 180th day of any such holdover, the Recapture Space Holdover Amount shall be increased by fifty percent (50%) of the amount (the "Recapture Excess"), if any, by which the Recapture Space Rent exceeds the rents which were paid by the tenants or occupants of such Third Party Recapture Space immediately prior to the holdover period; and with respect to each day after the 180th day of such holdover, the Offer Space Holdover Amount shall be increased if applicable, by 100% of the Recapture Excess, if any.

            Section 12.13 Tenant may permit up to 25,000 rentable square feet in the aggregate of the Premises to be occupied for desk space, on a temporary basis, at any time and from time to time, by any clients, agents, or business guests of Tenant (such persons who shall be permitted to occupy portions of the Premises pursuant to this Section 12.13 being hereinafter referred to as "Permitted Occupant", or collectively as the "Permitted Occupants"), without the consent of Landlord, provided that (i) the portion of the Premises occupied by any such occupant and the portion of the Premises occupied by Tenant shall not be required to (pursuant to Requirements) and shall not, be separated by demising walls in such manner as to create separate entrances from the elevator lobby, if the entire floor is otherwise occupied solely by Tenant, or from the common hallway, if the entire floor is not otherwise occupied solely by Tenant,
(ii) there shall be no separate identification of such occupants in the lobby of the Building (other than the permitted listings for Tenant in the Building directory), (iii) Tenant shall receive no rent, payment or other consideration in connection with such occupancy in excess of the pro rata portion of the Rental payable by Tenant hereunder in respect of such space other than any nominal rent payments or other consideration for actual services rendered or provided by or for such occupant, and (iv) the Permitted Occupants shall use the Premises subject to and in conformity with all of the applicable provisions of this Lease.

            Section 12.14 In the event that Landlord disputes Tenant's determination of the fair market sublet value of the Recapture Space set forth in the Sublease Statement or the fair market assignment value of this Lease set forth in the Assignment Statement, as the case may be, Landlord shall, together with Landlord's exercise of its Recapture Right or its rights under Section 12.8(B) advise Tenant of Landlord's determination thereof. Any dispute as to the determination of Recapture Sublet Profit or Recapture Assignment Profit shall be determined substantially in accordance with the provisions of Section 41.3(B) below, except that any determination of (i) Recapture Sublease Profit shall be based upon the factors set forth in Section 12.6(B) above and (ii) Recapture Assignment Profit shall be based upon the factors set forth in Section 12.8(B) above.

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

            Section 12.15 Notwithstanding any provision of this Lease to the contrary (but subject to the provisions of Article 51 hereof), subleases and sub-subleases between Tenant and the New York City Industrial Development Agency (together with any successor thereto, the "IDA") wherein Tenant sublets the Premises (or a portion thereof) to the IDA and the IDA sub-sublets the Premises (or such portion thereof) back to the Tenant and which are required to be entered into in connection with the incentive package described in Article 51 hereof, shall not be considered to be subleases or sub-subleases for purposes of this Article 12 and shall not be subject to, inter alia, the prior consent of Landlord.


                                   ARTICLE 13
                                   ELECTRICITY

            Section 13.1 Tenant shall at all times comply with the rules, regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility supplying electricity to the Building. The parties acknowledge and agree that (i) the demand load electrical capacity (exclusive of electricity required for Base Building HVAC) for each floor of the Premises is, and with respect to the Concourse B Space, the Expansion Space, the 2nd Floor Space, the 39th Floor Storage Space and the Offer Space shall be, 5.1 watts per rentable square foot on a demand load basis (except that the capacity available to (a) the 2nd Floor Space is 750 kilowatts, (b) the 10th floor Space is 1,031 kilowatts, (c) the Bank Vault Space is 200 kilowatts, (d) the 39th Floor Space is 80 kilowatts, and (e) the Subconcourse Space will be at least equivalent to the capacity available to the Subconcourse Space as of the date hereof (as same may be increased pursuant to this Section 13.1, the "Base Capacity"), (ii) the electric buss duct risers, taps, disconnects, transformers and panels are capable of delivering the Base Capacity to the floors of the Premises as set forth above, (iii) Landlord shall supply a quantity of electricity of at least the Base Capacity to the Premises (as the same may be increased as provided in this Section 13.1) and (iv) throughout the Term, Landlord shall maintain transformers which are part of the Building Systems. Tenant shall have the right to allocate the Base Capacity within the Premises as it desires. Tenant shall not use any electrical equipment which shall, nor shall its electrical usage in the Premises, exceed the Base Capacity (as the same may be increased as provided in this Section 13.1) or interfere with the electrical service to other tenants of the Building. If Tenant requires additional electrical capacity (as substantiated by reasonably detailed load calculations for such additional electrical requirements performed by Tenant's electrical consultant, and which calculations are furnished to Landlord, and subject to Landlord's reasonable approval), Landlord shall provide Tenant (to the extent reasonably required by Tenant) up to one (1) additional watt per rentable square foot on a demand load basis, which additional power shall be distributed by Landlord to the Premises, from the Building electrical switchboard reasonably designated by Landlord, and the commercially reasonable out-of-pocket costs

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

thereof shall be payable by Tenant to Landlord, as additional rent, within thirty (30) days after completion of the work and rendition of a bill to Tenant therefor. Any additional electrical capacity in excess of such one (1) watt shall only be provided to Tenant to the extent it exists within the capacities of the Building's buss duct system, is not committed to any Building requirement or tenant under an existing lease obligation or is not reasonably reserved for future tenants or Building requirements; provided, however, if Landlord reasonably determines that such additional electrical capacity is not available on the Building's buss duct system and Tenant's requirements necessitate installation of an additional riser, risers or other proper and necessary equipment, then subject to Landlord's reasonable approval, such installation shall be made by Landlord at Tenant's sole expense, and the commercially reasonably out-of-pocket costs thereof shall be payable by Tenant to Landlord, as additional rent within thirty (30) days after completion of the work and the rendition of a bill to Tenant therefor. Except as otherwise expressly provided herein, Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric service furnished to the Premises by reason of any requirement, act or omission of the utility serving the Building or for any other reason not attributable to the negligence or willful misconduct of Landlord, whether electricity is provided by public or private utility or by any electricity generation system owned and operated by Landlord. Landlord shall not take any action or permit another tenant in the Building to take any action which would diminish the capacity of the electrical risers and other electrical wiring installations serving the Premises below the Base Capacity, unless necessitated by Requirements or the safe operation of the Building. If Landlord shall breach its obligations under the terms of the immediately preceding sentence, Landlord shall be responsible for the costs of providing the Base Capacity to the Premises.

            Section 13.2 (A) Unless Landlord is required to have Tenant obtain electricity from the public utility company furnishing electricity to the Building pursuant to the provisions of Section 13.3 hereof, electricity shall be supplied by Landlord to the Premises and Tenant shall pay to Landlord, as additional rent for such service (i.e., the furnishing of electricity to the Premises and any equipment or facilities outside the Premises), an amount (the "Electricity Additional Rent"), equal to Tenant's on-peak and off-peak consumption and demand for electricity, respectively, as registered on time of day submeter(s) (currently in place or to be installed) multiplied by the consumption and demand charges as stated in the public utility's rate schedule applicable for the electric service to the entire Building during such times of consumption and pursuant to which Landlord purchases electricity from the public utility. Tenant shall also pay when due all sales or other taxes, fuel adjustments, surcharges and any other costs or expenses which shall be payable by Landlord or Tenant as a result of electricity purchased by Landlord and furnished to Tenant pursuant to this Article 13.

                  (B) Landlord shall pass along to Tenant all benefits, rebates and discounts received by Landlord from the public utility serving the Building for lighting


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

and other equipment installed in the Premises to the extent such rebates are not already reflected in the definition of Electricity Additional Rent. Landlord and Tenant shall reasonably cooperate with each other in attempting to obtain such benefits, rebates and discounts.

                  (C) Where more than one (1) submeter measures the electricity supplied to the Premises, the consumption and demand charges rendered through each submeter shall be computed and billed separately in accordance with the provisions hereinabove set forth. Bills for the Electricity Additional Rent shall be rendered to Tenant at such time as Landlord may elect, and Tenant shall pay the amount shown thereon to Landlord within thirty (30) days after receipt of such bill, unless such charges are made a part of a Fixed Rent invoice, then such charges shall be paid with the Fixed Rent. Tenant shall pay to Landlord, Landlord's actual out-of-pocket costs incurred to have an independent third-party meter reading company read the meters serving the Premises, calculate the charges to be paid by Tenant pursuant to this Article 13 for electricity and prepare electric bills. If additional meters or submeters are required to measure Tenant's consumption of electricity in the Premises, Landlord shall install same, and Tenant shall pay Landlord's out-of-pocket costs therefor, as additional rent, within thirty (30) days after demand.

            Section 13.3 If Landlord shall be required by any Requirement or the public utility furnishing electricity to the Building, to discontinue furnishing electricity to Tenant, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to Tenant and Tenant shall not be obligated to pay the Electricity Additional Rent. If Landlord so discontinues furnishing electricity to Tenant, Tenant shall diligently obtain electric energy directly from the public utility furnishing electric service to the Building. The costs of such service shall be paid by Tenant directly to such public utility. Such electricity may be furnished to Tenant by means of the existing electrical facilities serving the Premises, at no charge by Landlord, to the extent the same are safe for such purposes as reasonably determined by Landlord and Tenant. All meters and all additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electricity in such instance shall be installed by Landlord. Tenant shall pay the portion of the cost incurred to install such additional electrical facilities, which equals the amount obtained by multiplying the entire cost thereof by a fraction the numerator of which is the number of months remaining in the term after the discontinuance and the denominator of which is the entire number of months during the Term. Landlord, to the extent permitted by applicable Requirements or the public utility, shall not discontinue furnishing electricity to the Premises until such installations have been made and Tenant shall be able to obtain electricity directly from the public utility. Tenant agrees to act with due diligence in connection therewith.

            Section 13.4 Landlord shall during the Term, at no out-of-pocket cost to Landlord, cooperate with Tenant (to the extent such cooperation does not adversely affect Landlord's interest in or Operation of the Property and same is commercially reasonable) to enable Tenant to obtain any electric utility incentives (including benefits under the Con Edison "Business Incentive Rate Program" or any similar program) for which Tenant is eligible from local governmental agencies and/or public utilities. Such cooperation shall include
(a) permitting Tenant to contract for the supply of electric energy directly from the utility company supplying the Building, (b) allowing the Premises to be separately sub-metered, (c) permitting Tenant to use the Building's electrical risers, conduits, feeders, switchboards and appurtenances, and (d) making reasonable modifications to this Lease (which do not increase Landlord's obligations hereunder or reduce its rights hereunder), to enable Tenant to receive and enjoy any such benefits or incentives, all at Tenant's sole cost and expense, subject to and in accordance with the applicable terms of this Lease, including, without limitation Articles 3 and 13. If Tenant qualifies for any such benefits or incentives, then, Landlord shall cooperate with Tenant at no out-of-pocket costs to Landlord (i.e., Tenant shall pay or reimburse Landlord for such costs, if any), in the filing and processing of any benefit or incentive applications with local governmental agencies and/or public utilities and, at Tenant's request, in arranging a procedure (to be memorialized in an addendum or amendment to this Lease mutually acceptable to both Landlord and Tenant) whereby the benefits or incentives obtained therefrom by Landlord, to the extent the same relate solely to the Premises and Tenant's receipt of electricity with respect thereto, shall be passed on to Tenant (not to exceed such benefits actually received by Landlord therefrom) through a reduction in monthly utility bills issued by Landlord and delivered to Tenant hereunder.


                                   ARTICLE 14
                               ACCESS TO PREMISES

            Section 14.1 (A) Subject to the terms of Sections 4.4, 14.1(B) and 14.1(C) hereof, Tenant shall permit Landlord, Landlord's agents and public utilities servicing the Building to erect, use and maintain, concealed ducts, pipes and conduits in and through the Premises if no space in the Building core and shafts is available or the location in the core and shafts is not commercially reasonable as reasonably determined by Landlord. Landlord or Landlord's agents shall have the right to enter the Premises during Tenant's ordinary business hours upon reasonable prior notice (except in case of an emergency, in which event no notice is required and Landlord may enter at any time, but Landlord shall endeavor to give such notice as is reasonably practicable under the circumstances), which notice may be oral, to examine the same, to show them to prospective purchasers, ground lessors, Mortgagees or lessees of the Building or space therein, and to make such repairs, alterations, improvements or additions (i) as Landlord may deem necessary or desirable to the Premises or to any other portion of the Building,


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

or (ii) which Landlord may elect to perform following ten (10) days except in case of emergency after notice following Tenant's failure to make repairs or perform any work which Tenant is obligated to make or perform under this Lease (after the expiration of any applicable notice and grace periods except in case of emergency), or (iii) for the purpose of complying with all Requirements, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting a breach by Landlord of any provisions of this Lease, a breach of Tenant's quiet enjoyment, an eviction or constructive eviction of Tenant in whole or in part, or a release of Tenant's obligations to pay Fixed Rent, Escalation Rent, or any item of Rental, and, except as herein expressly provided, the Fixed Rent, Escalation Rent (and any other item of Rental) shall not abate while said repairs, alterations, improvements or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise.

                  (B) Any work performed or installations made pursuant to this
Article 14 or otherwise shall be made with reasonable diligence and otherwise pursuant to Article 4 hereof. Landlord shall (i) promptly repair any damage to the Premises, the Specialty Alterations or Tenant's Property (including, without limitation, any Tenant finishes) caused by such work or installations or by any of the parties performing the same; (ii) take reasonable care to safeguard the affected portion of the Premises and the property of Tenant; (iii) upon completion of such activity, restore the portion of the Premises that is the subject of such activity to substantially the condition existing before such activity to the extent reasonably practicable; and (iv) not cause a reduction in the usable square footage of the Premises which exceed fifty (50) rentable square feet per full floor, except to the extent necessary to cure an Event of Default. In the event of such a reduction in the rentable square footage of the Premises by more than fifty (50) rentable square feet per full floor, thereafter Tenant shall receive a proportionate reduction in the Fixed Rent, Tax Share and Operating Share. Notwithstanding anything herein to the contrary, in the event that Landlord and its agents, representatives, contractors and employees desire to enter the Premises in order to perform work on portions of the Building other than the Premises, then Landlord shall have the right to enter the Premises in such case only if it is reasonably necessary to enter the Premises in order to perform such work.

                  (C) Any pipes, ducts, or conduits installed in or through the Premises pursuant to this Article 14, shall either be concealed behind, beneath or within partitioning, columns, ceilings or floors located or to be located in the Premises, or completely furred at points immediately adjacent to partitioning columns or ceilings located or to be located in the Premises, provided that the installation of such pipes, ducts, or conduits, when completed, shall not (i) reduce the rentable area of the Premises beyond fifty
(50) rentable square feet per full floor, except to the extent necessary to cure an Event of Default, or (ii) otherwise adversely affect (except to a de minimis extent) the appearance of the Premises or adversely affect (except to a de minimis extent) Tenant's


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

existing or then contemplated future installations or wiring. In the event of such a reduction in the rentable square footage of the Premises by more than fifty (50) rentable square feet per full floor, thereafter Tenant shall receive a proportionate reduction in the Fixed Rent, Tax Share and Operating Share. In no event shall Landlord install any wet pipes over Tenant's computer/data areas, trading floors or network hub rooms (meaning in the ceiling under the slab of the floor over said computers, trading floors and network hub rooms) unless such location is the only practical and available location therefor and Landlord takes all necessary steps (in accordance with good construction practice) to protect such areas.

            Section 14.2 Upon reasonable prior notice to Tenant (which may be oral), Landlord may exhibit the Premises (other than the Secured Areas) during Tenant's ordinary business hours to prospective tenants thereof during the twenty-four (24) month period (unless Tenant prior thereto has entered into a Definitive Agreement, then on the date Tenant executed and unconditionally delivered a Definitive Agreement, but not earlier than thirty-six (36) months) prior to the Expiration Date (as same may be extended) in a manner that minimizes interference with Tenant's use of the Premises. Except in the event of an emergency or if necessary in order to comply with any Requirement, Landlord shall enter the Premises accompanied by a representative of Tenant (to the extent one is provided after reasonable prior notice of the need therefor). Landlord or Landlord's agents may enter the Premises in accordance with the preceding sentence of this Section 14.2 without rendering Landlord or such agents liable therefor (except to the extent of their negligence or willful misconduct) and during such entry Landlord or Landlord's agents shall accord reasonable care under the circumstances to Tenant's Property, and without in any manner affecting this Lease. In an emergency or if necessary in order to comply with any Requirement, Landlord shall use reasonable efforts to give to Tenant such notice, if any, as is reasonable under the circumstances of Landlord's need to enter the Premises. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building or any part thereof, other than as herein provided.

            Section 14.3 (A) Notwithstanding anything to the contrary contained in Article 25 hereof, if (1) due to (a) any work, repair or installation performed by Landlord or failure by Landlord to perform its obligations hereunder or (b) an interruption (a "Qualified Building Service Interruption") of any service required to be provided to Tenant hereunder, including, without limitation, elevator, electricity, water, HVAC, cleaning or other utility services from the public utility company, there occurs an interruption of such service (other than an interruption of electricity, water, HVAC or other utility services affecting the Building together with other buildings in the area of the Building or an interruption in any service due to an industry wide labor strike or dispute) (an "Excusable Interruption"), such that all or a portion (except to a de minimis extent) of


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the Premises becomes untenantable for at least five (5) consecutive Business
Days and provided that (i) Tenant shall be unable to operate its business in all or any portion of the Premises and (ii) Tenant shall have relocated all of its employees from that portion of the Premises which is the subject of such work or installation or such failure or such Qualified Building Service Interruption during such time, and (2) Tenant shall have promptly notified Landlord of the same, then the Fixed Rent and Escalation Rent with respect to the Premises shall be reduced on a per diem basis in the proportion in which the area of the portion of the Premises which is unusable and not used bears to the total area of the Premises for each day that such portion of the Premises remains unusable and not used, commencing on the sixth (6th) consecutive Business Day on which Tenant is unable to operate its business in such portion of the Premises (taking into account the amount of Fixed Rent that is payable for each portion of the Premises and the fact that Escalation Rent is payable only with respect to the Office Space). The time periods set forth in this Section 14.3(A) shall not be subject to extension by reason of Unavoidable Delays (other than an Excusable Interruption).

                  (B) Notwithstanding anything contained herein to the contrary, Landlord hereby acknowledges that Tenant does not waive any rights or remedies it has under law or in equity with respect to a failure of services which materially affect Tenant's use or occupancy of the Premises, other than with respect to an Excusable Interruption. Notwithstanding anything to the contrary contained in this Section 14.3, if, pursuant to Sections 14.3(A) hereinabove, Tenant is entitled to any reduction of Fixed Rent and Escalation Rent with respect to the portion of the Premises then being used by Tenant as its computer/data center or any network hub rooms, then any such reduction of Fixed Rent and Escalation Rent shall also apply with respect to all other portions of the Premises in which Tenant is unable to operate its business in substantially the same manner as such business was previously operated by reason of such event affecting the computer/data center or network hub rooms provided that (i) Tenant shall, in fact, be unable to operate its business from such other portions of the Premises after exercising diligent efforts to so operate, and (ii) Tenant shall have notified Landlord of the same.

            Section 14.4 Notwithstanding anything herein to the contrary, Landlord shall not: (i) maintain the lobby of the Building in other than a first-class manner consistent with the Building Standard; (ii) permanently close the Avenue of the Americas entrance to the Building or, in the event that the Galleria public entrance to the westerly portion of the Building is closed, any other main entrance on 51st or 52nd Street (subject to compliance with applicable Requirements); (iii) materially impair access to the Premises as a result of the reconfiguration of public corridors on the floors on which the Premises is located or otherwise, or (iv) take any action which would reduce the usable square footage (except by a de minimis amount) of the Premises, unless such act is taken in accordance with Requirements or caused by an Event of Default. Landlord hereby agrees not to voluntarily close such Galleria public entrance


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unless required by applicable Requirements, or other existing agreements, or circumstances outside Landlord's reasonable control. All parts (except surfaces facing the interior of the Premises) of all floors, ceilings, walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances), all balconies, terraces and roofs adjacent to the Premises (other than the 16th Floor Setback Space), all space in or adjacent to the Premises used for common (as opposed to for Tenant's sole use) shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other common (as opposed to for Tenant's sole use) Building systems or facilities are not part of the Premises, and Landlord shall, subject to the provisions of this Lease, have the use thereof, as well as reasonably unimpeded access thereto through the Premises, for the purposes of operation, maintenance, alteration and repair. Notwithstanding the fact that the corridor designated "P" on Exhibit B-10 annexed hereto is included in the 39th Floor Space, Tenant acknowledges that, in accordance with applicable Requirements, such corridor is required as a secondary means of egress for the 39th Floor of the Building and accordingly agrees that (a) Tenant shall not construct any walls or partitions which block access of Landlord, its agents, employees and invitees and any other tenant of the 39th Floor of the Building or of the Building, its agents, employees and invitees to such corridor, and (b) Tenant shall allow Landlord and the public access across such corridor to the secondary fire stairs located adjacent to such corridor. Tenant shall not construct partitions or other obstructions which may unreasonably interfere with Landlord's reasonably unimpeded access to any Building Systems or facilities.


                                   ARTICLE 15
                            CERTIFICATE OF OCCUPANCY

            Section 15.1 Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building and in the event that any department of the City or State of New York shall hereafter contend or declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose which is a violation of such certificate of occupancy, Tenant shall, within five (5) Business Days' written notice from Landlord or any Governmental Authority, discontinue such use of the Premises. Landlord warrants and covenants that, subject to any action taken by Tenant with respect thereto or compliance with Requirements on the date hereof and throughout the Term, Landlord will maintain and keep in force and effect a temporary or permanent certificate of occupancy covering the Building; provided, however, neither such certificate, nor any provision of this Lease, nor any act or omission of Landlord, shall be deemed to constitute a representation or warranty that the Premises, or any part thereof, lawfully may be used or occupied for any particular purpose or in any particular manner, in contradiction to mere


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

"office" or "storage" use, as the case may be. Landlord represents and warrants that attached hereto as Exhibit J is a true, correct and complete copy of the permanent certificate of occupancy and that the same is in full force and effect on the date hereof. Landlord shall not seek any amendment to the certificate of occupancy for the Premises or for the Building which may adversely affect Tenant's ability to use the Premises for the uses permitted under this Lease without Tenant's consent, which shall not be unreasonably withheld or delayed.

            Section 15.2 Tenant shall have the right, at its sole cost and expense, on prior written notice to Landlord and subject to any pending application(s) (as of the date hereof, to the best of Landlord knowledge, there are no pending applications which would adversely affect Tenant's ability to amend the certificate of occupancy in accordance with the terms of this Lease), to amend the certificate of occupancy from time to time in effect for the Premises to accommodate Tenant's operation of a kitchen, cafeteria, Permitted Function or conference center in the Premises or any other use permitted by this Lease, subject to Landlord's prior consent, which shall not be unreasonably withheld or delayed, provided that (i) the same is done subject to, and in accordance with, all Requirements, (ii) any such amendment shall not permit any use of the Premises not permitted under this Lease, (iii) no such change shall adversely affect any portion of the Building other than the Premises, or the use of such other portions of the Building, (iv) any filing in connection therewith shall be performed by Landlord's designated code consultant or expediter and at Tenant's sole cost and expense, provided that with respect to use of the designated expediter or code consultant after performance of the Initial Alterations, such expediter shall charge commercially reasonable rates and if Tenant notifies Landlord prior to engaging said expediter that in Tenant's reasonable determination said expeditor's rates are not commercially reasonable and the extent of the surcharge, Landlord may still require Tenant to use said expeditor so long as Landlord pays such surcharge or portion thereof as agreed upon by Landlord and Tenant acting reasonably), (v) neither Landlord nor any other tenant of the Building will be adversely affected by any such amendment, and (vi) upon the expiration or earlier termination of the Term, upon request by Landlord, Tenant shall amend the certificate of occupancy for the Premises so that it conforms to the certificate of occupancy for the Premises in effect prior to any change by Tenant. For purposes of the Initial Alterations, Landlord and Tenant hereby agree that Tenant shall use Brookbridge Consultants or such other consultant mutually satisfactory to both Landlord and Tenant (with both agreeing to act reasonably) and Landlord acknowledges that Tenant may use Jerome
S. Gillman Consulting Architects as a consultant to work with Brookbridge Consultants in connection therewith. Landlord shall reasonably cooperate with Tenant's efforts under this Section 15.2 provided Landlord shall not be required to expend any sum of money and shall be reimbursed by Tenant for its actual reasonable out-of-pocket costs and


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

expenses in connection therewith, and provided further that Landlord shall not be obligated to perform any work in connection therewith.


                                   ARTICLE 16
                                     DEFAULT

            Section 16.1 Each of the following events shall be an "Event of Default" hereunder:

                        (A) if Tenant shall default in the payment when due of any item of Rental and any other sum due hereunder and such default shall continue for ten (10) days after notice of such default is given to Tenant; or

                        (B) (1) if Tenant shall commence or institute any case, proceeding or other action (i) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

                              (2) if Tenant shall make a general assignment for the benefit of creditors; or

                              (3) if any case, proceeding or other action shall
            be commenced or instituted against Tenant (i) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (x) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (y) remains undismissed or unstayed for a period of one hundred twenty (120) days; or

                              (4) if Tenant shall take any action in furtherance
            of, or expressly indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (1), (2), or
            (3) above; or

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

                              (5) if a trustee, receiver or other custodian is
            appointed for any substantial part of the assets of Tenant which appointment is not vacated or effectively stayed within forty-five
            (45) Business Days; or

                        (C) if Tenant shall default in the observance or performance of any other term, covenant or condition of this Lease on Tenant's part to be observed or performed and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default; provided, however, if such default is of such a nature that it can be remedied but cannot be completely remedied within said period of thirty (30) days, Tenant shall not be in default hereunder if it commences to remedy such default within said period of thirty (30) days and thereafter diligently prosecutes to completion all steps necessary to remedy such default.

            Section 16.2 (A) Any notice which Landlord intends as a notice to Tenant of a fact or condition which if unremedied within the applicable grace period shall become an Event of Default shall expressly state that it is a "default notice." If an Event of Default described in Section 16.1 shall occur and Landlord, at any time thereafter, at its option, gives written notice to Tenant stating that this Lease and the Term shall expire and terminate on the tenth (10th) day following the date Landlord shall give Tenant such notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if said tenth (10th) day were the Fixed Expiration Date, and Tenant immediately shall quit and surrender the Premises.

                  (B) If an Event of Default described in Section A(1) hereof shall occur or if this Lease shall be terminated as provided in Section 16.2(A) hereof, Landlord, without additional notice, may dispossess Tenant by summary proceedings.

                  (C) If at any time, Tenant shall comprise two (2) or more persons, or Tenant's obligations under this Lease shall have been guaranteed by any person other than Tenant, or Tenant's interest in this Lease shall have been assigned, the word "Tenant" as used in Section 16.1(B) shall be deemed to mean any of the persons primarily or secondarily liable for Tenant's obligations hereunder.

            Section 16.3 Landlord agrees that Tenant shall retain the right to cure any such default within the applicable cure period set forth in Section
16.1 for such default after such dispute has been finally determined adversely to Tenant pursuant to said Article 47.

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


                                   ARTICLE 17
                              REMEDIES AND DAMAGES

            Section 17.1 (A) If there shall occur any Event of Default and the Term shall expire and come to an end as provided in Article 16 hereof:

                        (1) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may at any time after the Term shall expire and come to an end, re-enter the Premises or any part thereof without notice, either by summary proceedings, or by any other applicable action or proceeding, and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises; and

                        (2) Landlord shall market the Premises in a manner substantially in conformity with the marketing undertaken by Landlord with respect to other comparable vacant office space in the Building and Landlord shall list the Premises with a reputable Broker (which may be a Related Entity of Landlord) to relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof other than on terms which are acceptable to Landlord in its sole judgment and shall in no event be liable for failure, provided Landlord marketed and listed the Premises, as aforesaid in this Section 17.1(A)(2), to relet the Premises or any part thereof, and no such failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord's option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

                  (B) Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Landlord after a termination of this Lease pursuant to Article 16 hereof, or (c) any expiration or


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

termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words "re-enter," "re-entry" and "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

                  (C) In the event of a breach or threatened breach by Tenant or Landlord hereunder, or any persons claiming through or under Tenant or Landlord, as the case may be, of any term, covenant or condition of this Lease, Tenant or Landlord, as the case may be, shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude either party from invoking any other remedy allowed at law or in equity.

            Section 17.2 (A) If this Lease and the Term shall expire and come to an end as provided in Section 16.2 hereof, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 16.2 or 17.1, then, in any of said events:

                        (1) Tenant shall pay to Landlord all Fixed Rent, Escalation Rent and other items of Rental payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

                        (2) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (referred to as "Deficiency") between the Rental for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting for any part of such period (first deducting from the rents collected under any such reletting all of Landlord's actual out-of-pocket expenses in connection with the termination of this Lease, Landlord's reentry upon the Premises and with such reletting including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys' fees and disbursements, alteration costs, contribution to work, takeover expenses and other expenses of preparing the Premises for such reletting); any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent, Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding; and

                        (3) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from

      Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any such Deficiency as and for liquidated and agreed final damages, a sum equal to the amount by which the Fixed Rent and Escalation Rent for the period which otherwise would have constituted the unexpired portion of the Term (less any monthly Deficiency, if any, which was collected) exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the Base Rate; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord to unrelated third parties on arms-length terms for the period which otherwise would have constituted the unexpired portion of the Term, or any substantial part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

                  (B) If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 17.2. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Rental reserved in this Lease. Solely for the purposes of this Article 17, the term "Escalation Rent" as used in Section 17.2(A) shall mean the Escalation Rent in effect immediately prior to the Expiration Date, or the date of re-entry upon the Premises by Landlord, as the case may be, adjusted to reflect any increase pursuant to the provisions of
Article 27 hereof for the Operating Year immediately preceding such event.


                                   ARTICLE 18
                               FEES AND EXPENSES

            Section 18.1 If an Event of Default shall have occurred and be continuing, or in the event of an emergency (after delivery of such notice to Tenant, if any, as is reasonable under the circumstances), and provided Tenant shall be required hereunder to perform the obligation or make the expenditure in question, Landlord may perform any act or obligation for and on the account of Tenant, and make any reasonable expenditure or incur any reasonable obligation in connection therewith, and such expenditures and payments, including, but not limited to, reasonable attorneys' fees and disbursements in instituting, prosecuting or defending any action or proceeding, and the cost thereof, with interest thereon at the Applicable Rate, shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within thirty (30) days of rendition of any bill or statement to Tenant therefor, together with copies of relevant bills, receipts, invoices and other backup documentation. Landlord shall receive no profit in connection with its performance of such work.

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

            Section 18.2 If Tenant shall fail to pay any installment of Fixed Rent, Escalation Rent or any other item of Rental within five (5) Business Days after such amount is due, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent, Escalation Rent or other item of Rental, as the case may be, as a late charge and as additional rent, a sum equal to interest at the Applicable Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment.

            Section 18.3. If Landlord shall fail to pay any amount due and payable to Tenant pursuant to the terms of this Lease within five (5) Business Days after it is due, Landlord shall pay to Tenant, in addition to such amount, as a late charge, a sum equal to interest at the Applicable Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment. If Landlord shall fail to pay any amount due and payable to Tenant pursuant to the terms of this Lease within thirty (30) days after it is due and payment is not being contested in good faith by Landlord, Tenant shall, in addition to Tenant's other rights at law or in equity or under this Lease, have the right to offset such amount (plus interest thereon in accordance with the immediately preceding sentence) against the next succeeding installment(s) of Fixed Rent and Escalation Rent due and payable hereunder until Tenant shall have been fully reimbursed therefor, provided that Tenant shall have delivered to Landlord ten (10) days prior written notice of Landlord's failure to pay such amount (with such reasonable detail as necessary to permit Landlord to determine the nature and amount of charges required to be paid by Landlord), and Landlord shall not, within ten (10) days thereafter, send Tenant written notice that it disputes in good faith Tenant's claims.

            Section 18.4 (A) For the purposes of this Section 18.4, "Landlord Default" shall mean a default by Landlord in the performance of its obligations under this Lease (to the extent expressly required to be performed by Landlord herein) to repair and maintain the Premises, all roofs and setbacks adjacent to the Premises and which affect the Premises, and the Building Systems serving the Premises within the time period therefor set forth in Section 18.4(B) hereof which (a) impairs Tenant's ability to utilize a substantial or material portion of the Premises for the normal conduct of its business (other than to a de minimis extent), or (b) poses a safety threat or (c) poses a material and imminent threat to Tenant's Property; provided that in any such instance, Landlord's failure to repair or maintain the Premises is not due directly or indirectly to the following: any act or omission by Tenant or its agents, employees or contractors, or a default by Tenant, or the installation or maintenance of Tenant's Initial Alterations or subsequent Alterations, or any repairs or maintenance of the Premises by Tenant, or Tenant's particular manner of use of the Premises, or, in the case of the condition described in the preceding clause (a), for any reason outside the reasonable control of Landlord, or in connection with Landlord's contest of the applicability or legality of a Requirement in accordance with Section 6.2.

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


                  (B) (1) In the event of a Landlord Default, Tenant may give Landlord notice thereof which notice shall refer to this Section 18.4 and shall expressly state that it is a "Landlord Default Notice" and Tenant's intention to exercise its rights under this Section 18.4. If Landlord fails within thirty
(30) days (or, in case of emergency, a shorter period after delivery of a notice (which may be telephonic if written notice is not practicable under the circumstances, in which event Tenant shall follow such oral notice with confirmation in writing), if any, as is reasonable under the circumstances) after receipt of such notice to (i) cure the Landlord Default, or (ii) initiate the cure thereof (if the Landlord Default is of such a nature that it cannot with reasonable diligence be cured within such period), and diligently take all steps necessary to cure such default, then provided and to the extent such Landlord Default may be cured by actions taken solely within the Premises (or with respect to a Building System serving the Premises which is immediately adjacent to the Premises or other areas immediately adjacent to the Premises, provided such areas are below the bottom of the ceiling slabs and above the top of the floor slabs, or with respect to portions of the roof or set back areas immediately contiguous to Tenant's Premises, provided that with respect to such adjacent and contiguous areas, or Building Systems no other tenant or occupant will be unreasonably disturbed by Tenant in connection with its efforts to cure such default, and no other portion of the Building and/or Building System will be adversely affected by such repair, in each case, to an extent greater than would have been caused by Landlord if Landlord had performed the same) Tenant, upon notice to Landlord, may (a) cure such Landlord Default for the account of Landlord, or (b) pay any third party (in all other circumstances where such Landlord Default may be cured by the payment of a fixed sum to a third party) as may be required to effect the cure of the Landlord Default, or (c) make any reasonable expenditure or incur any reasonable obligation for the payment of money, including, without limitation, reasonable attorneys' fees and disbursements in instituting, prosecuting or defending any action or proceeding, in order to cure such Landlord Default. Tenant shall incur only those costs and expenses as are reasonably necessary under the circumstances and shall receive no profit in connection with its performance of such work. To the extent that Tenant incurs any cost or expense in connection with curing a Landlord Default as aforesaid, Tenant shall submit to Landlord copies of relevant bills, receipts, invoices and other backup documentation, and Landlord shall reimburse Tenant for such costs, with interest thereon at the Applicable Rate computed from the date such costs were incurred to and including the date of payment, within thirty (30) days after submission of such bills, receipts, invoices, documentation and proof of payment. If Landlord fails to reimburse Tenant for any costs or expenses incurred by Tenant under this Section 18.4 within the thirty (30) day period provided herein, Tenant may offset the amount of such expenditures and interest at the Applicable Rate against the next installments of Fixed Rent and Escalation Rent becoming due hereunder until Tenant has been fully reimbursed therefor.

            Section 18.5 Landlord and Tenant acknowledge and agree that the occurrence of any of the events described in Section 18.4 hereinabove shall not constitute a Landlord Default during the pendency of any legal proceeding or arbitration if the matter in question has been submitted by Landlord or Tenant to a court of competent jurisdiction (in the case of an Event of Default or other matter which is not the subject matter of arbitration or to arbitration in accordance with Article 47 hereof). Tenant agrees that Landlord shall retain the right to cure any such default within the applicable cure period set forth therefor in Section 18.4 hereof for any such default after such dispute has been finally determined adversely to Landlord.

            Section 18.6 Except as expressly provided in this Lease, all of Landlord's and Tenant's rights and remedies under this Lease shall be cumulative and non-exclusive, and no exercise by either party of any of its rights and remedies under any provision of this Lease shall be deemed to limit the exercise by such party of its rights and remedies under any other provision of this Lease.


                                   ARTICLE 19
                         NO REPRESENTATIONS BY LANDLORD

            Landlord and Landlord's agents have made no representations or promises with respect to the Building, the Real Property or the Premises except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. Tenant hereby acknowledges that it is currently in possession of the Premises, and Tenant accepts the Premises in their existing "as-is" condition. Landlord shall not be required to perform any work or spend any monies to prepare the Premises for Tenant's occupancy thereof, provided that the foregoing shall not be deemed to limit Landlord's obligations under this Lease.


                                   ARTICLE 20
                                   END OF TERM

            Section 20.1 Upon the expiration or other termination of this Lease (except as otherwise expressly provided herein), Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean, and its then "as-is" condition provided Tenant has complied with its obligations under Article 4 hereof (reasonable wear and tear and damage by fire or other casualty excepted), and Tenant shall remove all of Tenant's Property and Specialty Removal Alterations (in accordance with the provisions of Article 3 hereof) and perform such repairs as may be required pursuant to Section 3.1(C)(2) hereof; this obligation shall survive the expiration or sooner termination of the Term. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any such person may have under the provisions of Section

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

2201 of the New York Civil practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 20.

            Section 20.2 The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid may be extremely substantial, may exceed the amount of the monthly installments of the Fixed Rent and Escalation Rent theretofore payable hereunder, and will be impossible to measure accurately. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord on or before the Expiration Date, Tenant shall (which with respect to the first one hundred twenty (120) days of such holdover shall constitute liquidated damages) pay to Landlord on account of use and occupancy of the Premises for each month and for each portion of any month during which Tenant holds over in the Premises after the Expiration Date, a sum (the "Holdover Amount") obtained by multiplying (a) (i) 100% for the first 30 days of such holdover, (ii) 110% for the 31-60 day period of such holdover, (iii) 120% for the 61-90 day period of such holdover, (iv) 130% for the 91-120 day period of such holdover, (v) 140% for the 121-150 day period of such holdover, and (vi) 150% for the holdover period (the "Last Period") after the 150th day of such holdover, times (b) the Fixed Rent and Escalation Rent which were payable (or allocable, e.g., Tax escalation) under this Lease during the last month of the Term. In addition, if the holdover extends for more than 120 days then, in addition to the Holdover Amount, Landlord shall also be entitled to recover any damages Landlord may sustain as a result of such holdover. Notwithstanding the foregoing, the Holdover Amount for the Last Period shall be the then fair market rental value of the Premises if greater than the Holdover Amount calculated for such period, as set forth above. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises without consent after the Expiration Date or to limit in any manner Landlord's right to regain possession of the Premises through summary proceedings, or otherwise, and no acceptance by Landlord of payments from Tenant after the Expiration Date shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 20. The provisions of this Article 20 shall survive the Expiration Date.


                                   ARTICLE 21
                                 QUIET ENJOYMENT

            Landlord covenants that Tenant shall peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease, including, but not limited to, Article 7 hereof. This covenant shall be construed as a covenant running with the Real Property.

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


                                   ARTICLE 22
                                    DIRECTORY

            The lobby contains a computerized directory wherein the Building's tenants are listed, which is and shall remain prominently located in the lobby of the Building. Tenant shall have the right to use a number of listings equal to Tenant's Operating Share of the total number of listings available in such directory for Tenant's and its subtenants', licensees' and other occupants' use. From time to time, but not more frequently than once every month, Landlord shall reprogram the computerized directory to reflect such changes in the listings therein as Tenant shall request, and with the submission of such change request Tenant shall pay to Landlord a reprogramming charge of Twenty-Five Dollars ($25.00) for each reprogramming. If such computerized directory shall at any time be replaced by a non-computerized directory, Tenant shall be entitled to Tenant's Operating Share of the total listings available on such non-computerized directory.


                                   ARTICLE 23
                                    NO WAIVER

            Section 23.1 No act or thing done by Landlord or Landlord's agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of this Lease or a surrender of the Premises.

            Section 23.2 The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. The receipt by Landlord of Fixed Rent, Escalation Rent or any other item of Rental with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant or, except to the extent otherwise set forth in this Lease, any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or other item of Rental herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other item of Rental, nor shall any endorsement or statement on any check or any letter


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

accompanying any check or payment as Fixed Rent or other item of Rental be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Fixed Rent or other item of Rental or pursue any other remedy in this Lease provided. This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

            Section 23.3 The failure of Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease on Landlord's part to be performed, shall not be deemed a waiver of such breach or prevent a subsequent act which would have originally constituted a violation of the provisions of this Lease from having all of the force and effect of an original violation of the provisions of this Lease. The payment by Tenant of Fixed Rent, Escalation Rent or any other item of Rental or performance of any obligation of Tenant hereunder with knowledge of any breach of any covenant of this Lease shall not be deemed a waiver of such breach, and payment of the same by Tenant shall be without prejudice to Tenant's right to pursue any remedy against Landlord in this Lease provided. No provision of this Lease shall be deemed to have been waived by Tenant, unless such waiver be in writing signed by Tenant. No payment by Landlord or receipt by Tenant of a lesser amount than any amounts required hereunder to be paid by Landlord to Tenant shall be deemed to be other than on account of the earliest amounts owing from Landlord to Tenant, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as any such amount be deemed an accord and satisfaction, and Tenant may accept such check or payment without prejudice to Tenant's right to recover the balance of such amount or to pursue any other remedy provided in this Lease.


                                   ARTICLE 24
                             WAIVER OF TRIAL BY JURY

            The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise in connection herewith. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.


                                   ARTICLE 25
                              INABILITY TO PERFORM

            This Lease and the obligation of Tenant to pay Rental hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall not be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations, or is unable to supply or is delayed in supplying, any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or by any cause whatsoever beyond Landlord's reasonable control (it being expressly understood that financial inability to perform is not a cause beyond Landlord's reasonable control), including, but not limited to, laws, governmental preemption in connection with a national emergency or by reason of any Requirements of any Governmental Authority or by reason of the conditions of supply and demand which have been or are affected by war or other emergency. Except as expressly provided to the contrary in this Lease, this Lease and the obligation of Landlord to make any required payments to Tenant hereunder and Landlord's obligations to perform all of the other covenants and agreements hereunder on the part of Landlord to be performed shall in no wise be affected, impaired or excused because Tenant is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Tenant or because Tenant is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations, or is unable to supply or is delayed in supplying, any equipment or fixtures, if Tenant is prevented or delayed from so doing by reason of strikes or labor troubles, or by any cause whatsoever beyond Tenant's reasonable control (it being expressly understood that financial inability to perform is not a cause beyond Tenant's reasonable control), including, but not limited to, laws, governmental preemption in connection with a national emergency or by reason of any Requirements of any Governmental Authority or by reason of the conditions of supply and demand which have been affected by war or other emergency (the foregoing, with respect to Landlord or Tenant, as applicable, are herein referred to "Unavoidable Delays"). For purposes of this Lease, an Unavoidable Delay shall be deemed to exist only if Landlord or Tenant (as the case may be) promptly notifies the other party in writing of such delay and, after such initial notification promptly after request of the other party, Landlord or Tenant (as the case may be) notifies the other party of the status of such delay and diligently pursues fulfillment of such obligation after the cause of such delay ceases to exist. Unavoidable Delays shall apply to all provisions of the Lease other than those provisions which expressly exclude the application of Unavoidable Delays.


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

Notwithstanding the foregoing, no Unavoidable Delay shall excuse Tenant's obligation to pay any item of Rental under this Lease.


                                   ARTICLE 26
                                BILLS AND NOTICES

            Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight courier (e.g., FedEx or DHL) addressed as follows:

                  (i) If to Tenant (a) at Tenant's address set forth in this Lease, Attention: General Counsel, (b) at 1200 Harbor Boulevard, Weehawken, New Jersey 07087, Attention: Legal Department, and (c) at 1200 Harbor Boulevard, Weehawken, New Jersey 07087, Attention: Senior Vice President of Real Estate and Facilities with a copy to Paine Webber Group Inc., 1285 Avenue of the Americas, New York, New York 10019, Attention: General Counsel;

                  (ii) If to Landlord at Landlord's address set forth in this Lease, Attention: Realty Operations, with copies to Equitable Life Assurance Society of America, 787 Seventh Avenue, New York, New York 10019, Attention:
Legal Department, and to any Mortgagee or Lessor which shall have requested same, by notice given in accordance with the provisions of this Article 26 at the address designated by such Mortgagee or Lessor; or

to such other address(es) as either Landlord or Tenant may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 26. If Tenant shall theretofore have assigned its interest in this Lease, copies of all default notices to any assignee hereof shall be given in like manner to the Tenant Named Herein. Any such bill, statement, consent, notice, demand, request or other communication shall be deemed to have been rendered or given on the date when it shall have been hand delivered or one (1) Business Day after delivered by overnight courier or by certified mail (as indicated on the return receipt). Tenant hereby agrees that Landlord's managing agent or attorneys can give notices on behalf of Landlord and Landlord hereby agrees that Tenant's attorneys can give notices on behalf of Tenant.


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                                   ARTICLE 27
                                   ESCALATION

            Section 27.1 For the purposes of this Article 27, the following terms shall have the meanings set forth below.

                  (A) "Assessed Valuation" means, for any Tax Year with respect to any real property, the value for such real property upon which Taxes are actually computed and payable for such Tax Year (whether based on the actual or transitional value, as the case may be) if such real property is taxable, or, if such real property is exempt, the value upon which Taxes would have been computed and payable but for such exemption.

                  (B) "Base Operating Expenses" shall mean (i) with respect to the period of the Term commencing on the date hereof through and including June 30, 1997 (the "Gap Period"), Operating Expenses for the calendar year ending December 31, 1995, and (ii) thereafter during the initial Term the Operating Expenses for the calendar year ending December 31, 1997.

                  (C) "Base Operating Year" with respect to the Gap Period shall mean the calendar year ending December 31, 1995 and thereafter during the initial Term, the calendar year ending December 31, 1997.

                  (D) "Base Taxes" shall mean (i) with respect to the Gap Period, the average of the Taxes payable for the Tax Year commencing July 1, 1994 and ending June 30, 1995 and the Taxes payable for the Tax Year commencing July 1, 1995 and ending June 30, 1996, and (ii) thereafter during the initial Term, the average of the Taxes payable for the Tax Year commencing July 1, 1996 and ending June 30, 1997 and the Taxes payable for the Tax Year commencing July 1, 1997 and ending June 30, 1998, provided that in no event however shall Base Taxes pursuant to this clause (ii) be (1) less than the product obtained by multiplying (x) $145,000,000 and (y) the average of the Tax Rate in effect for the Tax Year commencing July 1, 1996 and ending June 30, 1997 and Tax Rate in effect for the Tax Year commencing July 1, 1997 and ending June 30, 1998, or (2) more than the product obtained by multiplying (x) $157,500,000, and (y) the average of the Tax Rate in effect for the Tax Year commencing July 1, 1996 and ending June 30, 1997 and the Tax Rate in effect for the Tax Year commencing July 1, 1997 and ending June 30, 1998.

                  (E) (1) "Operating Expenses" shall mean the aggregate of those costs and expenses (and taxes, if any, thereon, including, without limitation, sales and value-added taxes) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in respect of the Operation of the Property which are

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properly chargeable to the Operation of the Property in accordance with generally accepted accounting principles (consistently applied) and sound management practices, together with and including, without limitation, the costs of gas, oil, steam, water, sewer rental, electricity (for the portions of the Real Property not leased to and occupied by tenants or available for occupancy), HVAC and other utilities furnished to the Building and utility taxes, and the expenses incurred in connection with the Operation of the Property such as insurance premiums, reasonable attorneys' fees and disbursements (subject to Section 27.1E(1) (xviii)), management (subject to Section 27.1E(5)), auditing and other professional fees and expenses, and local taxes or fees imposed upon the Real Property and/or the Building and not a part of Taxes, but specifically excluding or if applicable, deducting therefrom:

                  (i)   Taxes,

                  (ii) transfer, gains, franchise, inheritance, estate, occupancy, succession, gift, corporation, unincorporated business, gross receipts, profit and income taxes imposed upon Landlord,

                  (iii) mortgage interest and amortization,

                  (iv) all leasing costs, including, without limitation, leasing and brokerage commissions and similar fees,

                  (v) the cost of electrical energy furnished to any space leased or available for lease in the Building and the costs and fees of any electric meter reading company retained by Landlord to read meters in space leased by or leasable to third parties,

                  (vi) the cost of tenant installations and decorations incurred in connection with preparing space for a tenant's occupancy, and any other contribution by Landlord to the cost of tenant improvements,
                  (vii) salaries, fringe benefits and other compensation of Landlord's personnel above the grade of building manager or other off-site personnel,

                  (viii) ground rent or any other payments paid under Superior Leases (other than in the nature of rent consisting of Taxes or Operating Expenses and other payments which, independent of a Superior Lease, would constitute an Operating Expense hereunder),

                  (ix) depreciation and amortization, except as provided herein,

                  (x) advertising, entertainment and promotional costs for the Building,

                  (xi) costs and expenditures payable to (a) any Affiliate (provided that for purposes of defining Affiliate with respect to this clause
(xi) the Control Percentage shall be 33-1/3%) of Landlord, or Equitable Life Assurance Society of the United States, or (b) to a Person in which Landlord (or any partner of Landlord) directly or indirectly owns at least thirty-three and one-third percent (33-1/3%) interest or (c) to any shareholder owning at least thirty-three and one-third percent (33-1/3%) of the common stock of Landlord or, any general partner, any officer or member of any Board of Directors of Landlord or of any Person described in this clause (xi); in each case in excess of the amount which would be paid in the absence of such relationship (it being agreed that Landlord will provide Tenant with notice of any such affiliated relationship with a Person performing services in the Building),

                  (xii) costs incurred with respect to a sale or transfer of all or any portion of the Building or any interest therein or in any Person of whatever tier owning an interest therein,

                  (xiii)      financing and refinancing costs,

                  (xiv) except as otherwise provided herein, the cost of any improvement, repair, alteration, addition, change, replacement or other item which under generally accepted accounting principles (consistently applied) is properly classified as a capital expenditure, including, without limitation, rental payments for any equipment ordinarily considered to be of a capital nature if rented in lieu of a purchase,

                  (xv) lease takeover or take back costs incurred by Landlord in connection with leases in the Building,

                  (xvi) costs for which Landlord receives compensation through the proceeds of insurance or for which Landlord would have been compensated by insurance had it carried the coverage required under the Lease or for which Landlord receives compensation from any other source except pursuant to provisions similar to this Article 27,

                  (xvii) expenses incurred in connection with services or other benefits of a type that are not provided to Tenant (or are provided at separate or additional charge) but that are provided to another tenant or occupant of the Building (including, without limitation, Landlord's performance of non-structural alterations in another tenant's premises, which alteration is required to be performed in accordance with Requirements of general applicability to office tenants),

                  (xviii) legal fees, expenses and disbursements (including, without limitation, those incurred in connection with leasing, sales, financing or refinancing or disputes with current or prospective tenants), except such fees as are reasonably incurred in connection with the Operation of the Property or are incurred to abate a nuisance which benefits substantially all the tenants of the Building, provided that, in each case, (x) such action would reasonably be taken by a prudent owner of a comparable first-class office building, (y) the same do not result directly or indirectly from any negligent act or omission or willful misconduct on the part of any of Landlord's Indemnitees or any act or omission on the part of any tenant or occupant of the Building and (z) the same were incurred on account of services that are not customarily performed by first-class managing agents of comparable first-class office buildings in midtown Manhattan, as part of the management fee.

                  (xix) amounts otherwise includable in Operating Expenses but reimbursed to Landlord directly by Tenant or other tenants (other than through provisions similar to this Article 27),

                  (xx) to the extent any costs includable in Operating Expenses are incurred with respect to both the Building and other properties (including, without limitation, salaries, fringe benefits and other compensation of Landlord's personnel who provide services to both the Building and other properties), there shall be excluded from Operating Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties,

                  (xxi) the cost of any judgment, settlement, or arbitration award resulting from any liability of Landlord which is the result of negligence, willful misconduct or fraud (other than a liability for amounts otherwise includable in Operating Expenses hereunder) and all expenses incurred in connection therewith,

                  (xxii) the cost of providing any service provided by first-class managing agents of comparable first-class office buildings in midtown Manhattan which is customarily included in the management fees (other than fees for bookkeeping and accounting services currently provided by Compass, as described in Section 27.1(E)(5)).

                  (xxiii) the cost of acquiring or replacing any separate electrical meter Landlord may provide to any of the tenants in the Building,

                  (xxiv) costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar law,

                  (xxv) the cost of installing, operating and maintaining any specialty facility such as an observatory, broadcasting facilities, luncheon club, athletic or recreational club, child care facility, auditorium, cafeteria or dining facility, conference center or similar facilities, unless Tenant elects (in its sole discretion) to use such facilities,

                  (xxvi) any interest, fine, penalty or other late charges payable by Landlord and incurred as a result of late payments, except to the extent the same was incurred with respect to a payment, part or all of which, was the responsibility of Tenant hereunder and with respect to which Tenant did not make a payment in a timely fashion or did not make same at all,

                  (xxvii) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord,

                  (xxviii) costs of acquiring, leasing, insuring, restoring, removing or replacing (a) sculptures (other than planters and benches), (b) paintings and (c) other objects of art located within or outside the Building, except for the cost of routine maintenance of such objects in the public areas in the Building,

                  (xxix) costs incurred to remedy violations of Requirements that arise by reason of Landlord's negligent or willful failure to construct, maintain or operate the Building or any part thereof in compliance with such Requirements (excluding the costs of permits and approvals required to comply with Requirements in the ordinary course of the Operation of the Property), other than such costs incurred in order to achieve compliance with new Requirements as more particularly described in Section 27.1(E)(3) below,

                  (xxx) expenses allocable directly and solely to the retail space of the Building (including, without limitation, plate glass insurance for retail space) and to any garage in the Building,

                  (xxxi) costs incurred in connection with making any additions to, or building additional stories on, the Building or its plazas, or adding buildings or other structures adjoining the Building, or connecting the Building to other structures adjoining the Building,

                  (xxxii) costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements or other real property interests,

                  (xxxiii) any insurance costs that are not specifically required to be carried by Landlord under the Lease and are not customary for similar first-class office buildings in midtown Manhattan and any increased insurance costs reimbursed directly to Landlord by a tenant, including, without limitation, Tenant, pursuant to their respective leases,

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                  (xxxiv) costs incurred by Landlord which result from
Landlord's or other tenant's breach of a lease or Landlord's negligence or willful misconduct,

                  (xxxv) the cost of repairs or replacements or restorations by reason of fire or other casualty or condemnation (except to the extent of the deductible permitted by Section 9.3),

                  (xxxvi) costs and expenses incurred by Landlord in connection with any obligation of Landlord to indemnify any Building tenant (including Tenant) pursuant to its lease or otherwise,

                  (xxxvii) the cost paid or incurred in connection with the removal, replacement, enclosure, encapsulation or other treatment of any Hazardous Materials in the Building, unless in accordance with Section (E)(3)(i) below, other than the cost of customary office cleaning materials and supplies and materials and supplies used in connection with operation of the Building Systems which, in each case, used and stored in compliance with all applicable Requirements and the removal of Hazardous Materials installed by Tenant,

                  (xviii) all costs incurred by Landlord in connection with the performance of any sundry services to individual tenants,

                  (xxxix) the cost of electricity and overtime HVAC furnished to the Premises or any other leasable space in the Building whether or not leased to tenants,

                  (xl) costs (including, without limitation, any taxes or assessments) of any revenue generating signs or other tenant's or occupant's signs and any future signs designating the name of the Building (excluding any signs replacing any present Building signs and any signs placed by or on behalf of Tenant in, on or about the Building),

                  (xl) any costs incurred in connection with any concourse or any plaza connecting the Building to any other building in excess of those costs equitably allocable to the Building,

                  (xli) expenditures for repairing and/or replacing any defect in any work performed by Landlord pursuant to the provisions of this Lease, and

                  (xlii) any payments or credits actually received by Landlord for recyclable materials and waste paper for a particular Operating Year within the Term shall be deducted from Operating Expenses for such Operating Year, except, however, that if in any Operating Year (including the Base Operating
Year) Landlord is not furnishing any particular work or service (the cost of which if performed


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by Landlord would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which reasonably would have been incurred during such period by Landlord if it had at its own expense furnished such work or services to such tenant. Any insurance proceeds received with respect to any item previously included as an Operating Expense (and not subsequently excluded) shall be deducted from Operating Expenses for the Operating Year in which such proceeds are received. Landlord hereby agrees that service and maintenance contracts entered into by Landlord in connection with the Operation of the Property, shall be commercially reasonable with respect to their stepped pricing provisions, if any. The electricity for the common and public areas of the Building (including, without limitation, the Building Systems) may, to the extent the same period is not metered, be determined by survey prepared by an independent, reputable engineer retained by Landlord or by Landlord's utility meter consultant, and the actual and net cost of such electricity shall be included in Operating Expenses.

                        (2) In determining the amount of Operating Expenses for any Operating Year, including the Base Operating Year, if less than all of the Building rentable area shall have been occupied by tenant(s) at any time during any such Operating Year, Operating Expenses shall be determined for such Operating Year to be an amount equal to the like expenses which would normally be expected to be incurred had all such areas been occupied throughout such Operating Year.

                        (3) (i) If any capital improvement is made during any Operating Year, including the Base Operating Year, in order to comply with a Requirement (other than a Requirement with respect to the removal, replacement, enclosure, encapsulation or other treatment of asbestos) enacted, or materially modified after the date hereof, then the amortized cost of such improvement (i.e., the cost of such improvement together with interest thereon at the Base Rate amortized on a straight line basis) over the useful life thereof in accordance with generally accepted accounting principles, consistently applied) shall be included in Operating Expenses for each of the Operating Years during which such cost of the improvement is amortized.

                              (ii) If any capital improvement is made during any
Operating Year, including the Base Operating Year, either for the purpose of saving or reducing Operating Expenses (as, for example, a labor-saving improvement), then the amortized cost of such improvement (i.e., the cost of such improvement together with interest thereon at the Base Rate amortized on a straight line basis over the useful life thereof in accordance with generally accepted accounting principles, consistently applied) shall be included in Operating Expenses for each of the Operating Years during which such cost of the improvement is amortized; provided that the amount of any such costs attributable to such capital improvement relating to any particular Operating Year that


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

may be included in Operating Expenses for such Operating Year shall not exceed the savings Landlord expects to receive for such Operating Year as a result of such expenditures by Landlord, which anticipated savings shall be determined by a reputable, independent licensed engineer having at least ten
(10) years experience, reasonably acceptable to Tenant, and a copy of such engineer's report and back-up documentation shall be provided to Tenant, upon request.

                        (4) Notwithstanding the foregoing, if any items which are alleged by Landlord to constitute Operating Expenses are disputed by Tenant and such dispute is subsequently resolved in a manner favorable to Tenant, then such expenses that were not properly chargeable as an Operating Expense shall be deemed excluded from Base Operating Expenses.

                        (5) Landlord agrees that Operating Expenses will only include commercially reasonable increases in the fees paid for management services for the Building (taking into consideration the quality of the management company and the services being performed, and increases in management fees being incurred by prudent owners of comparable first-class office buildings in midtown Manhattan), and the portion of any such increase which is not commercially reasonable, as aforesaid, shall not be included in Operating Expenses. Landlord hereby represents and warrants to Tenant that the total fees payable to Compass an account of management services for the Building for calendar year 1995 equals $490,629 (comprised of a management fee of $422,489 and bookkeeping and accounting charges of $68,140).



                  (F) "Operating Statement" shall mean a statement in reasonable detail substantially in the form of Exhibit K attached hereto and made a part hereof (which form may be changed from time to time, provided the general content thereof remains substantially the same or is expanded) setting forth a comparison of the Operating Expenses for an Operating Year with the Base Operating Expenses and if applicable, the Escalation Rent on account of Operating Expenses payable by Tenant for such Operating Year pursuant to the provisions of either Section 27.4(C) or (D).

                  (G) "Operating Year" shall mean the 1996 calendar year and each subsequent calendar year all or part of which occurs during the term of this Lease.

                  (H) "Taxes" shall mean the aggregate amount of real estate taxes and any general or special assessments (exclusive of penalties and interest thereon) imposed upon the Real Property (other than by reason of additions to the Building which increase the rentable square footage of the Building) and which are then payable by Landlord for the Tax Year in question (including, without limitation, (i) assessments


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made upon or with respect to any "air" and "development" rights now appurtenant to or affecting the Real Property, (ii) any fee, tax or charge imposed by any Governmental Authority for any vaults, vault space or other space within or outside the boundaries of the Real Property (except with respect to space demised or used by a third party for which such party reimburses Landlord for the vault tax or charge incurred for such space), and (iii) any taxes or assessments levied after the date hereof in whole or in part for public benefits to the Real Property or the Building (including any Business Improvement District taxes and assessments)), without taking into account any discount that Landlord may receive by virtue of any early payment of Taxes; provided, that if because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax) is imposed upon Landlord or the owner of the Real Property or the Building, or the occupancy, rents or income therefrom, in lieu of or in substitution for any of the foregoing Taxes, such other tax or assessment shall be deemed part of Taxes computed as if Landlord's sole asset were the Real Property. With respect to any Tax Year, all commercially reasonable and prudent expenses (taking into consideration similar fees incurred by prudent owners of comparable first-class office buildings in midtown Manhattan), including reasonable attorneys' and consultants' fees and disbursements, experts' and other witnesses' fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for such Tax Year. Anything contained herein to the contrary notwithstanding, Taxes shall not be deemed to include (i) any taxes on Landlord's, Lessor's or Mortgagee's income,
(ii) any corporation, unincorporated business or franchise taxes, (iii) any estate, gift, succession or inheritance taxes, (iv) any capital gains, mortgage recording or transfer taxes, (v) any taxes or assessments to the extent attributable to any sign attached to or located on the Real Property (except for the present signage or Building Standard replacement thereof or any signage installed by or on behalf of Tenant or any signage depicting the name of the Building (which is not the name of another tenant or occupant, except a Successor-in-interest or Related Entity of Tenant)) or signage required by any applicable Requirements, (vi) any occupancy taxes which are or may be required to be paid by Landlord by reason of Landlord's tenancy in the Building or (vii) any similar taxes imposed on Landlord, Lessor or Mortgagee, unless such taxes are levied, assessed or imposed in lieu of or as a substitute for the whole or any part of the taxes, assessments, levies, impositions which now constitute Taxes. In determining the amount of Taxes for any Tax Year (or for the partial calendar years in which the Term shall commence or expire), Taxes payable in such Tax Year shall be apportioned for the portions of the Tax Years occurring within such partial years. If by law, any assessment that is included in Real Estate Taxes pursuant to the terms hereof are paid in installments, then, for the purposes of this Section 27.1, (1) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by applicable Requirements (together with any interest charged by the applicable


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Governmental Authority) shall be deemed included in Real Estate Taxes for each calendar year the installments of such assessment paid during such calendar year.

                  (I) "Tax Statement" shall mean a statement setting forth a comparison of Taxes for a Tax Year with the Base Taxes and the Tax Payment due for such Tax Year pursuant to the provisions of this Article 27.

                  (J) "Tax Rate" shall mean, as to the Tax Year in question, the real estate tax rate of The City of New York applicable to the Real Property during such Tax Year.

                  (K) "Tax Year" shall mean the period July 1 through June 30 (or such other period as hereinafter may be duly adopted by The City of New York as its fiscal year for real estate tax purposes), any portion of which occurs during the Term.

            Section 27.2 (A) If the Taxes payable for any Tax Year (any part or all of which falls within the Gap Period) from and after May 1, 1996 shall represent an increase above the Base Taxes referred to in Section 27.1(D)(i), and if Taxes payable for any Tax Year (any part or all of which falls within the initial Term after the Gap Period) shall represent an increase above Base Taxes referred to in Section 27.1(D)(ii), then Tenant shall pay as additional rent for such Tax Year and continuing thereafter until a new Tax Statement is rendered to Tenant, Tenant's Tax Share of such increase (the "Tax Payment"). The Taxes shall be computed initially on the basis of the Assessed Valuation in effect at the time the Tax Statement is rendered (as the Taxes may have been settled or finally adjudicated prior to such time), regardless of any then pending application, proceeding or appeal respecting the reduction of any such Assessed Valuation, but shall be subject to subsequent adjustment as provided in Section 27.3(B) hereof.

                  (B) At any time during or within eighteen (18) months after the Term, Landlord may render to Tenant a Tax Statement or Statements showing
(i) a comparison of the Taxes for a Tax Year with the Base Taxes and (ii) the amount of the Tax Payment resulting from such comparison, which notice shall be accompanied by a copy of the relevant tax bill(s) to the extent the same shall have theretofore been received by Landlord. Tenant shall pay Landlord, the Tax Payment shown thereon, in two (2) equal installments, in advance, on June 15th and December 15th of each year, or fifteen (15) Business Days after Landlord sends such Tax Statement to Tenant for the particular Tax Year, in question, whichever is later. If Taxes are required to be paid in full or on any other date or dates or in different installments than as presently required by the Governmental Authority imposing the same, then the due date of the installments of the Tax Payment shall be correspondingly accelerated or revised so that the Tax Payment (or the applicable installments thereof) is due on the later of (x) thirty (30) days after the Tax Statement is rendered to Tenant, and (y) fifteen
(15) days prior to the date the


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

corresponding payment is due to the Governmental Authority. If the Tax Year established by The City of New York shall be changed, any Taxes for the Tax Year prior to such change which are included within the new Tax Year and which were the subject of a prior Tax Statement shall be equitably apportioned for the purpose of calculating the Tax Payment payable with respect to such new Tax Year. Landlord's failure to render a Tax Statement during or with respect to any Tax Year shall not eliminate or reduce Tenant's obligation to make Tax Payments pursuant to this Article 27 for such Tax Year, and shall not prejudice Landlord's right to render a Tax Statement during or with respect to any subsequent Tax Year, provided that, in each case, Landlord renders the Tax Statement for the Tax Year in question within eighteen (18) months after the end of such Tax Year. Upon written request, but not more often than once a year, Landlord shall furnish Tenant with a reproduced copy of the tax bill (or receipted bill) for the Taxes for the current or next succeeding Tax Year (if theretofore issued by the Governmental Authority).

                  (C) The Tax Payment shall be prorated for any partial Tax Year in which the Term of this Lease shall expire. If a Tax Statement is furnished to Tenant after the commencement of the Tax Year in respect of which such Tax Statement is rendered, Tenant shall, within fifteen (15) Business Days thereafter, pay to Landlord an amount equal to the amount of any underpayment of the Tax Payment with respect to such Tax Year. In the event of an overpayment of the Tax Payment, Landlord shall in the event such refund exceeds one monthly installment of Fixed Rent and Escalation Rent, pay to Tenant such excess, otherwise such overpayment shall be credited, against the next monthly installment of Fixed Rent and Escalation Rent payable under this Lease.

                  (D) Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the actual Assessed Valuation. In the event that, after a Tax Statement has been sent to Tenant, an Assessed Valuation which had been utilized in computing the Taxes for a Tax Year is reduced (as a result of settlement, final determination of legal proceedings or otherwise), and as a result thereof a refund of Taxes is actually received by or credited to or on behalf of Landlord, then, promptly after receipt or credit of such refund, Landlord shall send Tenant a Tax Statement adjusting the Taxes for such Tax Year (taking into account the expenses mentioned in Section 27.1(H)) and setting forth Tenant's Tax Share of such refund and Tenant shall be entitled to receive Tenant's Tax Share either by way of a credit against the Fixed Rent and Escalation Rent next becoming due after the sending of such Tax Statement or by a refund to the extent no further Fixed Rent and Escalation Rent is due, provided, however, that Tenant's share of such refund shall be limited to the portion of the Tax Payment, if any, which Tenant had theretofore paid to Landlord attributable to increases in Taxes for the Tax Year to which the refund is applicable on the basis of the Assessed Valuation before it had been reduced. Landlord's obligations with respect to any refund payable to Tenant hereunder will survive the expiration or earlier termination of the Lease. Tenant may request that


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

Landlord advise it of whether Landlord intends to commence tax certiorari proceedings or file an application so as to preserve Landlord's rights to so contest. Landlord will file an application to preserve its right to contest Taxes for a Tax Year and pursue and prosecute in good faith a contest (or settlement) of the Assessed Valuation for such Tax Year if such actions would be taken by a prudent owner of the Building. Except as otherwise expressly provided herein, nothing contained herein shall limit, in Landlord's reasonable judgment, Landlord's right to settle any such protest, provided that if such protest with respect to the Real Property is settled simultaneously by Landlord with respect to protest(s) of other property(ies) owned by Landlord, Landlord shall not settle such protest in a manner more detrimental to the real property than Landlord would have done, if Landlord shall not have been settling protests relating to the other property(ies).

                  (E) In the event that, after a Tax Statement has been sent to Tenant, the amount of the Base Taxes is reduced (as a result of settlement or final determination of legal proceedings) then, and in such event: (i) the Base Taxes shall be retroactively adjusted to reflect such reduction, and (ii) all retroactive Tax Payments resulting from such retroactive adjustments shall be due and payable when billed by Landlord.

            Section 27.3 Anything in this Article 27 to the contrary notwithstanding, under no circumstances shall the Fixed Rent payable under this lease be less than the Fixed Rent set forth in Article 1 hereof.

            Section 27.4 (A) If the Operating Expenses for any Operating Year (any part or all of which falls within the Term) from and after May 1, 1996 shall be greater than the Base Operating Expenses, then Tenant shall pay as additional rent for such Operating Year and continuing thereafter until a new Operating Statement is rendered to Tenant, Tenant's Operating Share of such increase (the "Operating Payment") as hereinafter provided.

                  (B) At any time during or within eighteen (18) months after the Term, Landlord may render to Tenant an Operating Statement or Statements showing (i) a comparison of the Operating Expenses for the Operating Year in question with the Base Operating Expenses, and (ii) the amount of the Operating Payment resulting from such comparison. Except as hereinafter provided, Landlord's failure to render an Operating Statement during or with respect to any Operating Year in question shall not prejudice Landlord's right to render an Operating Statement during or with respect to any subsequent Operating Year, and shall not eliminate or reduce Tenant's obligation to make payments of the Operating Payment pursuant to this Article 27 for such Operating Year. Notwithstanding anything contained in this Lease to the contrary, (x) if Landlord shall fail to render an Operating Statement to Tenant within six (6) months after the end of the Operating Year in question, then upon notice from Tenant of such failure and Landlord's


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

failure to render such Operating Statement within thirty (30) days after such notice from Tenant, Tenant shall have the right to withhold payments on account of current Operating Expenses until Landlord shall have rendered to Tenant the Operating Statement for the Operating Year in question and Tenant shall promptly pay all monies so withheld by Tenant after Landlord furnishes such Operating Statement, and (y) Tenant shall not be obligated to pay any net debit balance as a result of a reconciliation with respect to an Operating Statement for an Operating Year (as described in Section 27.4(E)(1) hereof) if Landlord shall not have rendered such Operating Statement within eighteen (18) months after the end of the Operating Year in question.

                  (C) On the first day of the month following the furnishing to Tenant of an Operating Statement or thirty (30) days after Landlord furnishes such Operating Statement to Tenant, whichever is later, Tenant shall pay to Landlord a sum equal to 1/12th of the Operating Payment shown thereon to be due for the preceding Operating Year multiplied by the number of months (and any fraction thereof) of the Term then elapsed since the commencement of such Operating Year in which such Operating Statement is delivered, less Operating Payments and any Tentative Monthly Escalation Charge theretofore made by Tenant for such Operating Year and thereafter, commencing with the then current monthly installment of Fixed Rent and continuing monthly thereafter until rendition of the next succeeding Operating Statement, Tenant shall pay on account of the Operating Payment for such Operating Year an amount equal to 1/12th of the Operating Payment shown thereon to be due for the preceding Operating Year. Any Operating Payment shall be collectible by Landlord in the same manner as Fixed Rent.

                  (D) (1) As used in this Section 27.4, (i) "Tentative Monthly Escalation Charge" shall mean a sum equal to 1/12th of the product of (a) Tenant's Operating Share, and (b) the excess of (y) Landlord's reasonable good faith estimate of Operating Expenses for the Current Year over (z) the Base Operating Expenses, provided that in no event shall the Tentative Monthly Escalation Charge be greater than One Hundred Five Percent (105%) (the "Tentative Cap") of the monthly installments on account of Operating Payment payable for the immediately preceding Operating Year (or, in the case of the first Operating Year for which payment shall be due hereunder, 1/12th of One Hundred Five Percent (105%) of the Base Operating Expenses) unless Landlord provides Tenant with reasonable substantiation of such excess greater than the Tentative Cap with the submission of an Operating Statement. Landlord may also readjust the Tentative Cap one additional time during the then Operating Year (but only in connection with reasonably substantiated increases in labor or utility costs), and (ii) "Current Year" shall mean the Operating Year in which a demand is made upon Tenant for payment of a Tentative Monthly Escalation Charge.

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

                        (2) At any time in any Operating Year after the Base Operating Year, Landlord, at its option, in lieu of the payments required under
Section 27.4(C) hereof, may demand and collect from Tenant, as additional rent, a sum equal to the Tentative Monthly Escalation Charge multiplied by the number of months in said Operating Year preceding the demand and reduced by the sum of all payments theretofore made under Section 27.4(C) with respect to said Operating Year, and thereafter, commencing with the month in which the demand is made and continuing thereafter for each month remaining in said Operating Year, the monthly installments on account of the Operating Payment shall be deemed to equal the Tentative Monthly Escalation Charge. Any amount due to Landlord under this Section 27.4(D) may be included by Landlord in any Operating Statement rendered to Tenant as provided in Section 27.4 (B) hereof.

                  (E) (1) Subject to the provisions of Section 27.4(B) hereof, after the end of the Current Year and at any time that Landlord renders an Operating Statement or Statements to Tenant as provided in Section 27.4(B) hereof with respect to the comparison of the Operating Expenses for said Operating Year or Current Year, with the Base Operating Expenses, as the case may be, the amounts, if any, collected by Landlord from Tenant under Section 27.4(C) or (D) on account of the Operating Payment or the Tentative Monthly Escalation Charge, as the case may be, shall be adjusted, and, if the amount so collected is less than or exceeds the amount actually due under said Operating Statement for the Operating Year, a reconciliation shall be made as follows:
Tenant shall be debited with any Operating Payment shown on such Operating Statement and credited with the amounts, if any, paid by Tenant on account in accordance with the provisions of subsection (C) and subsection (D) (2) of this
Section 27.4 for the Operating Year in question. Subject to the provisions of
Section 27.4(B) hereof, Tenant shall pay any net debit balance to Landlord within thirty (30) days next following rendition by Landlord of an invoice for such net debit balance following the rendition of the applicable Operating Statement; any net credit balance shall either be (a) paid to Tenant on the date on which Landlord shall have rendered to Tenant the Operating Statement in question, or (b) if the amount of said net credit balance does not exceed one
(1) month's Fixed Rent and Escalation Rent hereunder, applied against the next accruing monthly installment of Fixed Rent and Escalation Rent following the date on which Landlord shall have rendered to Tenant the Operating Statement in question. Landlord's obligations with respect to any refund payable to Tenant hereunder will survive the expiration or earlier termination of this Lease.

                        (2) If the sum of the Tentative Monthly Escalation Charges and payments made by Tenant in accordance with subsection (C) of this
Section 27.4 for any Operating Year shall have exceeded the Operating Payment for such Operating Year by less than $50,000 (as such amount shall be increased every five (5) years from the date hereof by the same percentage that the Consumer Price Index in effect on January 1st of such year exceeds the Base Index), interest on the overpayment shall accrue at the Base Rate or at the Applicable Rate if such excess was more than $50,000 (as such amount is increased as aforesaid in this sentence), in each case, on the overpayment, determined as of the respective dates of such payments by Tenant and calculated from such respective dates to the dates on which such amounts are either refunded to Tenant or credited against the monthly installments of Fixed Rent and Escalation Rent pursuant to Section 27.4(E)(1) hereinabove, and shall be either so refunded to Tenant or so credited.

            Section 27.5 Any Operating Statement sent to Tenant shall be conclusively binding upon Tenant unless, within three hundred sixty-five (365) days after such statement is sent, Tenant shall (i) send a written notice to Landlord objecting to such statement (the "Objection Notice"), (ii) conduct an audit of such statement in question, and (iii) notify Landlord that it intends to arbitrate such dispute. If an Objection Notice is sent, Tenant (together with its independent reputable certified public accountants) may promptly examine Landlord's books and records relating to the Operation of the Property to determine the accuracy of the Operating Statement. Tenant recognizes the confidential nature of such books and records and any information submitted by Landlord in connection with an arbitration of an operating expense dispute and Tenant shall deliver to Landlord a confidentiality statement (in form and substance reasonably acceptable to both Landlord and Tenant) signed by a partner, principal or officer of Tenant and a partner, principal or officer of Tenant's certified public accountants to which such books and records have been delivered wherein Tenant and its certified public accountants agree to maintain the information obtained from such examination in strict confidence, except that Tenant and its certified public accountants may reveal such documentation to their employees who are actively involved in such investigation and Tenant's legal counsel (provided such agents, representatives and legal counsel agree to abide by the confidentiality standards, stated above) during the course of its review, and to an arbitrator or court of competent jurisdiction in the event of a dispute relating to the subject matter contained in whole or in part in such records or as otherwise may be required by any Requirement. If after such examination, Tenant still disputes such Operating Statement, Tenant may elect to have the decision of the issues raised determined by arbitration (provided that such dispute must be submitted to arbitration within one (1) year and three (3) months after the statement, in question, was sent to Tenant and provided further, that the arbitrator in such matter shall be a qualified, disinterested and impartial person who shall be, and have been for the last ten (10) years, a partner in a reputable accounting firm that is regularly engaged in and familiar with the accounting concepts applicable to the computation of operating expenses of first-class office buildings in Manhattan) in accordance with Article 47 hereof and any such decision shall be conclusively binding upon the parties. The fees and expenses of the arbitrator shall be borne by the unsuccessful party (and if both parties are partially successful, such fees and expenses shall be apportioned between Landlord and Tenant in inverse proportion to the amount by which such decision is favorable to each party). Notwithstanding the foregoing, if such decision shows that the Operating Expenses for the Operating Year, in question were overestimated by more than 5%, then Landlord shall also reimburse Tenant for the reasonable actual out-of-pocket costs of Tenant's audit of Landlord's books and records (provided, however, that, notwithstanding Tenant's payment/fee arrangements with its auditor, Landlord shall only reimburse Tenant for the actual hours of service provided by such auditor at the then reasonable and customary hourly rate for such services) within thirty (30) days after demand therefor. Notwithstanding the giving of such notice by Tenant, and pending the resolution of any such dispute, Tenant shall pay to Landlord when due all amounts shown on any such Operating Statement. In the event Tenant overpaid Tenant's Operating Share of Operating Expenses for the Operating Year, in question, then such overpayment shall accrue interest at the Base Rate if Tenant's overpayment was less than $50,000.00 (as such amount shall be increased every five years from the date hereof, by the same percentage that the Consumer Price index in effect on January 1st of such year exceeds the Base Index) or at the Applicable Rate if Tenant's overpayment was more than $50,000 as such amount is increased as aforesaid in this sentence.

            Section 27.6 Subject to the provisions of Sections 27.2 and 27.4 hereof, the expiration or termination of this Lease during any Operating Year or Tax Year shall not affect the rights or obligations of the parties hereto respecting payments of Escalation Rent for such Operating Year or Tax Year and any Operating Statement or Tax Statement relating to such Escalation Rent may be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination. In determining the amount of Escalation Rent for the Operating Year and Tax Year in which the Term shall expire, the payment of Escalation Rent for such Operating Year and Tax Year shall be pro rated based on the number of days of the Term which fall within such Operating Year and Tax Year.

            Section 27.7 Notwithstanding anything herein contained to the contrary, if the amount (the "Actual Amount") that would have been payable by Tenant pursuant to Section 27B of the First Restated Lease (as modified by the Lease Amendments) for the 1995 Operating Year is finally determined to be greater or less than $3,413,101.82 (the "Deemed Amount"), then (i) if the Actual Amount is greater than the Deemed Amount, Tenant shall pay an amount to Landlord equal to the product of (x) such excess multiplied by (y) a fraction (the "Gap Fraction"), the numerator of which equals the number of days in the Gap Period and the denominator of which equals 365, which amount shall be paid within thirty (30) days after the determination of the Actual Amount and request therefor by Landlord or (ii) if the Actual Amount is less than the Deemed Amount, an amount equal to the product of (x) such difference multiplied by (y) the Gap Fraction shall be credited and applied against the next accruing monthly installment(s) of Rental payable under this Lease promptly after the determination of the Actual Amount.

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                                   ARTICLE 28
                                    SERVICES

            Section 28.1 (A) Landlord shall provide (i) freight elevator service only to the Storage and Service Space on Business Days from 8:00 a.m. to 6:00 p.m., (ii) passenger elevator service between the 38th Floor and the 14th Floor through elevator numbers 32 and 33 at all times (except in the event of an emergency or if necessary to comply with any applicable Requirement or if necessary to make required repairs or if necessary for the safe operation of the Building), (iii) the existing escalator service to the 2nd Floor Space on a 24 hour per day, 365 days per year basis, provided that at such times that Tenant does not conduct its business in the 2nd Floor Space on a 24 hour per day, 7 day a week basis, then Landlord shall have no obligation to furnish such escalator service during any such non-Business Hours and hours on non-Business Days during which Tenant is not so conducting its business in the 2nd Floor Space, and (iv) not fewer than four (4) passenger elevators (per elevator bank) to the remainder of the Premises (except in the event of an emergency or if necessary to comply with any applicable Requirement, and subject to Landlord's right on infrequent occasions to take one (1) or two (2) elevators out of service to service special affairs or the repair same) on Business Days from 8:00 a.m. to 6:00 p.m. and shall have at least two (2) elevators (per elevator bank) subject to call at all other times. The passenger elevators shall perform substantially in accordance with the specifications set forth in Schedule D attached hereto and made a part hereof. Tenant shall have the exclusive use of the shuttle elevator number S3 which operates only between the 38th and 39th floors of the Building for so long as Tenant is leasing the 38th Floor Space. For so long as Tenant is leasing the 38th Floor Space, Landlord shall maintain and repair such elevator, and Tenant shall pay to Landlord as additional rent, Landlord's reasonable out-of-pocket expenses incurred in the maintenance and repair of such elevator (without profit or mark-up, and excluding equipment depreciation) within thirty (30) days after rendition of a bill therefor, but only to the extent such expenses would be includable in Operating Expenses pursuant to Article 27 hereof if such maintenance or repair had not been performed exclusively for the benefit of Tenant. In addition, for so long as Tenant is leasing the 38th Floor Space, Tenant, at Tenant's sole cost and expense, shall comply with all requirements of law, the New York Board of Fire Underwriters or any similar body applicable to Tenant's use of such elevator to the extent such requirements would be includable as Requirements if they were applicable to the Premises.

                  (B) Landlord shall provide (except in the event of an emergency or if necessary to comply with any applicable Requirement, and subject to Landlord's right on infrequent occasions to take one (1) such elevator out of service to service special needs of occupants in the Building or the repair of same) three (3) freight elevators serving the floors of the Building as follows:
S1 and S2 for SC - 15, S4 for SC - 39 and K1 for C-2, on call on a "first come, first served" basis on Business Days from 8:00 a.m.


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to 6:00 p.m. ("Business Hours"), and one (1) freight elevator on a reservation,
"first come, first served" basis from 6:00 p.m. to 8:00 a.m. on Business Days and at any time on days other than Business Days. Tenant, along with other occupants of the Building, shall have "first come, first served" reserved access to the loading docks of the Building during any time that use of the loading dock shall be required when using the freight elevators for outside deliveries, subject to Building deliveries. If Tenant shall use the Building's freight elevators or loading docks between 6:00 p.m. and 8:00 a.m. on Business Days or at any time on any other days, Tenant shall pay to Landlord, as additional rent, the rate set forth on Schedule E attached hereto and made a part hereof (plus 1% of such amount), which rate (i.e. the initial rate set forth on Schedule E) shall be increased on January 1st of each calendar year during the Term by the percentage increase in the Consumer Price Index on each such January 1st over the Base Index.

                  (C) Landlord represents that, as of the date hereof, the ordinary hours of operation of the Building are 8:00 a.m. to 6:00 p.m. on Business Days. Subject to applicable Requirements restricting the same or Unavoidable Delays, Tenant shall have reasonable access to the Premises, consistent with the Building Standard, 24 hours per day, 365 days per year.

            Section 28.2 (A) Landlord, at Landlord's expense, but subject to recoupment to the extent permitted under Article 27 hereof, shall furnish to the core wall or perimeter induction unit, as applicable, of each floor of the Office Space, through the HVAC System, HVAC in accordance with the specifications set forth in Schedule B-1 attached hereto and made a part hereof, on a year-round basis from 8:00 a.m. to 6:00 p.m. on Business Days. Landlord shall provide HVAC to the Storage and Service Space in accordance with the specifications set forth in Schedule B-2 attached hereto and made a part hereof. Landlord represents and covenants that the HVAC System is, and throughout the term of the Lease shall be, in compliance with all applicable Requirements and that the HVAC System does and shall, throughout the term of the Lease, achieve a minimum volume of filtered outside air of 20 cfm per person based on an occupancy of one person per 100 square feet of usable area. Tenant, at its own cost and expense, may retain an independent qualified hygienist to perform air quality testing of the Premises. If the results of such testing indicate readings in excess of those permitted by the minimum standards of applicable Requirements, Tenant shall deliver a copy of the report of such testing to Landlord. In response thereto, Landlord may retain its own independent qualified hygienist to perform air quality testing of the Premises or conduct such other investigations (as Landlord shall determine are necessary) and shall provide to Tenant a copy of the results of such testing or investigations. If the results of such tests or investigations indicate readings in excess of those permitted by applicable Requirements, and provided that such problem or deficiency has not been caused by any act or omission of Tenant or its agents, employees, contractors, subtenants or licensees, or the installation or maintenance of Tenant's Initial Alterations or subsequent Alterations or Tenant's


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repairs to or maintenance of the Premises or Tenant's particular manner of use of the Premises, Landlord shall, at Landlord's cost and expense, promptly take all necessary actions to remedy such problem or deficiencies noted in such report and shall reimburse Tenant for Tenant's actual out-of-pocket costs for such testing. If such problem or deficiency has been caused by Tenant, as aforesaid, Tenant shall, at Tenant's cost and expense, promptly take all necessary actions in accordance with the applicable provisions of this Lease to remedy the problem or deficiency noted in such report and shall reimburse Landlord for Landlord's actual out-of-pocket costs in connection with such testing and/or investigations.

                  (B) If Tenant shall elect to cease operating the Condenser Water System other than on an emergency or temporary basis, Tenant shall have the one-time right, upon at least thirty (30) days notice (unless a longer notice period is reasonably required) to Landlord, to tap into the existing condenser water pipes of the Building using existing taps located in the Building to obtain condenser water for Tenant's system in accordance with the applicable provisions of this Lease. Landlord shall not charge any tap-in, hook-up, supervisory or other fees in excess of Landlord's then out-of-pocket costs in connection therewith and the taps shall be made by Tenant under Landlord's supervision. If any additional taps or three-way valves are required, they shall be installed by Tenant, at Tenant's expense, under Landlord's supervision. Landlord shall furnish to the floor(s) of the Premises serviced by such system up to the aggregate capacity of four hundred (400) tons demand load of condenser water as such amount may be increased pursuant to the terms of this Lease) to service such system on a twenty-four (24) hour per day, three hundred sixty-five (365) days per year basis. Such supplemental condenser water temperature shall, at all times that the outdoor temperature does not exceed 95(Degree) Fahrenheit (dry) bulb and 78(Degree) Fahrenheit (wet) bulb, be at a maximum of 85(Degree) Fahrenheit and such condenser water shall be supplied at 3 gallons per minute per ton at 10(Degree) delta temperature. Any installations required to connect Tenant's supplemental HVAC units to the condenser water system shall be made by Tenant (under Landlord's supervision) at Tenant's sole cost and expense and in accordance with the applicable provisions of this Lease. Tenant shall pay to Landlord for the supply of supplementary air conditioning condenser water, within thirty (30) days after rendition a bill therefor, an annual charge equal to the rate set forth on Schedule E (plus one percent (1%) of such amount), which rate (i.e. the initial rate set forth on Schedule E) shall be increased on January 1st of each calendar year during the Term by the percentage increase in the Consumer Price Index on each such January 1st over the Base Index. Landlord shall not be liable to Tenant for any failure or defect in the supply or character of condenser water supplied to Tenant by reason of any Requirement, act or omission of the public service company serving the Building or for any other reason not attributable to the negligence or willful misconduct of Landlord, its agents, contractors and employees or breach of its obligations hereunder.

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                  (C) Landlord is currently providing approximately 211 tons of the Building chilled water to the fan-coil units installed by Tenant in the trading areas of the Premises located on the ninth (9th) through eleventh (11th) floors and 14th floor executive area of the Building, through the HVAC System, from 8:00 a.m. to 6:00 p.m. on Business Days and such chilled water shall, at all times be at 45(Degree) degrees Fahrenheit. If Tenant requires additional chilled water (as substantiated by reasonably detailed calculations for such additional chilled water requirements), Landlord shall provide the same to Tenant, provided Landlord shall not be required to furnish more than four hundred (400) tons of chilled water to Tenant. Tenant shall pay Landlord, as additional rent, for the supply of chilled water set forth in this Section 28.2(C), the rate set forth on Schedule E (plus 1% of such amount) as same (i.e., the initial amount set forth on Schedule E) shall be increased on January 1st of each calendar year during the Term by the percentage increase in the Consumer Price Index in effect on each such January 1st over the Base Index. Tenant shall have the right during the Term to install its own chilled water system ("Chilled Water System") in the location set forth on Exhibit Q attached hereto ("Chilled Water System Space"), provided such system shall be considered an Alteration pursuant to the terms hereof, such system shall be adequately screened in, and such system shall not unreasonably interfere with other occupants of the Building or the proper operation of the Building and/or Building Systems. Landlord hereby agrees that there shall be no separate charge to Tenant for use of the Chilled Water System Space. In the event Tenant installs its own chilled water system, Landlord shall have no obligation to furnish any chilled water to Tenant thereafter and Tenant shall have no obligation to make any further payments under this Section 28.2(C) (except as otherwise provided below), unless Tenant has not paid Landlord for chilled water furnished to Tenant prior thereto. Notwithstanding the foregoing, in the event that Tenant temporarily suspends the operation of such Chilled Water System, as a result of an emergency situation, Landlord, upon prior notice (which may be telephonic provided such notice is confirmed in writing) from Tenant, shall as soon as reasonably practical thereafter exercising diligent efforts under the circumstances, supply such quantities of chilled water as is reasonably required by Tenant to cool portions of the Premises reasonably designated by Tenant provided (and only to the extent) excess chilled water capacity in the then existing Building chilled water system is available for Tenant's use (i.e. such capacity has not been, or will not during such temporary suspension be, committed to other occupants or for base Building use). Landlord shall use its reasonable efforts to supply such chilled water as soon as practicably possible. Tenant shall pay the cost of such chilled water in accordance with the provisions of this Section 28.2(C) hereof. The parties shall in good faith cooperate with each other and use diligent efforts to minimize the period of time during which Landlord is unable to supply chilled water to Tenant after such temporary suspension, and the period during which Landlord is required to supply such chilled water.

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            Section 28.3 (A) The Fixed Rent does not reflect or include any charge to Tenant for the furnishing or distributing of any HVAC to the Premises during periods other than the hours and days set forth in Section 28.2 hereinabove. For all overtime hours and days that Tenant requires overtime HVAC ("Overtime Periods"), Tenant shall pay Landlord, as additional rent, for such overtime HVAC use the rate set forth on Schedule E, (plus one percent (1%) of such amount), as same (i.e., the initial amount set forth on Schedule E) shall be increased on January 1st of each calendar year during the Term by the percentage increase in the Consumer Price Index in effect on each such January 1st over the Base Index. Landlord shall not be required to furnish any such services during any Overtime Periods unless Landlord has received advance notice from Tenant requesting such services prior to 4:00 p.m. of the day upon which such services are requested or by 4:00 p.m. of the last preceding Business Day if such Overtime Periods are to occur on a day other than a Business Day. Landlord shall use good faith efforts to honor requests of Tenant for HVAC service during Overtime Periods given after the aforesaid times. If Tenant fails to give Landlord such advance notice, then, failure by Landlord to furnish or distribute any such services during such periods shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business or otherwise. If more than one tenant utilizing the same system as Tenant requests HVAC through such system, during any overtime periods the charge to Tenant shall be adjusted pro rata based on the period of time each tenant, including Tenant, utilizes such system, and Tenant shall be credited the same against the next HVAC charges due and payable hereunder.

            Section 28.4 (A) To the extent the acts of Tenant do not materially adversely interfere with the Cleaning Contractor's ability to clean the Premises, Landlord, at Landlord's expense, subject to recoupment to the extent permitted under Article 27 hereof, commencing on the date hereof, shall cause the Premises, excluding the Storage and Service Space, any areas which are vacant or then the subject of Alterations and any portions of the Premises used primarily for the storage, preparation, service or consumption of food or beverages and any Secured Areas (unless Tenant provides such Cleaning Contractor with reasonable access to perform cleaning services to such secured areas), to be cleaned, substantially in accordance with the standards set forth in Schedule C attached hereto and made a part hereof. If, however, any additional cleaning of the Premises is to be done by Tenant, it shall be done at Tenant's sole cost and expense, in a manner reasonably satisfactory to Landlord and no one other than the Cleaning Contractor providing cleaning services to the Building on behalf of Landlord or other persons reasonably approved by Landlord shall be permitted to enter the Premises or the Building for such purpose. Notwithstanding the foregoing, if Tenant shall perform any cleaning services in addition to the services provided by Landlord as aforesaid, Tenant


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may use its own employees (provided that the same employment does not cause a labor conflict with the unions operating in the Building). Tenant shall be responsible for, at its sole cost and expense, removal from the Premises and the Building of any of Tenant's (i) wet rubbish and (ii) refuse and rubbish to the extent that the same exceeds the refuse and rubbish usually generated in connection with normal office use and for which Landlord is charged extra by the Building's carting contractor. Bills for the same shall be rendered by Landlord or Landlord's designated agent (i.e., Landlord's Cleaning Contractor or recycling service) to Tenant at such time as Landlord or Landlord's designated agent may elect. If Tenant elects to use the Building's Cleaning Contractor for additional cleaning services, Tenant shall contract directly with Landlord's Cleaning Contractor, for the additional cleaning and refuse removal requested by Tenant. Tenant shall comply with all applicable Requirements and the Rules and Regulations with respect to the recycling of rubbish. Tenant, at Tenant's expense, shall cause all private restroom facilities, the Storage and Service Space and all portions of the Premises used primarily for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be exterminated against infestation by vermin, rodents or roaches regularly and, in addition, whenever there shall be evidence of any infestation. Tenant shall not permit any person to enter the Premises or the Building for the purpose of providing such extermination services, other than persons first approved by Landlord, such approval not to be withheld unreasonably.

            Landlord shall provide Tenant with the cleaning credit or payment, if any, to which Landlord is entitled to receive from the Cleaning Contractor pursuant to the terms of its contract with such Cleaning Contractor for any vacant space in the Premises during the Term, which credit or payment shall be applied against Rental, within thirty (30) days after receipt of same by Landlord.

                  (B) If the Cleaning Contractor fails to cause the Premises to be cleaned in accordance with the standards set forth on Schedule C in any material respect and on more than two (2) occasions in any ten (10) Business Day period (provided such failure is not due to any act or omission of Tenant, its agents, employees, contractors, subtenants or licensees including, without limitation, failure to provide access to all parts of the Premises to be cleaned, or in connection with an Unavoidable Delay) (a "Cleaning Contractor Default"), Tenant shall give written notice thereof to Landlord within five (5) Business Days of the alleged failure (time being of the essence of the giving of such notice) specifying with particularity the respects in which the Cleaning Contractor shall have failed to meet its obligations hereunder in any material respect. Landlord shall have ten (10) days after the giving of Tenant's notice to cause such Cleaning Contractor Default to be eliminated on a prospective basis. If the Cleaning Contractor Default persists after such ten (10) day period, then Tenant may request (in writing) that Landlord change the Building's Cleaning Contractor. Landlord, within ten (10) Business days after Tenant's request, must either (1) agree to change the Cleaning Contractor or (2) deliver

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notice to Tenant, disputing Tenant's claim that a Cleaning Contractor Default exists. If Landlord disputes Tenant's claims, then Tenant may submit such dispute to arbitration in accordance with Article 47 hereof, provided such dispute is submitted within thirty (30) days after notice from Landlord that it disputes Tenant's claims. If Landlord fails to dispute Tenant's claim that a Cleaning Contractor Default persists, then Landlord shall change the Cleaning Contractor within ninety (90) days after Tenant's request. If Tenant submits such dispute to arbitration and the arbitrator determines that a Cleaning Contractor Default occurred and remained uncured for such ten (10) day period, then Landlord shall with reasonable diligence (and in any event within ninety
(90) days thereafter), change the Building's Cleaning Contractor. Any new contractor shall charge commercially competitive rates and be consistent with the first-class quality of cleaning contractors performing similar cleaning services in comparable first-class office buildings in midtown Manhattan.

            Section 28.5 Landlord shall provide to the Premises hot and cold water for ordinary drinking, cleaning and core lavatory purposes and cold water only for Tenant's pantries and private lavatories. If Tenant requires, uses or consumes water for any purpose in addition to ordinary drinking, cleaning, pantry or lavatory purposes, Landlord may install a water meter or meters (to the extent one or more water meters is not already installed) and thereby measure Tenant's water consumption for all such additional purposes. In such event (1) Tenant shall pay Landlord for the reasonable cost of the meter and the reasonable cost of the installation, maintenance, repair and reading thereof (to the extent not included as an Operating Expense), (2) Tenant shall pay (at the same rates paid by Landlord) for water consumed as shown on said meter (as and when bills are rendered as additional rent), and (3) Tenant shall pay the sewer rent charge or any other tax, rent, levy or charge which now or hereafter is assessed, imposed or shall become a lien upon the Premises or the realty of which they are a part pursuant to any Requirement made or issued in connection with any such metered use, plus 1% of such costs identified in subsections (2) of this Section 28.5. The bill rendered by Landlord for the above shall be based upon Tenant's consumption and shall be payable by Tenant as additional rent within thirty (30) days of rendition. Landlord represents and covenants to Tenant that hot and cold water furnished to the Premises is, and throughout the Term, shall be in compliance with all Requirements. Throughout the Term, Landlord shall perform industry standard testing and evaluating cleaning of the domestic water tanks to the extent required by any applicable Requirement or otherwise appropriate for first-class office buildings in midtown Manhattan.

            Section 28.6 Notwithstanding anything to the contrary contained herein, Landlord reserves the right to stop service of the HVAC System or the elevator, escalator, electrical, plumbing or other Building Systems or facilities in the Building when necessary, by reason of accident or emergency, or for repairs, additions, alterations, replacements or improvements in the judgment of Landlord desirable or necessary to be


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made, until said repairs, alterations, replacements or improvements shall have been completed (which repairs, alterations and improvements shall be performed in accordance with Section 4.4 hereof, and which stoppages as a result of the same shall only occur (except in an emergency or if necessary to comply with applicable Requirements) during non-Business Hours on Business Days or on days other than Business Days if the performance of the same would materially interfere with Tenant's conduct of business. Landlord shall use good faith efforts to give reasonable prior notice of such stoppage (which, in the case of an emergency or if necessary to comply with any applicable Requirement(s) shall be such notice, if any, as is reasonable under the circumstances) and such notice shall also set forth, on a non-binding basis, Landlord's good faith estimate of the duration of such stoppage. Except as specifically provided in
Section 14.3 hereof, Landlord shall have no responsibility or liability for interruption, curtailment or failure to supply HVAC, elevator, electrical, plumbing or other Building Systems or facilities when prevented by Unavoidable Delays or by any Requirement of any Governmental Authority or due to the exercise of its right to stop service as provided in this Section 28.6. Except as otherwise expressly provided in this Lease (including, without limitation, Section 14.3 hereof), the exercise of such right or such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any compensation or to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise.

            Section 28.7 Landlord shall provide security for the Building utilizing personnel, equipment, systems and procedures, either individually or in combination, at least consistent with the Building Standard and comparable first-class office buildings in midtown Manhattan with similar tenancies and operations. Tenant shall, at Tenant's sole cost and expense, be entitled to implement all reasonable security measures desired by Tenant in accordance with the Building Standard, provided such measures do not adversely affect the proper operation of the Building or unreasonably interfere with other tenants or occupants in the Building, and to the extent such security measures involve areas outside the Premises, same shall be performed in coordination and cooperation with the Building security; and the implementation of any such security measures shall be subject to Landlord's reasonable approval (and if approved by Landlord, Landlord shall reasonably cooperate with Tenant in the implementation of such security measures).

            Section 28.8 Tenant, at its expense, may connect additional toilets in the Premises to the Building's central toilet exhaust system (provided Tenant shall install booster fan(s) of appropriate size to exhaust air (as determined by and shown on Tenant's design drawings therefor) at the point(s) of connection to the system under Landlord's supervision and in accordance with all the applicable terms of this Lease), and Landlord shall permit an aggregate exhaust air quantity with respect to such toilets, of up to 600


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cfm, provided that any such connection of more than 60 cfm with respect to any full floor (or with respect to the 14th floor, more than 400 cfm) does not adversely affect the performance of the Building exhaust system as reasonably determined by Landlord's engineer. Landlord shall operate and maintain the Building's toilet exhaust system so as to permit the same to accept such exhaust in accordance with applicable Requirements.

            Section 28.9 Subject to Landlord's reasonable approval, Landlord shall permit Tenant, if Tenant relocates the kitchen within the Premises to route a kitchen exhaust riser and make-up riser to the nearest point of intake and exhaust for such kitchen, to the extent same is reasonably practicable and does not unreasonably interfere with the operation of the Building Systems or other tenants in the Building, and subject to compliance with the applicable terms of this Lease, including without limitation Articles 3 and 6 hereof.

            Section 28.10 Landlord represents that the existing base Building sprinkler system complies with all applicable Requirements as of the date of this Lease. Landlord hereby agrees to maintain and repair the Base building sprinkler system and equipment serving and/or within the Premises in accordance with the Building Standard and all applicable Requirements including, without limitation, the distribution portions thereof (except Tenant shall maintain and repair the distribution portions thereof during the period, if any, covered by Tenant's warranty or if repair is necessitated by the acts or omissions of Tenant, or its agents, employees, contractors, subtenants or licensees, or in connection with any Alterations performed in the Premises).

            Section 28.11 Landlord shall provide a fully capable Class "E" fire alarm system to the Building ready for connection of wiring from devices installed by Tenant. Tenant shall have the right, subject to the provisions of Articles 3 and 6 hereof, to install smoke detectors, fire alarms, strobes, strobe panels, speakers, pull-stations, fan shut-down relay and other equipment in the Premises and to connect to the Building Class E fire alarm system. Tenant shall have the right to utilize all of said existing life safety systems and equipment and to add in the Premises additional life safety equipment (and connect all additional equipment to said existing systems) where reasonably required by Tenant. Landlord shall provide in the aggregate up to ten (10) with respect to floors 2 and 12 and four (4) with respect to all other floors of the Premises (i) supervised control/output points and (ii) digital input points per floor, to the extent reasonably required for Tenant's connections to the base Building Class E system (subject to any revisions necessitated as a result of a system upgrade by Landlord, of which Landlord shall promptly notify Tenant).

            Section 28.12 Landlord shall provide Tenant with access to and the use of, subject to compliance by Tenant with the applicable provisions of this Lease (i) (on a non-exclusive basis) one (1) main and three (3) satellite telephone closets per floor of the


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Premises; and (ii) exclusive access to the portion of such telephone closets depicted on Exhibit R attached hereto. If any such telephone closet is located within another tenant's space or Tenant must access such closet through another tenant's space, then Tenant shall only have access to such core telephone closets at reasonable times and upon reasonable notice to Landlord and to any such other tenant within whose premises such telephone closet is located.

            Section 28.13 Tenant shall have the right, as an Alteration, to connect, at Tenant's sole cost and expense, to the Building's steam riser to obtain "low pressure" steam for Tenant's kitchen (not to exceed the amount of steam currently being furnished to Tenant for Tenant's kitchen use) which connection shall be done under Landlord's supervision and subject to the applicable terms of this Lease, and Landlord shall install a submeter to measure such steam consumption, at Tenant's sole cost. Tenant shall pay to Landlord, Landlord's cost (at the same rates paid by Landlord) for all steam consumed by Tenant as shown on the submeter measuring Tenant's consumption of steam in Tenant's kitchen, (plus 1% of such cost), and Tenant shall also pay Landlord's out-of-pocket meter reading expense (to the extent not included as an Operating Expense), as additional rent, within thirty (30) days after bills are rendered therefor.

            Section 28.14 Subject to compliance with existing agreements, the Rules and Regulations, applicable Requirements, and the terms of this Lease, Landlord shall, at no cost to Landlord, permit the cable television company serving the area in which the Building is located to provide cable television service to all floors of the Premises to the extent reasonably practicable, and safe, provided such cable company executes a license agreement reasonably acceptable to Landlord with respect to its access to and use of the Building. At no cost to Landlord, Landlord shall permit access to the Building, to the extent reasonably practicable and safe, in accordance with Landlord's Rules and Regulations and subject to compliance with Requirements and the applicable terms of this Lease, by all telecommunications companies such as local exchange carriers (LECS) and competitive access providers (CAPS), provided that these telecommunications service providers are franchised, certified and are in full compliance and in good standing with the state and federal agencies that regulate, approve and oversee such telecommunications companies, and further provided that the LECS and CAPS execute a telecommunications license agreement reasonably acceptable to the Landlord with respect to access and use of the Building. Landlord shall be entitled to charge a commercially reasonable fee with respect to such access to the Building and/or use of space by such cable and/or telecommunications providers, provided that the fee charged by Landlord solely in connection with access to the Building (and not the use of space within the Building) does not result in the rate being charged Tenant by such companies to provide telecommunication services to be increased beyond a de minimis extent. Tenant hereby agrees that it shall negotiate a rate with such LECS and CAPS prior to Landlord's negotiation of a fee with same and Tenant shall not disclose the contents of this Section


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

28.14 with any such service provider. Landlord shall not charge any such CAPS or LECS any access fee if Tenant contracts for any such services prior to the completion of Tenant's Initial Alterations at the time Tenant so contracts with such CAPS or LECS, subject to the aforesaid conditions. Landlord retains the right to offer the telecommunications services on a fair and reasonable basis to all tenants in the Building. Access by the LECS and CAPS may be limited at the Landlord's reasonable discretion based on health, risk and space availability or to the extent that proper operation of the Building, use or occupancy of the Building by other tenants or other providers is materially adversely affected.

            Section 28.15 Landlord shall provide emergency power in accordance with all applicable Requirements for the emergency lighting in core corridors and stairway exit signs only.

            Section 28.16 All services expressly and specifically required to be provided by Landlord in this Article 28 shall be provided by Landlord substantially in conformance with the Building Standard, subject to the provisions of this Lease.

            Section 28.17 Notwithstanding anything to the contrary contained herein, Landlord shall, at least once every three (3) years, and either party may more frequently (but not more than once a year with respect to a particular charge) conduct a study to determine whether any of the charges under this
Article 28, with respect to services furnished by Landlord to Tenant, the initial charge for which is set forth on Exhibit E, must be increased or decreased to reflect Landlord's then actual cost in providing such service (without any profit or mark-up and excluding equipment depreciation), then the applicable charge hereunder for such service shall be adjusted as hereinafter provided to reflect Landlord's then actual cost to provide the applicable service (without any profit or mark-up and excluding equipment depreciation), as such cost may thereafter be increased based on the increase in the Consumer Price Index on January 1st of the immediately succeeding calendar year in which the study was concluded over the Consumer Price Index in effect for the month in which the charge was so adjusted. The cost of the studies Landlord conducts every three (3) years shall be shared equally by Landlord and Tenant and if either of the parties desire to conduct studies more frequently, then same shall be done at such party's sole cost and expense. The results of any study conducted by either party hereunder shall be furnished to the other promptly upon conclusion. When the amounts of such increases or decreases, as the case may be, are so determined, the parties shall execute an agreement supplementary hereto to reflect such adjustments, effective from the date of the increase or decrease of such costs as determined by such consultant (but in no event shall any such adjustment be effective prior to the date occurring one (1) year before the conclusion of such study) and such increases or decreases shall be effective from such date whether or not such a supplementary agreement is executed.


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Any disputes with respect to the accuracy of a study may be submitted to arbitration in accordance with Article 47 hereof.


                                   ARTICLE 29
                              INTENTIONALLY OMITTED


                                   ARTICLE 30
                                   VAULT SPACE

            Notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan, any vaults, vault space or other space outside the boundaries of the Real Property are not included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property, provided, however, to the best of Landlord's knowledge no portion of the Premises is located within any sidewalk vault or outside the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy pursuant to the terms of this Lease are to be used or occupied under a revocable license, and if any such license shall be revoked, or if the amount of such space shall be diminished or required by any Governmental Authority or by any public utility company, such revocation, diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part, or impose any liability upon Landlord provided, from and after such revocation Tenant shall not be required to pay Rental with respect to such space. Any fee, tax or charge imposed by any Governmental Authority for any such vaults, vault space or other space occupied by Tenant shall be paid by Landlord (subject to recoupment pursuant to Article 27 hereof, notwithstanding anything to the contrary contained therein).




                                   ARTICLE 31
                                  PARTIES BOUND

            The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

                                   ARTICLE 32
                                    CAPTIONS

            The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.


                                   ARTICLE 33
                                  BUILDING NAME

            On the date hereof, Landlord and Tenant acknowledge that the Building has been named "The PaineWebber Building" and Landlord shall continue to keep the Building named "The PaineWebber Building" (or such other name permitted in accordance with this Article 33); provided, however, that in order to continue to have the Building named "The PaineWebber Building" (or such other name permitted in accordance with this Article 33) during the balance of the Term, Tenant Named Herein (or its Successor(s)-in-interest) and its Related Entities (except second tier Non-Control Entity subtenants) must occupy for the operation of their business at least 354,480 Rentable Square Feet of the Office Space. Tenant has been and shall be permitted, subject to compliance with applicable Requirements and subject to the approval, to the extent required, of all Government Authorities, including, without limitation, the local community board, to erect or maintain signs on the exterior of the Building substantially conforming (in all material respects) to the existing signs and in keeping with the Building Standard, at the locations at which such signs are presently located, provided Tenant Named Herein (or its Successor(s)-in-interest) and its Related Entities (except second tier Non-Control Entity subtenants) are then in occupancy of at least 354,480 Rentable Square Feet of Office Space for the conduct of their business. As long as Tenant Named Herein (or its Successor(s)-in-interest) shall be entitled to have the Building named "The PaineWebber Building" (or such other name permitted in accordance with this Article 33) the name of no other entity shall appear on the Building, other than Landlord (subject to the restrictions set forth in the second succeeding sentence following this sentence), Equitable Life Assurance Society of the United States (but only for so long as such entity has at least a 5% ownership interest in Landlord), Nippon Life Insurance Company (but only for so long as such entity has at least a 5% ownership interest in Landlord), any partners of Landlord (subject to the restrictions set forth in the second succeeding sentence following this sentence), the Building's managing agent, or the Building's leasing agent, then same shall only appear in a size and in a manner so as not to diminish or adversely impact the affect of the name of the Building being "The PaineWebber Building" (or such other name permitted in accordance with this Article 33) unless approved by Tenant in writing. The foregoing shall not restrict, subject to the provisions of Section 2.5, retail tenants from maintaining signage on the exterior of their


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stores in conformance with the Building Standard. Landlord shall not name the
Building after another stock brokerage or investment banking firm (or permit such firm to have exterior or Building lobby signage) provided Tenant Named Herein (or its Successor(s)-in-interest) and Related Entities (except second tier Non-Control Entity subtenants) are then in occupancy of at least 100,000 rentable square feet of Office Space for the conduct of their business (including their stock brokerage or investment banking business) and leasing at least 250,000 Rentable Square Feet of Office Space. Notwithstanding the foregoing, Tenant Named Herein (and any Successor(s)-in-interest) shall have the right to change the name of the Building under the following circumstances:

                  (A) The name of the Building may be changed to that of any Successor-in-interest to the Tenant Named Herein or any Successor-in-interest to any such Successor-in-interest provided any such Successor-in-interest and its Related Entities (except second tier Non-Control Entity subtenants) occupy at least 354,480 Rentable Square Feet of the Office Space for the operation of their business.


                  (B) The Building may be named after an entity which is acquired by Tenant, provided that either (i) such acquired entity (and its Related Entities, provided such entities would have constituted a Related Entity of such acquired entity prior to such acquisition, and except second tier Non-Control Entity subtenants) occupy at least 354,480 Rentable Square Feet of the Office Space in the Building for the conduct of their business or (ii) such acquired entity's then primary business is financial services (including, without limitation, stock brokerage and/or investment banking).

                  (C) Notwithstanding paragraphs (A) and (B) above, the Building may not be named by Tenant after (i) a life insurance company other than a stock brokerage or securities or investment banking firm which is a Related Entity of a life insurance company (e.g. Prudential Securities) as long as Landlord or any partner of Landlord is a life insurance company, (ii) an advertising agency (for so long as same is prohibited by the current terms of the BBDO lease), (iii) if at the time of the name change, such party is a direct competitor of any Person which is then in occupancy for the conduct of its business of at least 100,000 Rentable Square Feet of office space in the Building (other than a company the primary business of which is investment banking and/or stock brokerage) or (iv) any Person whose business is not in keeping with the Building Standard.

                  (D) Tenant uses the Building's expediter in connection with all filings and local approvals and permits in connection therewith, provided the fees of such expediter are commercially reasonable or competitive. If Tenant and Landlord mutually determine acting reasonably and in good faith that such fees are not commercially reasonable or competitive than Landlord may still require Tenant to use such expediter, so long as Landlord pays the portion of the fees in excess of commercially competitive rates. If Landlord does not elect to pay the portion of the fees in excess of commercially competitive rates, then Tenant may select a reputable expediter with at least ten (10) years experience performing similar work in comparable first-class office buildings in midtown Manhattan, which expediter shall be subject to Landlord's reasonable approval.


                                   ARTICLE 34
                                  PARTIES BOUND

            The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assigns.


                                   ARTICLE 35
                                     BROKER

            Section 35.1 Each party represents and warrants to the other that it has not dealt with any broker or person in connection with this Lease other than Goldman, Cushman, Compass and WSR (Goldman, Cushman, Compass and WSR are collectively referred to herein as the "Brokers"). The commissions of Goldman, Cushman and Compass shall be paid by Landlord pursuant to separate agreements between Landlord and Goldman, Cushman and Compass. The execution and delivery of this Lease by each party shall be conclusive evidence that such party has relied upon the foregoing representation and warranty. Tenant shall indemnify and hold Landlord harmless from and against any and all claims for commission, fee, payment or other compensation by any Person (including WSR) other than Goldman, Cushman and Compass (i) based upon a breach of Goldman's or Cushman's representation in the applicable brokerage agreement (not to exceed, with respect to a breach of Goldman's or Cushman's representations only, the total amount of the supplemental rent credits provided to Tenant pursuant to this Lease, as set forth on Exhibit Z) to the extent the liability is in excess of Goldman's and Cushman's liability under the brokerage agreement and/or (ii) who shall claimed to have dealt with Tenant in connection with this Lease and for any and all costs incurred by Landlord in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. Landlord shall indemnify and hold Tenant harmless from and against any and all claims for commission, fee, payment or other compensation by the Brokers (other than WSR) and any other Person who shall claim to have dealt with Landlord in connection with this Lease and for any and all costs incurred by Tenant in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. This provision shall survive the expiration or earlier termination of this Lease.

            Section 35.2 In the event Landlord fails to pay all or any portion of an installment of the brokerage commission due Goldman or Cushman within thirty (30) days after notice that the same is overdue then Tenant shall be entitled to pay all or any portion of such overdue portion of the commission on Landlord's behalf, (provided if Landlord in good faith disputes the amount of such commission (or portion thereof) or in good faith disputes whether any such commission (or portion thereof) is owed, then Tenant shall only be entitled to pay the non-disputed portion of such commission), and in the event Tenant pays all or any portion of such overdue portion of the commission (reasonable substantiation of which shall be provided to Landlord) Tenant may offset such amount paid by Tenant (together with interest thereon at the Base Rate) against the next due monthly installment or installments (if applicable) of Fixed Rent and Escalation Rent payable hereunder.


                                   ARTICLE 36
                                    INDEMNITY

            Section 36.1 (A) Except as otherwise expressly provided in this
Article 36 and subject to the limitations contained in Sections 4, 9 and 10 hereof, Tenant shall indemnify, defend and save Landlord's Indemnitees harmless from and against all claims made or occasioned against Landlord's Indemnitees and any and all obligations, liabilities, claims, costs, expenses (including, without limitation, reasonable attorneys' fees), liens, judgments, actions, causes of action, penalties, fines, taxes, fees and damages (collectively, the "Indemnified Liabilities") suffered or incurred by Landlord's Indemnitees arising from (i) any accident, injury or damage whatsoever caused to any person or to the property of any person occurring in or about the Premises during the Term or (ii) any accident, injury or damage caused by the act or omission of Tenant or Tenant's Indemnitees, occurring inside or outside of the Premises but anywhere within or about the Real Property or (iii) a breach of this Lease by Tenant, or (iv) any negligent act or willful misconduct of Tenant or any of Tenant's Indemnitees or Permitted Occupants in connection with Tenant's use or occupancy of the Premises, or (v) Tenant's exercise of any self-help remedies available to it hereunder, or (vi) in connection with Tenant's signage, kiosk or artwork in the lobby or on the Building, or (vii) in connection with any Permitted Function. Notwithstanding anything contained in this Lease to the contrary (including, without limitation, Article 17 hereof), Tenant shall have no liability for any consequential damages suffered either by Landlord or by any party claiming through Landlord. The indemnity and hold harmless provision set forth in this Section 36.1(A) with respect to claims for property damage, shall be limited to the extent any insurance


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

proceeds collectible by any Landlord's Indemnities under policies held by the Landlord's Indemnitees with respect to the Indemnified Liabilities are insufficient to satisfy same.

                  (B) Except as otherwise expressly provided in this Article 36 and subject to the limitations contained in Articles 4, 9, 10, 13, 28 and 37 and
Section 38.2 hereof, Landlord shall indemnify, defend and save Tenant's Indemnitees harmless from and against all claims made or occasioned against Tenant's Indemnitees and any and all Indemnified Liabilities suffered or incurred by Tenant's Indemnitees arising from (i) any accident, injury or damage whatsoever caused to any person or to the property of any person occurring in or about the Real Property during the Term or (ii) any accident, injury or damage occurring in or about the Premises or the Building and any bodily injury to Tenant's Indemnitees, agents, servants or employees, where, in either case, such accident, injury or damage results from a breach of this Lease by Landlord, or any act or omission of Landlord or any of Landlord's Indemnitees, or (iii) any negligent act or willful misconduct of Landlord or Landlord's Indemnitees in connection with Landlord's Operation of the Property, or (iv) a Landlord Default, or (v) Landlord's exercise of any self help remedies available to it hereunder. The indemnity and hold harmless provision set forth in this Section 36.1(B) with respect to claims for property damage shall be limited to the extent any insurance proceeds collectible by any Tenant's Indemnitees under policies held by the Tenant's Indemnitees with respect to the Indemnified Liabilities are insufficient to satisfy same. Landlord shall have no liability for any consequential damages suffered either by Tenant or by any party claiming through Tenant.

            Section 36.2 If any claim, action or proceeding is made or brought against either party (the "indemnified party"), and pursuant to which claim, action or proceeding the other (the "indemnifying party") shall be obligated to indemnify the indemnified party, pursuant to the terms of this Lease, then the indemnifying party at its sole cost and expense, shall resist or defend such claim, action or proceeding in the indemnified party's name, if necessary, by such attorneys as the indemnified party shall approve, which approval shall not be unreasonably withheld. Attorneys for the indemnifying party's insurer are hereby deemed approved for purposes of this Section 36.2. If any claim is made against the indemnified party, it shall give notice of the claim to the indemnifying party in order that the indemnifying party can undertake its obligations pursuant to the first sentence of this Section 36.2. The indemnifying party may not settle any such action involving the indemnified party unless the indemnified party receives a general release from the claimant in the action. Failure by the indemnified party to notify the indemnifying party of any claim, action nor proceeding shall not affect the indemnifying party's obligations hereunder unless the failure to notify is prejudicial to the indemnifying party. The provisions of this Article 36 shall survive the expiration or earlier termination of this Lease.

                                   ARTICLE 37
                          ADJACENT EXCAVATION--SHORING

            If an excavation shall be made upon land adjacent to the Premises, or shall be authorized to be made, Tenant shall, upon reasonable advance notice, afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem reasonably necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of Rental provided that (i) Tenant shall continue to have reasonable access to the Premises and the Building and (ii) Landlord shall use reasonable efforts to cause said person to perform such work diligently and in a manner that does not
(x) unreasonably interfere with Tenant's use, enjoyment and occupancy of the Premises or (y) reduce the rentable or usable square footage of the Premises except to a de minimis amount.


                                   ARTICLE 38
                                  MISCELLANEOUS

            Section 38.1 This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant shall have executed and delivered a fully executed copy of this Lease to each other.

            Section 38.2 Neither the partners (direct or indirect) comprising Landlord, nor the shareholders (nor any of the partners comprising same), partners, directors, members, managers or officers of any of the foregoing (collectively, the "parties") shall be liable for the performance of Landlord's obligations under this Lease. The obligations of Landlord under this Lease arising and accruing after the date of any sale, conveyance, assignment or transfer by Landlord of its interest in the Building or the Real Property shall not be binding upon Landlord named herein after such sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, to an unrelated third party pursuant to an arms length transaction and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder and such transferee shall be deemed to have assumed the obligations of Landlord under this Lease, subject to the terms hereof. The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Real Property (including, without limitation, any proceeds thereof resulting from any financing, refinancing, casualty or condemnation) and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the parties in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations. After any such sale, conveyance, assignment or transfer, the liability of Landlord for such obligations shall be limited to the proceeds of such transfer received by it. Notwithstanding any such sale, conveyance, assignment or transfer, under this Lease, the transferee shall be liable to Tenant, subject to the limitations set forth above in this Section 38.2, for and Tenant shall be entitled to exercise all of its rights and remedies with respect to, all claims that Tenant possesses against the transferor (and any previous transferor(s)).

            Section 38.3 Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Escalation Rent, additional rent or Rental, shall constitute rent for the purposes of Section 502(b)(7) of the Bankruptcy Code.

            Section 38.4 This Lease shall not be recorded; however, at the request of either party, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to the Lease sufficient for recording, together with all tax returns and forms executed and acknowledged where appropriate that are necessary to record such memorandum. Upon termination of this Lease for any reason, Tenant agrees that it will, at Landlord's request, execute and deliver a termination of such memorandum sufficient for recording.

            Section 38.5 Unless it shall be finally determined by a court of competent jurisdiction (or by an arbitration conducted under the terms of Section 47) that Landlord has withheld its consent willfully or in bad faith in any instance where Landlord has agreed to not unreasonably withhold its consent, Tenant hereby waives any claim against Landlord which Tenant may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any related provision or for specific performance, injunction or declaratory judgment except in the case that Landlord has willfully or in bad faith withheld any such consent or approval. In the event of such determination, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval in the absence of a judicial determination (or a determination by an arbitration conducted under the terms of this Lease) or willfulness or bad faith on the part of Landlord in which event Tenant may seek to obtain monetary damages actually incurred by Tenant as a result of such action by Landlord. Tenant's sole remedy for Landlord's unreasonably withholding or delaying consent or approval shall be as provided in this Section 38.5.

            Section 38.6 All references in this Lease to the consent or approval of Landlord or Tenant shall be deemed to mean the written consent or approval of Landlord or Tenant, as applicable, and no consent or approval of Landlord or Tenant shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord or Tenant, as applicable.

            Section 38.7 Each of the schedules and exhibits appended to this Lease is incorporated by reference herein as if set out in full herein. If, and to the extent that, any of the provisions of this Lease conflict, or are otherwise inconsistent, with any of the schedules and exhibits (including, without limitation, the Rules and Regulations and the Building Rules and Standards) appended to this Lease, then, whether or not such inconsistency is expressly noted in this Lease, the provisions of this Lease shall prevail.

            Section 38.8 (i) Whenever this Lease shall provide that Landlord or Tenant shall pay the out-of-pocket costs of the other party, such out-of-pocket costs shall be commercially reasonable, and (ii) whenever a party requests reimbursement for its out-of-pocket costs, upon request of the other party, such party shall deliver to the requesting party bills, receipts, invoices or other documentation reasonably evidencing such costs.

            Section 38.9 Landlord and Tenant each hereby (a) irrevocably consents and submits to the jurisdiction of any Federal, state, county or municipal court sitting in the State of New York with respect to any action or proceeding brought therein by either party against the other concerning any matters arising out of or in any way relating to this Lease; (b) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings; (c) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York; and (d) agrees that any final judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Landlord and Tenant each further agrees that any action or proceeding by either party against the other in respect to any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, County of New York. In furtherance of the foregoing, each of Landlord and Tenant hereby agree that, if Tenant shall be in possession of all or any portion of the Premises for the conduct of its business, Tenant's address for service of process under this Lease shall be the Premises, and that Landlord's address for service of process under this Lease shall be its address as set forth in Article 26 hereof. Notwithstanding the foregoing provisions of this Section 38.9, either Landlord or Tenant may, by written notice to the other, change its address for delivery of service of process to any other address.

            Section 38.10 If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

            Section 38.11 This Lease may be executed in counterparts, each of which shall be deemed to be an original and which, together, shall constitute one document.

            Section 38.12 Landlord and Tenant each represent and warrant to the other that (a) this Lease (i) has been duly authorized, executed and delivered by such party and (ii) constitutes the legal, valid and binding obligation of such party and (b) the execution and delivery of this Lease is not prohibited by, nor does it conflict with, or constitute a default under, any agreement or instrument to which such party may be bound or any Requirement applicable to such party.

            Section 38.13 Except as otherwise provided herein, in each instance in this Lease where a party has agreed that its consent shall not be unreasonably withheld, such consent shall also not be unreasonably delayed or conditioned, otherwise consent may be withheld in such party's sole discretion.

            Section 38.14 Notwithstanding anything to the contrary contained in this Lease, if more than one occupant of the Building, including Tenant, is charged by Landlord for the same out-of-pocket costs and expenses relating to the same services or work requested by or provided to Tenant and such other occupant(s) of the Building for which Tenant is separately chargeable (whether performed on an overtime basis or otherwise), then Tenant shall only be charged for a proportionate share of such costs and expenses, which apportionment shall be based on the amount of services or work requested by such parties.

            Section 38.15 Intentionally omitted.

            Section 38.16 Notwithstanding anything to the contrary contained in this Lease, Landlord's delivery of, and Tenant's acceptance of, any portion of the Premises, the Concourse B Space, the Expansion Space, the 2nd Floor Space or the Offer Space shall not limit or affect any of Landlord's obligations under Articles 4, 6, 9, 10, 11, 28 and 36.

            Section 38.17 Notwithstanding anything herein contained to the contrary, if the entity in question (including, without limitation, Tenant and/or its Related Entities) has temporarily vacated any portion of the Premises, but is complying in all material respects with all of the terms of this Lease, then such entity shall for purposes of satisfying any occupancy test set forth in this Lease be deemed to be occupying such portion(s) of the Premises for the conduct of its business provided it has not allowed the use or occupancy of such portion of the Premises by a third party.


                                   ARTICLE 39
                                  RENT CONTROL

            If at the commencement of, or at any time or times during the Term of this Lease, the Rental reserved in this Lease shall not be fully collectible by reason of any commercial rent control or similar Requirement, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term,
(a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to (i) the items of Rental which would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.


                                   ARTICLE 40
                                CONCOURSE B SPACE

            Section 40.1 Effective as of the Concourse B Space Commencement Date, the Concourse B Space shall become part of the Premises, without any further act on the part of Landlord or Tenant and upon all of the terms and conditions of this Lease, except that, from and after the Concourse B Space Commencement Date:


                              (a) Fixed Rent shall be increased by (w) for the
            period commencing on the Concourse B Space Commencement Date and ending on the day preceding the sixth (6th) anniversary of the Concourse B Space Commencement Date, Fifty-Five Thousand Five Hundred Ninety Dollars ($55,590) per annum ($4,632.50 per month),
            (x) for the period commencing on the sixth (6th) anniversary of the Concourse B Space Commencement Date and ending on the day preceding the eleventh (11th) anniversary of the Concourse B Space Commencement Date, Sixty-Six Thousand Seven Hundred Eight Dollars ($66,708) per annum ($5,559 per


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            month), (y) for the period commencing on the eleventh (11th)
            anniversary of the Concourse B Space Commencement Date and ending on the day preceding the sixteenth (16th) anniversary of the Concourse B Space Commencement Date, Seventy-Seven Thousand Eight Hundred Twenty-Six Dollars ($77,826) per annum ($6,485.50 per month), and
            (z) for the period commencing on the sixteenth (16th) anniversary of the Concourse B Space Commencement Date and ending on the Fixed Expiration Date, Eighty-Eight Thousand Nine Hundred Forty-Four Dollars ($88,944) per annum ($7,412 per month);

                              (b) for all purposes under this Lease with respect
            to the Concourse B Space (but not as a representation as to the actual square footage of the Concourse B Space), the Concourse B Space shall be conclusively deemed to contain 3,706 Rentable Square Feet;

                              (c) there shall be no increase in Tenant's Tax
            Share or Tenant's Operating Share and no Tax Payment or Operating Payment shall be required to be made with respect to the Concourse B Space;

                              (d) the Concourse B Space shall be deemed to be
            part of the Storage and Service Space;

                              (e) Landlord shall provide electricity to the
            Concourse B Space in accordance with Section 13.1 hereof, such electricity to be measured by the submeter measuring the consumption of electricity in the Concourse A Space; and

                              (f) Except as set forth in Section 40.2, Landlord
            shall not be required to perform any work, make any contribution or allowance to Tenant or render any services to make the Concourse B Space ready for Tenant's use or occupancy, and, as stated in Section
            40.2 Tenant shall accept the Concourse B Space in its "as is" condition on the Concourse B Space Commencement Date.

            Section 40.2 (A) Landlord shall deliver possession of the Concourse B Space to Tenant on the Concourse B Space Commencement Date, "as-is," in compliance with all Requirements (for unoccupied storage space) and in broom-clean condition. Landlord shall promptly, after the date hereof, deliver to Tenant such number of original ACP-5 Certificates (provided that Tenant has delivered to Landlord such documentation and information as Landlord may reasonably require to deliver said ACP-5 Certificates) applicable to the Concourse B


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Space as required to be filed by Tenant in order to permit Tenant to perform its initial Alterations therein and thereafter to occupy the Concourse B Space, together with all other documents and certificates required by any Governmental Authority, to cause the performance of any Alterations therein to be referred to as a so-called "non-asbestos" project (it being understood that if Tenant shall fail to deliver such documentation and information to Landlord, Landlord's obligation to deliver such ACP-5 Certificates shall not be affected other than Landlord shall not be obligated to deliver such ACP-5 Certificates until Tenant shall deliver such documentation and information)).

                  (B) The "Concourse B Space Commencement Date" shall be the date upon which this Lease becomes effective.


                                   ARTICLE 41
                                  RENEWAL TERM

            Section 41.1 (A) Tenant shall have the option (the "Renewal Option") to extend the term of this Lease with respect to the entire Premises, or subject to this Section 41.1, a portion thereof, for either (a) two (2) additional periods of five (5) years each (the "5-Year Renewal Terms"), which 5-Year Renewal Terms shall (i) commence on January 1, 2016 and end on December 31, 2020 (the "First 5-Year Renewal Term"), and (ii) commence on January 1, 2021 and end on December 31, 2025 (the "Second 5-Year Renewal Term"), or, alternatively, (b) one (1) additional period of ten (10) years to commence on January 1, 2016 and end on December 31, 2025 (the "10-Year Renewal Term;" the 5-Year Renewal Terms and the 10-Year Renewal Term are collectively referred to herein as the "Renewal Terms"); provided that (a) a Special Event of Default is not continuing and (b) Tenant and/or a Related Entity (except a second tier Non-Control Entity subtenant) shall then be occupying at least 303,840 rentable square feet of the Office Space for the conduct of its business (except to the extent such occupancy may be temporarily affected by fire, casualty, failure of essential services or similar cause beyond Tenant's reasonable control or by the performance of Alterations or the change in use of the Premises by Tenant) on the date Tenant gives Landlord written notice (the "Renewal Notice") of Tenant's election to exercise the Renewal Option in question. Each Renewal Option may be exercised with respect to (i) the entire Premises or (ii) a portion of the Premises, provided that Tenant exercises the Renewal Option with respect to (A) a total of not less than 303,840 Rentable Square Feet of the Office Space, and
(B) as to the Office Space, contiguous full floors only (except to the extent that Tenant desires to exercise such Renewal Option with respect to isolated full floors, specialty use floors (e.g. kitchen, computer/data center, trading, cafeteria, and conference center floors) or all of Tenant's space on any partial floor, provided any such partial floor is an isolated floor, a specialty use floor or is contiguous to a renewed full floor). Each Renewal Option shall be exercisable by Tenant delivering the Renewal Notice to Landlord (I) with respect to the First 5-Year Renewal Term or the 10-Year Renewal Term, on or before March 1, 2014 (the "First Exercise Date"); and (II) with respect to the Second 5-Year Renewal


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Term, if applicable, on or before March 1, 2019 (the "Second Exercise Date").
Time is of the essence with respect to the giving of the applicable Renewal Notice. Tenant may not renew the term of this Lease for the Second 5-Year Renewal Term unless it shall have exercised its option to renew the Term for the First 5-Year Renewal Term. Upon the giving of the Renewal Notice with respect to the 10-Year Renewal Term or the Second 5-Year Renewal Term, Tenant shall have no further right or option to extend or renew the Term. If Tenant exercises the Renewal Option for the First 5-Year Renewal Term for less than the entire Premises, the Renewal Option for the Second 5-Year Renewal Term shall be exercised with respect to at least 303,840 Rentable Square Feet of the Office Space leased to Tenant pursuant to the Renewal Option for the First 5-Year Renewal Term and the conditions of clause Section 41.1(A)(ii)(B) shall apply thereto. Notwithstanding anything to the contrary contained in this Section 41.1, if Tenant shall have executed a Definitive Agreement, the First Exercise Date or the Second Exercise Date, as applicable, shall be accelerated to be the date that is ninety (90) days following the date that Tenant has unconditionally executed and delivered a Definitive Agreement, provided such date shall not be later than March 1, 2014 in the case of the First Exercise Date or March 1, 2019 in the case of the Second Exercise Date. As used herein, "Definitive Agreement" means a binding agreement executed and unconditionally delivered by Tenant and another landlord for the leasing of at least the lesser of: (i) 500,000 rentable square feet and (ii) 90% of the amount of rentable square feet of Office Space Tenant is then occupying in the Building, in connection with the relocation of all or substantially all of Tenant's operations from the Building without the substitution therefor of other operations of Tenant or its Related Entities, which agreement is not subject to cancellation or termination, or the time period for which both of such parties shall have the right to cancel or terminate such agreement shall have expired without either party exercising such termination right. If Landlord is notified by Tenant of a Definitive Agreement prior to the public announcement of same, Landlord agrees to keep such information confidential, until it is publicly announced.

                              (B) Notwithstanding anything herein contained to
the contrary, if Tenant shall have exercised a Renewal Option with respect to only a portion of the Premises, then Tenant shall have the right, by notice given at any time on or prior to the date that is twelve (12) months before the end of the Term, to exercise such Renewal Option, subject to the restrictions contained in the second (2nd) sentence of this Section 41.1(B), with respect to the balance or any other portion(s) of the Premises complying with clause 41.1(A)(ii)(B) above, to the extent that Landlord is not then actively negotiating to lease such space, in which case Tenant shall be deemed to have exercised such Renewal Option with respect to such additional space with the same force and affect as if the same had been originally included in the Renewal Notice given by Tenant, except that "95%" set forth in Section 41.3(A) shall be deemed to be "100%", with respect to such additional space.

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            Section 41.2 If Tenant exercises the Renewal Option, each Renewal
Term shall be upon the same terms, covenants and conditions as those contained in this Lease, except that (i) the Fixed Rent shall be deemed to mean the Fixed Rent as determined pursuant to Section 41.3 hereof; (ii) the provisions of
Section 1.2 hereof shall not be applicable during any Renewal Term but Tenant shall receive the Supplemental Rent Credit in the amount and during the period set forth on Exhibit Z; (iii) Landlord shall not be obligated to perform any work to the Premises and Tenant shall lease the Premises in their "as is" condition at the time of such renewal; (iv) Tenant shall not be entitled to any allowance or contribution with respect to the Premises for the Renewal Term and
(v) during each Renewal Term Escalation Rent shall continue to be paid pursuant to Article 27 hereof, subject to adjusting the Base Operating Year and the Tax Year as set forth in Section 41.3(A)(i) hereinbelow (i.e., there will be current base years for Taxes and Operating Expenses) (it being agreed, however, that if Tenant exercises a Renewal Option with respect to less than all of the then Office Space demised hereunder, Tenant's Operating Share and Tenant's Tax Share shall be decreased to exclude the Rentable Square Feet contained in the portion of the Office Space not being leased during such Renewal Term). It is expressly understood and agreed that during the First 5-Year Renewal Term, Tenant shall have the right as set forth in Section 41.1 only with respect to the Second 5-Year Renewal Term, and that during the Second 5-Year Renewal Term or if Tenant shall have exercised the 10-Year Renewal Term, Tenant shall have no further right to renew this Lease.

            Section 41.3 For each Renewal Term the Fixed Rent shall be determined as follows:

                  (A) The Fixed Rent for the Premises for the applicable Renewal Term shall be an amount equal to ninety-five percent (95%) of annual fair market rental value of the Premises (or the portion thereof renewed pursuant to this Article 41) (the "Fair Market Rent") for such Renewal Term. The Fair Market Rent shall be determined as if the Premises were available in the then rental market for comparable first-class office buildings in midtown Manhattan and assuming that Landlord has had a reasonable time to locate a tenant not a tenant of the Building who rents with the knowledge of the uses to which the Premises can be adapted under the terms hereof, and that neither Landlord nor the prospective tenant is under any compulsion to rent, taking into account:

                        (i) the fact that the Base Operating Years for the
            applicable Renewal Term shall be the calendar year in which the commencement date of each such Renewal Term occurs (i.e. calendar years 2016 and/or 2021, as the case may be) and the Base Taxes for the applicable Renewal Term shall mean the Taxes payable for the calendar year in which the commencement date of each such Renewal Term occurs (i.e. calendar years 2016 and/or 2021, as the case may be), and for the


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            purpose of calculating the Escalation Rent payable
            pursuant to Article 27 hereof, the payment of which shall continue to be made during each Renewal Term;

                        (ii) the fact that the Base Operating Years and Base
            Taxes will be adjusted as set forth in subsection (i) above;

                        (iii) as to the First 5-Year Renewal Term only, the fact
            that Tenant shall have the further right to renew this Lease for the Second 5-Year Renewal Term;

                        (iv) the fact that Landlord shall not be obligated to
            perform any work in the Premises to prepare the same for Tenant's occupancy nor shall Tenant be entitled to any contribution or allowance, taking into consideration work and/or contributions or allowances then customarily being offered by landlords in comparable transactions;

                        (v) the fact that Tenant shall not be entitled to any
            rent abatement or rent credit against the Fixed Rent or any other concessions (except the Supplemental Rent Credit) and taking into account rent abatements or rent credits then customarily being offered by landlords in comparable transactions;

                        (vi) the actual brokerage commission payable by Landlord
            to Compass, if any, with respect to the Renewal Term in question;

                        (vii) the fact that Landlord and Tenant will be
            incurring legal fees that are less than the legal fees which would be incurred in connection with a new lease with a new tenant; and the Building, if applicable, shall remain named for Tenant, subject to the provisions of Article 33 hereof;

                        (viii)  the length of the applicable Renewal Term;

                        (ix) the existing condition of the Premises and the fact
            that Tenant will not incur moving expenses;

                        (x) rent then being charged by owners of comparable
            first class office buildings in midtown Manhattan for comparable space; and

                        (xi) all other factors deemed relevant by either party
            not inconsistent with the foregoing.

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                  (B) For purposes of determining the Fair Market Rent pursuant to this Article 41, the following procedures shall apply:

                        (1) The Fair Market Rent shall be determined as of the
            First Exercise Date or the Second Exercise Date, as the case may be, taking into account the applicable factors described in Section 41.3(A) hereof on the basis of the uses of the Premises permitted hereunder and assuming that the Premises are free and clear of all leases and tenancies (including this Lease) and taking into account that the Premises are leased by a single tenant.

                        (2) Landlord shall give Tenant written notice (the "Rent
            Notice") (i) with respect to the First 5-Year Renewal Term or the 10-Year Renewal Term, as the case may be, within sixty (60) days after the First Exercise Date, and (ii) with respect to the Second Renewal Term, within sixty (60) days after the Second Exercise Date, which Rent Notice shall set forth Landlord's determination of the Fair Market Rent ("Landlord's Determination"). If Landlord shall fail or refuse to give such notice as aforesaid, Landlord's Determination shall be deemed to be 110% of the Fixed Rent and Escalation Rent then payable by Tenant on the First Exercise Date or the Second Exercise Date, as the case may be.

                        (3) Tenant shall have the right to give Landlord written
            notice ("Tenant's Notice"), within sixty (60) days after Tenant's receipt of the Rent Notice, of whether Tenant accepts or disputes Landlord's Determination. If Tenant in Tenant's Notice disputes Landlord's Determination, Tenant shall deliver to Landlord, together with Tenant's Notice, Tenant's determination of the Fair Market Rent ("Tenant's Determination") as determined by an independent real estate appraiser ("Tenant's Appraiser"). If Tenant fails or refuses to give Tenant's Notice as aforesaid, Tenant's determination shall be deemed to be ninety percent (90%) of Landlord's Determination.

                        (4) Landlord shall have the right to give Tenant written
            notice ("Landlord's Notice"), within sixty (60) days after Landlord's receipt of Tenant's Determination, of whether Landlord accepts or disputes Tenant's Determination. If Landlord fails or refuses to give Landlord's Notice as aforesaid, Landlord shall be deemed to have rejected Tenant's Determination. If Landlord does not accept Tenant's Determination, then Landlord shall appoint an independent real estate appraiser ("Landlord's Appraiser"). If within thirty (30) days after Tenant's receipt of Landlord's Notice in dispute, Landlord's Appraiser and Tenant's Appraiser shall

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            mutually agree upon the determination (the "Mutual Determination")
            of the Fair Market Rent, their determination shall be final and binding upon the parties. If Landlord's Appraiser and Tenant's Appraiser shall be unable to reach a Mutual Determination within said thirty (30) day period, both of the Appraisers shall jointly select a third independent real estate appraiser who has not been in the employ of Landlord or Tenant or their respective Affiliates during the preceding three (3) years ("Third Appraiser"), whose fee shall be borne equally by Landlord and Tenant. In the event that Landlord's Appraiser and Tenant's Appraiser shall be unable to jointly agree on the designation of the Third Appraiser within ten
            (10) Business Days after they are requested to do so by either party, then the parties agree to allow the American Arbitration Association (or any successor organization; "AAA") to designate the Third Appraiser in accordance with the rules, regulations and/or procedures then obtaining of the AAA.

                        (5) The Third Appraiser shall conduct such hearings and
            investigations as he may deem appropriate and shall, within thirty
            (30) days after the date of designation of the Third Appraiser, choose either Landlord's or Tenant's Determination, and such choice by the Third Appraiser shall be conclusive and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Section, including the expenses and fees of any Appraiser selected by it in accordance with provisions of this Article 41. Any Appraiser appointed pursuant to this Article shall be an independent, reputable real estate appraiser with at least ten (10) years experience in leasing and valuation of properties which are similar in character to the Building, and a member of the American Institute of Appraisers of the National Association of Real Estate Boards and a member of the Society of Real Estate Appraisers. Prior to his appointment, the Third Appraiser shall agree to be bound by the provisions hereof, including the obligation to render a determination within thirty (30) days after the date of his designation. The Appraisers shall not have the power to add to, modify or change any of the provisions of this Lease.

                        (6) It is expressly understood that any determination of
            the Fair Market Rent pursuant to this Article shall be based on the criteria stated in Sections 41.2 and 41.3(A) hereof.

                        (C) After a determination has been made of the Fair Market Rent for the applicable Renewal Term, the parties shall execute and deliver to each other an instrument setting forth the Fixed Rent as hereinabove determined, but no


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such instrument shall be necessary to make the exercise of
the Renewal Option and the terms and conditions applicable to such renewal for any Renewal Term, effective.

                        (D) If the final determination of the Fair Market Rent shall not be made on or before the first day of the applicable Renewal Term in accordance with the provisions of this Article 41, pending such final determination Tenant shall continue to pay, as the Fixed Rent for such Renewal Term, an amount equal to the average of Landlord's Determination and Tenant's Determination. If, based upon the final determination hereunder of the Fair Market Rent, the payments made by Tenant on account of the Fixed Rent for such portion of the applicable Renewal Term were (i) less than the Fixed Rent payable for the applicable Renewal Term, Tenant shall pay to Landlord the amount of such deficiency within ten (10) days after demand therefor together with interest thereon at the Base Rate or (ii) greater than the Fixed Rent payable for the applicable Renewal Term, Landlord promptly shall refund to Tenant the amount of such excess together with interest thereon at the Base Rate.

            Section 41.4 Notwithstanding the foregoing, with respect to each Renewal Term, Tenant may notify Landlord, not earlier than 36 months prior to the commencement date of the Renewal Term in question nor later than 24 months prior to the commencement date of the Renewal Term in question, that Tenant requests a simultaneous exchange of a binding Landlord's Determination and a binding Tenant's Determination of Fair Market Rent for (a) the First 5-Year Renewal Term and the 10-Year Renewal Term or (b) the Second 5-Year Renewal Term, as the case may be, which exchange shall take place on December 1, 2013 (in the case of the First 5-Year Renewal Term and the 10-Year Renewal Term) or December 1, 2018 (in the case of the Second 5-Year Renewal Term) (the "Mutual Exchange Date") as the case may be, at 10:00 a.m. on said date at the place as Landlord and Tenant shall mutually agree upon. If Tenant timely sends the aforesaid notice then each party shall deliver to the other on the Mutual Exchange Date, its determination of the applicable Fair Market Rent and Tenant may within thirty (30) days after said mutual exchange (as to which date time shall be of the essence), rescind any previous exercise of the Renewal Option in question by giving notice to Landlord. If Tenant fails to rescind the Renewal Option as aforesaid, Tenant shall be deemed to have waived its right to rescind the Renewal Option and the Renewal Option shall be deemed to have been exercised in accordance with the provisions of this Article 41.

            Section 41.5 Landlord and Tenant shall enter into an appropriate amendment of this Lease reflecting the exercise of the Renewal Option for each Renewal Term, but no such amendment shall be necessary to make the exercise of such Renewal Option and the terms and conditions applicable to the renewal term, effective.

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                                   ARTICLE 42
                                 EXPANSION SPACE

            Section 42.1 Provided a Special Event of Default has not occurred and is not then continuing, and further provided Tenant and its Related Entities are then leasing at least 250,000 Rentable Square Feet of Office Space for the conduct of their business, Tenant shall have the option of leasing certain additional space in the Building as set forth below ("Expansion Space") for a term (the "Expansion Rental Period") commencing on the dates on which the same are delivered to Tenant in accordance with this Article 42 (the "Expansion Space Commencement Date(s)") and ending on the Expiration Date, or such earlier date(s) as Tenant may elect in accordance with the provisions of this Article 42 (such earlier expiration date being hereinafter referred to as the "Expansion Expiration Date(s)") on the terms and conditions as hereinafter set forth:

                  (A) Tenant shall have the option to lease the 19th Floor Space commencing on September 1, 2001 and ending on either (provided such date may not be earlier than the expiration date elected by Tenant for the 20th Floor Space, if leased by Tenant) (i) the last day of the month in which occurs the fifth
(5th) anniversary of the Expansion Space Commencement Date for the 19th Floor Space, or (ii) the last day of the month in which occurs the tenth (10th) anniversary of the Expansion Space Commencement Date for the 19th Floor Space or
(iii) the Expiration Date, as Tenant may elect in the applicable Expansion
Notice.

                  (B) Tenant shall have the option to lease the 20th Floor Space commencing on September 1, 2001 and ending on either (provided such date may not be later than the expiration date elected by Tenant for the 19th Floor Space)
(i) the last day of the month in which occurs the fifth (5th) anniversary of the Expansion Space Commencement Date for the 20th Floor Space, or (ii) the last day of the month in which occurs the tenth (10th) anniversary of the Expansion Space Commencement Date for the 20th Floor Space or (iii) the Expiration Date, as Tenant may elect in the applicable Expansion Notice.

                  (C) Provided (i) BBDO shall not have by April 30, 2001 exercised its option contained on the date hereof in its existing lease to lease the entire 8th Floor Space, or (ii) Ernst & Young shall not have extended the term of its lease (pursuant to an amendment or a new lease) by September 30, 2001, (it being agreed that Landlord shall notify Tenant if BBDO or if Ernst & Young exercised or failed to exercise their rights to such 8th Floor Space by the aforesaid dates, within five (5) Business Days thereafter, provided however, that failure so to notify shall not affect the rights of BBDO or Ernst & Young), Tenant shall have the option to lease the 8th Floor Space (or the portion thereof indicated by hatching on Exhibit B-6 annexed hereto and not leased to BBDO if BBDO leases only a portion of the 8th Floor Space pursuant to the option

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contained on the date hereof in its existing lease (the "Partial 8th Floor
Space")) commencing on May 1, 2002 and ending on the Expiration Date. Landlord shall not waive any requirements or consent to any modifications of the BBDO lease or the Ernst & Young lease (except with respect to an extension of the Ernst & Young lease exercised prior to September 30, 2001) which would adversely affect or impair Tenant's right to lease the 8th Floor Space (or the Partial 8th Floor Space) pursuant to this Article 42. Landlord represents to Tenant that the material provisions of the BBDO and Ernst & Young options described in this
Section 42.1(C) and the time periods in which such options must be exercised are set forth on Exhibit AA hereto.

                  (D) Provided Paul Weiss shall not have, by March 1, 2000 exercised its option contained on the date hereof in its existing lease to extend its lease term or entered into a supplementary agreement or new lease with Landlord extending its lease term (it being agreed that Landlord shall notify Tenant if Paul Weiss exercises or fails to exercise its option by the aforesaid date, within five (5) Business Days thereafter, provided however, that failure so to notify shall not affect the rights of Paul Weiss), Tenant shall have the option to lease the 21st Floor Space commencing on September 1, 2001 and ending on the Expiration Date. Tenant acknowledges that Paul Weiss is not required to renew its lease for the 21st Floor Space, provided Landlord enters into a direct lease with Paul Weiss's existing subtenant on the 21st floor in the Building on or before March 1, 2000, upon fair market terms and for a term of not less than five (5) years. Landlord shall not waive any requirements or consent to any modifications of the Paul Weiss lease (except with respect to an extension of the Paul Weiss lease exercised prior to March 1, 2000) which would adversely affect or impair Tenant's right to lease the 21st Floor Space pursuant to this Article 42. Landlord represents to Tenant (i) that the material provisions of the Paul Weiss option described in this Section 42.1(D) and the time period in which such option must be exercised are set forth on Exhibit AA hereto and (ii) the "Rent Commencement Date" of the Paul Weiss lease was September 1, 1986.

                  (E) Tenant shall have the option to lease the 18th Floor Remainder Space commencing on September 1, 2001 and ending on the Expiration Date.

            Section 42.2 Tenant may elect to lease Expansion Space by giving Landlord notice of such election (each, an "Expansion Notice") (a) with respect to the 19th Floor Space and the 20th Floor Space, on or before September 1, 1999, (b) with respect to the 8th Floor Space (or the Partial 8th Floor Space, if applicable), on or before November 1, 2001, unless prior thereto, Landlord notifies Tenant that BBDO and Ernst and Young have either waived their right to lease the 8th Floor Space, or no longer have a right to lease such space pursuant to the terms of their lease, as applicable, then within thirty (30) days after such notice from Landlord (but in no event earlier than November 1, 2000), and (c) with respect to 21st Floor Space on or before April 1, 2001, unless prior thereto Landlord notifies Tenant that Paul Weiss has either waived its right to lease the


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21st Floor Space, or no longer has a right to lease such space pursuant to the terms of its lease, as applicable, then within thirty (30) days after such notice from Landlord (but in no event earlier than March 1, 2000), and (d) with respect to the 18th Floor Remainder Space, on or before March 1, 2000. If Tenant shall deliver an Expansion Notice with respect to the 19th Floor Space or the 20th Floor Space, Tenant shall specify in the applicable Expansion Notice the Expansion Expiration Date Tenant elects for such Expansion Space. Tenant may not exercise its option with respect to the 20th Floor unless it has previously exercised, or concurrently exercises, its option with respect to the 19th Floor. Time is of the essence with respect to the giving of each Expansion Notice.

            Section 42.3 (A) If Tenant timely delivers an Expansion Notice with respect to any Expansion Space as provided in this Article 42, on the applicable Expansion Space Commencement Date:

                        (i) such Expansion Space shall be added to and deemed a part of the Office Space for all purposes of this Lease, except as otherwise set forth in this Article 42;

                        (ii) the Fixed Rent shall be recalculated to include the Expansion Space so leased as hereinafter provided: (x) with respect to the 19th Floor Space, the Fixed Rent shall be increased by (1) for the period commencing on the Expansion Space Commencement Date and ending on the day preceding the ten (10) month anniversary of the Expansion Space Commencement Date, One Million Eighty-Eight Thousand Dollars ($1,088,000) per annum ($90,666.67 per month), (2) for the period commencing on the ten
      (10) month anniversary of the Expansion Space Commencement Date and ending on the earlier of (I) the day preceding the date that is five (5) years and ten (10) months following the Expansion Space Commencement Date and
      (II) the Expansion Expiration Date, One Million One Hundred Seventy-Seven Thousand Six Hundred Dollars ($1,177,600) per annum ($98,133.33 per month), (3) for the period, if any, commencing on the date that is five
      (5) years and ten (10) months following the Expansion Space Commencement Date and ending on the earlier of (I) the day preceding the date that is ten (10) years and ten (10) months following the Expansion Space Commencement Date and (II) the Expansion Expiration Date, One Million Two Hundred Eighty Thousand Dollars ($1,280,000) per annum ($106,666.67 per month), and (4) for the period, if any, commencing on the date that is ten
      (10) years and ten (10) months following the Expansion Space Commencement Date and ending on the Fixed Expiration Date, One Million Three Hundred Fifty-Six Thousand Eight Hundred Dollars ($1,356,800) per annum ($113,066.67 per month); (y) with respect to the 20th Floor Space, the Fixed Rent shall be increased by (1) for the period commencing on the Expansion Space Commencement Date and ending on the day preceding the ten
      (10) month anniversary of the Expansion Space Commencement Date, One Million Eighty-Eight Thousand Dollars ($1,088,000) per annum ($90,666.67 per month), (2) for the period commencing on the ten (10) month

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      anniversary of the Expansion Space Commencement Date and ending on the earlier of (I) the day preceding the date that is five (5) years and ten
      (10) months following the Expansion Space Commencement Date and (II) the Expansion Expiration Date, One Million One Hundred Seventy-Seven Thousand Six Hundred Dollars ($1,177,600) per annum ($98,133.33 per month), (3) for the period, if any, commencing on the date that is five (5) years and ten
      (10) months following the Expansion Space Commencement Date and ending on the earlier of (I) the day preceding the date that is ten (10) years and ten (10) months following the Expansion Space Commencement Date and (II) the Expansion Expiration Date, One Million Two Hundred Eighty Thousand Dollars ($1,280,000) per annum ($106,666.67 per month), and (4) for the period, if any, commencing on the date that is ten (10) years and ten (10) months following the Expansion Space Commencement Date and ending on the Fixed Expiration Date, One Million Three Hundred Fifty-Six Thousand Eight Hundred Dollars ($1,356,800) per annum ($113,066.67 per month); and (z) Fixed Rent for the 8th Floor Space (or the Partial 8th Floor Space, if applicable), the 21st Floor Space and the 18th Floor Remainder Space, as applicable, shall be at ninety-five percent (95%) of the "fair market rental value" (as defined and described in Section 42.3(C) hereinbelow) therefor for the applicable Expansion Rental Period;

                        (iii) Tenant's Operating Share shall be increased as of the Expansion Space Commencement Date for the particular Expansion Space in question, (v) with respect to the 19th Floor Space, by 1.7313% (w) with respect to the 20th Floor Space, by 1.7313%, (x) with respect to the 8th Floor Space, by 4.4702% (or with respect to the Partial 8th Floor Space, if applicable by 1.86%), (y) with respect to the 21st Floor Space, by 1.7313%, and (z) with respect to the 18th Floor Remainder Space, by .54%;

                        (iv) as of the Expansion Space Commencement Date for the particular Expansion Space in question, Tenant's Tax Share shall be increased, (v) with respect to the 19th Floor Space, by 1.7160%, (w) with respect to the 20th Floor Space, by 1.7160%, (x) with respect to the 8th Floor Space, by 4.4309% (or with respect to the Partial 8th Floor Space, if applicable by 1.8434%), (y) with respect to the 21st Floor Space, by 1.7160%, and (z) with respect to the 18th Floor Remainder Space, by .5363%;

                        (v) the Base Operating Year with respect to the 19th Floor Space, the 20th Floor Space, the 8th Floor Space (or with respect to the Partial 8th Floor Space, if applicable), the 21st Floor Space and the 18th Floor Remainder Space, shall be the Base Operating Year set forth in
      Section 27.1(B);

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                        (vi) the Base Taxes with respect to the 19th Floor
      Space, the 20th Floor Space, 8th Floor Space (or with respect to the Partial 8th Floor Space, if applicable), 21st Floor Space and the 18th Floor Remainder Space, shall be the Base Taxes set forth in Section 27.1(D);

                        (vii) Tenant shall receive the Supplemental Rent Credit in the amount and for the period of time set forth on Exhibit Z;

                        (viii) the Expansion Space shall be deemed to contain for all purposes of this Lease (but same shall not be deemed a representation as to the actual square footages of such Expansion Space),
      (v) with respect to the 19th Floor Space, 25,600 Rentable Square Feet, (w) with respect to the 20th Floor Space, 25,600 Rentable Square Feet, (x) with respect to the 8th Floor Space (or with respect to the Partial 8th Floor Space, if applicable, 27,500 Rentable Square Feet), 66,100 Rentable Square Feet, (y) with respect to the 21st Floor Space, 25,600 Rentable Square Feet, and (z) with respect to the 18th Floor Remainder Space, 8,000 Rentable Square Feet;

                        (ix) Landlord shall provide (a) electricity to the Expansion Space in accordance with Section 13.1 hereof, such electricity to be measured by submeters measuring only Tenant's consumption of electricity in the applicable Expansion Space and (b) up to ten (10) additional tons of condenser water per full floor of the Expansion Space to the extent Tenant's condenser water system does not have the excess capacity to supply such condenser water to the particular Expansion Space taking into consideration the current and then anticipated future needs of Tenant, as reasonably determined by Tenant and its consultants (reasonable substantiation of which shall be provided to Landlord, upon request);

                        (x) the 19th Floor Space, the 20th Floor Space, the 8th Floor Space (or with respect to the Partial 8th Floor Space, if applicable), the 21st Floor Space and the 18th Floor Remainder Space, as applicable, shall be delivered to Tenant by Landlord in compliance with all Requirements (for unoccupied space) and broom-clean condition (it being agreed that, on or prior to the Expansion Space Commencement Date, Landlord shall deliver to Tenant such number of original ACP-5 Certificates (provided that Tenant has delivered to Landlord such documentation and information as Landlord may reasonably require to deliver said ACP-5 Certificates) applicable to the Expansion Space in question as required to be filed by Tenant in order to permit Tenant to perform its initial Alterations therein and thereafter to occupy each floor of the Expansion Space in question, together with all other documents and certificates required by any Governmental Authority to cause the performance of any Alterations therein to be referred to as a so-called "non-asbestos" project (it being understood that if Tenant


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      shall fail to deliver such documentation and information to Landlord,
      Landlord's obligation to deliver such ACP-5 Certificates shall not be affected other than Landlord shall not be obligated to deliver such ACP-5 Certificates until Tenant shall deliver such documentation and information)), but otherwise "as is", and Landlord shall not be obligated to perform any other work or spend any monies (except as otherwise expressly set forth herein) with respect thereto; and

                        (xi) Tenant shall not be entitled to any allowance or contribution with respect thereto other than (x) with respect to the 19th Floor Space, (I) if the Expansion Expiration Date shall be August 31, 2006, an amount equal to Six Hundred Forty Thousand Dollars ($640,000), or
      (II) if the Expansion Expiration Date shall be either August 31, 2011 or the Fixed Expiration Date, as applicable, an amount equal to Eight Hundred Ninety-Six Thousand Dollars ($896,000) (either of such contributions being hereinafter referred to as the "Landlord's 19th Floor Contribution"), (y) with respect to the 20th Floor Space, (I) if the Expansion Expiration Date shall be August 31, 2006, an amount equal to Six Hundred Forty Thousand Dollars ($640,000), or (II) if the Expansion Expiration Date shall be either August 31, 2011 or the Fixed Expiration Date, as applicable, an amount equal to Eight Hundred Ninety-Six Thousand Dollars ($896,000) (either of such contributions being hereinafter referred to as the "Landlord's 20th Floor Contribution") (the Landlord's 19th Floor Contribution, and the Landlord's 20th Floor Contribution are each referred to as the "Landlord's Expansion Space Contribution"), which Landlord's Expansion Space Contribution shall be contributed and paid by Landlord with respect to the Expansion Space in question pursuant to Exhibit M hereof.

                  (B) With respect to the 8th Floor Space (or the Partial 8th Floor Space, if applicable), the 21st Floor Space and the 18th Floor Remainder Space, Landlord shall provide Tenant with Landlord's Determination of Fair Market Rent with respect to the Expansion Space in question in the Rent Notice with respect thereto. If Tenant objects to Landlord's Determination, Tenant's Notice shall include Tenant's Determination of Fair Market Rent. Fair Market Rent for the Expansion Space in question shall be determined in accordance with
Section 42.3(C).

                  (C) The "fair market rental value" or "Fair Market Rent" for the applicable Expansion Space for an Expansion Rental Period shall be determined substantially in accordance with the provisions of Section 41.3(A) hereof, mutatis mutandis, except those provisions which are inconsistent with the Expansion Space (i.e. 41.3(A)(i), (ii), (iii), and (viii)) and except that:

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                        (i) as used therein, the term Fair Market Rent shall
      mean the annual fair market rental value of the Expansion Space in question as of the date on which Tenant gives the Expansion Notice in question;

                        (ii) as used therein, the term "Premises" shall mean the Expansion Space in question;

                        (iii) the Base Operating Year shall be the Base Operating Year set forth in Section 27.1(B);

                        (iv) Base Taxes shall mean the Base Taxes set forth in
      Section 27.1(D);

                        (v) clause (iv) of paragraph (A) of Section 41.3 hereof shall be deemed amended to provide that Landlord shall be required to deliver the Expansion Space in compliance with all Requirements (for vacant space), broom-clean and with ACP-5 Certificates, but otherwise in "as is" condition, and if applicable, the fact that Tenant shall not be entitled to any allowance or contribution except with respect to the 19th Floor Space and the 20th Floor Space, as the case may be;

                        (vi) the Rent Notice with respect to the Expansion Space shall be delivered within ninety (90) days after Landlord's receipt of the applicable Expansion Notice; and

                        (vii) since the Fixed Rent for the Expansion Space in question is 95% of the Fair Market Rent (which is customarily calculated on the basis of utilizing a current base operating year and base tax year as provided in Section 41.3(A)(i) with respect to the Renewal Option ("Current Bases")), then the Fair Market Rent shall be equitably reduced to reflect the fact that the Base Operating Year and the Base Taxes shall be as set forth in subdivisions (iii) and (iv) above. (For example, if the Fair Market Rent using current base years for Taxes and Operating Expenses would be $50, and Fair Market Rent would be $40 using the existing base years for Taxes and Operating Expenses because there is $10 of accrued escalations, then the Fixed Rent will be $37.50 computed as follows:
      95% of $50 = $47.50, less the $10 of accrued escalations = $37.50.)

                  (D) For purposes of determining the Fair Market Rent pursuant to this Article 42, the following procedures shall apply:

                        (1) The Fair Market Rent shall be determined as of the
            date on which Tenant gives the Expansion Notice, in question (but not earlier than eighteen (18) months prior to the Expansion Space

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            Commencement Date of the Expansion Space in question), taking into account the applicable factors described in Section 42.3(C) hereof on the basis of the uses of the applicable Expansion Space permitted hereunder and assuming that the Expansion Space, in question, is free and clear of all leases and tenancies (including this Lease) and taking into account that the Expansion Space, in question, is leased by a single tenant.

                        (2) Landlord shall give Tenant the Rent Notice within
            ninety (90) days after Landlord's receipt of the applicable Expansion Space Notice. If Landlord shall fail or refuse to give such Rent Notice, as aforesaid, then Landlord's determination of Fair Market Rent for the applicable Expansion Space shall be deemed to be 110% of the Fixed Rent and Escalation Rent then payable by Tenant under this Lease on a Rentable Square Foot basis for the Office Space.

                        (3) The provisions of Paragraphs (3) (4) and (5) of
            Section 41.3(B), mutatis mutandis, shall apply to the determination of Fair Market Rent for the Expansion Space, in question, as if expressly stated in this Section 42.3(C).

                        (4) It is expressly understood that any determination of
            the Fair Market Rent pursuant to this Article 42 shall be based on the criteria stated in Sections 42.3(C) hereof.

                        (E) After a determination has been made of the Fair Market Rent for the applicable Expansion Space, the parties shall execute and deliver to each other an instrument setting forth the Fixed Rent as hereinabove determined, but no such instrument shall be necessary to make the exercise of the Expansion Option and the terms and conditions applicable thereto, effective.

                        (F) If the final determination of the Fair Market Rent shall not be made on or before the first day of the applicable Expansion Space Commencement Date in accordance with the provisions of this Article 42, pending such final determination Tenant shall pay, as the Fixed Rent for such Expansion Space, an amount equal to the average of Landlord's Determination and Tenant's Determination. If, based upon the final determination hereunder of the Fair Market Rent, the payments made by Tenant on account of the Fixed Rent for such Expansion Space were (i) less than the Fixed Rent payable for the applicable Expansion Space, Tenant shall pay to Landlord the amount of such deficiency within ten (10) days after demand therefor together with interest thereon at the Base Rate or (ii) greater than the Fixed Rent payable for the applicable Renewal Term, Landlord promptly shall refund to Tenant the amount of such excess together with interest thereon at the Base Rate.

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            Section 42.4 (A) If Landlord is unable to deliver possession of
Expansion Space on the applicable Expansion Space Commencement Date therefor set forth in Section 42.1, then Landlord shall give Tenant at least fifteen (15) days prior notice of the date on which the Expansion Space Commencement Date is anticipated to occur. If Landlord is unable to deliver possession of Expansion Space on the applicable Expansion Space Commencement Date because of the holding over or retention of possession by any tenant, undertenant or occupant in such Expansion Space (other than Tenant), or for any other cause outside Landlord's reasonable control, (i) Landlord, subject to compliance with the provisions of this Section 42.4, shall not be subject to any liability or failure to give possession on said date, (ii) Tenant waives the right to recover any damages from Landlord which may result from the failure of Landlord to deliver possession of such Expansion Space, and Tenant agrees that the provisions of this Section shall constitute an "express provision to the contrary" within the meaning of Section 223(a) of the New York Real Property Law, (iii) the Fixed Rent and other items of Rental payable for such Expansion Space shall be abated and the Expansion Space Commencement Date shall be postponed until the Expansion Space is in fact available for Tenant's occupancy in the conditioned required hereby, upon not less than fifteen (15) days prior notice, and (iv) Landlord, at Landlord's expense, shall use all reasonable efforts to timely deliver possession of the Expansion Space to Tenant, and, in connection therewith, if necessary, shall institute and diligently and in good faith prosecute holdover and any other appropriate proceedings against the occupant of such space. If Landlord shall fail to deliver the applicable Expansion Space within ninety (90) days after the applicable Expansion Space Commencement Date (the "Expansion Cancellation Date"), Tenant shall have the right, in addition to its other rights at law or in equity, to elect to cancel its leasing of the Expansion Space in question by providing Landlord with written notice thereof within fifteen (15) days after the expiration of such ninety (90) day period (time being of the essence with respect to the giving of such notice). If Tenant shall not deliver a notice of its election to cancel its leasing of the Expansion Space in question following the expiration of such ninety (90) day period, Tenant shall have waived its rights to cancel the leasing of the applicable Expansion Space pursuant to this Article 42 for the next sixty (60) day period (and each sixty (60) day period thereafter, if applicable), in which event the Expansion Cancellation Date shall be deemed to be the last day of such applicable sixty (60) day period and Tenant shall again have the right to so elect to cancel its leasing of the Expansion Space, in question, provided however, Landlord shall, with respect to the first sixty (60) days of any such holdover affecting the Expansion Space in question, pay to Tenant, within thirty
(30) days after receiving same, all amounts payable by the tenants or occupants of such Expansion Space holding over, for such holdover period (the "Total Holdover Amount"), in excess of the Fixed Rent and Escalation Rent that would be payable by Tenant for such Expansion Space ("Expansion Space Rent") pursuant to the terms of this Article 42 (without taking into account any free rent period or rent abatement that Tenant would be entitled to upon the leasing of the Expansion Space) (the


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"Tenant's Holdover Payment") less the Holdover Costs with respect thereto; with respect to the 61st through 180th day of any such holdover, Tenant's Holdover Payment shall be increased, if applicable, by fifty percent (50%) of the amount (the "Excess"), if any, by which the Expansion Space Rent exceeds the rents which were payable by the tenants or occupants of such Expansion Space immediately prior to the holdover period; and with respect to each day after the 180th day of such holdover, Tenant's Holdover Payment shall be increased, if applicable, by 100% of the Excess, if any.

                  (B) Except as set forth in Section 42.1(C) and (D) and Section 42.7, Landlord agrees that it will not enter into a lease, an amendment to a lease or any other occupancy agreement after the date hereof for all or any portion of Expansion Space which does not expire by its terms (taking into account all renewal and extension options) on or prior to the date that is thirty (30) days prior to the applicable Expansion Space Commencement Date therefor set forth in Section 42.1 hereof.

            Section 42.5 The rights of Tenant set forth in this Article 42 to exercise its option with respect to any particular Expansion Space are independent of its rights to exercise its option with respect to any other Expansion Space and may be exercised whether or not any other option has been exercised.

            Section 42.6 Landlord and Tenant shall enter into an appropriate amendment of this Lease reflecting the leasing of any Expansion Space by Tenant, but no such amendment shall be necessary to make the leasing of any Expansion Space or the terms thereof, effective.

            Section 42.7 In the event that the existing lease for the 21st Floor Space terminates prior to September 1, 1999, by reason of the default, bankruptcy or insolvency of the tenant of such space and Landlord has obtained vacant possession of such space. Landlord may elect to accelerate the Expansion Space Commencement Date with respect to the 21st Floor Space by giving notice of such acceleration to Tenant, provided the accelerated commencement date shall be not earlier than March 1, 2000. In the event of such acceleration, Tenant shall exercise its option to lease the 21st Floor Space, within thirty (30) days after delivery by Landlord of the acceleration notice (time being of the essence with respect to the giving of the notice by Tenant). In the event Tenant fails to exercise the option to lease the 21st Floor Space after such an acceleration, Landlord may lease (collectively the "Waiver Lease") the space to a third party or parties, for a term not to exceed 5 years and 6 months after the delivery of the acceleration notice. Tenant shall continue to have an Expansion Option with respect to such 21st Floor Space, provided the Expansion Notice shall be delivered on or before the date which is eighteen (18) months prior to the latest expiration date of the applicable Waiver Lease (notice of the expiration date of each such Waiver Lease shall be given to Tenant promptly after Landlord executes each such Waiver Lease) and the Expansion Space Commencement Date

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applicable thereto shall be the date following the expiration date of the Waiver
Lease expiring last (which shall in no event be later than 5 years and 6 months after delivery of the acceleration notice). Time is of the essence with respect to Tenant's delivery of the Expansion Notice referred to in this Section 42.7.


                                   ARTICLE 43
                        2ND FLOOR SPACE/38TH FLOOR SPACE

            Section 43.1 Tenant shall lease the 2nd Floor Space for a term commencing on the date Landlord delivers to Tenant possession of the 2nd Floor Space (or the portion thereof known as the "Cafeteria Space" or "Building Office Space") in accordance with Section 43.3 below upon not less than ten (10) days' prior notice to Tenant, but in no event prior to July 1, 1996 (the "2nd Floor Commencement Date") and ending on the Expiration Date, on the terms and conditions as hereinafter set forth. Notwithstanding anything to the contrary contained in this Article 43, Landlord shall have the right, upon notice to Tenant to reduce the 2nd Floor Space by 3,000 Rentable Square Feet more particularly described on Exhibit B-13 annexed hereto (the "BBDO Space") if Landlord is obligated to lease such space to BBDO under the terms contained in its existing lease (it being agreed that Landlord shall notify Tenant if BBDO exercised or failed to exercise its rights within five (5) Business Days after the last possible date BBDO was required to notify Landlord of its exercise of such option; provided, however, failure to so notify Tenant shall not affect the rights of BBDO). Landlord shall not waive any requirements or consent to any modifications of the BBDO lease which would adversely affect or impair Tenant's right to lease the BBDO Space pursuant to this Article 43. Landlord represents to Tenant that the material provisions of the BBDO right described in this
Section 43.1 and the time period in which such right must be exercised are set forth on Exhibit AA, annexed hereto.

            Section 43.2 On the 2nd Floor Commencement Date: (i) the 2nd Floor Space (or applicable portion thereof) shall be added to and deemed a part of the Premises for all purposes of this Lease, except as otherwise set forth in this
Article 43; (ii) the Fixed Rent for the 2nd Floor Space shall be as set forth on Schedule H, annexed hereto; (iii) Tenant's Operating Share shall be increased by the percentage obtained from dividing the Rentable Square Feet of the 2nd Floor Space (or applicable portion thereof) by 1,478,672 and Tenant's Tax Share shall be increased by the percentage obtained from dividing the Rentable Square Feet of the 2nd Floor Space (or applicable portion thereof) by 1,491,800; (iv) the 2nd Floor Space shall be deemed to contain for all purposes of this Lease (but same shall not be a representation as to the actual square footage of such space), (x) if the 2nd Floor Space includes the BBDO Space, 33,569 Rentable Square Feet, and (y) if the 2nd Floor Space does not include the BBDO Space, 30,569 Rentable Square Feet; (v) Landlord shall provide electricity to the 2nd Floor Space in accordance


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with Section 13.1 hereof, such electricity to be measured by submeters, installed by Tenant, at Tenant's expense to the extent not already installed, measuring only Tenant's consumption of electricity in the 2nd Floor Space; (vi) the 2nd Floor Space (or applicable portion thereof) shall be delivered to Tenant by Landlord in compliance with all Requirements (for unoccupied space) and broom-clean condition with all cafeteria equipment and fixtures removed and all damage resulting from such removal repaired in a commercially reasonable manner (it being agreed that on or prior to the 2nd Floor Commencement Date, Landlord shall deliver to Tenant such number of original ACP-5 Certificates (provided that Tenant has delivered to Landlord such documentation and information as Landlord may reasonably require to deliver said ACP-5 Certificates) applicable to the 2nd Floor Space as required to be filed by Tenant in order to permit Tenant to perform its initial Alterations therein and thereafter to occupy the 2nd Floor Space, together with all other documents and certificates required by any Governmental Authority to cause the performance of any Alterations therein to be referred to as a so-called "non-asbestos" project (it being understood that if Tenant shall fail to deliver such documentation and information to Landlord, Landlord's obligation to deliver such ACP-5 Certificates shall not be affected other than Landlord shall not be obligated to deliver such ACP-5 Certificates until Tenant shall deliver such documentation and information)), but otherwise "as is", and Landlord shall not be obligated to perform any other work with respect thereto; and (vii) Tenant shall not be entitled to any work allowance or contribution with respect to the 2nd Floor Space.

            Section 43.3 (A) Notwithstanding the foregoing, Tenant acknowledges that Landlord may deliver possession of the portion of the 2nd Floor Space depicted on the floor plan attached hereto as Exhibit B-13 as the "Cafeteria Space" (which shall be deemed to contain for all purposes of this lease (but same shall not be deemed a representation as to the actual square footage of such space) 27,841 Rentable Square Feet) or the portion of the 2nd Floor Space depicted on said floor plan as the "Building Office Space" (which shall be deemed to contain for all purposes of this lease (but same shall not be deemed a representation as to the actual square footage of such space) 5,728 Rentable Square Feet) at different times, provided Landlord shall use all reasonable efforts to deliver the Cafeteria Space within ninety (90) days after the date hereof, and the Building Office Space within one hundred eighty (180) days after the date hereof, subject to this Lease becoming effective by June 1, 1996 (and if this Lease is not effective and unconditionally delivered by June 1, 1996 such dates shall be extended by one day for each day after June 1, 1996 that this Lease is not effective and unconditionally delivered (e.g., if the escrow conditions contained in that certain escrow agreement dated the date hereof between Davis & Gilbert, Landlord and Tenant are satisfied on June 15, 1996 then the above periods shall be extended by 14 days). In such event, the 2nd Floor Space Commencement Date shall be deemed to occur upon delivery of either the Cafeteria Space or Building Office Space to Tenant, as the case may be, in accordance with the


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terms hereof. The Cafeteria Space and the Building Office Space shall be deemed a part of the Premises as of the delivery of possession of such space in its required condition to Tenant. If the Cafeteria Space and Building Office Space are not delivered to Tenant at the same time, then as of the 2nd Floor Commencement Date the Fixed Rent for the 2nd Floor Space shall be equitably adjusted (i.e., reducing such Fixed Rent for the 2nd Floor Space by the product obtained by multiplying (i) the Rentable Square Feet of the portion of the 2nd Floor Space not yet delivered to Tenant (but which will be delivered) by (ii) $32.00), and Tenant's Tax Share and Tenant's Operating Share with respect to the 2nd Floor Space shall only be increased with respect to the number of Rentable Square Feet comprising the portion thereof initially delivered until both portions of the 2nd Floor Space are delivered to Tenant in accordance with this
Article 43.

            (B) In the event that the 2nd Floor Space does not include the BBDO space, the Rent Abatement referred to in Section 1.2 hereof shall be reduced by $90,000.

            Section 43.4 On or before December 31, 1997 (the "38th Floor Termination Date"), Tenant shall surrender the 38th Floor Space to Landlord in accordance with the terms of this Lease, as if the 38th Floor Termination Date were the Expiration Date (provided Tenant shall not be required to remove any Specialty Removal Alterations therefrom). Upon the later of the 38th Floor Termination Date and the date Tenant vacates the 38th Floor Space and delivers possession thereof to Landlord in accordance with all of the terms, covenants and conditions of this Lease (the "38th Floor Surrender Date"), (x) Tenant's Tax Share shall be reduced by 1.8099%; and (y) Tenant's Operating Share shall be reduced by 1.826%. In the event Tenant fails to vacate and surrender possession of the 38th Floor Space in accordance with the terms of this Lease on or before the 38th Floor Termination Date, then Tenant shall be deemed to be holding over in such space and all of the terms and conditions contained in this Lease with respect to such holding over, including, without limitation Article 20 hereof, shall be applicable thereto.

            Section 43.5 If Landlord is unable to deliver possession of the entire 2nd Floor Space within 210 days after the date hereof, which date shall be extended by one day for each day after June 1, 1996 that the lease is not effective and unconditionally delivered (the "2nd Floor Outside Date") because of the holding over or retention of possession by any tenant, undertenant or occupant (other than Tenant), or for any other cause outside Landlord's reasonable control, (i) Landlord, subject to compliance with the provisions of this Section 43.5, shall not be subject to any liability or failure to give possession on said date, (ii) Tenant waives the right to recover any damages from Landlord which may result from the failure of Landlord to deliver possession of the entire 2nd Floor Space, and Tenant agrees that the provisions of this Section shall constitute an "express provision to the contrary" within the meaning of Section 223(a) of the New York Real Property Law, and (ii) Landlord, at Landlord's expense, shall use all reasonable


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efforts to timely deliver possession of the Entire 2nd Floor Space to Tenant, and, in connection therewith, if necessary, shall institute and diligently and in good faith prosecute holdover and any other appropriate proceedings against the occupant of such space. If Landlord shall fail to deliver the entire 2nd Floor Space within sixty (60) days after the 2nd Floor Outside Date (the "2nd Floor Cancellation Date"), Tenant shall have the right, in addition to its other rights at law or in equity, to elect to cancel its leasing of the 2nd Floor Space by providing Landlord with written notice thereof within fifteen (15) days after the expiration of the 2nd Floor Cancellation Date (time being of the essence with respect to the giving of such notice). If Tenant shall not deliver a notice of its election to cancel its leasing of the 2nd Floor Space, Tenant shall have waived its rights to cancel the leasing of the 2nd Floor Space pursuant to this Article 43 for the next sixty (60) day period (and each sixty
(60) day period thereafter, if applicable), in which event the 2nd Floor Cancellation Date shall be deemed to be the last day of such applicable sixty
(60) day period and Tenant shall again have the right to so elect to cancel its leasing of the 2nd Floor Space, provided however, Landlord shall, with respect to the first sixty (60) days of any such holdover affecting any portion of the 2nd Floor Space, pay to Tenant, within thirty (30) days after receiving same, all amounts payable by the tenants or occupants of such portion of the 2nd Floor Space so holding over for such holdover period (the "Total 2nd Floor Holdover Amount"), in excess of the Fixed Rent and Escalation Rent that would be payable by Tenant for such portion of the 2nd Floor Space ("2nd Floor Rent") pursuant to the terms of this Article 43 (without taking into account any free rent period or rent abatement that Tenant would be entitled to upon the leasing of such portion of the 2nd Floor Space) (the "Tenant's 2nd Floor Holdover Payment") less the Holdover Costs with respect thereto; with respect to the 61st through 180th day of any such holdover, Tenant's 2nd Floor Holdover Payment shall be increased, if applicable, by fifty percent (50%) of the amount (the "2nd Floor Excess"), if any, by which the 2nd Floor Rent exceeds the rents which were payable by the tenants or occupants of such portion of the 2nd Floor Space immediately prior to the holdover period; and with respect to each day after the 180th day of such holdover, Tenant's 2nd Floor Holdover Payment shall be increased, if applicable, by 100% of the 2nd Floor Excess, if any.

            43.6 Landlord and Tenant shall enter into an appropriate amendment of this Lease reflecting the leasing of the 2nd Floor Space by Tenant, but no such amendment shall be necessary to make the leasing of the 2nd Floor Space and the terms and conditions thereof, effective.


                                   ARTICLE 44
                                CONTRACTION SPACE

            Section 44.1 Provided no Special Event of Default has occurred and is continuing, and subject to the provisions of section 44.2(D) below, on or before January


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1, 2004 (the "Contraction Exercise Date"), Tenant shall have the right (the
"Contraction Space Option") to surrender to Landlord certain space (the "Contraction Space") within the Office Space, upon compliance with, and subject to, the terms and conditions hereinafter set forth. The Contraction Space shall consist of one or two full tower floors which are contiguous to each other not exceeding 51,200 Rentable Square Feet in the aggregate of the Office Space located on or above the 16th Floor of the Building, as selected by Tenant. Tenant shall give Landlord notice in the Contraction Space Notice of the space constituting the Contraction Space. The Contraction Space Option shall be exercisable by Tenant delivering notice (the "Contraction Space Notice") to Landlord on or before the Contraction Exercise Date. Time is of the essence with respect to the giving of the Contraction Space Notice.

            Section 44.2 (A) If Tenant delivers the Contraction Space Notice as aforesaid, then, subject to the provisions of this Article 44, as of December 31, 2005 (the "Contraction Space Termination Date") (i) Tenant shall surrender the Contraction Space to Landlord subject to and in accordance with all of the applicable provisions of this Lease, including the provisions of Article 20 hereof (and references to the "Premises" contained in Article 20 shall be deemed to mean the "Contraction Space" for purposes of this Section 44.2), (ii) all Fixed Rent, Escalation Rent and other items of Rental attributable to the Contraction Space shall be apportioned as of the date of such termination, (iii) this Lease shall be deemed to have terminated as to the Contraction Space and neither party to this Lease shall have any further obligation to the other with respect to the Contraction Space accruing from and after the Contraction Space Termination Date, except as herein expressly stated to survive the termination of this Lease, (iv) the Contraction Space shall no longer be a part of the Office Space for any purposes of this Lease, (v) the Fixed Rent shall be decreased by an amount equal to the Fixed Rent allocable to the Contraction Space as set forth on Exhibit G, or as determined in accordance with the provisions of Article 42, with respect to Expansion Space, or Article 45, with respect to Offer Space, (vi) Tenant's Operating Share shall be decreased by an amount equal to the Rentable Square Footage of the Contraction Space divided by 1,478,672; and (vii) Tenant's Tax Share shall be decreased by an amount equal to
(y) the Rentable Square Footage of the Contraction Space divided by 1,491,800.

                  (B) Tenant shall pay to Landlord on or before December 31, 2004, as additional rent, and as a reasonable fee for Tenant's contraction right and not as a penalty, an amount equal to (i) with respect to the portion of the Contraction Space consisting of existing Office Space, an amount equal to the Rentable Square Feet of the Contraction Space multiplied by $66.75, and (ii) with respect to the portion of the Contraction Space consisting of Expansion Space, Offer Space or any other space leased by Landlord to Tenant, an amount equal to the unamortized portion (which amounts shall be amortized with interest at the rate of ten percent (10%) per annum, over the term of the leasing of such space commencing on the applicable commencement date for such space


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and ending on the fixed expiration date for such space without giving effect to the exercise of the Contraction Space Option) of (y) the work allowance or contribution (or free rent to the extent a work allowance or contribution was converted to free rent or a rent credit), if any, provided by Landlord to Tenant for such space either pursuant to the terms of this Lease or pursuant to the exercise of an option contained in this Lease with respect to the Offer Space or the Expansion Space, as applicable, plus (z) the brokerage commissions payable by Landlord in connection with Tenant's leasing of such space pursuant to the terms of this Lease or pursuant to the exercise of an option contained in this Lease with respect to the Offer Space or the Expansion Space, as applicable.

                  (C) Landlord and Tenant shall enter into an appropriate amendment of this Lease reflecting the exercise of the Contraction Space Option by Tenant, but no such amendment shall be necessary to make the exercise of the Contraction Space Option and the terms applicable thereto, effective.

                  (D) Notwithstanding anything to the contrary contained in this
Article 44, Tenant shall not have the right to exercise the Contraction Space Option within the twelve (12) month period following Tenant's delivery of a Tenant Offer Notice for more than 10,000 Rentable Square Feet of Offer Space located on the 7th through 24th Floors of the Building unless there have occurred a Major Business Event within such twelve (12) month period, and then only provided such Major Business Event had a direct relationship to Tenant's decision to contract.


                                   ARTICLE 45
                                   OFFER SPACE

            Section 45.1 Provided no Special Event of Default has occurred and is continuing, and subject to the provisions of Sections 45.5 and 45.7 below, if at any time after the date hereof any space located on the Subconcourse Level, the Concourse Level or the 7th through 24th Floors of the Building (each such space being hereinafter referred to as the "Offer Space") becomes or will become available for leasing during the succeeding twelve month period during the Term to entities which are not existing tenants or occupants of the Building leasing space directly from Landlord in the elevator bank in which such Offer Space is located, Landlord shall promptly notify Tenant in writing (the "Offer Space Notice") of each such availability (such notice to include the anticipated date that such Offer Space will be vacant and available for occupancy (the "Anticipated Offer Space Commencement Date"), and Tenant shall have the right to lease the Offer Space for a term commencing on the date such Offer Space becomes available for occupancy (the "Offer Space Commencement Date") and ending on the date that is the later to occur of (a) the date that is five (5) years following the Offer Space Commencement Date and (b) the last day of the Term, subject to the Renewal Option (the


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"Offer Space Rental Period"), on the terms and conditions set forth in Section
45.2 hereinbelow. Tenant shall have fifteen (15) days after receipt of the Offer Space Notice in which to notify Landlord in writing ("Tenant's Offer Notice") of its election to lease the Offer Space. Time is of the essence with respect to the giving of Tenant's Offer Notice. If Tenant shall fail to notify Landlord of such election within said period, Tenant shall be deemed to have waived its rights under this Article 45 with respect to such Offer Space, subject to the provisions of Section 45.4. Notwithstanding the foregoing, the "Offer Space Commencement Date" shall be deemed to be the date such Offer Space becomes vacant and available for Tenant's occupancy and is delivered to Tenant in the required condition upon not less than fifteen (15) days prior notice (which shall not be more than thirty (30) days before the Anticipated Offer Space Commencement Date).

            Section 45.2 (A) Provided that Tenant timely delivers Tenant's Offer Notice, as aforesaid, then on the applicable Offer Space Commencement Date: (i) the Offer Space so leased shall be added to and be deemed part of, with respect to Offer Space located on the Subconcourse Level and Concourse Level, the Storage and Service Space, and with respect to all other Offer Space, the Office Space, for all purposes of this Lease, except as set forth in this Article 45;
(ii) the Fixed Rent shall be recalculated and increased so as to include the Offer Space so leased, provided that the Fixed Rent with respect to such Offer Space so leased shall be at 95% of the "fair market rental value" (as defined and described in Section 45.2(B) hereinbelow) for the applicable Offer Space Rental Period; (iii) if the Offer Space is not located on the Subconcourse Level or Concourse Level, Tenant's Operating Share and Tenant's Tax Share shall be increased to include the Offer Space so leased; (iv) Tenant shall receive the Supplemental Rent Credit in the amount and during the period of time set forth on Exhibit Z; (v) Landlord shall provide (a) electricity to the Offer Space so leased in accordance with Section 13.1, such electricity to be measured by submeters measuring only Tenant's consumption of electricity in the Offer Space so leased, and (b) up to ten (10) additional tons of condenser water per full floor of the Offer Space (appropriately pro-rated in the case of any partial floor Offer Space) to the extent Tenant's condenser water system does not have the excess capacity to supply such condenser water to the particular Offer Space taking into consideration Tenant's present and then anticipated future needs as reasonably determined by Tenant and its consultants (reasonable substantiation of which shall be provided to Landlord upon request); (vi) the Offer Space so leased shall be delivered to Tenant by Landlord in compliance with all Requirements (for unoccupied space) and in broom-clean condition (it being agreed that, on or prior to the Offer Space Commencement Date, Landlord shall deliver to Tenant such number of original ACP-5 Certificates (provided that Tenant has delivered to Landlord such documentation and information as Landlord may reasonably require to deliver said ACP-5 Certificates) applicable to the Offer Space in question as required to be filed by Tenant in order to permit Tenant to perform its initial Alterations therein and thereafter to occupy each floor


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of the Offer Space in question, together with all other documents and certificates required by any Governmental Authority to cause the performance of any Alterations therein to be referred to as a so-called "non-asbestos" project (it being understood that if Tenant shall fail to deliver such documentation and information to Landlord, Landlord's obligation to deliver such ACP-5 Certificates shall not be affected other than Landlord shall not be obligated to deliver such ACP-5 Certificates until Tenant shall deliver such documentation and information)), but otherwise in its "as is" condition and Landlord shall not be obligated to perform any other work with respect thereto; and (vii) Tenant shall not be entitled to any allowance or contribution with respect thereto. Landlord shall set forth in the Rent Notice delivered by Landlord to Tenant with respect to the Offer Space in question Landlord's Determination of the Fair Market Rent of such Offer Space. If Tenant objects to Landlord's Determination, Tenant's Notice shall include Tenant's Determination. Fair Market Rent for such Offer Space shall be determined pursuant to Section 45.2(B).

                  (B) The "fair market rental value" for any Offer Space for an Offer Space Rental Period shall be determined substantially in accordance with the provisions of Sections 41.3(A) hereof, mutatis mutandis, except those provisions which are inconsistent with such Offer Space (i.e. 41.3(A)(i), (ii), (iii) and (viii)), and, except that:

                        (i) as used therein, the term "Fair Market Rent" shall mean the annual fair market rental value of the Offer Space in question as of the date on which Tenant gives Tenant's Offer Notice in question;

                        (ii) as used therein, the term "Premises" shall mean the Offer Space in question;

                        (iii) the Base Operating Year shall mean the Base Operating Year set forth in Section 27.1(B);

                        (iv) there shall be taken into account the actual brokerage commission payable by Landlord to Compass, if any, with respect to the applicable Offer Space;

                        (v) Base Taxes shall mean the Base Taxes set forth in
      Section 27.1(D);

                        (vii) clause (iv) of paragraph (A) of Section 41.3 hereof shall be deemed amended to provide that Landlord shall be required to deliver the Offer Space in compliance with all Requirements (for vacant space), broom-clean and with ACP-5 Certificates, but otherwise in "as is", condition, and if applicable,


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      and the fact that Tenant shall not be entitled to any allowance or contribution with respect thereto; and

                        (viii) the Rent Notice with respect to the Offer Space shall be delivered with the Offer Space Notice.

                        (ix) Since the Fixed Rent for the Offer Space in question is 95% of the Fair Market Rent (which is customarily calculated on the basis of utilizing a current base operating year for base operating expenses and a current base tax year for base taxes), then the Fair Market Rent shall be equitably reduced to reflect the fact that the Base Operating Year and Base Taxes are as set forth in subdivisions (iii) and
      (v) above. (For example, if the Fair Market Rent using current base years for Taxes and Operating Expenses would be $50, and Fair Market Rent would be $40 using the existing base years for Taxes and Operating Expenses because there is $10 of accrued escalations, then the Fixed Rent will be $37.50 computed as follows: 95% of $50 = $47.50, less the $10 of accrued escalations = $37.50.)

                  (C) For purposes of determining the Fair Market Rent pursuant to this Article 45, the following procedures shall apply:

                        (1) The Fair Market Rent shall be determined as of the
            date on which Tenant provides the Offer Space Notice, taking into account the applicable factors described in Section 45.2(B) hereof on the basis of the uses of the Offer Space permitted hereunder and assuming that the Offer Space is free and clear of all leases and tenancies (including this Lease) and taking into account that the Offer Space is leased by a single tenant.

                        (2) Landlord shall give Tenant the Rent Notice with
            respect to the Offer Space with delivery of the Offer Space Notice. If Landlord shall fail or refuse to give such notice as aforesaid, Landlord's Determination shall be deemed to be 110% of the Fixed Rent and Escalation Rent then payable by Tenant under this Lease on a Rentable Square Foot basis for the Office Space.

                        (3) The provisions of Paragraphs (3) (4) and (5) of
            Section 41.3(B), mutatis mutandis, shall apply to the determination of Fair Market Rent for the Offer Space, as if expressly stated in this Section 45.2(B).

                        (4) It is expressly understood that any determination of
            the Fair Market Rent pursuant to this Article 45 shall be based on the criteria stated in Section 45.2(B) hereof.

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                        (D) After a determination has been made of the Fair
Market Rent for the Offer Space, the parties shall execute and deliver to each other an instrument setting forth the Fixed Rent as hereinabove determined, but no such instrument shall be necessary to make the exercise of the Offer Space Option and the terms and conditions applicable thereto, effective.

                        (E) If the final determination of the Fair Market Rent shall not be made on or before the Offer Space Commencement Date in accordance with the provisions of this Article 45, pending such final determination Tenant shall pay, as the Fixed Rent for such Offer Space, an amount equal to the average of Landlord's Determination and Tenant's Determination. If, based upon the final determination hereunder of the Fair Market Rent, the payments made by Tenant on account of the Fixed Rent for such Offer Space were (i) less than the Fixed Rent payable for the Offer Space, Tenant shall pay to Landlord the amount of such deficiency within ten (10) days after demand therefor together with interest thereon at the Base Rate or (ii) greater than the Fixed Rent payable for the Offer Space, Landlord promptly shall refund to Tenant the amount of such excess together with interest thereon at the Base Rate.

            Section 45.3 If Landlord is unable to deliver possession of the Offer Space so leased on the Anticipated Offer Space Commencement Date because of the holding over or retention of possession of any tenant, undertenant or occupant in the Offer Space so leased or otherwise or for any other cause outside Landlord's reasonable control, subject to compliance with the provisions of this Section 45.3, (i) Landlord shall not be subject to any liability for failure to give possession on said date, (ii) Tenant waives the right to recover any damages which may result from the failure of Landlord to deliver possession of the Offer Space so leased and agrees that the provisions of this Section 45.3 shall constitute an "express provision to the contrary" within the meaning of
Section 223(a) of the New York Real Property Law, (iii) the Fixed Rent and other items of Rental payable with respect to the Offer Space so leased shall be abated and the Offer Space Commencement Date shall be postponed until the Offer Space so leased is, in fact, available for Tenant's occupancy and (iv) Landlord, at Landlord's expense, shall use all reasonable efforts to timely deliver possession of the Offer Space to Tenant, and, in connection therewith, if necessary, shall institute and diligently and in good faith prosecute holdover and any other appropriate proceedings against the occupant of such space. Notwithstanding the foregoing, if Landlord shall be unable to deliver possession of any Offer Space so leased on the applicable Anticipated Offer Space Commencement Date, Landlord shall deliver to Tenant at least fifteen (15) days prior notice of the Offer Space Commencement Date. If Landlord shall fail to deliver possession of such Offer Space within ninety (90) days after the Offer Space Commencement Date (the "Offer Cancellation Date"), Tenant shall have the right, in addition to its other rights at law or in equity, to elect to cancel its leasing of the Offer Space in question by delivering a notice of termination to Landlord within fifteen (15) days thereafter (time being of the essence


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with respect to the giving of such notice). If Tenant shall not timely deliver a notice of its election to cancel its leasing of the Offer Space in question to Landlord following the expiration of such ninety (90) day period, Tenant shall have waived its right to cancel the leasing of the Offer Space in question pursuant to this Article 45 for the next sixty (60) day period (and each sixty
(60) day period thereafter, if applicable), in which event the Offer
Cancellation Date shall be deemed to be the last day of such applicable sixty
(60) day period and Tenant shall again have the right to so elect to cancel its leasing of the Offer Space in question; provided, however, Landlord shall pay to Tenant, within ten (10) days after receiving same, all amounts payable by the tenant(s) or occupant(s) of such Offer Space so holding over for such holdover period (the "Total Offer Holdover Amount"), in excess of the Fixed Rent and Escalation Rent that would be payable by Tenant for such Offer Space ("Offer Space Rent") pursuant to the terms of this Article 45 (without taking into account any free rent period or rent abatement that Tenant would be entitled to upon the leasing of such Offer Space) ("Offer Space Holdover Amount") less Holdover Costs with respect thereto; with respect to the 61st through 180th day of any such holdover, the Offer Space Holdover Amount shall be increased, if applicable, by fifty percent (50%) of the amount (the "Offer Excess"), if any, by which the Offer Space Rent exceeds the rents which were paid by the tenants or occupants of such Offer space immediately prior to the holdover period; and with respect to each day after the 180th day of such holdover, the Offer Space Holdover Amount shall be increased, if applicable, by 100% of the Offer Excess, if any.

            Section 45.4 Anything contained in this Article 45 to the contrary notwithstanding, if Landlord shall offer the Offer Space to Tenant as provided herein, and Tenant shall elect not to lease such Offer Space, Landlord shall be obligated to comply with the provisions of this Article 45 and offer such Offer Space to Tenant again if Landlord shall not lease such Offer Space within eighteen (18) months following the delivery of the prior Offer Space Notice for such Offer Space and Landlord is not then in active negotiations with another Person for such Offer Space (as evidenced by, among other things, a non-binding term sheet which shall have been executed and delivered by Landlord and such Person and shall not be subject to any outstanding, cancellation or termination rights by either party).

            Section 45.5 Notwithstanding anything to the contrary contained in this Article 45, Tenant shall not have the right to lease any Offer Space within the twelve (12) month period following Tenant's delivery of the Contraction Space Notice unless there shall occur a Major Business Event within such twelve
(12) month period which is directly related to Tenant's exercise of the right to lease such Offer Space. As used herein, "Major Business Event" means the merger or consolidation of Tenant into or with any other Person, the purchase or other acquisition by Tenant of any Person, all or substantially all the assets of any Person or a division or business group from any Person or the sale, transfer or divestiture of any Related Entity, all or substantially all of the


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assets of any Related Entity or any division or business group of Tenant or any
Related Entity which necessitates the requirement for additional space or reduction of space as the case may be, in the Building.

            Section 45.6 Landlord and Tenant shall enter into an appropriate amendment of this Lease reflecting the leasing of any Offer Space by Tenant, but no such amendment shall be necessary to make the leasing of any Offer Space and the applicable terms thereof, effective.

            Section 45.7 Notwithstanding anything to the contrary contained in this Article 45, Tenant's offer right is subject to Tenant and its Related Entities (except second tier Non-Control Entity subtenants) then being in occupancy of at least 100,000 rentable square feet of Office Space for the conduct of their business. If Tenant and its Related Entities (except second tier Non-Control Entity subtenants) are in occupancy of at least 100,000 rentable square feet of Office Space for the conduct of their business and Tenant is then leasing at least 250,000 rentable square feet of Office Space, then Tenant's offer right shall be subject to (i) the rights of tenants to renew or extend their lease for the Offer Space in question, (ii) existing (as of the date hereof) offer and option rights of tenants in the Building, and (iii) option rights of tenants leasing Offer Space (or space immediately contiguous thereto) after Tenant fails to exercise its offer right with respect to available Offer Space (provided such option rights do not apply to an amount of space which exceeds the rentable square footage of the space then being leased by such tenants); and in addition to the foregoing, if Tenant and its Related Entities (except second tier Non-Control Entity subtenants) are in occupancy of at least 100,000 rentable square feet of Office Space, but are leasing less than 250,000 rentable square feet of Office Space either at the time Landlord is granting option or offer rights to tenants occupying more rentable square feet of office space than Tenant or at the time such applicable offer or option space becomes available for occupancy, Tenant's offer right is also subject to any option or offer rights (whenever granted) of a tenant in the Building occupying more rentable square feet of office space than Tenant at either of such times.


                                   ARTICLE 46
                                  LOBBY RIGHTS

            Section 46.1 Subject to Landlord's reasonable approval as to design, Tenant shall have the right upon reasonable prior notice to Landlord and under Landlord's supervision, to erect and maintain in good condition and repair and use a kiosk (which design, appearance and manner of display conforms to the Building Standard) (the "Lobby Kiosk"), in the lobby of the Building which shall occupy not more than 200 square feet in an area to be mutually acceptable to both Landlord and Tenant, and both parties shall act in good faith and use reasonable efforts to agree on such


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location. Landlord shall not charge Tenant for the use of such lobby space. The
Lobby Kiosk shall be used to display in a first-class, professional manner business, promotional, charitable and community matters of general interest to the public. The Lobby Kiosk and all displays therein or thereon shall be installed and maintained at Tenant's sole cost and expense. Tenant shall include the Lobby Kiosk in the insurance coverages provided by Tenant under Section 9.2.

            Section 46.2 (A) Tenant shall have the right to install and maintain artworks and related exhibits of a quality in keeping with the Building Standard in the lobby of the Building only in the areas shown on Exhibit V (the "Art Areas") (it being agreed that there shall be no charge to Tenant for the use of such lobby space). At no time shall any artworks or exhibits be built-into, affixed or attached to the Building in such a manner as would result in material damage to the Building upon the removal of such artwork or exhibit and no such artwork or exhibit shall be built-into, affixed or attached to the Building if removal of same shall be deemed to constitute a prohibited destruction of the artwork or exhibit, in question. Any artworks or exhibits installed in the Art Areas shall be displayed in a first class, professional manner and substantially harmonious and compatible with the decor of the lobby and in keeping with the Building Standard and in a manner so as not to cause any injury or damage to the Building, or unreasonable interference with the proper operation of the Building. Tenant shall be solely responsible for the repair and maintenance of, and security for, any such artworks or exhibits installed in the Art Areas. Landlord shall have no liability to Tenant for any loss or damage to any of the artworks or exhibits displayed in the Art Areas except to the extent arising out of the negligence or willful misconduct of Landlord's Indemnitees.

                  (B) The operation of the exhibitions and the access of the public to the Art Areas shall not unreasonably interfere with or impede access or the pedestrian traffic flow in the lobby or to the remaining portions of the Building or unreasonably interfere with the normal security arrangements for the Building or the Operation of the Property. Tenant's exhibitions in the Art Areas shall be operated during Business Hours on Business Days or at such other reasonable hours as Tenant may elect upon notice to Landlord. If Tenant shall operate the Art Areas other than during Business Hours on Business Days, Tenant shall provide at least five (5) Business Days notice to Landlord, and if Landlord shall reasonably require any additional security or lobby personnel for such operation, Landlord shall notify Tenant within two (2) Business Days thereafter. Tenant shall have the right to either provide such additional security or lobby personnel or to have Landlord provide same, and the out-of-pocket costs incurred by Landlord in connection therewith shall be paid by Tenant within thirty (30) days after submission of a bill therefor. If Tenant shall fail to notify Landlord that Tenant shall be providing such additional security or lobby personnel within two (2) Business Days after Landlord notifies Tenant of the requirement for such personnel, Landlord shall provide such personnel at Tenant's cost, as described above.

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                  (C) Tenant shall, in conformity with the Building Standard, promptly repair, at its sole cost and expense, any damage to the Building caused by the installation, maintenance or repair of the lobby kiosk, or any artworks or exhibits in the Art Areas. Tenant shall include the Art Areas and the artworks and exhibits therein in the insurance coverages provided by Tenant under Section 9.2.

            Section 46.3 Tenant shall have the right to install (i) a concierge or security desk ("Tenant's Lobby Desk") in the lobby of the Building in the area more particularly shown on Exhibit V (it being agreed that there shall be no charge to Tenant for the use of such lobby space), (ii) such telephone, computer, communication and security installations as may be reasonably required by Tenant in connection with the operation of Tenant's Lobby Desk provided the installation of same is performed in accordance with the terms of this Lease and under Landlord's supervision, and shall be done in a manner so as not to unreasonably interfere with the normal use of the lobby by Building tenants, and
(iii) a dignified sign for Tenant's Lobby Desk, provided that the design, size and location of Tenant's Lobby Desk and of such sign and such installations shall be subject to Landlord's approval (which shall not be unreasonably withheld or delayed) and the same shall be consistent with the existing design and signage of the lobby and at all times consistent with the Building Standard. Tenant shall, prior to installing Tenant's Lobby Desk and such sign, consult with Landlord or Landlord's architect. Notwithstanding anything herein contained to the contrary, Landlord hereby approves Tenant's use of the existing Lobby Desk and Tenant's existing sign for the Lobby Desk, and Tenant's use of the same in substantially the same manner as Tenant is using such lobby desk as of the date hereof.

            Section 46.4 Subject to compliance with all applicable Requirements, and the applicable terms of this Lease, and/or the terms and conditions contained in existing agreements with other occupants of the Building (to the best of Landlord's knowledge no existing occupancy agreement expressly prohibits a Permitted Function, but such agreement(s) may require Landlord to maintain or operate the Building and provide use, occupancy and/or access thereof in conformity with certain standards), Tenant shall have the right, upon at least fifteen (15) days prior notice to Landlord, to request that Landlord close off portions of the lobby of the Building in the area more particularly shown on
Exhibit V (the "Closed-Off Lobby Areas") other than during Business Hours on Business Days for Permitted Functions (it being agreed that there shall be no charge to Tenant for the use of such lobby space), provided such use does not unreasonably interfere with the use and proper operation of the Building. If Landlord shall reasonably require any additional security or lobby personnel for any Permitted Function in the Closed-Off Lobby Areas, Landlord shall notify Tenant within two (2) Business Days following Tenant's notice to Landlord. Tenant shall have the right to either provide such additional security or lobby personnel or to have Landlord provide same, the out-of-pocket costs of Landlord to be paid by Tenant within thirty (30) days after submission of a bill therefor.


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If Tenant shall fail to notify Landlord that Tenant shall be providing such additional security or lobby personnel within two (2) Business Days after Landlord notifies Tenant of the requirement for such personnel, Landlord shall provide such personnel.

            Section 46.5 The rights granted to Tenant in this Article 46 are limited to the Tenant Named Herein (and its Successors-in-interest), and are subject to Tenant and its Related Entities (except second tier Non-Control Entity subtenants) then occupying at least 250,000 rentable square feet of Office Space in the Building for the conduct of their business.


                                   ARTICLE 47
                                   ARBITRATION

            Section 47.1 Either party shall have the right to submit any dispute under this Lease (other than any disputes under Article 16 hereof) to arbitration in The City of New York under the Expedited Procedures provisions of the Commercial Arbitration Rules of the AAA (presently Rules 53 through 57 and, to the extent applicable, Section 19); provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Rule 54 shall be returned within five (5) days from the date of mailing; (ii) the parties shall notify the AAA by telephone, within four (4) days of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with the second paragraph of Rule 54; (iii) the Notice of Hearing referred to in Rule 55 shall be four (4) days in advance of the hearing; (iv) the hearing shall be held within five (5) days after the appointment of the arbitrator; (v) the arbitrator shall have no right to award damages except with respect to a successful claim by Tenant that Landlord has withheld its consent in bad faith as described in Section 38.5; and (vi) the decision and award of the arbitrator shall be final and conclusive on the parties. The time periods set forth in this Section 47.1 are of the essence. If any party fails to appear at a duly scheduled and noticed hearing, the arbitrator is hereby expressly authorized to enter judgment for the appearing party.

            Section 47.2 The arbitrators conducting any arbitration shall be bound by the provisions of this Lease and shall not have the power to add to, subtract from, or otherwise modify such provisions. Landlord and Tenant agree to sign all documents and to do all other things reasonably necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an "award" by the arbitrator within the meaning of the AAA rules and applicable law. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction. Each arbitrator shall be a qualified,


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disinterested and impartial person who shall have had at least ten (10) years experience in New York City in a calling connected with the matter of the dispute. Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrators and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate in the circumstances. Each party hereunder shall pay its own costs, fees and expenses in connection with any arbitration or other action or proceeding brought under this Article 47, and the expenses and fees of the arbitrators selected shall be shared equally by Landlord and Tenant. Notwithstanding any contrary provisions hereof, Landlord and Tenant agree that, except with respect to a successful claim by Tenant that Landlord has withheld its consent willfully or in bad faith as described in
Section 38.5, (i) the arbitrators may not award or recommend any damages to be paid by either party and (ii) in no event shall either party be liable for, nor be entitled to recover, any damages.

            Section 47.3 Either party may withhold up to fifty percent (50%) of the dollar amount of any monetary obligation in dispute (but not any amounts which are not in dispute) (except that Tenant may not withhold any portion of Fixed Rent or Escalation Rent which is subject to such arbitration) until the resolution of such dispute. Upon resolution of such dispute an appropriate payment (or refund) shall be made with interest on such amount at the Applicable Rate. Such withholding party shall pay all amounts which are not in dispute.

            Section 47.4 This Article 47 shall survive the expiration or sooner termination of this Lease.



                                   ARTICLE 48
                                   ROOF RIGHTS

            Section 48.1 (A) Landlord shall make available to Tenant (on an exclusive basis, subject to the following provisions), without charge (except as otherwise expressly set forth in Section 1.1(A)(8) hereof), space on the roof of the Building as shown (cross-hatched) on Exhibit N attached hereto and made part hereof (the "Roof Space") for Tenant's communications tower, microwave and/or satellite dishes, antennas and related equipment, mountings and supports (collectively, the "Communications Equipment"). Tenant shall pay all costs and expenses of such Communications Equipment and its installation, maintenance and repair (including, without limitation, the cost of all electrical and telecommunications conduits that Tenant may install in connection therewith). In connection therewith, Landlord will make available to Tenant reasonable access to the roof for the construction, installation, maintenance, repair, operation and use of the Communications Equipment, as well as space in the existing telephone closets opposite the high-rise freight elevator in the Building to run

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telecommunications conduits from the Communications Equipment to the Premises, reasonable available space (to the extent reasonably required) in the existing electrical closets in the Building to run electrical conduits from the Communications Equipment to the Premises and such other reasonable space in the Building as may be necessary, to run electrical and telecommunications conduits from the Communications Equipment to the Premises. The installation of the Communications Equipment shall constitute an Alteration and shall be performed in accordance with and subject to the provisions of Articles 3 and 6 hereof and the Communications Equipment shall be treated for all purposes of this Lease as if the same were Tenant's Property. All of the provisions of this Lease with respect to Tenant's obligations hereunder shall apply to the installation, use and maintenance of the Communications Equipment, including, without limitation, provisions relating to compliance with Requirements, insurance, indemnity, repairs and maintenance. If the installation of the Communications Equipment requires other Alterations to the Building so that the Building will be substantially in the same condition as immediately prior to such installation, in order to comply with any applicable Requirements, then such work shall be performed by Tenant, at its sole expense.

                  (B) It is expressly understood that Landlord retains the right to use the portion of the roof on which the Communications Equipment is located for any purpose whatsoever provided that Tenant shall have reasonable access to, and Landlord shall not unreasonably interfere with, the use of the Communications Equipment (except in cases of emergency, or in compliance with Requirements).

                  (C) Tenant shall use the Communications Equipment so as not to cause (i) any unreasonable interference to other tenants in the Building or (ii) any interference with telecommunications equipment existing prior to the installation of the Communications Equipment or (iii) damage to or interference with the operation of the Building or Building Systems. Landlord shall not permit any other communication, Communications Equipment, microwave or satellite dish or other equipment to be installed on the roof of the Building after the installation of the Communications Equipment which would unreasonably interfere with the operation of the Communications Equipment, unless in connection with the compliance with Requirements. If Tenant's use of the Communications Equipment shall cause any (i) unreasonable interference to any antenna or microwave dish or other telecommunications equipment of another tenant of the Building or Person installed prior to Tenant's installation of the Communications Equipment, or (ii) irreparable or material damage to or unreasonable interference with the Building Systems, Tenant shall, at its expense, eliminate such interference by either modifying the Communications Equipment or relocating the Communications Equipment to another roof location (which location shall be reasonably determined by Landlord and Tenant). To the best of Landlord's knowledge (without having made any special or independent investigation) Tenant's existing Communications Equipment do not fall within the parameters of Sections (i) or (ii) in the immediately


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preceding sentence, as of the date hereof. Except with respect to the foregoing obligation of Tenant, Landlord reserves the right to relocate the Communications Equipment at Landlord's sole cost and expense (but subject to recoupment pursuant to Article 27 hereof) provided such relocation will not cause unreasonable interference with Tenant's use of the Communications Equipment, the relocated space shall be reasonably satisfactory to Tenant, and shall have transmission and reception substantially the same as the original location, and Landlord may relocate the Communications Equipment only if required for the proper operation of the Building (e.g. a repair or alteration) or to comply with a Requirement and not merely to convenience Landlord or another tenant or any other Person.

                  (D) Landlord shall not have any obligations with respect to the Communications Equipment or compliance with any Requirements relating thereto nor shall Landlord be responsible for any damage that may be caused to Tenant or the Communications Equipment by any other tenant in the Building. Except as otherwise expressly set forth in this Article 48, Landlord makes no representation that the Communications Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reasons of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor, provided, however, that if any other tenant of the Building shall be permitted to install an antenna or similar equipment on the roof of the Building, such tenant shall covenant not to use its antenna or similar equipment in a manner so as to cause any unreasonable interference with Tenant's use of the Communications Equipment.

                  (E) Tenant, at Tenant's sole cost and expense, shall paint and maintain the Communications Equipment in white or such other color as Landlord shall reasonably determine and shall install such lightning rods or air terminals on or about the Communications Equipment as Landlord may reasonably determine.

                  (F) Tenant shall (i) be solely responsible for any damage (and the prompt repair of same) caused as a result of the installation or use of the Communications Equipment (except to the extent such damage is caused by the negligence or willful misconduct of Landlord or its respective agents, servants, employees or licensees), (ii) promptly pay any tax, license or permit fees charged pursuant to any Requirements in connection with the installation, maintenance or use of the Communications Equipment and comply with all applicable Requirements, and (iii) make necessary repairs, replacements to, or maintenance of, the Communications Equipment with reasonable diligence.

            Section 48.2 (A) Subject to compliance with Requirements, and the applicable terms of this Lease, Landlord shall make available to Tenant, without charge, on an exclusive basis (subject to the following provisions), the 16th Floor Setback Space


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

and the 15th Floor Mechanical Space for Tenant's Condenser Water System. Tenant shall pay all costs and expenses of such Condenser Water System and its installation. In connection therewith, Landlord will make available to Tenant reasonable access to the 16th Floor Setback Space, the 15th Floor Mechanical Space and to portions of the Building other than the Premises (including, without limitation, to the existing mechanical riser shaftways and other portions of the Building's core and shaft areas currently being used by Tenant in connection with Tenant's Condensor Water System) for the construction, installation, maintenance, repair, operation and use of the Condenser Water System, as well as any reasonably required additional portions of the Building's core and shaft areas to the extent same is required to be made available by Landlord pursuant to Article 49, to run pipes and conduits from the Condenser Water System to the Premises provided that in connection with such access Tenant shall not unreasonably interfere with Building Systems or the use and occupancy of the Building by other tenants. Any proposed replacement or expansion of the Condenser Water System by Tenant shall constitute an Alteration and shall be performed in accordance with and subject to the provisions of this Lease, including, without limitation, Articles 3 and 6 hereof and the Condenser Water System shall be treated for all purposes of this Lease as if the same were Tenant's Property, and such system shall only be expanded onto the location designated on Exhibit B-8 attached hereto.

                  (B) Tenant hereby acknowledges that, in connection with the installation of the Condenser Water System, Tenant has installed a water meter (which Tenant shall maintain at its own expense) to (i) measure the consumption of water which is required to compensate for a loss of water due to evaporation (otherwise known as a "make-up" meter) and (ii) measure Tenant's water consumption in connection with the operation of the Condenser Water System. Tenant shall maintain a chemical treatment program in connection with the use, operation and maintenance of the Condenser Water System which is environmentally safe and compatible with the Building's chemical treatment program for the Building's condenser water system. Tenant shall pay Landlord for such water consumption in accordance with the provisions of Section 28.5 hereof.

                  (C) Tenant hereby acknowledges that Landlord is not obligated to provide condenser water for all or any portion of Tenant's supplementary HVAC units. Notwithstanding the foregoing, in the event that Tenant temporarily suspends the operation of the Condenser Water System (for only such period of time as reasonably required by Tenant), Landlord, upon prior notice (which may be telephonic provided such notice is confirmed in writing) from Tenant, shall as soon as reasonably practical thereafter exercising diligent efforts under the circumstances, supply condenser water of up to 400 tons to Tenant's supplementary HVAC units by means of the condenser water pipes and conduits existing as of the date hereof, in accordance with the provisions of Section 28.2(B) hereof. In the event of an emergency which temporarily suspends the operation of the Condenser Water System, Landlord shall use its reasonable efforts to


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supply such condenser water as soon as practicably possible. Tenant shall pay the cost of such condenser water in accordance with the provisions of Section 28.2(B) hereof; provided, however, Tenant shall not be charged for the cost of such condenser water for the first forty-eight (48) hours that such water is so supplied by Landlord. Tenant shall have the right, at its sole cost and expense, to install a water meter to measure the consumption of condenser water provided by Landlord. The parties shall in good faith cooperate with each other and use diligent efforts to minimize the period of time during which Landlord is unable to supply condenser water to Tenant's supplementary HVAC units after such temporary suspension, and the period during which Landlord is required to supply such condenser water.

                  (D) Tenant's consumption of electricity in connection with its use of the Condenser Water System shall be measured by a submeter measuring only Tenant's consumption of electricity in a portion of the Premises (which submeter, as of the date hereof, is located on the 15th Floor).

                  (E) Tenant may install emergency generator(s) for its use solely in the location depicted on Exhibit B-8 (the "Generator Space") attached hereto, provided such installation shall constitute an Alteration and shall be performed in accordance with all of the terms of this Lease, including, without limitation Articles 3 and 6 hereof. Tenant hereby agrees to pay all costs and expenses in connection with the use and maintenance of the generator, including without limitation, electricity furnished in connection therewith.

                  (F) Tenant covenants that it will use the 16th Floor Set Back Space, the 15th Floor Mechanical Space, the Generator Space and Chilled Water System Space, if applicable, in a manner so as not to unreasonably interfere with any equipment of Landlord or any other tenant whose equipment is located near such spaces, or the proper operation of the Building. Landlord retains the right to use such spaces for any purpose whatsoever provided that Tenant retains reasonable access to its equipment thereon and further provided that Landlord does not unreasonably interfere with such equipment. The provisions of subsection (F) of Section 48.1 above are incorporated herein by reference except that all references to Communications Equipment shall be read as Condenser Water System, Chilled Water System and/or emerging generator(s), as the case may be.

                  Section 48.3 Landlord hereby agrees that Tenant shall have the right, subject to compliance with all the applicable terms of the Lease and Requirements, to use the portions of the Building's fire tower located on the floors in the Building on which Tenant is leasing the entire floor provided and on condition that (i) such use shall be solely in connection with mechanical installations, (ii) such use shall not be done in a manner which creates additional rentable space in the Building, (iii) any work in


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

connection therewith shall be treated as an Alteration subject to the terms of
Article 3 of the Lease, and (iv) such use shall be done in a manner which does not adversely affect the Operation of the Property or unreasonably interfere with the use of the Building by other tenants.

                  Section 48.4 If Tenant provides Landlord with notice at any time during the Term that Tenant requests the use of the existing 600 kw diesel generator on the roof of the Building in the location shown on Exhibit N attached hereto, then, if the generator has not been committed for Building use or the use by another tenant or future tenant of the Building, Tenant shall be entitled to use such generator in accordance with the terms of this lease and in a manner which does not unreasonably interfere with the Operation of the Property or occupancy of the Building by other tenants. In the event Landlord intends to use the generator or allow another tenant to use the generator, then prior thereto it shall so notify Tenant and if Tenant desires to use same, it shall provide Landlord with notice thereof within thirty (30) days after Landlord's notice. In the event Tenant shall elect to use the generator, as aforesaid, Landlord and Tenant shall in good faith negotiate a fair market price for the use of such generator. If the parties are unable to agree on the fair market price within ninety (90) days after notice from Tenant of its intention to use same, then either party may submit such dispute to arbitration. Tenant hereby agrees to pay all costs and expenses in connection with the use and maintenance of the generator, including without limitation, electricity furnished in connection therewith.


                                   ARTICLE 49
                                   SHAFT SPACE

            Landlord shall make available to Tenant (a) on an exclusive basis the portion of the Building core and shaft areas shown on Exhibit R attached hereto, and (b) such other space (not to exceed Tenant's Operating Share thereof, when combined with existing shaft space being used by Tenant and the space that Tenant is entitled to use pursuant to clause (a) of this sentence) in the Building core and Building shafts as may reasonably be required by Tenant, and in such locations as may reasonably be requested by Tenant, including without limitation areas designated on Exhibit R attached hereto (subject, however, to availability, the existing rights of other tenants in the Building, future needs of other tenants, and Landlord's reasonable approval), for Tenant's wiring and cabling needs, provided that to the extent Tenant can create space in the core and shaft areas which Tenant is entitled to use, by removing unused wiring and cabling installed by or for the benefit of Tenant and the location of such core and shaft areas containing such unused wiring and cabling is suitable and proper, in Tenant's reasonable judgment for Tenant's needs, then Tenant shall remove such unused wiring and cabling and use such core and shaft areas prior to requesting additional space in the Building's


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core and shafts. Landlord shall permit under Landlord's supervision in accordance with the terms of this Lease reasonably sized conduits for Tenant's telephone, telecommunications and data transmission cables to be run from the street through the Building's core telephone closets to Tenant's telephone, telecommunications and data systems within the Premises, and to any Antenna installed by Tenant. Tenant's rights hereunder are subject to compliance with applicable terms of this Lease, including Articles 3 and 6 hereof, and Requirements, and any work to be performed hereunder shall be considered an Alteration. Tenant shall be responsible for maintaining and repairing all such wiring cables, conduit and equipment in connection therewith and Tenant shall exercise its rights hereunder in a manner so as to minimize interference with other tenants in the Building and in a manner which does not unreasonably interfere with the proper operation of the Building. If at anytime during the Term, Landlord requests the right to use for itself or another occupant of the Building, certain exclusive shaft space set forth in clause (a) above, then to the extent Tenant does not need such space (as reasonably determined by Tenant in good faith taking into consideration its present and future needs, reasonable substantiation of which shall be provided to Landlord), Landlord shall have the right or Landlord may allow other tenants, to use such shaft space for wiring and cabling needs. At the request of Landlord, Tenant shall make available Tenant's cable management program, if any, to Landlord and Tenant shall cooperate with Landlord in identifying any unused wiring or cabling installed by or on behalf of Tenant in the core and shaft areas of the Building.


                                   ARTICLE 50
                               HAZARDOUS MATERIALS

            Section 50.1 (A) Landlord represents and warrants to Tenant that, as of the date hereof (i) there are no pending actions or proceedings in which any person, entity or Governmental Authority has alleged in writing the violation of Environmental Laws with respect to the Real Property or the presence, release, threat of release or placement of any Hazardous Materials at, on or under the Real Property, and (ii) Landlord has not received any notice (and Landlord has no actual knowledge) that any Governmental Authority or any employee or agent thereof, has determined that there has been a violation of Environmental Laws at or in connection with the Real Property. If Tenant, at any time prior to or during the Term, shall uncover or disturb any Hazardous Materials in the Premises or the floors of the Building on which the Premises are located, or affecting access to the Premises or the Building Systems serving the Premises (other than Hazardous Materials brought onto or introduced into the Premises (i) during the Term or while Tenant was in occupancy thereof (unless brought onto or introduced into the Premises by Landlord's Indemnitees or other tenants or occupants of the Building, except Tenant's Indemnitees) or (ii) by or on behalf of Tenant, Tenant's contractors, agents, employees, invitee, licensees, sublessees or assigns), which in any such case are required


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to be abated by removal, the enclosure or encapsulation or otherwise in accordance with applicable Requirements, Landlord shall promptly commence and diligently proceed to remove the same, at its sole cost and expense, in accordance with all applicable Requirements and Environmental Laws.

                  (B) If Tenant shall discover the presence of any asbestos in the Premises in excess of those permitted by applicable Environmental Laws at any time during the Term, and, if as a result of such presence of asbestos, any portion of the Premises shall be untenantable and not suitable for Tenant's use of the Premises as set forth herein and Tenant actually vacates such portion of the Premises, then Tenant shall be entitled to an abatement of Fixed Rent and Escalation Rent for each day the Premises (or such portion thereof) is untenantable and Tenant actually vacated such portion of the Premises until the asbestos has been removed from the affected areas in compliance with applicable Requirements or Tenant occupies such affected areas, whichever occurs earlier; provided and on condition that Tenant shall not be entitled to such a Rent abatement unless the asbestos affects not less than 5,000 rentable square feet of the Premises and (ii) such asbestos is not removed by Landlord in accordance with all applicable Requirements within five (5) Business Days following receipt of notice from Tenant as to the existence thereof (provided Landlord is given prompt access to the affected area upon request).

            Section 50.2 Landlord shall indemnify, defend and save and hold Tenant's Indemnitees harmless from and against any and all loss, cost, demand, liability, expense, fines, suits, demands and damages of any kind or nature (including, without limitation, reasonable attorneys' and consultants' fees and disbursements) which Tenant may incur as a result of (i) any Hazardous Materials located in, at, on or around the Building or on the Real Property (other than those placed in, at, on or around the Building or on the Real Property by or on behalf of Tenant), and (ii) the violation of any Environmental Laws with respect to the Real Property by Landlord, Affiliates of Landlord, Landlord's agents, representatives, contractors and employees, except to the extent caused by Tenant, its Indemnitees or Permitted Occupants.

            Section 50.3 Tenant shall indemnify, defend and save and hold Landlord's Indemnitees harmless from and against any and all loss, cost, demand, liability, expense, fines, suits, demand and damages of any kind of nature (including, without limitation, reasonable attorneys' and consultants' fees and disbursements) which Landlord may incur as a result of (i) any Hazardous Materials located in, at, on or around the Building and placed in, at, on or around the Building or on the Real Property by or on behalf of Tenant, Tenant's contractors, agents, employees, invitee, licensees or subtenants, or which were placed or brought into the Premises during Tenant's occupancy thereof and/or the Term, unless placed or brought into the Premises by Landlord's Indemnities or other tenants or occupants of the Building (except Tenant's Indemnitees), or
(ii) the violation of any


                                      184
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Environmental Laws with respect to the Real Property by Tenant, Tenant's agents, representatives, contractors, employees and subtenants.


                                   ARTICLE 51
                             GOVERNMENTAL INCENTIVES

            Landlord agrees to cooperate with Tenant, at no cost to Landlord, in Tenant's efforts to negotiate an incentive package (the "Government Package") with various governmental entities and to execute and deliver any estoppel and other certificates or documentation reasonably required by such entities and making any required modifications to this Lease, provided that no such certificate, documentation or Lease modification shall (a) increase any obligation of Landlord under this Lease (except to a de minimis extent), (b) adversely affect any right of or benefit to Landlord under the Lease (except to a de minimis extent), or (c) relieve Tenant of any of its obligations under the Lease. Any and all fees, costs and expenses imposed by the governmental entities shall be borne solely by Tenant. Tenant hereby acknowledges that such cooperation of Landlord is at the request of Tenant, and in order to induce Landlord to so cooperate Tenant agrees that (i) to the extent that Landlord shall incur any reasonable out-of-pocket expense in so cooperating or in rendering such assistance (including, without limitation, reasonable legal and other professional fees and all other reasonable costs incurred at Tenant's request in obtaining State and City tax rulings regarding the incentive benefits transaction), Tenant shall reimburse Landlord for such expense as additional rent hereunder, (ii) Tenant agrees to indemnify and hold harmless Landlord with respect to any liability incurred by Landlord by reason of such cooperation unless caused by the wrongful acts or omissions of Landlord or its agents, employees, representatives or contractors, and (iii) Tenant agrees to indemnify and hold harmless Landlord, and any direct or indirect owner or partner of Landlord for any costs suffered or incurred by any such person directly resulting from Tenant seeking and/or obtaining the Government Package, but only to the extent that the same are in excess of the costs which would have been suffered or incurred by such person in the absence of Tenant seeking and/or obtaining the Government Package. Notwithstanding anything herein contained to the contrary, any benefits obtained by Tenant (or on behalf of Tenant) at Tenant's sole expense from any governmental entities shall be solely for the benefit of Tenant and to the extent that any of the same are granted to Landlord, Landlord shall assign (or pay) the same promptly to Tenant.

            IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

                              1285 ASSOCIATES, LIMITED PARTNERSHIP

                              By: Equitable Life Assurance Society of the
                                  United States, General Partner

                              By:____________________________________
                                 Name:
                                 Title:


                              PAINEWEBBER INCORPORATED


                              By:____________________________________
                                 Name:
                                 Title:



                                      186